    As filed with the Securities and Exchange Commission on February 7, 2003

                                                      Registration No. 333-_____
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Abraxas Petroleum Corporation
                           Grey Wolf Exploration Inc.
                          Sandia Oil & Gas Corporation
                             Sandia Operating Corp.
                            Wamsutter Holdings, Inc.
                      Western Associated Energy Corporation
                           Eastside Coal Company, Inc.
        ----------------------------------------------------------------
           (Exact Name of Registrants as Specified in their Charters)

             Nevada                       1331                 74-2584033
            Alberta                       1331                     N/A
             Texas                        1331                 74-2368968
             Texas                        1331                 74-2468708
            Wyoming                       1331                 74-2897013
             Texas                        1331                 74-1937878
            Colorado                      1331                 74-2275407
       (State or other             (Primary Standard        (I.R.S. Employer
       jurisdiction of        Industrial Classification      Identification
       incorporation or              Code Number)                Number)
        organization)

  500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, (210) 490-4788
 -------------------------------------------------------------------------------
                   (Address, including zip code, and telephone
             number, including area code, of registrants' principal
                               executive offices)

                               Robert L. G. Watson
                      President and Chief Executive Officer
                          Abraxas Petroleum Corporation
                       500 North Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                                 (210) 490-4788
        ----------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                With a copy to:

                            Cox & Smith Incorporated
                           112 East Pecan, Suite 1800
                            San Antonio, Texas 78205
                             Attn: Steven R. Jacobs
                                  John T. Bibb
                                 (210) 554-5500
        ----------------------------------------------------------------

================================================================================

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________________________________

                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed        Proposed
                                                                 Maximum          Maximum         Amount of
          Title of Each Class of              Amount to be    Offering Price     Aggregate      Registration
        Securities to be Registered            Registered        Per Unit     Offering Price         Fee
        ---------------------------            ----------        --------     --------------         ---
11 1/2% Secured Notes Due 2007, Series B      $109,523,000        32.5%       $35,594,975(1)      $3,274.74
Guarantees                                         (2)             --               --            None (3)

-----------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1).
(2) The 11 1/2% Secured Notes due 2007, Series B, of Abraxas Petroleum Corporation being registered will be guaranteed by each of the Subsidiary Guarantors.
(3)      Pursuant to Rule 457(n).

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2003

                          ABRAXAS PETROLEUM CORPORATION
                             OFFER TO EXCHANGE UP TO
     $109,523,000 PRINCIPAL AMOUNT 11 1/2% SECURED NOTES DUE 2007, SERIES B
                           FOR ANY AND ALL OUTSTANDING
     $109,523,000 PRINCIPAL AMOUNT 11 1/2% SECURED NOTES DUE 2007, SERIES A

                  THE SERIES A/B EXCHANGE OFFER WILL EXPIRE AT
    MIDNIGHT, NEW YORK CITY TIME, ON____________________, 2003, UNLESS EXTENDED.

THE 11 1/2% SECURED NOTES DUE 2007, SERIES A

     o    were originally offered and sold on January 23, 2003;

     o    will mature on May 1, 2007;

     o accrue interest from the date of issuance at a fixed annual rate of 11 1/2%, payable in cash semi-annually beginning on each May 1 and November 1, commencing May 1, 2003, PROVIDED THAT, if we fail, or are not permitted pursuant to our new senior credit agreement to make such cash interest payments in full, we will pay such unpaid interest in kind by the issuance of additional notes with a principal amount equal to the amount of accrued and unpaid cash interest on the notes plus an additional 1% accrued interest for the applicable period;

     o will, upon an event of default, accrue interest at an annual rate of 16.5%;

     o are guaranteed by all of Abraxas' current subsidiaries, Sandia Oil & Gas Corporation, Sandia Operating Corp., Wamsutter Holdings, Inc., Western Associated Energy Corporation and Eastside Coal Company, Inc., and our newly-formed wholly-owned Canadian subsidiary, Grey Wolf Exploration, Inc., and will be guaranteed by all of Abraxas' future subsidiaries;

     o are secured by a second lien or charge on all of our current and future assets, including, but not limited to, our crude oil and natural gas properties; and

     o    are not listed on any national securities exchange.


THE 11 1/2% SECURED NOTES DUE 2007, SERIES B

     o are offered in exchange for an equal principal amount of our outstanding Series A notes, described above;

     o evidence the same indebtedness as our outstanding Series A notes and are entitled to the benefits of the indenture under which those notes were issued;

     o are substantially identical in all material respects to our outstanding Series A notes, except for certain transfer restrictions and registration rights; and

     o    are not listed on any national securities exchange.

THE SERIES A/B EXCHANGE OFFER

     o expires at Midnight, New York City time, on____________________, 2003, unless extended;

     o is our offer to exchange our Series B notes for an equal amount of our outstanding Series A notes;

     o    is not a taxable exchange for U.S. Federal income tax purposes; and

     o is not subject to any condition other than that the Series A/B Exchange Offer not violate applicable law or any applicable interpretation of the staff of the SEC.

                             ----------------------

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 17 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE SERIES A/B EXCHANGE OFFER.

                             ----------------------

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ____________________, 2003

                        NOTICE TO NEW HAMPSHIRE RESIDENTS

         NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER THIS CHAPTER WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                                TABLE OF CONTENTS

Cautionary Statements Regarding Forward-Looking Information..............................................4
Summary..................................................................................................5
Risk Factors............................................................................................17
Use of Proceeds.........................................................................................27
Ratio of Earnings to Fixed Charges......................................................................27
Capitalization..........................................................................................27
Plan of Distribution....................................................................................28
The Series A/B Exchange Offer...........................................................................28
Unaudited Pro Forma Condensed Consolidated Financial Statements.........................................36
Selected Historical Financial Data......................................................................41
Management's Discussion and Analysis of Financial Condition and Results of Operations...................42
Business  ..............................................................................................61
Management..............................................................................................78
Executive Compensation..................................................................................80
Certain Transactions....................................................................................83
Principal Stockholders..................................................................................84
Description of the Exchange Notes.......................................................................86
Certain U.S. Federal Income Tax Considerations.........................................................134
Book-Entry; Delivery and Form..........................................................................140
Where You Can Find More Information....................................................................142
Legal Matters..........................................................................................142
Experts   .............................................................................................142
Glossary of Terms......................................................................................143

                             ----------------------

         You should rely only on the information contained in this prospectus or a document that we have referred you to. We have not authorized anyone to provide you with information that is different. The delivery of this prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.


                             ----------------------

         Until ____________________, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

         We make forward-looking statements throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur or what we "intend" to do, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. The forward-looking information contained in this prospectus is generally located in the material set forth under the headings "Summary," "Risk Factors," "Business," and "Managements Discussion and Analysis of Financial Condition and Results of Operations" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results or trends. The factors that may affect our expectations regarding our operations include, among others, the following:

         o    our high debt level;

         o    our ability to raise capital;

         o    our limited liquidity;

         o    economic and business conditions;

         o    price and availability of alternative fuels;

         o political and economic conditions in oil producing countries, especially those in the Middle East;

         o our success in development, exploitation and exploration activities;

         o    planned capital expenditures;

         o    prices for crude oil and natural gas;

         o    declines in our production of crude oil and natural gas;

         o    our acquisition and divestiture activities;

         o    results of our hedging activities; and

         o    other factors discussed elsewhere in this prospectus.

                                     SUMMARY

         THE FOLLOWING SUMMARIZES THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, "ABRAXAS" REFERS TO ABRAXAS PETROLEUM CORPORATION AND NOT TO ANY OF ITS SUBSIDIARIES, AND "WE," "OUR" AND "US" REFER TO ABRAXAS AND ALL OF ITS SUBSIDIARIES. EXCEPT AS OTHERWISE NOTED, (I) THE RESERVE DATA REPORTED IN THIS PROSPECTUS IS BASED ON THE RESERVE ESTIMATES OF OUR INDEPENDENT PETROLEUM ENGINEERS, (II) THE TERMS "ON A PRO FORMA BASIS" OR "PRO FORMA" REFER TO WHAT OUR BUSINESS MIGHT HAVE LOOKED LIKE IF THE FINANCIAL RESTRUCTURING DESCRIBED IN THIS PROSPECTUS HAD OCCURRED AT THE TIMES INDICATED, AND (III) ALL DOLLAR AMOUNTS REFERENCED IN THIS PROSPECTUS ARE REFERENCES TO U.S. DOLLARS. SEE "GLOSSARY OF TERMS" FOR DEFINITIONS OF SOME TECHNICAL TERMS USED IN THIS PROSPECTUS.


                                  ABOUT ABRAXAS

         We are an independent energy company engaged primarily in the exploration, exploitation, development and production of crude oil and natural gas. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. As a result of our historical acquisition activities, we believe we have a substantial inventory of low risk opportunities, the exploitation and development of which are critical to the maintenance and growth of our current production levels. We seek to complement our exploitation and development activities by selectively participating in exploration projects with experienced industry partners.

         Our principal areas of operation are Texas, western Canada and Wyoming. At September 30, 2002, on a pro forma basis, we owned interests in 467,234 gross acres (372,860 net acres) and operated properties accounting for the majority of our PV-10, affording us substantial control over the timing and incurrence of operating and capital expenditures. At June 30, 2002, on a pro forma basis, estimated total proved reserves were 111.6 Bcfe with an aggregate PV-10 of $81.3 million. We have not obtained an updated independent reserve report since June 30, 2002.

         Our principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and the telephone number is (210) 490-4788.


                             FINANCIAL RESTRUCTURING

         We recently completed a series of transactions designed to reduce our indebtedness, improve our ability to meet our debt service obligations and provide us with working capital necessary to develop our existing crude oil and natural gas properties. As a result of the financial restructuring, we have reduced the principal amount of our overall outstanding indebtedness from approximately $295 million to approximately $156 million and have reduced our annual cash interest payments from approximately $34 million to approximately $4 million, assuming that, as required under the new senior credit agreement, Abraxas issues additional notes in lieu of cash interest payments. Although the principal amount of our current outstanding indebtedness is approximately $156 million, due to the accounting treatment under generally accepted accounting principles for financial restructurings with respect to the notes, the reported carrying value of our total outstanding indebtedness will be approximately $175 million. The transactions comprising the financial restructuring are summarized below. For a more complete description of the transactions, you should read the section entitled "Business--Recent Developments--Financial Restructuring" beginning on page 61.

         EXCHANGE OFFER

         On January 23, 2003 Abraxas completed an exchange offer, pursuant to which it offered to exchange cash and securities for all of the outstanding 11 1/2% Senior Secured Notes due 2004, Series A, or second lien notes, and 11 1/2% Senior Notes due 2004, Series D, or old notes, issued by Abraxas and Canadian Abraxas Petroleum Limited, a former wholly-owned subsidiary of Abraxas. In exchange for each $1,000 principal amount of notes tendered in the exchange offer, tendering noteholders received

               o    cash in the amount of $264;

               o an 11 1/2% Secured Note due 2007, Series A, with a principal amount equal to $610; and

               o    31.36 shares of Abraxas common stock.

         At the time the exchange offer was made, there were approximately $190.1 million of the second lien notes and $800,000 of the old notes outstanding. Holders of approximately 94% of the aggregate outstanding principal amount of the second lien notes and old notes tendered their notes for exchange in the offer. Pursuant to the procedures for redemption under the applicable indenture provisions, the remaining 6% of the aggregate outstanding principal amount of the second lien notes and old notes were redeemed at 100% of the principal amount plus accrued and unpaid interest, for approximately $11.8 million. The indentures for the second lien notes and old notes have been duly discharged. In connection with the exchange offer, Abraxas made cash payments of approximately $47.4 million and issued approximately $109.5 million in principal amount of new notes and 5,633,291 shares of Abraxas common stock, each of which are being offered for resale under this prospectus. Fees and expenses incurred in connection with the exchange offer were approximately $3.8 million.

         The selling security holders identified in this prospectus are the holders of the notes and shares of Abraxas common stock issued in the exchange offer. The exchange offer was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, and as such, the notes and shares of Abraxas common stock issued in the exchange offer are restricted securities. Pursuant to a registration rights agreement with the dealer manager for the exchange offer on behalf of the tendering noteholders, we agreed to file a registration statement with the SEC with respect to the notes and Abraxas common stock, of which this prospectus forms a part, and to use our reasonable best efforts to keep the registration statement effective until two years after its effective date. Upon effectiveness of the registration statement, the notes and shares of Abraxas common stock will be freely tradable by the selling security holders and any subsequent purchasers.

         SALE OF STOCK OF CANADIAN ABRAXAS AND OLD GREY WOLF

         Contemporaneously with the closing of the exchange offer, on January 23, 2003, Abraxas completed the sale to a wholly-owned subsidiary of PrimeWest Energy Inc. of all of the outstanding capital stock of two of Abraxas' former wholly-owned subsidiaries, Canadian Abraxas and Grey Wolf Exploration Inc., referred to herein as Old Grey Wolf, for approximately $138 million before net adjustments of $3.4 million. Under the terms of the agreement with PrimeWest, we have retained certain assets formerly held by Canadian Abraxas and Old Grey Wolf, including all of Canadian Abraxas' and Old Grey Wolf's undeveloped acreage existing at the time of the sale, which includes all of our interests in the Ladyfern area. These assets have been contributed to New Grey Wolf. Portions of this undeveloped acreage will be developed by PrimeWest and New Grey Wolf under a farmout arrangement.

         Abraxas used the proceeds from the sale of the capital stock of Canadian Abraxas and Old Grey Wolf for the following purposes:

               o to pay fees and expenses of the sale of Canadian Abraxas and Old Grey Wolf of approximately $2.5 million;

               o to redeem our outstanding 12?% Senior Secured Notes, Series A, or first lien notes, at 100% of their principal amount, plus accrued and unpaid interest, for approximately $66.4 million; and

               o to pay approximately $19.4 million of the cash portion of the exchange offer.

In addition, upon the closing of the sale, Old Grey Wolf repaid all of its outstanding indebtedness of approximately $46.3 million.

         REDEMPTION OF FIRST LIEN NOTES

         On January 24, 2003, we completed the redemption of 100% of our outstanding 12?% Senior Secured Notes, Series A, or first lien notes with approximately $66.4 million of the proceeds from the sale of Canadian Abraxas and Old Grey Wolf. Prior to the redemption, we had $63.5 million of our first lien notes outstanding. Under the terms of the indenture for the first lien notes, as of March 15, 2002, we had the right to redeem the first lien notes at 100% of the outstanding principal amount of the notes, plus accrued and unpaid interest to the date of redemption, and to discharge the indenture upon call of the first lien notes for redemption and deposit of the redemption funds with the trustee. We exercised these rights on January 23, and upon the discharge of the indenture, the trustee released the collateral securing our obligations under the first lien notes.

         NEW SENIOR CREDIT AGREEMENT

         Contemporaneously with the closing of the exchange offer and the sale of Abraxas' Canadian subsidiaries, Abraxas entered into a new senior credit agreement providing a term loan facility and a revolving credit facility as described below. Subject to earlier termination on the occurrence of events of default or other events, the stated maturity date for both the term loan facility and the revolving credit facility is January 22, 2006. Outstanding amounts under both facilities bear interest at the prime rate announced by Wells Fargo Bank, N.A. plus 4.5%. Any amounts in default under the term loan facility will accrue interest at an additional 4%. At no time will the amounts outstanding under the senior credit agreement bear interest at a rate less than 9%.

         TERM LOAN FACILITY. Abraxas has borrowed $4.2 million pursuant to a term loan facility, all of which was used to make cash payments in connection with the financial restructuring. Accrued interest under the term loan facility will be capitalized and added to the principal amount of the term loan facility until maturity.

         REVOLVING CREDIT FACILITY. Lenders under the new senior credit agreement have provided a revolving credit facility to Abraxas with a maximum borrowing base of up to $50 million. Our current borrowing base under the revolving credit facility is $49.9 million, subject to adjustments based on periodic calculations and mandatory prepayments under the senior credit agreement. Portions of accrued interest under the revolving credit facility may be capitalized and added to the principal amount of the revolving credit facility. As of the date of this prospectus, we have borrowed $42.5 million under the revolving credit facility, all of which was used to make cash payments in connection with the financial restructuring. We plan to use the remaining borrowing availability under the new senior credit agreement to fund our operations, including capital expenditures.


                          THE SERIES A/B EXCHANGE OFFER

         On January 23, 2003, Abraxas sold $109,523,000 of its 11 1/2% Senior Secured Notes due 2003, Series A through an unregistered exchange offer. The Series A notes, or outstanding notes, are, and the Series B notes, or exchange notes (outstanding notes and exchange notes are sometimes referred to as "notes"), will be, guaranteed by all of our wholly-owned subsidiaries, Sandia Oil & Gas Corp., Sandia Operating Corp. (a wholly-owned subsidiary of Sandia Oil & Gas Corp.), Wamsutter Holdings, Inc., Western Associated Energy Corporation, Eastside Coal Company, Inc., and New Grey Wolf and all of our future subsidiaries. If Abraxas cannot make payment on the notes when they are due, the guarantors must make them instead.

         Simultaneously with the exchange offer, the guarantor subsidiaries and Abraxas agreed to provide the holders of the outstanding notes with certain registration rights pursuant to a registration rights agreement. Under the registration rights agreement, Abraxas must deliver this prospectus to the holders of the outstanding notes and must complete the Series A/B Exchange Offer within 30 business days after the exchange offer registration statement has been declared effective, subject to any extension that may be legally required. If there is a registration default related to the Series A/B Exchange Offer, we must pay liquidated damages to the holders of the outstanding notes until such registration default is cured. You may exchange your outstanding notes for exchange notes with substantially the same terms in the Series A/B Exchange Offer. You should read the discussion under the heading "Summary of Terms of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the exchange notes.

         We believe that holders of the outstanding notes, upon completion of the Series A/B Exchange Offer, may resell the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act, if certain conditions are met. You should read the discussion under the headings "Summary of the Series A/B Exchange Offer", "Plan of Distribution" and "The Series A/B Exchange Offer - Resales of Exchange Notes" for further information regarding the Series A/B Exchange Offer and resales of the exchange notes.

                    SUMMARY OF THE SERIES A/B EXCHANGE OFFER

Registration Rights...................  We issued the outstanding notes on
                                        January 23, 2003 to persons
                                        participating in the private exchange
                                        offer. Simultaneously with the initial
                                        issuance of the outstanding notes, we
                                        agreed to provide the holders of the
                                        outstanding notes with certain
                                        registration rights. The registration
                                        rights agreement provides for the Series
                                        A/B Exchange Offer.

                                        You may exchange your outstanding notes
                                        for exchange notes, which have
                                        substantially identical terms. After the
                                        Series A/B Exchange Offer is completed,
                                        you will not be entitled to any further
                                        rights to exchange your outstanding
                                        notes for exchange notes, however, you
                                        may be entitled to certain registration
                                        rights related to a shelf registration
                                        statement, in accordance with the terms
                                        of the registration rights agreement.

The Series A/B Exchange Offer ........  We are offering to exchange $109,523,000 total principal amount of our 11 1/2%
                                        Secured Notes due 2007, Series B, the
                                        offering of which has been registered
                                        under the Securities Act, for all
                                        outstanding 11 1/2% Secured Notes due
                                        2007, Series A, issued in the January
                                        2003 private exchange offer. To exchange your outstanding notes, you must have properly tendered them, and we must have accepted them. We will exchange all outstanding notes that you validly tender and do not validly withdraw. We will issue registered exchange notes at or promptly after the end of the Series A/B Exchange Offer.

Resales...............................  We believe that you can offer for resale, resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

                                        o you are acquiring the exchange notes
                                          in the ordinary course of your
                                          business;

                                        o you are not participating, do not
                                          intend to participate, and have no
                                          arrangement or understanding with any
                                          person to participate in, the
                                          distribution of the exchange notes;
                                          and

                                        o you are not an "affiliate" of Abraxas,
                                          as defined in Rule 405 of the
                                          Securities Act.

                                        If any of these conditions is not
                                        satisfied and you transfer any exchange
                                        notes without delivering a proper
                                        prospectus or without qualifying for a
                                        registration exemption, you may incur
                                        liability under the Securities Act. We
                                        will not assume or indemnify you against such liability.

                                        Each broker-dealer that receives
                                        exchange notes for its own account in
                                        exchange for outstanding notes that such broker-dealer acquired through market-making or other trading activities must acknowledge that it will deliver a proper prospectus when it transfers any exchange notes. A broker-dealer may use this prospectus for a limited period for an offer to resell, a resale or other transfer of the exchange notes.

Expiration Time.......................  The Series A/B Exchange Offer expires at
                                        Midnight, New York City time, on
                                                   , 2003, unless we extend the
                                        expiration time.

Conditions to the Series A/B Exchange
Offer.................................  The Series A/B Exchange Offer is subject to customary conditions, some of which
                                        we may waive. You should read the
                                        discussion under the heading "The Series
                                        A/B Exchange Offer--Conditions to the
                                        Series A/B Exchange Offer" on page 34 of this prospectus for more information.

Accrued Interest on the Exchange
Notes.................................  The exchange notes will bear interest from January 23, 2003.

Procedures for Tendering Outstanding
Notes.................................  Abraxas issued the outstanding notes in both global and certificated form. When
                                        the outstanding notes were issued,
                                        Abraxas deposited a global note with
                                        U.S. Bank, N.A., as custodian for Cede &
                                        Co., the nominee for The Depository
                                        Trust Company, or DTC, the book-entry
                                        depositary. Additional, Abraxas issued
                                        notes directly to noteholders in
                                        certificated form. Beneficial interests
                                        in the outstanding notes, which are held by direct or indirect participants in DTC, are shown on records maintained in book-entry form by DTC.

                                        You may tender your outstanding notes
                                        held in book-entry form through
                                        book-entry transfer in accordance with
                                        DTC's Automated Tender Offer Program, or
                                        ATOP. If you hold certificated
                                        outstanding notes, or to otherwise
                                        tender your outstanding notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter. The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight courier. In addition, you must deliver the outstanding notes to the exchange agent or comply with the procedures for guaranteed delivery. You should read the discussions under the heading "The Series A/B Exchange Offer--Procedures for Tendering
                                        Outstanding Notes" on page 31 of this
                                        prospectus for more information.

                                        Do not send letters of transmittal and
                                        certificates representing outstanding
                                        notes to Abraxas. Send these documents
                                        only to the exchange agent. You should
                                        read the discussion under the heading
                                        "The Series A/B Exchange Offer--Exchange
                                        Agent" on page 35 of this prospectus for more information.

Special Procedures for Beneficial
Owners................................  If you are a beneficial owner whose outstanding notes are registered in the
                                        name of a broker, dealer, commercial
                                        bank, trust company or other nominee and wish to tender your outstanding notes in the Series A/B Exchange Offer, please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Withdrawal Rights.....................  You may withdraw the tender of your outstanding notes at any time before
                                        Midnight, New York City time, on the
                                        expiration time by following the
                                        procedures for withdrawal set forth
                                        under the heading "The Series A/B
                                        Exchange Offer--Withdrawal Rights" on
                                        page 34 of this prospectus.

Appraisal or Dissenter's Rights.......  Holders of outstanding notes do not have any appraisal or dissenters' rights in
                                        the Series A/B Exchange Offer. If you do not tender your outstanding notes or Abraxas rejects your tender, you will not be entitled to any further rights to exchange your outstanding notes for exchange notes, however, you may be entitled to certain registration rights related to a shelf registration statement, in accordance with the terms of the registration rights agreement. However, your notes will remain outstanding and entitled to the benefits of the indenture governing the notes. You should read the discussion under the heading "Risk Factors--Risks Related to the Series A/B Exchange Offer" on page 17 of this prospectus for further information.

Federal Tax Consequences..............  The exchange of notes generally is not a taxable exchange for United States
                                        federal income tax purposes. You
                                        generally will not recognize any taxable gain or loss or any interest income as a result of such exchange. For additional information regarding the federal tax consequences of participating in the Series A/B Exchange Offer and holding the notes, you should read the discussion under the heading "Certain U.S. Federal Income Tax Considerations."

Exchange Agent........................  U.S. Bank, N.A. is serving as the exchange agent in the Series A/B
                                        Exchange Offer. The exchange agent's
                                        address, and telephone and facsimile
                                        numbers are listed in the section of
                                        this prospectus entitled "The Series A/B
                                        Exchange Offer--Exchange Agent" on page
                                        35 of this prospectus and in the
                                        accompanying letter of transmittal.

Use of Proceeds.......................  We will not receive any proceeds from the Series A/B Exchange Offer, and we
                                        will pay the expenses of the Series A/B
                                        Exchange Offer.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 17 AND ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO PARTICIPATE IN THE SERIES A/B EXCHANGE OFFER.


                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

         The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the outstanding notes, with certain limited exceptions in accordance with the terms of the registration rights agreement. The exchange notes represent the same debt as the outstanding notes. The outstanding notes and the exchange notes are governed by the same indenture, and we sometimes refer to both series interchangeably as the "notes."

   Notes..............................  Up to $109.5 million in principal amount of 11 1/2% Secured Notes due 2007

   Issuer.............................  Abraxas Petroleum Corporation

   Maturity Date......................  May 1, 2007

   Interest Rate and Payment Dates....  The notes accrue interest from the date of issuance, at a fixed annual rate of
                                        11 1/2%, payable in cash semi-annually
                                        on each May 1 and November 1, commencing
                                        May 1, 2003, PROVIDED THAT, if we fail,
                                        or are not permitted pursuant to our new senior credit agreement or the intercreditor agreement between the trustee for the new notes indenture and the lenders under the new senior credit agreement, to make such cash interest payments in full, we will pay such unpaid interest in kind by the issuance of additional notes with a principal amount equal to the amount of accrued and unpaid cash interest on the notes plus an additional 1% accrued interest for the applicable period. The notes will, upon an event of default, accrue interest at an annual rate of 16.5%.

   Guarantees.........................  All of Abraxas' current subsidiaries,
                                        Sandia Oil & Gas, Sandia Operating,
                                        Wamsutter, New Grey Wolf, Western
                                        Associated Energy and Eastside Coal, are guarantors of the notes, and all of Abraxas' future subsidiaries will guarantee the notes. If Abraxas cannot make payments on the notes when they are due, the guarantors must make them instead.

   Ranking............................  The notes and related guarantees

                                          o are subordinated to the indebtedness
                                            under the senior credit agreement;

                                          o rank equally with all of Abraxas'
                                            current and future senior
                                            indebtedness; and

                                          o rank senior to all of Abraxas'
                                            current and future subordinated
                                            indebtedness, in each case, if any.

                                        As of the date of this prospectus, our
                                        total borrowings under the new senior
                                        credit agreement were approximately
                                        $46.7 million.

   Intercreditor Agreement............  The notes are subordinated to amounts outstanding under the new senior credit
                                        agreement both in right of payment and
                                        with respect to lien priority and are
                                        subject to an intercreditor agreement.
                                        For more information on the
                                        intercreditor agreement, see the section entitled "Description of the Exchange Notes--Intercreditor Agreement" beginning on page 90 of this prospectus.

   Collateral.........................  The notes are secured by a second lien or charge on all of our current and
                                        future assets, including, all of our
                                        crude oil and natural gas properties.

   Optional Redemption................  Abraxas may redeem some or all of the notes at any time at the redemption
                                        prices described in the section entitled
                                        "Description of the Exchange
                                        Notes--Redemption--Optional Redemption"
                                        on page 88 of this prospectus.

   Mandatory Offer to Repurchase......  If Abraxas sells certain assets or experiences specific kinds of changes of control, Abraxas must offer to repurchase the notes, subject to certain limitations in the case of assets sales, at the prices described in the sections "Description of the Exchange
                                        Notes--Change of Control" and "--Certain
                                        Covenants--Limitation on Asset Sales" on pages 89 and 95, respectively, of this prospectus.

   Basic Covenants of Indenture.......  Abraxas issued the notes under an indenture with U.S. Bank, N.A. The
                                        indenture, among other things, restricts our ability to:

                                          o borrow money or issue preferred
                                            stock;

                                          o pay dividends on stock or purchase
                                            stock;

                                          o make other asset transfers;

                                          o transact business with affiliates;

                                          o sell stock of subsidiaries;

                                          o engage in any new line of business;

                                          o impair the security interest in any
                                            collateral for the notes;

                                          o use assets as security in other
                                            transactions; and

                                          o sell certain assets or merge with or
                                            into other companies.

                                        The indenture for the notes also
                                        includes certain financial covenants
                                        including covenants limiting Abraxas'
                                        selling, general and administrative
                                        expenses and capital expenditures, a
                                        covenant requiring Abraxas to maintain a specified ratio of consolidated EBITDA to cash interest and a covenant requiring Abraxas to permanently, to the extent permitted, pay down debt under the senior credit agreement and, to the extent permitted by the new senior credit agreement, the notes or, if not permitted, paying indebtedness under the new senior credit agreement.

   Form of the Exchange Notes.........  Holders who tender certificated notes in the Series A/B Exchange Offer will
                                        receive exchange notes in certificated
                                        form. Exchange notes issued in exchange
                                        for outstanding notes held in book-entry form through DTC will be represented by one or more permanent global securities in registered form deposited with U.S. Bank, N.A., as custodian for Cede & Co., the nominee of DTC, the book-entry depositary. You will not otherwise receive notes in certificated form unless one of the events set forth under the heading "Book-Entry; Delivery and Form" on page 140 of this prospectus occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Absence of a Public Market
for Exchange Notes....................  While the outstanding notes are presently eligible for trading in the
                                        Private Offerings, Resales and Trading
                                        through Automated Linkages, or PORTAL,
                                        market of the National Association of
                                        Securities Dealers, Inc., or NASD, by
                                        qualified institutional buyers, there is no existing market for the exchange notes. Jefferies & Company, Inc., the dealer manager of the exchange offer, has advised us that it currently intends to make a market in the exchange notes following the Series A/B Exchange Offer, but it is not obligated to do so, and any market-making may be stopped at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes.


         For additional information regarding the exchange notes, you should read the discussion under the heading "Description of the Exchange Notes" on page 86 of this prospectus.

            SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

         The following table presents certain of our summary historical condensed consolidated financial data and certain pro forma information after giving effect to and reflecting the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring". The summary historical financial information presented below for each of the three years ended December 31, 1999, 2000 and 2001, and as of and for each of the nine months ended September 30, 2001 and 2002 has been derived from our consolidated financial statements included in this prospectus. The pro forma statements of consolidated operations for the year ended December 31, 2001 and the nine months ended September 30, 2002, give effect to the exchange offer and each of the other transactions as if they had occurred on January 1, 2001. The pro forma balance sheet gives effect to the exchange offer and each of the other transactions as if they had occurred on September 30, 2002. The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring" been consummated on January 1, 2001, or that may be achieved in the future. It is important that you read this information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data," our Consolidated Financial Statements and the notes thereto and the "Unaudited Pro Forma Condensed Consolidated Financial Statements" beginning on page 36 of this prospectus.

                                                                                                      NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                        SEPTEMBER 30,
                                           -----------------------------------------------  ---------------------------------
                                                                                   PRO                                 PRO
                                                                                  FORMA                               FORMA
                                               1999        2000        2001        2001        2001        2002       2002
                                           ----------- -----------  ----------  ----------  ----------  ---------- ----------
                                                                          (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total operating revenue (1).............. $ 66,770    $ 76,600    $ 77,243    $ 30,352    $ 65,103   $  37,103    $ 14,274
  Lease and other operating expenses (2)...   18,562      19,500      19,318       9,097      14,227      11,644       6,012
  Depreciation, depletion and amortization
     expense...............................   34,811      35,857      32,484      11,399      25,150      21,010       6,367
  Proved property impairment...............   19,100          --       2,638          --          --     115,995      28,179
  General and administrative expense.......    5,269       6,533       6,445       5,390       5,051       4,578       3,718
  Interest expense, net of interest
     income (3)............................   36,149      30,610      31,445      15,479      23,626      25,734      12,351
  Amortization of deferred financing fee...    1,915       2,091       2,268       1,730       1,315       1,283       1,477
  Income (loss) before extraordinary items. $(36,680)   $  6,676    $(19,718)   $(11,455)   $(6,868)   $(112,827)   $(43,774)
  Net income (loss) applicable to common
     stock................................. $(36,680)      8,449    $(19,718)   $(11,455)   $(6,868)   $(112,827)   $(43,774)
  Income (loss) before extraordinary items
     per common share:
     Basic................................. $  (5.41)   $   0.29    $  (0.76)   $  (0.36)   $ (0.28)   $   (3.76)   $  (1.23)
     Diluted............................... $  (5.41)   $   0.21    $  (0.76)   $  (0.36)   $ (0.28)   $   (3.76)   $  (1.23)

OTHER DATA:
  Capital expenditures (including
  acquisitions)............................ $128,708    $ 74,412    $ 57,056    $ 19,241    $ 47,793    $ 33,392    $ 10,163
  Ratio of earnings to fixed charges (4)...      n/a       1.36x         n/a         n/a         n/a         n/a         n/a

                                                     SEPTEMBER 30, 2002
                                            ---------------------------------
                                                ACTUAL           PRO FORMA
                                            --------------     --------------
                                                   (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets...........................        $ 183,893          $ 112,844
Total other liabilities................        $  27,226          $   5,237
Total debt ............................        $ 294,699          $ 175,083
Stockholders' deficit..................        $(138,032)         $ (67,476)

-------------------
(1) Consists of crude oil and natural gas production sales, revenue from rig operations and processing facilities, and other miscellaneous revenue.
(2) Consists of lease operating expenses, production taxes, rig operating expenses and processing costs.
(3) Interest expense on our indebtedness includes cash interest expense on the new revolving credit facility and non-cash (additional notes) interest expense on the term loan and the new notes. Non-cash interest expense is calculated at 9% on the term loan and at an imputed rate of 8.6% on the new notes based on the carrying value of the exchanged notes of $128.4 million.
(4) Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and premium on the old notes. Our earnings were inadequate to cover fixed charges in 1999, 2001 and Pro Forma 2001, and the nine month periods ended September 30, 2001, 2002 and Pro Forma 2002, by $49.0 million, $15.6 million, $11.0 million, $1.5 million, $143.1 million and $43.8 million, respectively. In 2000, we had earnings from continued operations of $44.4 million and fixed charges of $32.7 million. Our ratio of earnings to fixed charges during 2000 was 1.36x.

                 SUMMARY HISTORICAL AND PRO FORMA OPERATING DATA

                                                                                                              NINE MONTHS
                                                                 YEARS ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                                                 ----------------------------------------------   ----------------------------------
                                                                                        PRO                                  PRO
                                                                                       FORMA                                FORMA
                                                    1999         2000        2001       2001         2001       2002         2002
                                                 ----------   ---------- ----------  ---------   ----------  ----------   ----------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
PRODUCTION:
   Crude oil (MBbls)...........................      778          637         454        329          373         216            180
   NGLs (MBbls)................................      376          315         278         44          203         182              7
   Natural gas (MMcf)..........................   25,698       19,962      17,496      7,006       13,420      11,692          4,080
     Mmcfe.....................................   32,624       25,675      21,888      9,244       16,876      14,080          5,202
AVERAGE SALES PRICE:(1)
   Crude oil (per Bbl).........................  $ 14.57      $ 18.69     $ 24.63     $25.01      $ 25.91     $ 22.27         $22.66
   NGLs (per Bbl)..............................    13.40        22.42       21.51      16.02        24.02       16.53          13.52
   Natural gas (per Mcf).......................     1.66         2.71        3.20       2.94         3.54        2.25           2.33
     Per Mcfe..................................     1.81         2.84        3.35       3.19         3.68        2.43           2.63
LOE (PER MCFE).................................  $  0.55      $  0.73     $  0.85     $ 0.93      $  0.81     $  0.80         $ 1.07
NATURAL GAS PROCESSING PLANTS (PERIOD-END):
   Number of natural gas processing plants.....       20           13          12         --           12           9             --
   Net plant capacity (MMcfpd).................      120          120         107         --          107         154             --

-------------------
(1)      Average sales prices include effects of hedging activities.

                 SUMMARY HISTORICAL AND PRO FORMA RESERVES DATA

         The following table sets forth summary information with respect to our estimated proved crude oil, NGLs and natural gas reserves as of the dates indicated and sets forth an unaudited summary report of our pro forma reserves as of December 31, 2001, and June 30, 2002, gives effect to and reflects the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring" as if all were consummated as of such dates. The information in these tables should be read in conjunction with the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Statements" beginning on page 36 of this prospectus.

                                                                              AS OF DECEMBER 31,              AS OF JUNE 30,
                                                        ------------------------------------------------  ----------------------
                                                                                                 PRO                      PRO
                                                                                                FORMA                    FORMA
                                                            1999        2000         2001        2001        2002         2002
                                                        ----------  ----------   ----------   ----------  ----------    --------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
 ESTIMATED PROVED RESERVES:
 Crude oil and NGLs (MBbls).............................    9,849       8,844        6,802        3,555       5,093         3,812
 Natural gas (MMcf).....................................  164,305     191,327      188,757      105,965     141,963        88,775
 Natural gas equivalents (MMcfe)........................  223,399     244,391      229,569      127,295     172,520       111,646
   % Proved developed...................................       78%         66%          62%          42%         65%           49%
 Estimated future net revenue before income taxes....... $462,518  $1,727,909    $ 386,762      136,299     238,979       151,651
 PV-10..................................................  257,104   1,006,521      209,666       73,874     128,692(1)     81,285(1)
   % Proved developed...................................       82%         68%          82%          66%         82%           72%

-------------------
(1) The prices used to calculate PV-10 as of June 30, 2002 were $3.25 per Mcf of natural gas and $26.86 per barrel of crude oil. At January 28, 2003, NYMEX prices were $5.44 per Mcf of natural gas and $32.67 per barrel of crude oil. At the January 28, 2003 prices, PV-10 for our reserves at June 30, 2002 would have been approximately $195.6 million.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING A DECISION TO EXCHANGE YOUR OUTSTANDING NOTES IN THE SERIES A/B EXCHANGE OFFER.

RISKS RELATED TO THE SERIES A/B EXCHANGE OFFER

         IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, THEY MAY BE DIFFICULT TO RESELL. If the holders of the outstanding notes do not exchange their notes in the Series A/B Exchange Offer, they may be able to rely on a shelf registration statement, to have an offering of such outstanding notes registered under the Securities Act, subject to certain limitations. However, a holder of such outstanding notes after the Series A/B Exchange Offer is consummated, may be unable to freely sell the notes, if such shelf registration statement is not declared effective or if such effectiveness is suspended. Without the benefit of an effective shelf registration statement, it may be difficult for you to freely sell the outstanding notes that are not exchanged in the Series A/B Exchange Offer, since any outstanding notes not exchanged will remain subject to the restrictions on transfer provided for under the Securities Act. These restrictions on transfer of your outstanding notes exist because we issued the outstanding notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

         IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, YOU WILL HAVE NO FURTHER REMEDIES UNDER THE SERIES A/B EXCHANGE OFFER. Any liquidated damages payable to such a holder of outstanding notes will only arise as a result of a registration default relating to a shelf registration statement and such a holder will have no further remedies pursuant to the Series A/B Exchange Offer.

         THERE IS CURRENTLY NO ACTIVE TRADING MARKET FOR THE EXCHANGE NOTES, THE VALUE OF THE EXCHANGE NOTES MAY FLUCTUATE SIGNIFICANTLY AND ANY MARKET FOR THE EXCHANGE NOTES MAY BE ILLIQUID. Although upon the completion of the Series A/B Exchange Offer, the exchange notes will generally be freely transferable, there is currently no public market for the exchange notes. We have been informed by Jeffries that it intends to make a market in the exchange notes after the Series A/B Exchange Offer is completed. However, Jeffries may cease its market-making at any time. In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry, generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all, even though they are freely transferable.

         Generally, the outstanding notes that are not exchanged for the exchange notes pursuant to the Series A/B Exchange Offer and any outstanding notes that are not part of a registered offering in connection with a shelf registration statement, will remain restricted securities. Accordingly, any such outstanding notes may be resold only:

         o  to us (upon redemption of the notes or otherwise);

         o pursuant to an effective registration statement under the Securities Act;

         o so long as the notes are eligible for resale pursuant to Rule 144A under the Securities Act to a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A;

         o outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act;

         o pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

         o pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

         To the extent any outstanding notes are tendered and accepted in the Series A/B Exchange Offer, the trading market, if any, for the outstanding notes that remain outstanding after the Series A/B Exchange Offer is completed would be adversely affected due to a reduction in market liquidity.

RISKS RELATED TO THE NOTES

         THE SECURITY FOR THE NOTES MAY BE INADEQUATE TO SATISFY ALL AMOUNTS DUE AND OWING TO OUR SENIOR SECURED CREDITORS AND THE HOLDERS OF OUR NOTES. Currently, the notes are secured by a second lien or charge on all of our current and future assets, including, but not limited to, our crude oil and natural gas assets. There can be no assurance that, following an acceleration after an event of default under the indenture for the notes, the proceeds from the sale of the collateral and allocable to the notes would be sufficient to satisfy all amounts due on such notes. The ability of the holders of the notes to realize upon the collateral will also be subject to certain limitations in the indenture for the notes, the accompanying mortgage and the pledge agreement, including a prohibition on foreclosing on the collateral for 180 days after an event of default under the notes, as applicable. In addition, if we become a debtor in a case under the bankruptcy code, the automatic stay imposed by the bankruptcy code would prevent the trustee from selling or otherwise disposing of the collateral without bankruptcy court authorization. In that case, the foreclosure might be delayed indefinitely. See "Description of the Notes--Security" on page 89 of this prospectus.

         THE GUARANTEES MAY NOT BE ENFORCEABLE IN BANKRUPTCY. Abraxas' obligations under the notes (and any additional notes issued in lieu of cash interest payments), are guaranteed by Sandia Oil & Gas, Sandia Operating, Wamsutter, New Grey Wolf, Western Associated Energy, Eastside Coal and any other future subsidiaries. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by courts to subordinate or void such guarantees. It is also possible that under certain circumstances a court could hold that the direct obligations of a guarantor could be superior to the obligations under its guarantee.

         To the extent that a court were to find that at the time a guarantor entered into a guarantee either:


         (1) the guarantee was incurred by the guarantor with the intent to hinder, delay or defraud any present or future creditor or that the guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others; or


         (2) the guarantor did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, the guarantor

                  o was insolvent or rendered insolvent by reason of the issuance of the guarantee;

                  o was engaged or about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital; or

                  o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured;

the court could void or subordinate the guarantee in favor of the guarantor's other creditors. Among other things, a legal challenge of a guarantee issued by a guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the notes or any additional notes issued in lieu of cash interest payments. A court might find that the guarantors did not benefit from incurrence of the indebtedness represented by such notes.

         To the extent that a guarantee is voided as a fraudulent conveyance or found unenforceable for any other reason, holders of the notes or any additional notes issued in lieu of cash interest payments would cease to have any claim in respect of the applicable guarantor. In such event, the claims of the holders of the notes against such guarantor would be subject to the prior payment of all liabilities and preferred stock claims of such guarantor. There can be no assurance that, after providing for all claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the notes relating to any voided portion of such guarantee.

         Under applicable provisions of Canadian federal bankruptcy law or comparable provisions of provincial fraudulent preference laws, if a court in an action brought by an unpaid creditor of New Grey Wolf or by a bankruptcy trustee thereof were to find that the liens granted by New Grey Wolf over its assets were intended to prefer the holders of the notes over other creditors, such liens could be set aside. This would become an issue if New Grey Wolf became insolvent or bankrupt within a certain period after granting the liens.

         UNDER CERTAIN CIRCUMSTANCES A BANKRUPTCY COURT COULD ORDER THE REPAYMENT OF INTEREST PAYMENTS MADE UNDER THE NOTES. The bankruptcy code allows the bankruptcy trustee (or us, acting as debtor-in-possession) to avoid certain transfers of a debtor's property as a "preference." Under the bankruptcy code a preference is:

         o   a transfer of the debtor's property;

         o to or for the benefit of a creditor on account of an existing debt;

         o made while the debtor was insolvent (presumed in the 90 days before a bankruptcy filing);

         o if the creditor receives more than it would have received in a bankruptcy liquidation if the transfer had not been made; and

         o if the transfer/payment was made in the 90 days before the bankruptcy filing, or, if the creditor was an "insider" within one year before the bankruptcy filing (a creditor that is also a director, officer or controlling stockholder of a debtor may be deemed to be an insider).

         Our payment of principal and/or accrued interest, or our grant of a lien or security interest, including payments made or liens or security interests granted pursuant to the exchange offer, may be deemed to be a preference if all of the factors discussed above are present. If such transfers were deemed to be preferential transfers, the payments could be recovered from the noteholders and the lien or security interest could be avoided.

         If the notes (and any additional notes issued in lieu of cash interest payments), are fully secured (i.e., the value of collateral exceeds the amount it secures), payments on such notes would not constitute preferential transfers. However, if, or to the extent, the notes are undersecured (i.e., the value of the collateral is less than the amount which it secures), payments would be deemed to have been applied, first, to the unsecured portion of the notes and, second, to the secured portion of the notes and the payments attributable to the unsecured portion could be considered preferential transfers. Therefore, if we are involved in a bankruptcy proceeding, holders of our notes or any additional notes issued in lieu of cash interest payments may be required to disgorge payments made on such notes to the extent the notes are undersecured.

         Additionally, due to Abraxas' and the guarantors' being domiciled in the United States and in Canada, Abraxas and the guarantors could be subject to multi-jurisdictional insolvency proceedings in the United States and Canada. If multi-jurisdictional insolvency proceedings were to occur, this could result in additional delay in payment of the notes or any additional notes issued in lieu of cash interest payments, as well as delay in or prevention from enforcing remedies under such notes, any guarantee thereunder and the liens securing such notes and the guarantees. Likewise, our notes could be subject to different treatment inasmuch as the multiple insolvency proceedings would be conducted by different courts applying different laws.

         IN BANKRUPTCY, THE PAYMENT OF CASH AND THE ISSUANCE OF THE NOTES AND ABRAXAS COMMON STOCK IN THE EXCHANGE OFFER COULD BE AVOIDED AS A PREFERENTIAL TRANSFER. If we were to become subject to a petition for relief under the bankruptcy code within 90 days after the consummation of the exchange offer (or, with respect to any insiders specified in the bankruptcy code, within one year after consummation of the exchange offer) and certain other conditions are met, the consideration paid to noteholders in the exchange offer, absent the presence of one of the bankruptcy code defenses to avoidance, could be avoided as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from the noteholder and possibly from subsequent transferees.

         ORIGINAL ISSUE DISCOUNT WILL BE INCLUDED IN YOUR GROSS INCOME FOR U.S. FEDERAL INCOME TAX PURPOSES BEFORE YOU RECEIVE ANY CASH PAYMENTS ON THE NOTES. The notes have been deemed to be issued at a substantial discount from their stated principal amount at maturity because the issue price of the notes will be determined by reference to the fair market value of the second lien notes and old notes in exchange for which the notes subject to this prospectus were issued on January 23, 2003, the closing date of the private exchange offer in which the notes were issued. Furthermore, periodic interest payments on the notes will be payable in cash or by the issuance of additional notes and, as such, will be treated as if all interest payments are made in the form of additional notes, thereby creating original issue discount on the notes. Consequently, prior to receiving any cash interest payments on the notes, a holder of notes will be required to include significant original issue discount in the gross income of such holder for U.S. federal income tax purposes. For a more detailed discussion of the tax consequences applicable to holders of the notes, see the section entitled "Certain U.S. Federal Income Tax Considerations" beginning on page
134 of this prospectus.

         THE AMOUNT OF ANY CLAIM MADE BY YOU IN A BANKRUPTCY ACTION MAY BE LIMITED AS A RESULT OF THE NOTES BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. If a bankruptcy petition is filed by or against us under the U.S. Bankruptcy Code while the notes are outstanding, the claim of a holder of the notes with respect to the accreted value of the notes may be limited to an amount equal to the sum of:

         o   the initial issue price for the notes; and

         o that portion of the original issue discount that is not deemed to constitute "unmatured interest" within the meaning of the United States Bankruptcy Code.

         Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." Accordingly, holders of the notes under such circumstances may receive a lesser amount than they would be entitled to under the express terms of the indenture for the notes, even if sufficient funds are available. In addition, to the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code of 1986, as amended, in determining the method of amortization of original issue discount, a holder of the notes may realize taxable gain or loss upon payment of that holder's claim in bankruptcy.

         WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL. Upon the occurrence of certain change of control events, holders of the notes may require us to offer to repurchase all or any part of their notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of such notes.

         The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from crude oil and natural gas operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes tendered. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. In addition, the new senior credit agreement restricts our ability to repurchase the notes. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

         AN ACTIVE MARKET MAY NOT DEVELOP FOR THE NOTES. The notes were originally issued on January 23, 2003 and no assurance can be given that an active market will develop, or, if such a market develops, that such market will be liquid. The notes will not be listed on any national securities exchange. Accordingly, no assurance can be given that a holder of the notes will be able to sell such notes in the future or as to the price at which such sale may occur. The liquidity of the market for the notes and the prices at which such notes trade will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in such notes and other factors beyond our control. The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market for high yield securities. Such declines may adversely affect the liquidity and trading markets for the notes.

         COMPOUND INTEREST ON THE NOTES MAY BE RESTRICTED BY APPLICABLE LAW. Interest on the notes will compound semi-annually to the extent permitted by applicable law. Although applicable law provides for enforceability of compound interest in certain loans and agreements, it may not be enforceable in a loan with a principal amount of $250,000 or less. It is unclear whether compound interest is enforceable in a loan with a principal amount of $250,000 or less when the aggregate amount of the debt incurred under the financing agreement governing that loan is over $250,000. Accordingly, the ability of the holder of any note with a principal amount of $250,000 or less to collect compounded interest may be restricted by applicable law. In any event, Abraxas intends to pay compound interest in accordance with the terms of the indenture for the notes.

RISKS RELATED TO OUR BUSINESS

         OUR REDUCED OPERATING CASH FLOW RESULTING FROM THE SALE OF CANADIAN ABRAXAS AND OLD GREY WOLF MAY PUT SIGNIFICANT STRAIN ON OUR LIQUIDITY AND CASH POSITION. Our reduced operating cash flow and resulting limited liquidity has caused us, and the limitations imposed by the new senior credit agreement and the notes will cause us, to reduce capital expenditures, including exploration, exploitation and development projects. These reductions will limit our ability to replenish our depleting reserves, which could negatively impact our cash flow from operations and results of operations in the future. In addition, under the terms of the notes, we are required, to the extent permitted, to permanently pay down debt under the new senior credit agreement and, if permitted, the notes, with our cash flow which is not required to pay our capital expenditures or make cash interest and tax payments.

         The effects of our reduced operating cash flow will be exacerbated by our high level of debt, which will affect our operations in several important ways, including:

         o A substantial amount of our cash flow from operations will be required to make principal and interest payments on our outstanding indebtedness and will not be available for other purposes, including developing our properties;

         o The covenants contained in the indenture governing the notes and in the new senior credit agreement will limit our ability to borrow additional funds or to dispose of assets or use the proceeds of any asset sales and may affect our flexibility in planning for, and reacting to, changes in our business; and

         o Our debt level may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, interest payments, scheduled principal payments, general corporate purposes or other purposes.

         OUR LIMITED LIQUIDITY AND RESTRICTIONS ON USES OF CASH DICTATED BY BOTH THE NEW SENIOR CREDIT AGREEMENT AND THE NOTES, COMBINED WITH OUR HIGH DEBT LEVELS MAY HINDER OUR ABILITY TO SATISFY THE SUBSTANTIAL CAPITAL REQUIREMENTS RELATED TO OUR OPERATIONS. The success of our future operations will require us to make substantial capital expenditures for the exploitation, development, exploration and production of crude oil and natural gas. Volatile commodity prices could negatively impact our cash flow from operations as well as any future sales of producing properties.

         Under the terms of the new senior credit agreement, we are required to establish deposit accounts at financial institutions acceptable to the lenders and we are required to direct our customers to make all payments into these accounts. The amounts in these accounts will be transferred to the lender upon the occurrence and during the continuance of an event of default under the new senior credit agreement. We will also be required to make mandatory repayments of the outstanding amounts owing under the new senior credit agreement if the outstanding amounts exceed the borrowing base.

         In addition, under the terms of the notes, Abraxas is subject to cash and expenditures covenants including those set forth in the sections entitled "Description of the Notes--Certain Covenants--Excess Cash Flow and Excess Cash," "--Limitations on Expenditures for Selling, General and Administrative Expenses," "--Limitations on Capital Expenditures" and "--Limitation on Uses of Cash" beginning on page 94 of this prospectus.

         These limitations imposed on Abraxas by the new senior credit agreement and the notes will have the effect of limiting our ability to develop our crude oil and natural gas properties because much of our cash flow will be used for debt service. As a result, our ability to replace production will be limited. You should read the discussion under "--Our ability to replace production with new reserves is highly dependent on acquisitions or successful development and exploration activities" for more information regarding the risks associated with limitations on our ability to develop our crude oil and natural gas properties.

         HEDGING TRANSACTIONS MAY LIMIT OUR POTENTIAL GAINS. From time to time, we enter into hedge agreements and other financial arrangements at various times to attempt to minimize the effect of crude oil and natural gas price fluctuations. As of January 23, 2003, we have entered into hedging agreements expiring in six months with respect to approximately 25% of our current production. We cannot assure you that our hedging transactions will reduce risk or minimize the effect of any decline in crude oil or natural gas prices. Any substantial or extended decline in crude oil or natural gas prices would have a material adverse effect on our business and financial results. Hedging activities may limit the risk of declines in prices, but such arrangements may also limit, and have in the past limited, additional revenues from price increases. In addition, such transactions may expose us to risks of financial loss under certain circumstances, such as:

         o   production being less than expected; or

         o price differences between delivery points for our production and those in our hedging agreements increasing.

         In 2000, 2001 and the nine month period ended September 30, 2002, we experienced hedging losses of $20.2 million, $12.1 million and $2.8 million, respectively. Under the terms of the new senior credit agreement, we are required to enter into hedging transactions with respect to not less than 25% nor more than 75% of our crude oil and natural gas production on an ongoing basis. For a more detailed description of the new senior credit agreement and our hedging sensitivity, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 42.

         OUR ABILITY TO REPLACE PRODUCTION WITH NEW RESERVES IS HIGHLY DEPENDENT ON ACQUISITIONS OR SUCCESSFUL DEVELOPMENT AND EXPLORATION ACTIVITIES. The rate of production from crude oil and natural gas properties declines as reserves are depleted. Our proved reserves will decline as reserves are produced unless we acquire additional properties containing proved reserves, conduct successful exploration, exploitation and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves. Our future crude oil and natural gas production is therefore highly dependent upon our level of success in acquiring or finding additional reserves. While we have had some success in pursuing these activities, we have not been able to fully replace the production volumes lost from natural field declines and property sales. We have implemented a number of measures to conserve our cash resources, including postponement of exploration and development projects. However, while these measures will conserve our cash resources in the near term, they will also limit our ability to replenish our depleting reserves, which could negatively impact our cash flow from operations in the future. Further, in addition to the effects of our limited liquidity, our operations may be curtailed, delayed or cancelled by other factors, such as title problems, weather, compliance with governmental regulations, mechanical problems or shortages or delays in the delivery of equipment. We cannot assure you that our exploration and development activities will result in increases in reserves.

         USE OF OUR NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED. At December 31, 2001, Abraxas had, subject to the limitation discussed below, $115.9 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2002 through 2021 if not utilized. At December 31, 2001, Abraxas had approximately $6.7 million of net operating loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2002 through 2008 if not utilized. In connection with the financial restructuring, a significant portion of the U.S. loss carryforwards will be utilized.

         As to a portion of the U.S. net operating loss carryforwards, the amount of such carryforwards that we can use annually is limited under U.S. tax law. Additionally, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, Abraxas has established a valuation allowance of $34,763,000 and $39,670,000 for deferred tax assets at December 31, 2000 and 2001, respectively.

         CRUDE OIL AND NATURAL GAS PRICES AND THEIR VOLATILITY COULD ADVERSELY AFFECT OUR REVENUE, CASH FLOWS, PROFITABILITY AND GROWTH. Our revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for crude oil and natural gas. Natural gas prices affect us more than crude oil prices because most of our production and reserves are natural gas. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. In addition, we may have ceiling limitation write-downs when prices decline. During the second quarter of 2002, we had a ceiling limitation write down of approximately $116.0 million. Lower prices may also reduce the amount of crude oil and natural gas that we can produce economically.

         We cannot predict future crude oil and natural gas prices. Factors that can cause price fluctuations include:

         o   changes in supply and demand for crude oil and natural gas;

         o   weather conditions;

         o   the price and availability of alternative fuels;

         o political and economic conditions in oil producing countries, especially those in the Middle East; and

         o   overall economic conditions.

         In addition to decreasing our revenue and cash flow from operations, low or declining crude oil and natural gas prices could have additional material adverse effects on us, such as:

         o reducing the overall volumes of crude oil and natural gas that we can produce economically;

         o   causing a ceiling limitation write-down;

         o increasing our dependence on external sources of capital to meet our liquidity requirements; and

         o   impairing our ability to obtain needed equity capital.

         LOWER CRUDE OIL AND NATURAL GAS PRICES INCREASE THE RISK OF CEILING LIMITATION WRITE-DOWNS. We use the full cost method to account for our crude oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop crude oil and natural gas properties. Under full cost accounting rules, the net capitalized cost of crude oil and natural gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation write-down." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity and earnings. The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves or if purchasers cancel long-term contracts for our natural gas production. An expense recorded in one period may not be reversed in a subsequent period even though higher crude oil and natural-gas prices may have increased the ceiling applicable to the subsequent period.

         At June 30, 2002, our net capitalized costs of crude oil and natural gas properties exceeded the present value of our estimated proved reserves by $138.7 million ($28.2 million on the U.S. properties and $110.5 million on the Canadian properties). These amounts were calculated considering June 30, 2002 prices of $26.12 per Bbl for crude oil and $2.16 per Mcf for natural gas as adjusted to reflect the expected realized prices for each of the full cost pools. Subsequent to June 30, 2002, commodity prices increased in Canada and we utilized these increased prices in calculating the ceiling limitation write-down. The write-down for our Canadian properties was $87.8 million at June 30, 2002 and the total write-down was approximately $116.0 million. At September 30, 2002 our net capitalized cost of crude oil and natural gas properties did not exceed the present value of our estimated reserves, due to increased commodity prices during the third quarter and, as such, no further write-down was recorded. We cannot assure you that we will not experience additional ceiling limitation write-downs in the future.

         ESTIMATES OF OUR PROVED RESERVES AND FUTURE NET REVENUE ARE UNCERTAIN AND INHERENTLY IMPRECISE. This prospectus contains estimates of our proved crude oil and natural gas reserves and the estimated future net revenue from such reserves. The process of estimating crude oil and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

         Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing crude oil and natural gas prices and other factors, many of which are beyond our control.

         You should not assume that the present value of future net revenues referred to in this prospectus is the current market value of our estimated crude oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the period of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of crude oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the crude oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

         The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at June 30, 2002. The sales prices as of such date used for purposes of such estimates were $26.16 per Bbl of crude oil, $16.82 per Bbl of NGLs and $2.16 per Mcf of natural gas. This compares with $18.26 per Bbl of crude oil, $16.29 per Bbl of NGLs and $2.16 per Mcf of natural gas as of December 31, 2001. These estimates also assume that we will make future capital expenditures of approximately $53 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on our properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

         WE HAVE EXPERIENCED RECURRING NET LOSSES. The following table shows the losses we had in 1997, 1998, 1999 and 2001 and for the first nine months of 2002:

                                            YEAR ENDED DECEMBER 31,                       NINE
                                  ------------------------------------------           MONTHS ENDED
                                  1997        1998        1999          2001       SEPTEMBER 30, 2002
                                  ----        ----        ----          ----       ------------------
                                                         (DOLLARS IN MILLIONS)
Net (loss) applicable to
common stock                     $(6.5)     $(84.0)     $(36.7)       $(19.7)           $(112.8)

         While we had net income in 2000 of $8.4 million, if the significant gain on the sale of an interest in a partnership were excluded, we would have experienced a net loss for the year of $(25.5) million. We cannot assure you that we will become profitable in the future.

         THE MARKETABILITY OF OUR PRODUCTION DEPENDS LARGELY UPON THE AVAILABILITY, PROXIMITY AND CAPACITY OF NATURAL GAS GATHERING SYSTEMS, PIPELINES AND PROCESSING FACILITIES. The marketability of our production depends in part upon processing facilities. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements. Our access to transportation options can also be affected by U.S. federal and state and Canadian regulation of crude oil and natural gas production and transportation, general economic conditions, and changes in supply and demand. These factors and the availability of markets are beyond our control. If market factors dramatically change, the financial impact on us could be substantial and adversely affect our ability to produce and market crude oil and natural gas.

         OUR CANADIAN OPERATIONS ARE SUBJECT TO THE RISKS OF CURRENCY FLUCTUATIONS AND IN SOME INSTANCES ECONOMIC AND POLITICAL DEVELOPMENTS. We have significant operations in Canada. The expenses of such operations are payable in Canadian dollars while most of the revenue from crude oil and natural gas sales is based upon U.S. dollar price indices. As a result, Canadian operations are subject to the risk of fluctuations in the relative values of the Canadian and U.S. dollars. We are also required to recognize foreign currency translation gains or losses related to any debt issued by our Canadian subsidiary because the debt is denominated in U.S. dollars and the functional currency of such subsidiary is the Canadian dollar. Our foreign operations may also be adversely affected by local political and economic developments, royalty and tax increases and other foreign laws or policies, as well as U.S. policies affecting trade, taxation and investment in other countries.

         WE DEPEND ON OUR KEY PERSONNEL. We depend to a large extent on Robert L.G. Watson, our Chairman of the Board, President and Chief Executive Officer, for our management and business and financial contacts. The unavailability of Mr. Watson could have a materially adverse effect on our business. Mr. Watson has a three-year employment contract with Abraxas commencing on December 21, 1999, which automatically renews thereafter for successive one-year periods unless
Abraxas gives 120 days notice prior to the expiration of the original term or any extension thereof of its intention not to renew the employment agreement. Our success is also dependent upon our ability to employ and retain skilled technical personnel. While we have not experienced difficulties in employing or retaining such personnel, our failure to do so in the future could adversely affect our business.

RISKS RELATED TO OUR INDUSTRY

         OUR OPERATIONS ARE SUBJECT TO NUMEROUS RISKS OF CRUDE OIL AND NATURAL GAS DRILLING AND PRODUCTION ACTIVITIES. Our crude oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the following:

         o that no commercially productive crude oil or natural gas reservoirs will be found;

         o that crude oil and natural gas drilling and production activities may be shortened, delayed or canceled; and

         o that our ability to develop, produce and market our reserves may be limited by:

             o   title problems,

             o   weather conditions,

             o   compliance with governmental requirements, and

             o mechanical difficulties or shortages or delays in the delivery of drilling rigs, work boats and other equipment.

         In the past, we have had difficulty securing drilling equipment in certain of our core areas. We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for crude oil and natural gas may be unprofitable. Dry holes and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. In addition, our properties may be susceptible to hydrocarbon draining from production by other operations on adjacent properties.

         Our industry also experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures or discharges of toxic gases. If any of these industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

         WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WHICH MAY ADVERSELY AFFECT OUR OPERATIONS. We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

         The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such materials and resources will be available to us.

         We face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. Our principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than ours. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

         We compete against other companies in our natural gas processing business both for supplies of natural gas and for customers to which we sell our products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

         OUR CRUDE OIL AND NATURAL GAS OPERATIONS ARE SUBJECT TO VARIOUS U.S. FEDERAL, STATE AND LOCAL AND CANADIAN FEDERAL AND PROVINCIAL GOVERNMENTAL REGULATIONS THAT MATERIALLY AFFECT OUR OPERATIONS. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, provincial and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

                                 USE OF PROCEEDS

         Abraxas will not receive any proceeds from the Series A/B Exchange
Offer.


                       RATIO OF EARNINGS TO FIXED CHARGES

         Earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and premium on the old notes. Our earnings were inadequate to cover fixed charges in 1997, 1998, 1999, 2001 and Pro Forma 2001, and the nine month period ended September 30, 2002 and Pro Forma September 30, 2002, by $6.7 million, $84.0 million, $49.0 million, $15.6 million, $11.0 million, $143.1 million and $43.8 million, respectively. In 2000, we had earnings from continued operations of $44.4 million and fixed charges of $32.7 million. Our ratio of earnings to fixed charges during 2000 was 1.36x.


                                 CAPITALIZATION

         The following table sets forth our cash position and total consolidated capitalization at September 30, 2002, on a historical and pro forma basis.

                                                                 SEPTEMBER 30, 2002
                                                          ------------------------------
                                                           HISTORICAL       PRO FORMA(1)
                                                          ------------      ------------
                                                                (DOLLARS IN THOUSANDS)
Cash.............................................         $     13,665      $     8,694
                                                          ============      ===========
Total debt, including current maturities:
  Old Grey Wolf Credit Facility(2) ..............               40,220               --
  First Lien Notes...............................               63,500               --
  Second Lien Notes .............................              190,178               --
  Old Notes......................................                  801               --
  New Senior Credit Agreement....................                   --           46,700
  New Secured Notes(3)...........................                   --          128,383
                                                          ------------     ------------
          Total debt.............................              294,699          175,083
Stockholders' equity (deficit)...................             (138,032)         (67,476)
                                                          ------------     ------------
  Total capitalization...........................         $    156,667     $    107,607
                                                          ============     ============

-------------------
(1) Reflects the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring."

(2) Indebtedness of Old Grey Wolf, which was non-recourse to Abraxas and Canadian Abraxas.

(3) For accounting purposes, the historical carrying value of the second lien notes and old notes has been reduced by exchange offer cash payments of $59.2 million and the value of the common stock issued of $3.8 million. The outstanding principal amount of the notes currently is $109.5 million.

                              PLAN OF DISTRIBUTION

         Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the Series A/B Exchange Offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders' business and the holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of exchange notes. This position does not apply to any holder that is (1) an "affiliate" of Abraxas within the meaning of Rule 405 under the Securities Act, (2) a broker-dealer who acquired exchange notes directly from Abraxas or (3) broker-dealers who acquired exchange notes as a result of market-making or other trading activities. Any broker-dealers or participating broker-dealers receiving exchange notes in the Series A/B Exchange Offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. To date, the SEC has taken the position that participating broker-dealers may, for a limited period, fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange notes pursuant to the Series A/B Exchange Offer with this prospectus.

         Each broker-dealer receiving exchange notes for its own account in the Series A/B Exchange Offer must acknowledge that it will deliver a prospectus in any resale of the exchange notes. Participating broker-dealers may use this prospectus in reselling exchange notes, if the outstanding notes were acquired for their own accounts as a result of market-making activities or other trading activities. Abraxas has agreed that a participating broker-dealer may use this prospectus in reselling exchange notes for a period ending 180 days after the expiration time or, if earlier, when a participating broker-dealer has disposed of all exchange notes. A participating broker-dealer intending to use this prospectus in the resale of exchange notes must notify Abraxas on or before the expiration time, that it is a participating broker-dealer. This notice may be given in the space provided for in the letter of transmittal or may be delivered to the exchange agent. Abraxas has agreed that, for a period of 180 days after the expiration time, it will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that so requests these documents. See "The Series A/B Exchange Offer--Resales of Exchange
Notes" on page 33 of this prospectus for more information.

         Abraxas will not receive any cash proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of exchange notes.

         Any broker-dealer reselling exchange notes that it received in the Series A/B Exchange Offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a dealer-broker will not admit that it is an "underwriter" within the meaning of the Securities Act.

                          THE SERIES A/B EXCHANGE OFFER

PURPOSE OF THE SERIES A/B EXCHANGE OFFER

         Abraxas issued the outstanding notes in a private exchange offer on January 23, 2003, pursuant to the terms and conditions of an Offer to Exchange, dated as of December 9, 2002, as thereafter supplemented and amended. In connection with the exchange offer, we agreed in the registration rights agreement to conduct the Series A/B Exchange Offer.

         The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the offering of the exchange notes will be registered under the Securities Act, and holders of the exchange notes will not be entitled to liquidated damages except in certain limited circumstances in accordance with the terms of the registration rights agreement.

SERIES A/B EXCHANGE OFFER REGISTRATION STATEMENT

         The registration rights agreement requires us to:

         o file with the SEC by February 7, 2003 a registration statement with respect to an offer to exchange the outstanding notes for the exchange notes, which would have terms substantially identical in all material respects to the outstanding notes;

         o use our reasonable best efforts to cause such exchange offer registration statement to become effective under the Securities Act by May 8, 2003; and

         o use our reasonable best efforts to keep the exchange offer registration statement effective continuously for the minimum period required for the consummation of the Series A/B Exchange Offer pursuant to its terms.

         Abraxas has agreed to keep the Series A/B Exchange Offer open for not less than 20 days, or longer if required by applicable law, after the date notice thereof is mailed to the holders of outstanding notes.

SHELF REGISTRATION STATEMENT

         The registration rights agreement also requires us to:

         o file with the SEC by February 7, 2003 a shelf registration statement with respect to the resale of the outstanding notes and shares of Abraxas common stock issued in the January 2003 private exchange offer; and

         o use our reasonable best efforts to cause such registration statement to become effective under the Securities Act by May 8, 2003.

         Abraxas has agreed to use its reasonable best efforts to keep the shelf registration statement effective until January 23, 2005, subject to certain exceptions described in the registration rights agreement.

LIQUIDATED DAMAGES

         The registration rights agreement requires Abraxas to pay liquidated damages to the holders of the notes if:

         o either the exchange offer registration statement or the shelf registration statement has not been filed with the SEC by February 7, 2003;

         o either the exchange offer registration statement or the shelf registration statement has not been declared effective by the SEC by May 8, 2003; or

         o any registration statement is filed and declared effective by the SEC but thereafter ceases to be effective or usable in connection with resales of such securities during the periods specified in the registration rights agreement.

         Upon the occurrence of any of the above registration defaults, the interest rate on the outstanding notes or exchange notes, as applicable, and any additional notes issued in lieu of cash interest payments, with respect to the first 90 day period immediately following the occurrence of such registration default will increase by 3.5% per annum and will increase by an additional 0.5% per annum with respect to each subsequent 30 day period until all registration defaults have been cured, up to a maximum per annum interest rate on such notes of 18% with respect to all registration defaults. All accrued liquidated damages will be paid by Abraxas in the same manner and at the same time as payments of interest on the outstanding notes or exchange notes, as applicable, and any additional notes issued in lieu of cash interest payments. Following the cure of all registration defaults, the accrual of liquidated damages will cease. No liquidated damages will be payable to holders of the common stock who do not otherwise hold outstanding notes or exchange notes, as applicable.

         Upon the completion of the Series A/B Exchange Offer, holders of outstanding notes will not be entitled to any liquidated damages on the outstanding notes unless there is a registration default related to the shelf registration statement. See "Risk Factors--Risks Related to the Series A/B Exchange Offer" and "Description of the Exchange Notes" for further information regarding the rights of holders of outstanding notes after the Series A/B Exchange

Offer. The Series A/B Exchange Offer is not extended to holders of outstanding notes in any jurisdiction where the Series A/B Exchange Offer does not comply with the securities or blue sky laws of that jurisdiction.

         The term "holder" as used in this section of the prospectus entitled "The Series A/B Exchange Offer" means (1) any person in whose name the outstanding notes are registered on the books of Abraxas, or (2) any other person who has obtained a properly completed bond power from the registered holder, or (3) any person whose outstanding notes are held of record by DTC and who wants to deliver such outstanding notes by book-entry transfer at DTC.

TERMS OF THE SERIES A/B EXCHANGE OFFER

         We are offering to exchange up to $109,523,000 total principal amount of exchange notes for a like total principal amount of outstanding notes. The outstanding notes must be tendered properly on or before the expiration time and not withdrawn. In exchange for outstanding notes properly tendered and accepted, we will issue a like total principal amount of up to $109,523,000 in exchange notes.

         The Series A/B Exchange Offer is not conditioned upon holders tendering a minimum principal amount of outstanding notes. As of the date of this prospectus, $109,523,000 aggregate principal amount of outstanding notes are outstanding.

         Holders of the outstanding notes do not have any appraisal or dissenters' rights in the Series A/B Exchange Offer. If holders do not tender outstanding notes or tender outstanding notes that Abraxas does not accept, their outstanding notes will remain outstanding. Any outstanding notes will be entitled to the benefits of the indenture, and will be entitled to the further registration rights described in the registration rights agreement. See "Risk Factors--Risks Related to the Series A/B Exchange Offer" on page 17 of this prospectus for further information regarding the rights of holders of outstanding notes after the Series A/B Exchange Offer.

         After the expiration time, Abraxas will return to the holder any tendered outstanding notes that Abraxas did not accept for exchange.

         Holders exchanging outstanding notes will not have to pay brokerage commissions or fees or transfer taxes if they follow the instructions in the letter of transmittal. Abraxas will pay the charges and expenses, other than certain taxes described below, in the Series A/B Exchange Offer. See "--Fees and Expenses" for further information regarding fees and expenses.

         NEITHER ABRAXAS NOR ITS BOARD OF DIRECTORS RECOMMENDS YOU TO TENDER OR NOT TENDER OUTSTANDING NOTES IN THE SERIES A/B EXCHANGE OFFER. IN ADDITION, ABRAXAS HAS NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER IN THE SERIES A/B EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER.

         The expiration time is Midnight, New York City time, on _____________, 2003, unless Abraxas extends the Series A/B Exchange Offer.

         Abraxas has the right, in accordance with applicable law, at any time:

         o   to delay the acceptance of the outstanding notes;

         o to terminate the Series A/B Exchange Offer if Abraxas determines that any of the conditions to the Series A/B Exchange Offer have not occurred or have not been satisfied;

         o to extend the expiration time of the Series A/B Exchange Offer and keep all outstanding notes tendered other than those notes properly withdrawn; and

         o to waive any condition or amend the terms of the Series A/B Exchange Offer.

         If Abraxas materially changes the Series A/B Exchange Offer, or if Abraxas waives a material condition of the Series A/B Exchange Offer, Abraxas will promptly distribute a prospectus supplement to the holders of the outstanding notes disclosing the change or waiver. Abraxas also will extend the Series A/B Exchange Offer as required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended.

         If Abraxas exercises any of the rights listed above, it will promptly give oral or written notice of the action to the exchange agent and will issue a release to an appropriate news agency. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

         Promptly after the expiration time, Abraxas will issue exchange notes for outstanding notes tendered and accepted and not withdrawn. Delivery of the exchange notes issued in global form will occur through the facilities of DTC, and the exchange agent will deliver the exchange notes issued in certificated form. If a tendering noteholder tenders certificated notes, the exchange agent might not deliver the exchange notes to all of such tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

         Abraxas will be deemed to have exchanged outstanding notes validly tendered and not withdrawn when Abraxas gives oral or written notice to the exchange agent of their acceptance. The exchange agent is an agent for Abraxas for receiving tenders of outstanding notes, letters of transmittal and related documents. The exchange agent is also an agent for tendering holders for these same purposes, and in the case of holders who tender certificated notes, the exchange agent is also their agent for the delivery of their exchange notes. If for any reason, Abraxas (1) delays the acceptance or exchange of any outstanding notes; (2) extends the Series A/B Exchange Offer; or (3) is unable to accept or exchange outstanding notes, then the exchange agent may, on behalf of Abraxas and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes. Notes retained by the Exchange Agent may not be withdrawn, except according to the withdrawal procedures outlined in the section entitled "--Withdrawal Rights" below.

         In tendering outstanding notes, you must warrant in the letter of transmittal or in an agent's message (described below) that:

         o you have full power and authority to tender, exchange, sell, assign and transfer outstanding notes;

         o Abraxas will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and other encumbrances; and

         o the outstanding notes tendered for exchange are not subject to any adverse claims or proxies.

         You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by Abraxas or the exchange agent to complete the exchange, sale, assignment and transfer of the outstanding notes.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

         VALID TENDER

         You may tender your outstanding notes by book-entry transfer or by other means. For book-entry transfer, (1) you must deliver to the exchange agent either a completed and signed letter of transmittal or (2) DTC must deliver an agent's message, meaning a message transmitted to the exchange agent by DTC stating that you agree to be bound by the terms of the letter of transmittal. You must deliver your letter of transmittal by mail, facsimile, hand delivery or overnight courier or DTC must deliver the agent's message to the exchange agent on or before the expiration time. In addition, to complete a book-entry transfer, you must also either (1) have DTC transfer the outstanding notes into the exchange agent's account at DTC using the ATOP procedures for transfer, and obtain a confirmation of such a transfer, or (2) follow the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

         If you tender fewer than all of your outstanding notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, Abraxas will assume you are tendering all outstanding notes that you hold.

         To tender certificated outstanding notes or to otherwise tender your outstanding notes other than by book-entry transfer, you must deliver a completed and signed letter of transmittal to the exchange agent. Again, you must deliver the letter of transmittal by mail, facsimile, hand delivery or overnight courier to the exchange agent on or before the expiration time. In addition, to complete a valid tender, you must either (1) deliver your outstanding notes to the exchange agent on or before the expiration time, or (2) follow the guaranteed delivery procedures set forth below under "--Guaranteed Delivery Procedures."

         DELIVERY OF REQUIRED DOCUMENTS BY WHATEVER METHOD YOU CHOOSE IS AT YOUR SOLE RISK. DELIVERY IS COMPLETE WHEN THE EXCHANGE AGENT ACTUALLY RECEIVES THE ITEMS TO BE DELIVERED. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         SIGNATURE GUARANTEES

         You do not need to endorse certificates for the outstanding notes or provide signature guarantees on the letter of transmittal, unless (a) someone other than the registered holder tenders the certificate or (b) you complete the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (a) or (b) above, you must sign your outstanding notes or provide a properly executed bond power, with the signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution." Eligible guarantor institutions include: (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association that is a participant in a securities transfer association.

         GUARANTEED DELIVERY PROCEDURES

         If you want to tender your outstanding notes in the Series A/B Exchange Offer and (1) the certificates for the outstanding notes are not immediately available or all required documents are unlikely to reach the exchange agent on or before the expiration time, or (2) a book-entry transfer cannot be completed in time, you may tender your outstanding notes if you comply with the following guaranteed delivery procedures:

         o the tender is made by or through an eligible guarantor institution;

         o you deliver a properly completed and signed notice of guaranteed delivery, similar to the form provided with the letter of transmittal, to the exchange agent on or before the expiration time;

         o you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed letter of transmittal to the exchange agent within three New York Stock Exchange trading days after the notice of guaranteed delivery is executed; and

         o you may deliver the notice of guaranteed delivery by hand, facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form described in the notice.

         Abraxas' acceptance of properly tendered outstanding notes is a binding agreement between the tendering holder and Abraxas upon the terms and subject to the conditions of the Series A/B Exchange Offer.

         DETERMINATION OF VALIDITY

         Abraxas will resolve all questions regarding the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered outstanding notes. Abraxas' resolution of these questions as well as Abraxas' interpretation of the terms and conditions of the Series A/B Exchange Offer (including the letter of transmittal) is final and binding on all parties. A tender of outstanding notes is invalid until all irregularities have been cured or waived. Neither Abraxas, any affiliates or assigns of Abraxas, the exchange agent nor any other person is under any obligation to give notice of any irregularities in tenders nor will they be liable for failing to give any such notice. Abraxas reserves the absolute right, in its sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. Abraxas also reserves the absolute right to waive any of the conditions of the Series A/B Exchange Offer or any condition or irregularity in the tender of outstanding notes by any holder. Abraxas need not waive similar conditions or irregularities in the case of other holders.

         If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by Abraxas, the person must submit proper evidence satisfactory to Abraxas, in its sole discretion, of his or her authority to so act.

         A beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the Series A/B Exchange Offer.

RESALES OF EXCHANGE NOTES

         Abraxas is exchanging the outstanding notes for exchange notes based upon the position of the SEC staff set forth in interpretive letters to third parties in other similar transactions. Abraxas will not seek its own interpretive letter, unless contractually required to in accordance with the terms of the registration rights agreement. As a result, Abraxas cannot assure you that the SEC staff will take the same position on the Series A/B Exchange Offer as it did in interpretive letters to other parties. Based on the SEC staff's letters to other parties, Abraxas believes that holders of exchange notes, other than broker-dealers, can offer the notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers. However, prospective holders must acquire the exchange notes in the ordinary course of business and have no intention of engaging in a distribution of the notes, as a "distribution" is defined by the Securities Act.

         Any holder of outstanding notes who is an "affiliate" of Abraxas or who intends to distribute exchange notes, or any broker-dealer who purchased outstanding notes from Abraxas to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

         o cannot rely on the SEC staff's interpretations in the above-mentioned interpretive letters;

         o   cannot tender outstanding notes in the Series A/B Exchange
             Offer; and

         o must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the outstanding notes, unless the sale is exempt.

         In addition, if any broker-dealer acquired outstanding notes for its own account as a result of market-making or other trading activities and exchanges the outstanding notes for exchange notes, the broker-dealer must deliver a prospectus with any resales of the exchange notes.

         If you want to exchange your outstanding notes for exchange notes, you will be required to affirm that:

         o   you are not an "affiliate" of Abraxas;

         o you are acquiring the exchange notes in the ordinary course of your business;

         o you have no arrangement or understanding with any person to participate in a distribution of the exchange notes (within the meaning of the Securities Act); and

         o you are not a broker-dealer, not engaged in, and do not intend to engage in, a distribution of the exchange notes (within the meaning of the Securities Act).

         In addition, Abraxas may require you to provide information regarding the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) of the outstanding notes. Each broker-dealer that receives exchange notes for its own account must acknowledge that it acquired the outstanding notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. By making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. Based on the SEC staff's position in certain interpretive letters, Abraxas believes that broker-dealers who acquired outstanding notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the exchange notes with a prospectus meeting the requirements of the Securities Act. Accordingly, a broker-dealer may use this prospectus to satisfy such requirements. Abraxas has agreed that a broker-dealer may use this prospectus for a period ending
180 days after the expiration time or, if earlier, when a broker-dealer has disposed of all exchange notes. See "Plan of Distribution" for further information. A broker-dealer intending to use this prospectus in the resale of exchange notes must notify Abraxas, on or prior to the expiration time, that it is a participating broker-dealer (as described in "Plan of Distribution"). This notice may be given in the letter of transmittal or may be delivered to the exchange agent. Any participating broker-dealer who is an "affiliate" of Abraxas may not rely on the SEC staff's interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act when reselling exchange notes.

WITHDRAWAL RIGHTS

         You can withdraw tenders of outstanding notes at any time on or before the expiration time.

         For a withdrawal to be effective, you must deliver a written, telegraphic, telex or facsimile transmission of a notice of withdrawal to the exchange agent on or before the expiration time. The notice of withdrawal must specify the name of the person tendering the outstanding notes to be withdrawn, the total principal amount of outstanding notes withdrawn, and the name of the registered holder of the outstanding notes if different from the person tendering the outstanding notes. If you delivered outstanding notes to the exchange agent in certificated form, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of outstanding notes tendered for the account of an eligible guarantor institution. If you tendered outstanding notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes and you must deliver the notice of withdrawal to the exchange agent by written, telegraphic, telex or facsimile transmission. You may not rescind withdrawals of tender. Outstanding notes properly withdrawn may again be tendered at any time on or before the expiration time.

         Abraxas will determine all questions regarding the validity, form and eligibility of withdrawal notices. Abraxas' determination will be final and binding on all parties. Neither Abraxas, any affiliate or assign of Abraxas, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice. Withdrawn outstanding notes will be returned to the holder after withdrawal.

INTEREST ON THE EXCHANGE NOTES

         The exchange notes will accrue interest from the date of issuance of the outstanding notes, January 23, 2003, at 11 1/2%, payable in cash semi-annually, on each May 1 and November 1, commencing May 1, 2003 PROVIDED THAT, if we fail, or are not permitted pursuant to the new senior credit agreement or an intercreditor agreement, to make such cash interest payments in full, we will pay such unpaid interest by the issuance of additional new secured notes with a principal amount equal to the amount of accrued and unpaid cash interest on the exchange notes plus an additional 1% accrued interest for the applicable period. The exchange notes will, upon an event of default, accrue interest at an annual rate of 16.5%.

CONDITIONS TO THE SERIES A/B EXCHANGE OFFER

         Abraxas need not exchange any outstanding notes, may terminate the Series A/B Exchange Offer or may waive any conditions to the Series A/B Exchange Offer or amend the Series A/B Exchange Offer, if any of the following conditions have occurred:

         o the SEC staff no longer allows the exchange notes to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act;

         o a governmental body passes any law, statute, rule or regulation which, in Abraxas' opinion, prohibits or prevents the Series A/B Exchange Offer;

         o the SEC or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement; or

         o Abraxas is unable to obtain any governmental approval that Abraxas believes is necessary to complete the Series A/B Exchange Offer.

         If Abraxas reasonably believes that any of the above conditions has occurred, it may (1) terminate the Series A/B Exchange Offer, whether or not any outstanding notes have been accepted for exchange, (2) waive any condition to the Series A/B Exchange Offer or (3) amend the terms of the Series A/B Exchange Offer in any respect subject to Abraxas' contractual obligation in the registration rights agreement to seek a no-action letter or other favorable decision from the SEC that would permit the consummation of the Series A/B Exchange Offer. If Abraxas' waiver or amendment materially changes the Series A/B Exchange Offer, Abraxas will promptly disclose the waiver or amendment through a prospectus supplement, distributed to the registered holders of the outstanding notes. The prospectus supplement also will extend the Series A/B Exchange Offer as required by Rule 14e-1 of the Exchange Act.

EXCHANGE AGENT

         Abraxas has appointed U.S. Bank, N.A. as exchange agent for the Series A/B Exchange Offer. Holders should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent addressed as follows:

BY REGISTERED OR CERTIFIED MAIL:    REGULAR MAIL,  COURIERS             BY FACSIMILE:
                                    OR BY HAND DELIVERY
U.S. Bank, N.A.                     U.S. Bank, N.A.                     (651) 244-0711
180 East Fifth Street               180 East Fifth Street               (For Eligible Institutions Only)
Saint Paul, MN  55101               Saint Paul, MN  55101
Attn.:  Frank Leslie                Attn.:  Frank Leslie
        Corporate Trust Services            Corporate Trust Services


         If you deliver letters of transmittal or any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

FEES AND EXPENSES

         Abraxas will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. Abraxas also will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this prospectus and related documents to holders of outstanding notes, and in handling or tendering for their customers.

         Abraxas will pay the transfer taxes for the exchange of the outstanding notes in the Series A/B Exchange Offer. If, however, exchange notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than for the exchange of outstanding notes in the Series A/B Exchange Offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the letter of transmittal, the taxes will be billed directly to the tendering holder.

         Abraxas will not make any payment to brokers, dealers or other nominees soliciting acceptances in the Series A/B Exchange Offer.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The Unaudited Pro Forma Condensed Consolidated Balance Sheet of Abraxas as of September 30, 2002 has been prepared assuming that the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring" were consummated on September 30, 2002. The Unaudited PrO Forma Statements of Operations of Abraxas for the year ended December 31, 2001 and the nine months ended September 30, 2002 have been prepared assuming the divestiture of the East White Point, Quirk Creek and Mahaska and the repurchase of the Production Payment which occurred in the second quarter of 2002 (collectively, the "Sale of Properties") and the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring" had occurred on January 1, 2001. The pro forma financial data are based on assumptions and include adjustments as explained in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements. The unaudited pro forma financial statements are not necessarily indicative of results that actually would have been achieved had the exchange offer and each of the other referenced transactions been consummated on the dates indicated or that may be achieved in the future.

         These unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read along with, "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Selected Historical Financial Data", our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                           HISTORICAL
                                            ABRAXAS
                                           PETROLEUM        SALE OF          FINANCIAL
                                          CORPORATION     PROPERTIES       RESTRUCTURING       PRO FORMA
                                         ------------     ----------       -------------      -----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Oil and gas production revenues...     $   73,201      $   (10,922)(1)  $    (32,768)(4)   $    29,511
  Gas processing revenues...........          2,438             (982)(1)        (1,456)(4)            --
  Rig revenues......................            756                                 --               756
  Other.............................            848                               (763)(4)            85
                                         ----------      -----------      -------------      -----------
         Total revenues.............         77,243          (11,904)          (34,987)           30,352
Operating costs and expenses:
  Lease operating and production
    taxes...........................         18,616           (2,599)(1)        (7,622)(4)         8,395
  Depreciation, depletion and
    amortization....................         32,484           (3,536)(1)       (17,549)(4)        11,399
  Proved property impairment........          2,638               --            (2,638)(4)            --
  Rig operations....................            702               --                --               702
  General and administrative........          6,445                -            (1,055)(4)         5,390
  General and administrative--
    (Stock-based compensation)......         (2,767)              --                --            (2,767)
                                         ----------      -----------      ------------       -----------
         Total operating expenses...         58,118           (6,135)          (28,864)           23,119
                                         ----------      -----------      ------------       -----------
Operating income (loss).............         19,125           (5,769)           (6,123)            7,233
Other (income) expense:
  Interest income...................            (78)              --                --               (78)
  Amortization of deferred                                                      (2,268)(5)
    financing fees..................          2,268               --             1,730 (5)         1,730
  Interest expense..................                                           (30,314)(5)
                                             31,523           (1,209)(2)        15,479 (5)        15,479
  Loss on equity investment.........            845               --                --               845
  Other.............................            207               --                --               207
                                         ----------      -----------      ------------       -----------
  Income (loss) from operations
    before income tax...............        (15,640)          (4,560)            9,250           (10,950)
Income tax expense (benefit):.......          2,402             (919)(3)          (978)(3)           505
Minority interest in income of
  consolidated foreign subsidiary
  (2001 prior to purchase)..........         (1,676)              --             1,676 (4)            --
                                         ----------      -----------      ------------       -----------
Net income (loss) ..................     $  (19,718)     $    (3,641)     $     11,904       $   (11,455)
                                         ==========      ===========      ============       ===========

Weighted average common shares:
    Basic...........................     25,788,571                          5,633,291 (6)    31,421,862
                                         ----------                       ------------        ----------
    Diluted.........................     25,788,571                          5,633,291 (6)    31,421,862
                                         ----------                       ------------        ----------

Net loss per share:
    Basic...........................     $    (0.76)                                         $     (0.36)
                                         ----------                                          -----------
    Diluted.........................     $    (0.76)                                         $     (0.36)
                                         ----------                                          -----------

             See notes to unaudited pro forma financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

                                           HISTORICAL
                                            ABRAXAS
                                           PETROLEUM          SALE OF           FINANCIAL
                                          CORPORATION       PROPERTIES        RESTRUCTURING      PRO FORMA
                                          -----------       ----------        -------------      ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Oil and gas production revenues...     $   34,158      $     (2,518)(1)   $    (17,949)(4)   $   13,691
  Gas processing revenues...........          1,933              (417)(1)         (1,516)(4)           --
  Rig revenues......................            513                                   --              513
  Other.............................            499                --               (429)(4)           70
                                         ----------      ------------       -------------      ----------
         Total revenues.............         37,103            (2,935)           (19,894)          14,274
Operating costs and expenses:
  Lease operating and production taxes       11,205              (289)(1)         (5,343)(4)        5,573
  Depreciation, depletion and
    amortization....................         21,010            (1,993)(1)        (12,650)(4)        6,367
  Proved property impairment........        115,995                --            (87,816)(4)       28,179
  Rig operation.....................            439                --                 --              439
  General and administrative........          4,578                --               (860)(4)        3,718
                                         ----------      ------------       ------------       ----------
         Total operating expenses...        153,227            (2,282)          (106,669)          44,276
                                         ----------      ------------       ------------       ----------
Operating income (loss).............       (116,124)             (653)            86,775          (30,002)
Other (income) expense:
  Interest income...................            (56)               --                 --              (56)
  Amortization of deferred                                                        (1,283)(5)
    financing fees..................          1,283                --              1,477 (5)        1,477
  Interest expense..................         25,790              (604)(2)        (12,835)(5)       12,351
                                         ----------      ------------       ------------       ----------
  Income (loss) from operations
    before income tax ..............       (143,141)              (49)            99,416          (43,774)
Income tax expense (benefit)........        (30,314)             (253)(3)         30,567 (3)           --
                                         ----------      ------------       ------------       ----------
Net income  (loss)..................     $ (112,827)     $        204       $     68,849       $  (43,774)
                                         ==========      ============       ============       ==========

Weighted average common shares:
   Basic............................     29,979,397                            5,633,291 (6)   35,612,688
                                         ----------                            ---------       ----------
   Diluted..........................     29,979,397                            5,633,291 (6)   35,612,688
                                         ----------                            ---------       ----------

Net loss per share:
   Basic............................     $    (3.76)                                           $    (1.23)
                                         ----------                                            ----------
   Diluted..........................     $    (3.76)                                           $    (1.23)
                                         ----------                                            ----------

             See notes to unaudited pro forma financial statements.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 2002

                                            HISTORICAL
                                             ABRAXAS
                                            PETROLEUM       FINANCIAL
                                           CORPORATION     RESTRUCTURING     PRO FORMA
                                           -----------     -------------     ---------
Assets:
  Cash...............................     $    13,358     $    (4,664)(1)   $    8,694
  Accounts receivable................           7,491          (4,019)(1)        3,472
  Other..............................           1,733            (595)(1)        1,138
                                          -----------     -----------       ----------
         Total current assets........          22,582          (9,278)          13,304
Net property and equipment...........         149,530         (56,577)(1)       92,953
Deferred financing fees..............           2,952           3,248 (5)        6,200
Other assets.........................           8,829          (8,442)(1)          387
                                          -----------     -----------       ----------
         Total assets................     $   183,893     $   (71,049)      $  112,844
                                          ===========     ===========       ==========

Liabilities and Stockholders' Equity
  (Deficit):
Current Liabilities:
   Accounts payable..................     $    11,180     $    (8,580)(1)        2,600
   Current maturities of First Lien            63,500         (63,500)(3)           --
   Notes.............................
   Other current liabilities.........          12,059          (9,422)(3)        2,637
                                          -----------     -----------       ----------
        Total current liabilities....          86,739         (81,502)           5,237

Long-term debt:
  New Secured Notes..................              --         128,383 (5)      128,383
  Senior Credit Agreement ...........              --          46,700 (4)       46,700
  Old Grey Wolf Credit Facility......          40,220         (40,220)(1)           --
  Old Notes..........................             801            (801)(5)           --
  Second Lien Notes..................         190,178        (190,178)(5)           --
                                          -----------     -----------       ----------
         Total.......................         231,199         (56,116)         175,083
Deferred income taxes................              --              --               --
Other liabilities....................           3,987          (3,987)(1)           --
Stockholders' equity (deficit):
  Common stock.......................             301              56 (2)          357
  Additional paid-in capital.........         136,830           3,718 (2)      140,548
  Receivable from stock sale.........             (97)             --              (97)
  Accumulated deficit................        (263,921)         61,638 (6)     (202,283)
  Accumulated other comprehensive
   income adjustment.................         (10,181)          5,144 (1)       (5,037)
  Treasury stock.....................            (964)             --             (964)
                                          -----------     -----------       ----------
         Total stockholders' equity
           (deficit).................        (138,032)         70,556          (67,476)
                                          -----------     -----------       ----------
         Total liabilities and
           stockholders' equity
           (deficit).................     $   183,893     $   (71,049)      $  112,844
                                          ===========     ===========       ==========

             See notes to unaudited pro forma financial statements.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         Notes to the Unaudited Pro Forma Condensed Consolidated Statements of
         Operations:

(1) To adjust oil and gas production revenues, gas processing revenues, lease operating and production taxes and depreciation, depletion and amortization as if the property sales and the repayment of a production payment obligation which occurred in the second quarter of 2002 had been completed as of January 1, 2001.

(2) To adjust interest expense, giving effect to pay-down of Abraxas' long-term debt and current maturities of long-term debt, at the stated interest rates of the associated debt.

(3)      To record income tax expense (benefit) of the pro forma taxable income
         (loss) at Canadian statutory rates, as applicable. No tax expense (benefit) for US purposes due to loss carryovers.

(4) To adjust for revenue and expense to reflect the sale of the Canadian operations, excluding the revenue and expense related to assets retained by Abraxas.

(5) To adjust the amortization of deferred financing fees for debt retired and record the amortization of additional fees related to new senior credit agreement. To adjust interest expense to reflect debt retired and record expense on new debt. Interest expense on the new debt includes cash interest expense on the new revolving credit facility and non-cash (additional notes) interest expense on the term loan and the new secured notes. Non cash interest expense is calculated at 9% on the term loan and at an imputed rate of 8.6% on the new notes based on the carrying value of the exchanged notes of $128.4 million. See note 5 to the unaudited pro forma condensed consolidated balance sheet for the calculation of the carrying value of the new notes. Additionally, in connection with the exchange offer, Abraxas incurred expenses of $3.8 million of non-recurring cost which are not reflected in these pro forma financial statements.

(6) To reflect the issuance of 5.63 million shares of common stock as part of the financial restructuring.

         Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

(1) To adjust balance sheet for disposal of Canadian operations and repayment of the Old Grey Wolf credit facility.

(2) To adjust the balance sheet for the issuance of 5.63 million shares of common stock as part of the financial restructuring at an assumed market price of $0.67.

(3) To adjust the balance sheet for the retirement of the existing first lien notes and accrued interest.

(4) To adjust the balance sheet for borrowings under the new senior credit agreement.

(5) To adjust the balance sheet for the restructuring of the second lien notes and old notes, to recognize $4.4 million in financing fees which were incurred in connection with the new senior credit agreement and to write off $1.2 million of deferred financing fees relating to the retired first lien notes and the Old Grey Wolf credit facility. For financial reporting purposes, the new notes are reflected on the books at the carrying value of the second lien notes and old notes prior to the exchange ($191.0 million), net of the cash offered in the exchange ($47.4 million) and net of the fair market value related to equity ($3.8 million) offered in the exchange. In conjunction with this transaction, Abraxas paid cash of $11.8 million to redeem certain of the outstanding notes and accrued interest. The result of all of these items is a remaining carrying value of the new notes of $128.4 million.

(6) To adjust the accumulated deficit for the estimated gain on the sale of Canadian operations. Net proceeds of the sale of the common stock of Old Grey Wolf and Canadian Abraxas were $132.1 million reduced by the book value of the assets sold ($66.9 million) and accrued interest and debt discount on the Old Grey Wolf credit facility retired ($3.6 million).

                       SELECTED HISTORICAL FINANCIAL DATA

         The following historical selected consolidated financial data are derived from our Consolidated Financial Statements and the notes thereto included in this prospectus. Separate financial statements for Old Grey Wolf, as of December 31, 2001 and 2000 and for the years ended December 31, 2001 , 2000 and 1999 are included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 2002, is not necessarily indicative of results of a full year. The consolidated financial data for each of the nine months ended September 30, 2001 and 2002, are derived from our unaudited financial statements and, in the opinion of management, include all adjustments (all of which are of a normal and recurring nature) that are necessary for a fair presentation. The selected historical consolidated financial information should be read in conjunction with our Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                                         NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                          ---------------------------------------------------------    --------------------
                                             1997       1998        1999        2000        2001          2001       2002
                                          ---------   --------   ---------   ---------   ----------    ---------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Operating revenue:
  Oil and gas production revenues......     $65,826    $ 54,263   $ 59,025    $ 72,973    $ 73,201      $ 62,043  $  34,158
  Gas processing revenues..............       3,568       3,159      4,244       2,717       2,438         1,711      1,933
  Other revenue........................       1,537       2,662      3,501         910       1,604         1,349      1,012
                                            -------    --------   --------     -------    --------      --------  ---------
          Total operating revenue......      70,931      60,084     66,770      76,600      77,243        65,103     37,103
                                            -------    --------   --------     -------    --------      --------  ---------
Operating costs and expenses:
Lease operating and production taxes...      16,133      18,091     17,938      18,783      18,616        13,679     11,205
Depreciation, depletion and
     amortization expense..............      30,581      31,226     34,811      35,857      32,484        25,150     21,010
General and administrative expense.....       4,171       5,522      5,269       6,533       6,445         5,051      4,578
General and administrative (Stock-based
     compensation).....................          --          --         --       2,767      (2,767)       (2,767)        --
Other..................................         296         521        624         717         702           548        439
Proved property impairment.............       4,600      61,224     19,100          --       2,638            --    115,995
                                            -------    --------   --------     -------    --------      --------  ---------
          Total operating expenses.....      55,781     116,584     77,742      64,657      58,118        41,661    153,227
                                            -------    --------   --------     -------    --------      --------  ---------
Operating income (loss)................      15,150     (56,500)   (10,972)     11,943      19,125        23,442   (116,124)
Net interest expense...................      24,300      30,043     36,149      30,610      31,445        23,626     25,734
Amortization of deferred financing
    fees...............................       1,260       1,571      1,915       2,091       2,268         1,315      1,283
(Gain) loss  on sale of equity                   --          --         --     (33,983)        845            --         --
    investment.........................
Other (income) expense.................         (34)          4                  1,563         207            16         --
                                            -------    --------   --------     -------    --------      --------  ---------
Income (loss) from continuing
   operations before taxes and
   extraordinary items.................     (10,376)    (88,118)   (49,036)     11,662     (15,640)       (1,515)  (143,141)
Income tax (expense) benefit...........       3,891       4,158     12,625      (3,705)     (2,402)       (3,677)    30,314
Minority interest in (income) loss of
    consolidated foreign subsidiary....          --          --        269       1,281       1,676         1,676         --
                                            -------    --------   --------     -------    --------      --------  ---------
Income (loss) before extraordinary
   items...............................      (6,485)    (83,960)   (36,680)      6,676     (19,718)       (6,868)  (112,827)
Extraordinary items....................          --          --         --       1,773          --            --         --
                                            -------    --------   --------     -------    --------      --------  ---------
Net income (loss)......................      (6,485)    (83,960)   (36,680)      8,449     (19,178)       (6,868)  (112,827)
Preferred dividends....................        (183)         --         --          --          --            --         --
                                            -------    --------   --------     -------    --------      --------  ---------
Net income (loss) applicable to
   common  stockholders................     $(6,668)   $(83,960)  $(36,680)    $ 8,449    $(19,178)     $ (6,868) $(112,827)
                                            =======    ========   ========     =======    ========      ========  =========
Income (loss) before extraordinary
  item per common share:

  Basic................................       (1.11)     (13.26)     (5.41)       0.29       (0.76)        (0.28)     (3.76)
  Diluted..............................       (1.11)     (13.26)     (5.41)       0.21       (0.76)        (0.28)     (3.76)
CONSOLIDATED BALANCE SHEET DATA:
Total assets...........................     338,528     291,498    322,284     335,560     303,616       310,868    183,893
Long-term debt--excluding current           228,617     299,698    273,421     266,441     285,184       270,635    231,199
  maturities...........................
Stockholder's equity (deficit).........      26,813     (63,522)    (9,505)     (6,503)    (28,585)      (15,929)  (138,032)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following is a discussion of our financial condition, results of operations, liquidity and capital resources. This discussion should be read in conjunction with our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

GENERAL

         We have incurred net losses in four of the last five years and for the first nine months of 2002, and there can be no assurance that operating income and net earnings will be achieved in future periods. Our revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and natural gas liquids we produce. Natural gas and crude oil prices weakened during 1998. Crude oil and natural gas prices increased somewhat in 1999 and increased substantially in 2000. During 2001, crude oil and natural gas prices weakened substantially from the 2000 levels. During the first nine months of 2002, prices began to increase. In addition, because our proved reserves will decline as crude oil, natural gas and natural gas liquids are produced, unless we acquire additional properties containing proved reserves or conduct successful exploration and development activities, our reserves and production will decrease. Our ability to acquire or find additional reserves in the near future will be dependent, in part, upon the amount of available funds for acquisition, exploitation, exploration and development projects. In order to provide us with liquidity and capital resources, we have sold certain of our producing properties. However, our production levels have declined as we have been unable to replace the production represented by the properties we have sold with new production from the producing properties we have invested in with the proceeds of our property sales. If crude oil and natural gas prices return to the depressed levels experienced in the last nine months of 2001, or if our production levels continue to decrease, our revenues, cash flow from operations and financial condition will be materially adversely affected. For more information, see "Liquidity and Capital Resources--Current Liquidity Requirements" and "--Future Capital Resources."

RESULTS OF OPERATIONS

         Our financial results depend upon many factors, particularly the following factors which most significantly affect our results of operations:

         o the sales prices of crude oil, natural gas liquids and natural gas;

         o the level of total sales volumes of crude oil, natural gas liquids and natural gas;

         o the ability to raise capital resources and provide liquidity to meet cash flow needs;

         o   the level of and interest rates on borrowings; and

         o   the level and success of exploration and development activity.

         Price volatility in the natural gas market has remained prevalent in the last few years. In the first quarter of 2002, we experienced a decline in energy commodity prices from the prices that we received in the first quarter of 2001. During the first quarter of 2001, we had certain crude oil and natural gas hedges in place that prevented us from realizing the full impact of a favorable price environment. In January 2001, the market price of natural gas was at its highest level in our operating history and the price of crude oil was also at a high level. However, over the course of 2001 and the beginning of the first quarter of 2002, prices again became depressed, primarily due to the economic downturn. Beginning in March 2002, commodity prices began to increase and continued higher through September 2002.

         The table below illustrates how natural gas prices fluctuated over the course of 2001 and the first three quarters of 2002. The table below contains the last three day average of NYMEX traded contracts price and the prices we realized during each quarter for 2001 and the first three quarters of 2002, including the impact of our hedging activities.

                          Natural Gas Prices by Quarter
                                 (in $ per Mcf)

              ---------------------------------------------------------------------------------------------------
              Quarter Ended
              ---------------------------------------------------------------------------------------------------
                March 31,    June 30,    September 30,    December 31,     March 31,    June 30,    September 30,
                  2001         2001          2001             2001            2002        2002          2002
              -----------    --------    -------------    ------------     ---------    --------    -------------
Index            $7.27        $4.82         $2.98            $2.47           $2.38        $3.36        $3.28
Realized          4.85         3.41          2.26             2.09            2.21         2.44         2.08

         The NYMEX natural gas price on January 28, 2003 was $5.44 per Mcf.

         Prices for crude oil have followed a similar path as the commodity market fell throughout 2001 and the first quarter of 2002. The table below contains the last three day average of NYMEX traded contracts price and the prices we realized during each quarter for 2001 and the first three quarters of 2002.

                           Crude Oil Prices by Quarter
                                 (in $ per Bbl)

              Quarter Ended
              ---------------------------------------------------------------------------------------------------
                March 31,    June 30,   September 30,     December 31,    March 31,    June 30,     September 30,
                  2001         2001          2001             2001           2002         2002           2002
              -----------    --------   -------------     ------------    ---------    --------     -------------
Index            $29.86       $27.94        $26.50           $22.12         $19.48       $26.40         $27.50
Realized          27.22        25.32         25.06            18.72          16.64        23.47          27.19

         The NYMEX crude oil price on January 28, 2003 was $ 32.67 per Bbl.

         HEDGING ACTIVITIES. Our results of operations are significantly affected by fluctuations in commodity prices and we seek to reduce our exposure to price volatility by hedging our production through swaps, options and other commodity derivative instruments.

         In 2000, 2001 and the nine month period ended September 30, 2002, we experienced hedging losses of $20.2 million, $12.1 million and $2.8 million, respectively. In October 2002, all of these hedge agreements expired. Under the expired hedge agreements, we made total payments over the term of these arrangements to various counterparties in the amount of $35.1 million.

         Under the terms of the new senior credit agreement, we are required to enter into hedging transactions with respect to not less than 25% nor more than 75% of our crude oil and natural gas production on an ongoing basis. As of January 23, 2003, we have entered into a collar option agreement with respect to 5,000 MMBtu per day, or approximately 25% of our production, at a maximum call price of $6.25 per MMBtu and a minimum put price of $4.00 per MMBtu, for the calendar months of February through July 2003. As of the date of this prospectus, the fair market value of the collar option agreement is $0, which may change if changes in commodity prices fluctuate outside the range of the collar option.

         SELECTED OPERATING DATA. The following table sets forth certain of our operating data for the periods presented:

                                                                                       NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                              1999         2000         2001           2001         2002
                                              ----         ----         ----           ----         ----
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Operating revenue:
   Crude oil sales......................   $ 11,330        11,899      11,184          9,674         4,799
   NGLs sales...........................      5,043         7,061       5,979          4,865         3,014
   Natural gas sales....................     42,652        54,013      56,038         47,504        26,345
   Gas processing revenue...............      4,244         2,717       2,438          1,711         1,933
   Other................................      3,501           910       1,604          1,349         1,012
                                           --------      --------    --------       --------      --------
       Total operating revenue..........   $ 66,770        76,600      77,243         65,103        37,103
                                           ========      ========    ========       ========      ========
Operating income(loss)..................   $(10,972)       11,943      19,125         23,442      (116,124)
Crude oil production(MBbls).............      777.9         636.7       454.1          373.4         215.5
NGLs production(MBbls)..................      376.5         314.9       278.0          202.5         182.3
Natural gas production(MMcf)............   25,697.9      19,962.5    17,495.6       13,420.3      11,692.0
Average crude oil sales prices(per Bbl)    $  14.57         18.69       24.63          25.91         22.27
Average NGLs sales price(per Bbl).......   $  13.40         22.42       21.51          24.02         16.53
Average natural gas sales price(per        $   1.66          2.71        3.20           3.54          2.25
Mcf)....................................

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2002 TO NINE MONTHS ENDED SEPTEMBER 30, 2001

         OPERATING REVENUE. During the nine months ended September 30, 2002, operating revenue from crude oil, natural gas and natural gas liquid sales decreased to $34.2 million as compared to $62.0 million in the nine months ended September 30, 2001. The decrease in revenue was primarily due to decreased prices realized during the period, as well as a decrease in production volumes. Production volumes decreased primarily as a result of producing property sales in the later part of 2001 and in the first nine months of 2002. Lower commodity prices impacted crude oil and natural gas revenue by $20.1 million while reduced production volumes had a $7.7 million negative impact on revenue.

         Average sales prices net of hedging losses for the nine months ended September 30, 2002 were:

         o   $ 22.27 per Bbl of crude oil,

         o   $ 16.53 per Bbl of natural gas liquid, and

         o   $ 2.25 per Mcf of natural gas

         Average sales prices net of hedging losses for the nine months ended September 30, 2001 were:

         o   $ 25.91 per Bbl of crude oil,

         o   $ 24.02 per Bbl of natural gas liquid, and

         o   $  3.54 per Mcf of natural gas

         Crude oil production volumes declined from 373.4 MBbls during the nine months ended September 30, 2001 to 215.5 MBbls for the same period of 2002, primarily as a result of a de-emphasis on crude oil drilling in prior periods, and the sale of crude oil producing properties in the later part of 2001 and in the first half of 2002. Natural gas production volumes declined to 11,692 MMcf for the nine months ended September 30, 2002 from 13,420 MMcf for the same period of 2001. This decline was primarily due to the sale of properties in late 2001 and the first half of 2002 and the natural decline in production which was partially offset by new production from current drilling activities.

         LEASE OPERATING EXPENSES. Lease operating expenses and natural gas processing costs ("LOE") for the nine months ended September 30, 2002 decreased to $11.2 million from $13.7 million for the same period in 2001. The decrease in LOE was primarily due to a decrease in production tax expense due to higher commodity prices in the nine months ended September 30, 2001 as compared to the same period of 2002 and a reduction in the number of producing wells due to property sales. LOE on a per MCFE basis for the nine months ended September 30, 2002 was $0.80 per MCFE as compared to $0.81 for the same period of 2001.

         GENERAL AND ADMINISTRATIVE ("G&A") EXPENSES. G&A expenses decreased from $5.1 million for the first nine months of 2001 to $4.6 million for the first nine months of 2002. G&A expense on a per MCFE basis was $0.33 for the first nine months of 2002 compared to $0.30 for the same period of 2001. The decrease in G&A expense was primarily due to a decrease in consulting fees in 2002 as compared to 2001.

         G&A - STOCK-BASED COMPENSATION. Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of Accounting Principles Board Opinion No. ("APB") 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and not exercised prior to July 1, 2000, require that the awards be accounted for as variable expenses until they are exercised, forfeited, or expired. In March 1999, we amended the exercise price to $2.06 per share on all options with an existing exercise price greater than $2.06 per share. We recognized income of approximately $2.8 million during the nine months ended September 30, 2001 related to these repricings. The income was recorded as a reduction of expense. The income recognized in 2001 was due to a decline in the price of our common stock. During 2002, we did not recognize any stock -based compensation due to the decline in the price of our common stock.

         DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSES. Depreciation, depletion and amortization ("DD&A") expense decreased to $21.0 million for the nine months ended September 30, 2002 from $25.2 million for the same period of 2001. Our DD&A on a per MCFE basis for the nine months ended September 30, 2002 was $1.49 per MCFE as compared to $1.49 in 2001. These decreases were due to reduced production volumes in 2002 and reduction in the full cost pool as a result of prior ceiling limitation write-downs.

         INTEREST EXPENSE. Interest expense increased to $25.8 million for the first nine months of 2002 compared to $23.7 million in 2001. The increase was due to an increase in long-term debt primarily relating to the Old Grey Wolf credit facility.

         PROVED PROPERTY IMPAIRMENT. We record the carrying value of our crude oil and natural gas properties using the full cost method of accounting for crude oil and natural gas properties. Under this method, we capitalize the cost to acquire, explore for and develop crude oil and natural gas properties. Under the full cost accounting rules, the net capitalized cost of crude oil and natural gas properties less related deferred taxes, is limited by country, to the lower of the unamortized cost or the cost ceiling, (defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes.) If the net capitalized cost of crude oil and natural gas properties exceeds the ceiling limit, we are subject to a ceiling limitation write-down to the extent of such excess. A ceiling limitation write-down is a charge to earnings, which does not impact cash flow from operating activities. However, such write-downs do impact the amount of our stockholders' equity. An expense recorded in one period may not be reversed in a subsequent period even though higher crude oil and natural gas prices may have increased the ceiling applicable to the subsequent period.

         The risk that we will be required to write-down the carrying value of our crude oil and natural gas assets increases when crude oil and natural gas prices are depressed or volatile. In addition, write-downs may occur if we have substantial downward revisions in our estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if we voluntarily cancel, long-term contracts for our natural gas. As of June 30, 2002, our net capitalized costs of crude oil and natural gas properties exceeded the present value of our estimated proved reserves by $138.7 million ($28.2 million on the U.S. properties and $110.5 million on the Canadian properties). As a result, during the nine months ended September 30, 2002, we incurred a proved-property impairment write-down of approximately $116 million primarily due to volatile commodity prices. These amounts were calculated considering June 30, 2002 period-end prices of $26.12 per Bbl for crude oil and $2.16 per Mcf for natural gas as adjusted to reflect the expected realized prices for each of the full cost pools. We used the subsequent prices to evaluate our

Canadian properties, and reduced the period end June 30, 2002 write-down to an amount of $87.8 million on those properties. The subsequent prices in the U.S. would not have resulted in a reduction of the write-down for the U.S. properties. At September 30, 2002 our net capitalized cost of crude oil and natural gas properties did not exceed the present value of our estimated reserves, due to increased commodity prices during the third quarter and as such no further write-down was recorded.

         We cannot assure you that we will not experience additional write-downs in the future. Should commodity prices decline or if any of our proved reserves are revised downward, a further write-down of the carrying value of our crude oil and natural gas properties may be required.

         MINORITY INTEREST. We owned a 49% controlling interest in the earnings of Old Grey Wolf through August 2001. The consolidated financial statements include the results of Old Grey Wolf. The net income attributable to the minority interest in Old Grey Wolf for the first nine months of 2001 was $1.7 million. As of September 30, 2002, we owned 100% of the outstanding capital stock of Old Grey Wolf. We obtained the additional interest in Old Grey Wolf pursuant to a tender offer and subsequent compulsory merger, completed in September 2001.

         INCOME TAXES. Income taxes decreased to a benefit of $30.3 million for the first nine months of 2002 compared to an expense of $3.7 million for the same period of 2001. This decrease is due to reduced profitability in our operations, primarily as a result of ceiling limitation write-downs and lower commodity prices. There is no current or deferred income tax benefit for the U.S. net losses and a portion of the Canadian net losses due to the valuation allowance which has been recorded against such benefits. This results in a low consolidated effective tax rate for the nine months ended September 30, 2002.

COMPARISON OF YEAR ENDED DECEMBER 31, 2001 TO YEAR ENDED DECEMBER 31, 2000

         OPERATING REVENUE. During the year ended December 31, 2001, operating revenue from crude oil, natural gas and natural gas liquids sales increased by $200,000 from $73.0 million in 2000 to $73.2 million in 2001. This increase was primarily attributable to an increase in commodity prices offset by a decline in production volumes. Increased prices contributed $12.9 million in additional revenue, which was offset by $12.7 million due to a decrease in production volumes. The decline in production was due to the disposition of certain properties, primarily in Canada, natural field declines and our inability to replace the production represented by the properties we have sold with new production from the producing properties we invested in with the proceeds of our property sales.

         Natural gas liquids volumes declined from 314.9 MBbls in 2000 to 278.0 MBbls in 2001. Crude oil sales volumes declined from 636.7 MBbls in 2000 to
454.1 MBbls during 2001. Natural gas sales volumes decreased from 20.0 Bcf in 2000 to 17.5 Bcf in 2001. Production declines were primarily attributable to our disposition of assets during 2001 and our inability to replace the production represented by the properties we have sold with new production from the producing properties we invested in with the proceeds of our property sales.

         Average sales prices in 2001 net of hedging losses were:

         o   $ 24.63 per Bbl of crude oil,

         o   $ 21.51 per Bbl of natural gas liquids, and

         o   $ 3.20 per Mcf of natural gas.

         Average sales prices in 2000 net of hedging losses were:

         o   $18.69 per Bbl of crude oil,

         o   $22.42 per Bbl of natural gas liquids, and

         o   $2.71 per Mcf of natural gas.

         We also had natural gas processing revenue of $2.4 million in 2001 as compared to $2.7 million in 2000. The decline in processing revenue is due to a decrease in third party natural gas being processed. We are utilizing more of the plant capacity to process our own natural gas, leaving less capacity for third party processing.

         LEASE OPERATING EXPENSE. Lease operating expense ("LOE") and natural gas processing costs decreased slightly from $18.8 million in 2000 to $18.6 million in 2001. LOE on a per Mcfe basis for 2001 was $0.85 per Mcfe as compared to $0.73 per Mcfe in 2000. The increase in the per Mcfe cost is due to a decline in production volumes.

         G&A EXPENSE. General and administrative ("G&A") expense decreased from $6.5 million in 2000 to $6.4 million in 2001. The decline in G&A expenses is primarily due to our efforts to control cost. Our G&A expense on a per Mcfe basis increased from $0.27 in 2000 to $0.29 in 2001. The increase in the per Mcfe cost was due primarily to lower production volumes in 2001 as compared to 2000.

         G&A - STOCK-BASED COMPENSATION EXPENSE. Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of Accounting Principles Board Opinion No. ("APB") 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and not exercised prior to July 1, 2000, require that the awards be subject to variable accounting until they are exercised, forfeited, or expired. In March 1999, we amended the exercise price to $2.06 on all options with an existing exercise price greater than $2.06. We charged approximately $2.8 million to stock-based compensation expense in 2000 compared to crediting approximately $2.8 million in 2001. This was due to the decline in the market price of our Common stock during 2001.

         DD&A EXPENSE. Depreciation, depletion and amortization ("DD&A") expense decreased by $3.4 million from $35.9 million in 2000 to $32.5 million in 2001. Our DD&A expense on a per Mcfe basis for 2001 was $1.48 per Mcfe as compared to $1.40 per Mcfe in 2000. The decline in DD&A is due to reductions in our full cost pool resulting from ceiling test write-downs in prior years, as well as lower production volumes.

         INTEREST EXPENSE. Interest expense increased by $400,000 from $31.1 million to $31.5 million for 2001 compared to 2000. This increase resulted from an increase in debt levels during 2001 compared to 2000. The increase in our debt level was the result of additional sales pursuant to our production payment arrangement with Mirant Americas, as well as additional funding from the Old Grey Wolf credit facility.

         CEILING LIMITATION WRITE-DOWN. We record the carrying value of our crude oil and natural gas properties using the full cost method of accounting for crude oil and natural gas properties. Under this method, we capitalize the cost to acquire, explore for and develop crude oil and natural gas properties. Under the full cost accounting rules, the net capitalized cost of crude oil and natural gas properties less related deferred taxes, are limited by country, to the lower of the unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. If the net capitalized cost of crude oil and natural gas properties exceeds the ceiling limit, we are subject to a ceiling limitation write-down to the extent of such excess. A ceiling limitation write-down is a charge to earnings which does not impact cash flow from operating activities. However, such write-downs do impact the amount of our stockholders' equity. The cost ceiling represents the present value (discounted at 10%) of net cash flows from sales of future production, using commodity prices on the last day of the quarter, or alternatively, if prices subsequent to that date have increased, a price near the periodic filing date of our financial statements. As of December 31, 2001, our net capitalized costs of crude oil and natural gas properties exceeded the present value of its estimated proved reserves by $71.3 million ($38.9 million on the U.S. properties and $32.4 million on the Canadian properties). These amounts were calculated considering 2001 year-end prices of $19.84 per Bbl for crude oil and $2.57 per Mcf for natural gas as adjusted to reflect the expected realized prices for each of the full cost pools. We did not adjust capitalized costs for our U.S. properties because subsequent to December 31, 2001, crude oil and natural gas prices increased such that capitalized costs for our U.S. properties did not exceed the present value of the estimated proved crude oil and natural gas reserves for our U.S. properties as determined using increased realized prices on March 22, 2002 of $24.16 per Bbl for crude oil and $2.89 per Mcf for natural gas. We also used the subsequent prices to evaluate our Canadian properties, and reduced the 2001 year-end write-down to an amount of $2.6 million on those properties.

         The risk that we will be required to write-down the carrying value of our crude oil and natural gas assets increases when crude oil and natural gas prices are depressed or volatile. In addition, write-downs may occur if we have substantial downward revisions in our estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if we voluntarily cancel, long-term contracts for our natural gas. We cannot assure you that we will not experience additional write-downs in the future. If commodity prices decline or if any of our proved reserves are revised downward, a further write-down of the carrying value of our crude oil and natural gas properties may be required. See Note 18 of Notes to Consolidated Financial Statements.

         MINORITY INTEREST. We owned a 49% interest in the earnings of Old Grey Wolf through August 2001. The consolidated financial statements include the results of Old Grey Wolf. The net income attributable to the minority interest in Old Grey Wolf through August 2001 increased to $1.7 million in 2001 from $1.3 million in 2000. This increase is due to improved profitability of Old Grey Wolf as a result of improved commodity prices received in 2001 as compared to 2000. As of December 31, 2001, we owned 100% of the outstanding capital stock of Old Grey Wolf. We obtained the additional interest in Old Grey Wolf pursuant to a tender offer and subsequent compulsory merger, completed in September 2001.

         INCOME TAXES. Income tax expense decreased from $3.7 million for the year ended December 31, 2000 to $2.4 million for the year ended December 31, 2001. The decrease was primarily due to the tax benefit relating to the ceiling limitation write-down relating to Canadian producing properties in 2001.

         OTHER. In March 2000, Abraxas Wamsutter L.P. sold all of its interest in its crude oil and natural gas properties to a third party. Prior to the sale of these properties, effective January 1, 2000, Abraxas' equity investee share of crude oil and natural gas property cost, results of operations and amortization were not material to consolidated operations or financial position. As a result of the sale, Abraxas received approximately $34 million, which represented a proportional interest in Abraxas Wamsutter L.P.'s proved properties.

         In June 2000, we retired $3.5 million of the Old Notes and $3.6 million of the Second Lien Notes at a discount of $1.8 million.

COMPARISON OF YEAR ENDED DECEMBER 31, 2000 TO YEAR ENDED DECEMBER 31, 1999

         OPERATING REVENUE. During the year ended December 31, 2000, operating revenue from crude oil, natural gas and natural gas liquids sales increased by $14.0 million from $59.0 million in 1999 to $73.0 million in 2000. This increase was primarily attributable to an increase in commodity prices. Increased prices contributed $26.5 million in additional revenue, which was offset by $12.5 million due to a decrease in production volumes. The decline in production was due to the disposition of certain properties, primarily in Canada.

         Natural gas liquids volumes declined from 376.5 MBbls in 1999 to 314.9 MBbls in 2000. Crude oil sales volumes declined from 777.9 MBbls in 1999 to
636.7 MBbls during 2000. Natural gas sales volumes decreased from 25.7 Bcf in 1999 to 20.0 Bcf in 2000. Production declines were primarily attributable to our disposition of assets during 2000.

         Average sales prices in 2000 net of hedging losses were:

              o   $18.69 per Bbl of crude oil,

              o   $22.42 per Bbl of natural gas liquids, and

              o   $2.71 per Mcf of natural gas.

         Average sales prices in 1999 net of hedging losses were:

              o   $14.57 per Bbl of crude oil,

              o   $13.40 per Bbl of natural gas liquids, and

              o   $1.66 per Mcf of natural gas.

         We also had natural gas processing revenue of $2.7 million in 2000 as compared to $4.2 million in 1999. The decline in processing revenue is due to a decrease in third party natural gas being processed. We are utilizing more of the plant capacity to process our own natural gas, leaving less capacity for third party processing.

         LEASE OPERATING EXPENSE. LOE and natural gas processing costs increased by $0.8 million from $17.9 million for 1999 to $18.8 million for 2000. LOE on a per Mcfe basis for 2000 was $0.73 per Mcfe as compared to

$0.55 per Mcfe in 1999. The increase was due primarily to a general increase in the cost of services and increased production taxes due to higher commodity prices in 2000 as compared to 1999. The increase in the per Mcfe cost is due to a decline in production volumes.

         G&A EXPENSE. G&A expense increased from $5.3 million for the year ended December 31, 1999 to $6.5 million for the year ended December 31, 2000. The increase in G&A was due to the loss of approximately $600,000 of overhead billed to Abraxas Wamsutter L.P., substantially all of the assets of which were sold in March 2000, and an increase in director compensation as a result of our restructuring in the fourth quarter of 1999. Our G&A expense on a per Mcfe basis increased from $0.16 in 1999 to $0.27 in 2000. The increase in the per Mcfe cost was due partly to lower production volumes in 2000 as compared to 1999 as well as the increase in expense in 2000 as compared to 1999.

         G&A - STOCK-BASED COMPENSATION EXPENSE. Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of Accounting Principles Board Opinion No. ("APB") 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and not exercised prior to July 1, 2000, require that the awards be subject to variable accounting until they are exercised, forfeited, or expired. In March 1999, we amended the exercise price to $2.06 on all options with an existing exercise price greater than $2.06. We recognized approximately $2.8 million as stock-based compensation expense during 2000 related to these repricings.

         DD&A EXPENSE. DD&A expense increased by $1.1 million from $34.8 million for the year ended December 31, 1999 to $35.9 million for the year ended December 31, 2000. Our DD&A expense on a per Mcfe basis for 1999 was $1.07 per Mcfe as compared to $1.40 per Mcfe in 2000. The increase in DD&A is the result of higher finding costs for 2000.

         INTEREST EXPENSE. Interest expense decreased by $5.7 million from $36.8 million to $31.1 million for the year ended December 31, 2000 compared to 1999. This decrease resulted from reduced debt levels during 2000 compared to 1999. The reduced debt level was the result of the exchange of approximately $269.7 million principal amount of our ld Notes for approximately $188.8 million principal of our Second Lien Notes, shares of our common stock and contingent value rights.

         CEILING LIMITATION WRITE-DOWN. We record the carrying value of our crude oil and natural gas properties using the full cost method of accounting for crude oil and natural gas properties. Under this method, we capitalize the cost to acquire, explore for and develop crude oil and natural gas properties. Under the full cost accounting rules, the net capitalized cost of crude oil and natural gas properties less related deferred taxes, is limited by country, to the lower of the unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. If the net capitalized cost of crude oil and natural gas properties exceeds the ceiling limit, we are subject to a ceiling limitation write-down to the extent of such excess. A ceiling limitation write-down is a charge to earnings, which does not impact cash flow from operating activities. However, such write-downs do impact the amount of our stockholders' equity.

         The risk that we will be required to write-down the carrying value of our crude oil and natural gas assets increases when crude oil and natural gas prices are depressed or volatile. In addition, write-downs may occur if we have substantial downward revisions in our estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if we voluntarily cancel, long-term contracts for our natural gas. For the year ended December 31, 1999, we recorded a write-down of $19.1 million, $11.9 million after tax, related to our Canadian properties. We cannot assure you that we will not experience additional write-downs in the future. Should commodity prices decline or if any of our proved reserves are revised downward , a further write-down of the carrying value of our crude oil and natural gas properties may be required. See
Note 18 of Notes to Consolidated Financial Statements.

         MINORITY INTEREST. Minority interest in the net income of Old Grey Wolf, our 49% owned subsidiary during 1999 and 2000, increased to $1.3 million in 2000 from $269,000 in 1999. This increase was due to improved profitability of Old Grey Wolf as a result of improved commodity prices received in 2000 as compared to 1999.

         INCOME TAXES. Income tax expense (benefit) increased from a benefit of $12.6 million for the year ended December 31, 1999 to expense of $3.7 million for the year ended December 31, 2000. The benefit for the year ended December 31, 1999 was primarily attributable to the ceiling limitation write down that occurred in that year.

         OTHER. In March 2000, Abraxas Wamsutter L.P. sold all of its interest in its crude oil and natural gas properties to a third party. Prior to the sale of these properties, effective January 1, 2000, Abraxas' equity investee share of crude oil and natural gas property cost, results of operations and amortization were not material to consolidated operations or financial position. As a result of the sale, Abraxas received approximately $34 million, which represented a proportional interest in Abraxas Wamsutter L.P.'s proved properties.

         In June 2000, we retired $3.5 million of the Old Notes and $3.6 million of the Second Lien Notes at a discount of $1.8 million.

SUBSEQUENT EVENT - FINANCIAL RESTRUCTURING

         In recent years, our cash flow from operations has been severely impacted by volatile commodity prices and reduced production resulting from sales of producing properties. Our reduced operating cash flow and high debt levels have put significant strain on our liquidity and cash position. During 2002, in order to address our need for additional liquidity and alternative sources of capital, the Planning Committee of the Board of Directors of Abraxas engaged Jefferies & Company, Inc. to assist with a strategic review of Abraxas' options to obtain additional liquidity. As a result of this strategic review, the Board of Directors approved an overall financial restructuring, comprised of the transactions described below, which were completed as of January 23, 2003.

         EXCHANGE OFFER. On January 23, 2003 Abraxas completed an exchange offer, pursuant to which it offered to exchange cash and securities for all of the outstanding 11 1/2% Senior Secured Notes due 2004, Series A, or second lien notes, and 11 1/2% Senior Notes due 2004, Series D, or old notes, issued by Abraxas and Canadian Abraxas. In exchange for each $1,000 principal amount of notes tendered in the exchange offer, tendering noteholders received

         o   cash in the amount of $264;

         o an 11 1/2% Secured Note due 2007, Series A, with a principal amount equal to $610; and

         o   31.36 shares of Abraxas common stock.

         At the time the exchange offer was made, there were approximately $190.1 million of the second lien notes and $800,000 of the old notes outstanding. Holders of approximately 94% of the aggregate outstanding principal amount of the second lien notes and old notes tendered their notes for exchange in the offer. Pursuant to the procedures for redemption under the applicable indenture provisions, the remaining 6% of the aggregate outstanding principal amount of the second lien notes and old notes were redeemed at 100% of the principal amount plus accrued and unpaid interest, for approximately $11.8 million. The indentures for the second lien notes and old notes have been duly discharged. In connection with the exchange offer, Abraxas made cash payments of approximately $47.4 million and issued approximately $109.5 million in principal amount of notes and 5,633,291 shares of Abraxas common stock, each of which are being offered for resale under this prospectus. Fees and expenses incurred in connection with the exchange offer were approximately $3.8 million.

         SALE OF STOCK OF CANADIAN ABRAXAS AND OLD GREY WOLF. Contemporaneously with the closing of the exchange offer, on January 23, 2003, Abraxas completed the sale to a wholly-owned subsidiary of PrimeWest Energy Inc. of all of the outstanding capital stock of two of Abraxas' former wholly-owned subsidiaries, Canadian Abraxas and Old Grey Wolf for approximately $138 million before net adjustments of $3.4 million. The aggregate purchase price was allocated to the shares of capital stock of Canadian Abraxas and Old Grey Wolf as follows:

                        NUMBER OF SHARES               PURCHASE PRICE
                        ----------------               --------------
Canadian Abraxas        5,751 common shares            $68 million
Old Grey Wolf           12,804,628 common shares       $70 million

                                TOTAL PURCHASE PRICE:  $138  MILLION
                                                       =============

         After purchase price adjustments and related costs and expenses of approximately $5.9 million were made, the purchase price realized for the sale of Canadian Abraxas and Old Grey Wolf was $132.1 million. Upon consummation of the sale, Old Grey Wolf repaid the outstanding indebtedness under its credit agreement with Mirant Canada Energy Capital, Ltd. in the amount of $46.3 million, which reduced the net proceeds from the sale by a corresponding amount. The net cash proceeds from the sale were $85.8 million, all of which has been utilized in connection with the financial restructuring.

         The properties transferred in conjunction with the sale of Canadian Abraxas and Old Grey Wolf amounted to approximately 35% of our total proved reserves at June 30, 2002 and approximately 60% of our production for the quarter ended September 30, 2002. Under the terms of the agreement with PrimeWest, Abraxas has retained certain assets formerly held by Canadian Abraxas and Old Grey Wolf, including all of Canadian Abraxas' and Old Grey Wolf's undeveloped acreage existing at the time of the sale, which includes all of our interests in the Ladyfern area. These assets have been contributed to New Grey Wolf, a new wholly-owned Canadian subsidiary of Abraxas. Portions of this undeveloped acreage will be developed by PrimeWest and New Grey Wolf under a farmout arrangement. Under the farmout arrangements, PrimeWest has agreed to participate in the development of certain lands of New Grey Wolf in the Caroline and Pouce Coupe areas of Alberta. PrimeWest has the right to obtain a 60% interest in certain wells if it bears 100% of the expense of drilling such wells. In addition, New Grey Wolf and PrimeWest will have an area of mutual interest in respect of the lands surrounding the Caroline area where each party will be entitled to participate in the acquisition of the other, with New Grey Wolf participating with a 40% interest and PrimeWest participating with a 60% interest.

         REDEMPTION OF FIRST LIEN NOTES. On January 24, 2003, we completed the redemption of 100% of our outstanding 12?% Senior Secured Notes, Series A, or first lien notes, with approximately $66.4 million of the proceeds from the sale of Canadian Abraxas and Old Grey Wolf. Prior to the redemption, we had $63.5 million of our first lien notes outstanding. Under the terms of the indenture for the first lien notes, as of March 15, 2002, we had the right to redeem the first lien notes at 100% of the outstanding principal amount of the notes, plus accrued and unpaid interest to the date of redemption, and to discharge the indenture upon call of the first lien notes for redemption and deposit of the redemption funds with the trustee. We exercised these rights on January 23, and upon the discharge of the indenture, the trustee released the collateral securing our obligations under the first lien notes.

         NEW SENIOR CREDIT AGREEMENT. Contemporaneously with the closing of the exchange offer and the sale of Canadian Abraxas and Old Grey Wolf, on January 23, 2003, Abraxas entered into a new senior credit agreement providing a term loan facility of $4.2 million and a revolving credit facility with a maximum borrowing base of up to $50 million. For a detailed description of the credit facilities under the new senior credit agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Indebtedness" beginning on page 55.

         SOURCES AND USES OF FUNDS IN FINANCIAL RESTRUCTURING

         The following table illustrates the sources and uses of funds for the financial restructuring.

                       SOURCES OF FUNDS                                         USES OF FUNDS
                       ----------------                                         -------------
                                       (US DOLLARS IN MILLIONS)
Sale of Canadian Abraxas and
Old Grey Wolf (1)......................          $132.1    Redemption of First Lien Notes (3).....      $ 66.4
New Senior Credit Agreement (2)........            46.7    Exchange Offer Cash Payments (4).......        59.2
                                                           Repayment of Old Grey Wolf
                                                           Credit Facility (5)....................        46.3
                                                           Fees and Expenses......................         6.9
                                                                                                        ------
Total Sources..........................          $178.8    Total Uses.............................      $178.8
                                                 ======                                               ========

-----------------------
(1) Represents CDN $205.9 million converted to US $134.6 million at an exchange rate of US $0.6538 per CDN $1.00, less fees and expenses of $2.5 million.

(2) Includes term loan facility of $4.2 million and outstanding amounts under the revolving credit facility of $42.5 million at the time of the financial restructuring.

(3) Represents $63.5 million in principal amount of the first lien notes and accrued interest of $2.9 million.

(4) Represents payments of $47.4 million for the cash portion of the exchange offer consideration and payments of $11.8 million for the redemption of the second lien notes and old notes remaining outstanding upon closing of the exchange offer.

(5) Represents CDN $70.8 million converted to US $46.3 million at an exchange rate of US $0.6538 per CDN $1.00.

LIQUIDITY AND CAPITAL RESOURCES

         GENERAL. The crude oil and natural gas industry is a highly capital intensive and cyclical business. Our capital requirements are driven principally by our obligations to service debt and to fund the following costs:

         o the development of existing properties, including drilling and completion costs of wells;

         o acquisition of interests in crude oil and natural gas properties; and

         o   production and transportation facilities.

         The amount of capital available to us will affect our ability to service our existing debt obligations and to continue to grow the business through the development of existing properties and the acquisition of new properties.

         Our sources of capital are primarily cash on hand, cash from operating activities, the sale of properties and funding under the new revolving credit facility. Our overall liquidity depends heavily on the prevailing prices of crude oil and natural gas and our production volumes of crude oil and natural gas. Significant downturns in commodity prices, such as that experienced in the last nine months of 2001 and the first quarter of 2002, can reduce our cash from operating activities. Although we have hedged a portion of our natural gas and crude oil production and will continue this practice as required pursuant to the new senior credit agreement, future crude oil and natural gas price declines would have a material adverse effect on our overall results, and therefore, our liquidity. Furthermore, low crude oil and natural gas prices could affect our ability to raise capital on terms favorable to us. Similarly, our cash flow from operations will decrease if the volume of crude oil and natural gas we produce decreases. Our production volumes will decline as reserves are produced. In addition, due to sales of properties in 2002 and January 2003, we now have significantly reduced reserves and production levels. In the future we may sell additional properties, which could further reduce our production volumes. To offset the loss in production volumes resulting from natural field declines and sales of producing properties, we must conduct successful exploration, exploitation and development activities, acquire additional producing properties or identify additional behind-pipe zones or secondary recovery reserves. While we have had some success in pursuing these activities, historically, we have not been able to fully replace the production volumes lost from natural field declines and property sales.

         WORKING CAPITAL. At September 30, 2002, on a pro forma basis, we had current assets of $13.3 million and current liabilities of $5.2 million resulting in working capital of $8.1 million. The majority of our current liabilities at September 30, 2002, on a pro forma basis, were trade accounts payable of $2.6 million and revenues due third parties of $2.6 million. Our capital resources and liquidity will be affected by realized crude oil and natural gas prices, our production levels and by the timing and amount of our cash interest payments under the revolving credit facility, which we estimate will be approximately $3.5 million per year. We do not expect to make cash interest payments with respect to the outstanding notes, and the issuance of new notes in lieu of cash interest payments will not affect our working capital balance.

         CAPITAL EXPENDITURES. Capital expenditures, excluding property divestitures during the first nine months of 2002, were $33.4 million compared to $44.8 million during the same period of 2001. The table below sets forth the components of these capital expenditures on a historical basis for the nine months ended September 30, 2002 and 2001.

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,
                                                ------------------------
                                                   2002          2001
                                                ---------     ----------
   Expenditure category (in thousands):
     Acquisitions.............................   $     -        $     -
     Development..............................    33,240         44,666
     Facilities and other.....................       152            327
                                                ---------     ----------
         Total................................   $33,392        $44,793
                                                =========     ==========

         Investing activities provided $286,000 net during the first nine months of 2002. $33.7 million was provided from the proceeds of property sales during the period. $33.2 million was utilized primarily for the development of crude oil and natural gas properties and other facilities. This compares to using $31.7 million net during the first nine months of 2001, $44.8 million of which was utilized for the development of crude oil and natural gas properties and $15.4 million of which was provided from the sale of properties.

         Our capital expenditures are subject to limitations imposed under the revolving credit facility, including a maximum annual capital expenditure budget of $15 million for 2003, subject to reduction in the event of a reduction in our net assets. We currently expect to have a capital expenditure budget of up to $8 million for the first quarter of 2003. Our capital expenditures could include expenditures for acquisition of producing properties if such opportunities arise, but we currently have no agreements, arrangements or undertakings regarding any material acquisitions. We have no material long-term capital commitments and are consequently able to adjust the level of our expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors. Should the prices of crude oil and natural gas decline from current levels, our cash flows will decrease which may result in a reduction of the capital expenditures budget. If we decrease our capital expenditures budget, we may not be able to offset crude oil and natural gas production volumes decreases caused by natural field declines and sales of producing properties.

         SOURCES OF CAPITAL. The net funds provided by and/or used in each of the operating, investing and financing activities are summarized in the following table and discussed in further detail below:

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                       ---------------------------------------
                                                              2002                2001
                                                       ------------------- -------------------
                                                                   (IN THOUSANDS)
                                                       ---------------------------------------
   Net cash (used) provided by operating activities       $   (2,820)         $   26,089
   Net cash (used) provided by investing activities              286             (31,680)
   Net cash provided by financing activities                   8,605               4,240
                                                       ------------------- -------------------
   Total                                                  $    6,071              (1,351)
                                                       =================== ===================

         Operating activities during the nine months ended September 30, 2002 used $2.8 million cash compared to providing $26.1 million in the same period in 2001. The 2002 period included an operating loss from operations, after non-cash items, of $4.6 million compared to 2001 results of a $19.8 million gain. Lower commodity prices realized in 2002 compared to 2001 significantly reduced operating cash flow. Investing activities provided $286,000 for the first nine months of 2002 compared to requiring $31.7 million for the same period of 2001. Capital expenditures for development activities required $44.8 million in the 2001 period compared to only $33.4 million in 2002. Asset sale proceeds total $33.7 million in the first nine months of 2002, compared to only $15.4 million in 2001. These additional proceeds were utilized to provide liquidity lost due to lower commodity prices. Financing activities provided $8.6 million for the first nine months of 2002 compared to providing $4.2 million for the same period of 2001. Borrowings under the Old Grey Wolf credit facility were $4.2 million higher in 2002 as compared to 2001. These incremental borrowings were utilized to fund drilling activities on Canadian assets.

         CURRENT LIQUIDITY REQUIREMENTS. We currently have substantial indebtedness and debt service requirements and we have had recurring net losses in four of the last five years and for the first nine months of 2002. Our loss of approximately $112.8 million during the nine months ended September 30, 2002 ($43.8 million on a pro forma basis) was due primarily to non-cash proved property impairments of approximately $116 million ($28 million on a pro forma basis) resulting from depressed commodity prices. At September 30, 2002, Abraxas' current liabilities of approximately $86.7 million exceeded current assets of $22.6 million resulting in a working capital deficit of $64.1 million. At September 30, 2002, on a pro forma basis, our current assets of $13.3 million exceeded liabilities of $5.2 million, resulting in working capital of $8.1 million. We also had a shareholders' deficit of $138.0 million ($67.5 million on a pro forma basis). The success of our future operations will require us to meet our debt obligations and to make substantial capital expenditures for the exploitation, development, exploration and production of crude oil and natural gas. We plan to use cash flow from operations and availability under the revolving credit facility established under the new senior credit agreement to continue developing our properties. However, our utilizable cash flow from operations will be effectively limited by mandatory cash balance reductions required under the revolving credit facility at the end of each quarter, which are described in the section entitled "--Indebtedness--New Senior Credit Agreement" on page 55 of this prospectus.

         FUTURE CAPITAL RESOURCES. We will have four principal sources of liquidity going forward: (i) cash on hand, (ii) cash flow from operations,
(iii) availability under the revolving credit facility, and (iv) sales of producing properties. In addition we may attempt to raise additional capital through the issuance of additional debt or equity securities. However, the terms of the indenture governing our outstanding notes and the new senior credit agreement substantially restrict our ability to:

         o   incur additional indebtedness;

         o   incur liens;

         o   pay dividends or make certain other restricted payments;

         o   consummate certain asset sales;

         o   enter into certain transactions with affiliates;

         o   merge or consolidate with any other person; or

         o sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

         Due to the restrictions contained in the indenture and new senior credit agreement described above, our best opportunity for additional sources of liquidity and capital will be through the issuance of equity securities or through the disposition of assets.

         CONTRACTUAL OBLIGATIONS. We are committed to making cash payments in the future on the following types of agreements:

         o        Long-term debt

         o        Operating leases for office facilities

         We have no off-balance sheet debt or unrecorded obligations and we have not guaranteed the debt of any other party. Below is a schedule of the future payments that we are obligated to make based on agreements in place as of January 31, 2003.

                                                                  Payments due in:
                                --------------------------------------------------------------------------------------
Contractual Obligations
(dollars in thousands)              Total          2003          2004          2005          2006           2007
------------------------------- --------------------------------------------------------------------------------------
Long-Term Debt (1)                $231,996             --            --          --         $47,996 (2)   $184,000 (3)
Operating Leases (4)                  $885           $236          $236        $236            $177             --

(1) Includes the amounts outstanding under the term loan facility, the revolving credit facility and the outstanding notes.

(2) Represents repayment of the term loan facility and the revolving credit facility and assumes that interest will be capitalized under the term loan facility and that periodic interest on the senior credit facility will be paid on a monthly basis and that we will not draw down additional funds thereunder.

(3) Assumes that new notes will be issued in lieu of cash interest payments on the outstanding notes, through the date of maturity.

(4) Office lease obligations. Leases for office space for Abraxas and New Grey Wolf expire in April 2006 and May 2003, respectively.

         OTHER OBLIGATIONS. We make and will continue to make substantial capital expenditures for the acquisition, exploitation, development, exploration and production of crude oil and natural gas. In the past, we have funded our operations and capital expenditures primarily through cash flow from operations, sales of properties, sales of production payments and borrowings under our bank credit facilities and other sources. Given our high degree of operating control, the timing and incurrence of operating and capital expenditures is largely within our discretion. As cash flow permits our capital expenditure budget for the remainder of 2002 for existing operations and leaseholds is approximately $5.1 million.

         INDEBTEDNESS. The recently completed financial restructuring resulted in the retirement of our first lien notes, second lien notes and old notes, together with the Old Grey Wolf credit facility. Our existing indebtedness consists of the senior credit facility and the notes issued in connection with the financial restructuring.

         11 1/2% SECURED NOTES. On January 23, 2003, Abraxas issued $109.5 million in principal amount of our 11 1/2% Secured Notes due 2007, Series A, in exchange for the second lien notes and old notes tendered in the exchange offer. The notes were issued under an indenture with U.S. Bank, N.A. For a more complete description of the notes, see "Description of the Notes" beginning on page 86 of this prospectus.

         NEW SENIOR CREDIT AGREEMENT. Contemporaneously with the closing of the exchange offer and the sale of Abraxas' Canadian subsidiaries, Abraxas entered into a new senior credit agreement providing a term loan facility and a revolving credit facility as described below. Subject to earlier termination on the occurrence of events of default or other events, the stated maturity date for both the term loan facility and the revolving credit facility is January 22, 2006. In the event of an early termination, we will be required to pay a prepayment premium, except in the limited circumstances described in the new senior credit agreement. Outstanding amounts under both facilities bear interest at the prime rate announced by Wells Fargo Bank, N.A. plus 4.5%. Any amounts in default under the term loan facility will accrue interest at an additional 4%. At no time will the amounts outstanding under the new senior credit agreement bear interest at a rate less than 9%.

         TERM LOAN FACILITY. Abraxas has borrowed $4.2 million pursuant to a term loan facility, all of which was used to make cash payments in connection with the financial restructuring. Accrued interest under the term loan facility will be capitalized and added to the principal amount of the term loan facility until maturity.

         REVOLVING CREDIT FACILITY. Lenders under the new senior credit agreement have provided a revolving credit facility to Abraxas with a maximum borrowing base of up to $50 million. Our current borrowing base under the revolving credit facility is $49.9 million, subject to adjustments based on periodic calculations and mandatory prepayments under the senior credit agreement. Portions of accrued interest under the revolving credit facility may be capitalized and added to the principal amount of the revolving credit facility. As of the date of this prospectus, we have borrowed $42.5 million under the revolving credit facility, all of which was used to make cash payments in connection with the financial restructuring. We plan to use the remaining borrowing availability under the new senior credit agreement to fund our operations, including capital expenditures.

         COVENANTS. Under the new senior credit agreement, Abraxas is subject to customary covenants and reporting requirements. Certain financial covenants require Abraxas to maintain minimum levels of consolidated EBITDA (as defined in the new senior credit agreement), minimum ratios of consolidated EBITDA to cash interest expense and a limitation on annual capital expenditures. In addition, at the end of each fiscal quarter, if the aggregate amount of our cash and cash equivalents exceeds $2.0 million, we are required to repay the loans under the new senior credit agreement in an amount equal to such excess. The new senior credit agreement also requires us to enter into hedging agreements on not less than 25% or more than 75% of our projected oil and gas production. We are also required to establish deposit accounts at financial institutions acceptable to the lenders and we are required to direct our customers to make all payments into these accounts. The amounts in these accounts will be transferred to the lenders upon the occurrence and during the continuance of an event of default under the new senior credit agreement.

         In addition to the foregoing and other customary covenants, the new senior credit agreement contains a number of covenants that, among other things, restrict our ability to:

         o   incur additional indebtedness;

         o create or permit to be created any liens on any of our properties;

         o   enter into any change of control transactions;

         o   dispose of our assets;

         o   change our name or the nature of our business;

         o make any guarantees with respect to the obligations of third parties;

         o   enter into any forward sales contracts;

         o make any payments in connection with distributions, dividends or redemptions relating to our outstanding securities, or

         o   make investments or incur liabilities.

         GUARANTEES. The obligations of Abraxas under the new senior credit agreement are guaranteed by Sandia Oil & Gas, Sandia Operating, Wamsutter, New Grey Wolf, Western Associated Energy and Eastside Coal. Obligations under the new senior credit agreement are secured by a first lien security interest in substantially all of Abraxas' and the guarantors' assets, including all crude oil and natural gas properties.

         EVENTS OF DEFAULT. The new senior credit facility contains customary events of default, including nonpayment of principal or interest, violations of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities, change of control and any material adverse change in our financial condition.

         The foregoing summary is qualified in its entirety by the terms of the new senior credit agreement, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

         HEDGING ACTIVITIES. Our results of operations are significantly affected by fluctuations in commodity prices and we seek to reduce our exposure to price volatility by hedging our production through swaps, options and other commodity derivative instruments. Under the new senior credit agreement, we are required to enter into hedging agreements on not less than 25% or more than 75% of our projected oil and gas production on an on-going basis. See "--Quantitative and Qualitative Disclosures about Market Risk; Commodity Price Risk--Hedging Sensitivity" for further information.

         NET OPERATING LOSS CARRYFORWARDS. At December 31, 2001 we had, subject to the limitation discussed below, $115,900,000 of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2002 through 2021 if not utilized. At December 31, 2001, we had approximately $6,700,000 of net operating loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2002 through 2008 if not utilized. In connection with the financial restructuring, a significant portion of the U.S. loss carryforwards will be utilized.

         As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December
31, 1991 of $3,203,000 will be limited to approximately $235,000 per year.

         During 1992, we acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of the acquired corporation of $257,000 acquired in the acquisition are limited to approximately $115,000 per year.

         As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $6,590,000 will be limited as described above and in the following paragraph.

         An ownership change under Section 382 occurred in December 1999, following the issuance of additional shares, as described in Note 5. It is expected that the annual use of U.S. net operating loss carryforwards subject to this Section 382 limitation will be limited to approximately $363,000, subject to the lower limitations described above. Future changes in ownership may further limit the use of our carryforwards. In 2000 assets with built in gains were sold, increasing the Section 382 limitation for 2001 by approximately $31,000,000.

         The annual Section 382 limitation may be increased during any year, within 5 years of a change in ownership, in which built-in gains that existed on the date of the change in ownership are recognized.

         In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, we have established a valuation allowance of $39,670,000 and $62,496,000 for deferred tax assets at December 31, 2001 and September 30, 2002 respectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK; COMMODITY PRICE RISK

         COMMODITY PRICE RISK

         Our exposure to market risk rests primarily with the volatile nature of crude oil, natural gas and natural gas liquids prices. We manage crude oil and natural gas prices through the periodic use of commodity price hedging agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". Assuming the production levels we attained during the nine months ended September 30, 2002, a 10% decline in crude oil, natural gas and natural gas liquids prices would have reduced our operating revenue, cash flow and net income (loss) by approximately $1.4 million for the nine months ended September 30, 2002.

         HEDGING SENSITIVITY

         On January 1, 2001, we adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, we use only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income/Loss, a component of Stockholder's Equity, to the extent that the hedge is effective.

         The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in accumulated Other Comprehensive Income/Loss related to a cash flow hedge that becomes ineffective, remain unchanged until the related production is delivered. If we determine that it is probable that a hedged transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

         Gains and losses on hedging instruments related to accumulated Other Comprehensive Income and adjustments to carrying amounts on hedged production are included in natural gas or crude oil production revenue in the period that the related production is delivered.

         The following table sets forth our hedging position as of the date of this prospectus.

              Time Period                     Notional Quantities                   Price                Fair Value
----------------------------------------  ---------------------------    ----------------------------    -------------
February 1, 2003--July 31, 2003           5,000 MMBtu of production      Option Collar with floor of          --
                                          per day                        $4.00 and ceiling of $6.25

         In 2000, 2001 and the nine month period ended September 30, 2002, we experienced hedging losses of $20.2 million, $12.1 million and $2.8 million, respectively. In October 2002, all of these hedge agreements expired. Under the expired hedge agreements, we made total payments to various counterparties in the amount of $35.1 million.

         Under the terms of the new senior credit agreement, we are required to enter into hedging transactions with respect to not less than 25% nor more than 75% of our crude oil and natural gas production on an ongoing basis. As of January 23, 2003, we have entered into a collar option agreement with respect to 5,000 MMBtu per day, or approximately 25% of our production, at a maximum call price of $6.25 per MMBtu and a minimum put price of $4.00 per MMBtu. As of the date of this prospectus, the fair market value of the collar option agreement is not material. For Abraxas, the fair value of the hedging instrument was determined based on the base price of the hedged item and NYMEX forward price quotes.

         All hedge transactions are subject to our risk management policy, which has been approved by the Board of Directors. We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

         INTEREST RATE RISK

         At September 30, 2002, substantially all of our long-term debt was at fixed interest rates and not subject to fluctuations in market rates. At September 30, 2002, on pro forma basis, we had approximately $46.7 million in outstanding indebtedness under the new senior credit agreement, accruing interest at a rate of prime plus 4.5%, subject to a minimum interest rate of 9.0%. In the event that the prime rate (currently 1.5%) rises above 4.5% the interest rate applicable to our outstanding indebtedness under the new senior credit agreement will rise accordingly. For every percentage point that the prime rate rises above 4.5%, our interest expense would increase by approximately $467,000 on an annual basis. The remainder of our long-term debt accrues interest at fixed rates and is accordingly not subject to fluctuations in market rates.

         FOREIGN CURRENCY

         Our Canadian operations are measured in the local currency of Canada. As a result, our financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in the foreign markets. Canadian operations reported a pre tax loss of $94.4 million for the nine months ended September 30, 2002. It is estimated that a 5% change in the value of the U.S. dollar to the Canadian dollar would have changed our pre tax income by approximately $4.7 million. We do not maintain any derivative instruments to mitigate the exposure to translation risk. However, this does not preclude the adoption of specific hedging strategies in the future.

CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements in conformity with generally accepted accounting principles requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities in the financial statements. The following represents those policies that management believes are particularly important to the financial statements and that require the use of estimates and assumptions to describe matters that are inherently uncertain.

         FULL COST METHOD OF ACCOUNTING FOR CRUDE OIL AND NATURAL GAS ACTIVITIES. SEC Regulation S-X defines the financial accounting and reporting standards for companies engaged in crude oil and natural gas activities. Two methods are prescribed: the successful efforts method and the full cost method. Abraxas has chosen to follow the full cost method. At the time it was adopted, management believed that this method would be preferable, as earnings tend to be less volatile than under the successful efforts method. See Note 1 of the Notes to Consolidated Financial Statements.

         However, the full cost method makes us susceptible to significant non-cash charges during times of volatile commodity prices because the full cost pool may be impaired when prices are low. These charges are not recoverable when prices return to higher levels. We have experienced this situation several times over the years and experienced it again in 2001. Our crude oil and natural gas reserves have a relatively long life. However, temporary drops in commodity prices can have a material impact on our business including impact from the full cost method of accounting.

         Under the full cost method of accounting, we record the carrying value of our crude oil and natural gas properties, and capitalize the cost to acquire, explore for and develop crude oil and natural gas properties. The net capitalized cost of crude oil and natural gas properties less related deferred taxes, is limited by country, to the lower of the unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves, discounted at 10%, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. If the net capitalized cost of crude oil and natural gas properties exceeds the ceiling limit, we are subject to a ceiling limitation write-down to the extent of such excess. A ceiling limitation write-down is a charge to earnings which does not impact cash flow from operating activities. However, such write-downs do impact the amount of our stockholders' equity.

         The risk that we will be required to write-down the carrying value of our crude oil and natural gas assets increases when crude oil and natural gas prices are depressed or volatile. In addition, write-downs may occur if we have substantial downward revisions in our estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if we voluntarily cancel, long-term contracts for our natural gas. As of June 30, 2002, we recorded a write-down of approximately $116 million due to volatile commodity prices. For the year ended December 31, 2001, we recorded a write-down of $2.6 million, related to our Canadian proved reserves. The write-down in 2001 was due to low commodity prices. For the year ended December 31, 1999, we recorded a write-down of $19.1 million, related to our Canadian properties. We cannot assure you that we will not experience additional write-downs in the future. Should commodity prices decline, a further write-down of the carrying value of our crude oil and natural gas properties may be required. See Note 18 of Notes to Consolidated Financial Statements.

         HEDGE ACCOUNTING. Statement of Financial Accounting Standards, ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", was effective for us on January 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income (OCI) and will be recognized in the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will we recognized in earnings. The fair value of hedging instruments is determined based on the base price of the hedged item and NYMEX forward price quotes.

NEW ACCOUNTING STANDARDS

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires an asset retirement obligation to be recorded at fair value during the period incurred and an equal amount recorded as an increase in the value of the related long-lived asset.
The capitalized cost is depreciated over the useful life of the asset and the obligation is accreted to its present value each period. SFAS No. 143 is effective for us beginning January 1, 2003. We are currently evaluating the impact the standard will have on our future results of operations and financial condition.

         Effective January 1, 2002, we adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 retains the requirement to recognize an impairment loss only where the carrying value of a long-lived asset is not recoverable from its undiscounted cash flows and to measure such loss as the difference between the carrying amount and fair value of the asset. SFAS No. 144, among other things, changes the criteria that have to be met to classify an asset as held-for-sale and requires that operating losses from discontinued operations be recognized in the period that the losses are incurred rather than as of the measurement date. This new standard had no impact on our consolidated financial statements during the first nine months of 2002.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB No. 4, 44, and 64, Amendments of FASB Statement No. 13 and Technical Corrections." SFAS No. 145 clarifies guidance related to the reporting of gains and losses from extinguishment of debt and resolves inconsistencies related to the required accounting treatment of certain lease modifications. SFAS No. 145 also amends other existing pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions relating to the reporting of gains and losses from extinguishment of debt become effective for us beginning January 1, 2003 with earlier adoption encouraged. All other provisions of this standard have been effective for the us as of May 15, 2002 and did not have a significant impact on our financial condition or results of operations.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires costs associated with exit of disposal activities to be recognized when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 is effective for us beginning January 1, 2003. We are currently evaluating the impact the standard will have on its results of operations and financial condition.

         The American Institute of Certified Public Accountants has issued an Exposure Draft for a Proposed Statement of Position, "Accounting for Certain Costs and Activities Related to Property, Plant and Equipment" which would require major maintenance activities to be expensed as costs are incurred. We are currently evaluating the impact on our results of operations and financial condition if this Proposed Statement of Position is adopted in its current form.

         In January, 2003, the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. We have not determined whether we will adopt the fair value based method of accounting for stock-based employee compensation.

                                    BUSINESS

GENERAL

         We are an independent energy company engaged primarily in the exploration, exploitation, development and production of crude oil and natural gas. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. As a result of our historical acquisition activities, we believe we have a substantial inventory of low risk opportunities, the exploitation and development of which are critical to the maintenance and growth of our current production levels. We seek to complement our exploitation and development activities by selectively participating in exploration projects with experienced industry partners.

         Our principal areas of operation are Texas, western Canada and Wyoming. Since the beginning of 2002, we have sold a number of our producing properties. For a description of these recent asset sales, see "--Recent Asset Sales - 2002" and "--Recent Developments--Financial Restructuring--Sale of Stock of Canadian Abraxas and Grey Wolf."

         At September 30, 2002, on a pro forma basis, we owned interests in 467,234 gross acres (372,860 net acres) and operated properties accounting for the majority of our PV-10, affording us substantial control over the timing and incurrence of operating and capital expenditures. At June 30, 2002, on a pro forma basis, estimated total proved reserves were 111.6 Bcfe with an aggregate PV-10 of $81.3 million.

BUSINESS STRATEGY

         Our primary business objectives are to increase reserves, production and cash flow through the following:

         o Low Cost Operations. We seek to maintain low lease operating and G&A expenses per Mcfe by operating a majority of our producing properties and by maintaining a high rate of production on a per well basis. As a result of this strategy, we have achieved per unit lease operating and G&A expenses that compare favorably with our peer companies.

         o Exploitation of Existing Properties. We will continue to allocate a portion of our operating cash flow to the exploitation of our proved oil and natural gas properties. We believe that the proximity of our undeveloped reserves to existing production makes development of these properties less risky and more cost-effective than other drilling opportunities available to us. Given our high degree of operating control, the timing and incurrence of operating and capital expenditures is largely within our discretion. Abraxas' inventory of development opportunities is considerable and growing, our ability to exploit that inventory will depend on our ability to raise additional capital and on our discretionary cash flow, which in turn is highly dependent on future crude oil and natural gas prices.

RECENT DEVELOPMENTS

         FINANCIAL RESTRUCTURING

         In recent years, our cash flow from operations has been severely impacted by volatile commodity prices and reduced production resulting from sales of producing properties. Our reduced operating cash flow and high debt levels have put significant strain on our liquidity and cash position. During 2002, in order to address our need for additional liquidity and alternative sources of capital, the Planning Committee of the Board of Directors of Abraxas engaged Jefferies & Company, Inc. to assist with a strategic review of Abraxas' options to obtain additional liquidity. As a result of this strategic review, the Board of Directors approved an overall financial restructuring, comprised of the transactions described below, which were completed as of January 23, 2003.

         EXCHANGE OFFER. On January 23, 2003 Abraxas completed an exchange offer, pursuant to which it offered to exchange cash and securities for all of the outstanding 11 1/2% Senior Secured Notes due 2004, Series A, or second lien notes, and 11 1/2% Senior Notes due 2004, Series D, or old notes, issued by Abraxas and Canadian Abraxas. In exchange for each $1,000 principal amount of notes tendered in the exchange offer, tendering noteholders received

         o   cash in the amount of $264;

         o an 11 1/2% Secured Note due 2007, Series A, with a principal amount equal to $610; and

         o   31.36 shares of Abraxas common stock.

         At the time the exchange offer was made, there were approximately $190.1 million of the second lien notes and $800,000 of the old notes outstanding. Holders of approximately 94% of the aggregate outstanding principal amount of the second lien notes and old notes tendered their notes for exchange in the offer. Pursuant to the procedures for redemption under the applicable indenture provisions, the remaining 6% of the aggregate outstanding principal amount of the second lien notes and old notes were redeemed at 100% of the principal amount plus accrued and unpaid interest, for approximately $11.8 million. The indentures for the second lien notes and old notes have been duly discharged. In connection with the exchange offer, Abraxas made cash payments of approximately $47.4 million and issued approximately $109.5 million in principal amount of notes and 5,633,291 shares of Abraxas common stock, each of which are being offered for resale under this prospectus. Fees and expenses incurred in connection with the exchange offer were approximately $3.8 million.

         SALE OF STOCK OF CANADIAN ABRAXAS AND OLD GREY WOLF. Contemporaneously with the closing of the exchange offer, on January 23, 2003, Abraxas completed the sale to a wholly-owned subsidiary of PrimeWest Energy Inc. of all of the outstanding capital stock of two of Abraxas' former wholly-owned subsidiaries, Canadian Abraxas and Old Grey Wolf for approximately $138 million before net adjustments of $3.4 million. The aggregate purchase price was allocated to the shares of capital stock of Canadian Abraxas and Old Grey Wolf as follows:

                        NUMBER OF SHARES               PURCHASE PRICE
                        ----------------               --------------
Canadian Abraxas        5,751 common shares            $68 million
Old Grey Wolf           12,804,628 common shares       $70 million

                                TOTAL PURCHASE PRICE:  $138  MILLION
                                                       -------------

         After purchase price adjustments and related costs and expenses of approximately $5.9 million were made, the purchase price realized for the sale of Canadian Abraxas and Old Grey Wolf was $132.1 million. Upon consummation of the sale, Old Grey Wolf repaid the outstanding indebtedness under its credit agreement with Mirant Canada Energy Capital, Ltd. in the amount of $46.3 million, which reduced the net proceeds from the sale by a corresponding amount. The net cash proceeds from the sale were $85.8 million, all of which has been utilized in connection with the financial restructuring.

         The properties transferred in conjunction with the sale of Canadian Abraxas and Old Grey Wolf amounted to approximately 35% of our total proved reserves at June 30, 2002 and approximately 60% of our production for the quarter ended September 30, 2002. Under the terms of the agreement with PrimeWest, Abraxas has retained certain assets formerly held by Canadian Abraxas and Old Grey Wolf, including all of Canadian Abraxas' and Old Grey Wolf's undeveloped acreage existing at the time of the sale, which includes all of our interests in the Ladyfern area. These assets have been contributed to New Grey Wolf, a new wholly-owned Canadian subsidiary of Abraxas. Portions of this undeveloped acreage will be developed by PrimeWest and New Grey Wolf under a farmout arrangement. Under the farmout arrangements, PrimeWest has agreed to participate in the development of certain lands of New Grey Wolf in the Caroline and Pouce Coupe areas of Alberta. PrimeWest has the right to obtain a 60% interest in certain wells if it bears 100% of the expense of drilling such wells. In addition, New Grey Wolf and PrimeWest will have an area of mutual interest in respect of the lands surrounding the Caroline area where each party will be entitled to participate in the acquisition of the other, with New Grey Wolf participating with a 40% interest and PrimeWest participating with a 60% interest.

         REDEMPTION OF FIRST LIEN NOTES. On January 24, 2003, we completed the redemption of 100% of our outstanding 12?% Senior Secured Notes, Series A, or first lien notes, with approximately $66.4 million of the proceeds from the sale of Canadian Abraxas and Old Grey Wolf. Prior to the redemption, we had $63.5 million of our first lien notes outstanding. Under the terms of the indenture for the first lien notes, as of March 15, 2002, we had the right to redeem the first lien notes at 100% of the outstanding principal amount of the notes, plus accrued and unpaid interest to the date of redemption, and to discharge the indenture upon call of the first lien notes for redemption and deposit of the redemption funds with the trustee. We exercised these rights on January 23, and upon the discharge of the indenture, the trustee released the collateral securing our obligations under the first lien notes.

         NEW SENIOR CREDIT AGREEMENT. Contemporaneously with the closing of the exchange offer and the sale of Canadian Abraxas and Old Grey Wolf, on January 23, 2003, Abraxas entered into a new senior credit agreement providing a term loan facility of $4.2 million and a revolving credit facility with a maximum borrowing base of up to $50 million. For a detailed description of the credit facilities under the new senior credit agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Indebtedness" beginning on page 55.

         SOURCES AND USES OF FUNDS IN FINANCIAL RESTRUCTURING

         The following table illustrates the sources and uses of funds for the financial restructuring.

                       SOURCES OF FUNDS                                         USES OF FUNDS
                       ----------------                                         -------------
                                       (US DOLLARS IN MILLIONS)
Sale of Canadian Abraxas and
Old Grey Wolf (1)......................          $132.1    Redemption of First Lien Notes (3).....      $ 66.4
New Senior Credit Agreement (2)........            46.7    Exchange Offer Cash Payments (4).......        59.2
                                                           Repayment of Old Grey Wolf
                                                           Credit Facility (5)....................        46.3
                                                           Fees and Expenses......................         6.9
                                                                                                        ------
Total Sources..........................          $178.8    Total Uses.............................      $178.8
                                                 ======                                                 ======

-----------------------
(1) Represents CDN $205.9 million converted to US $134.6 million at an exchange rate of US $0.6538 per CDN $1.00, less fees and expenses of $2.5 million.

(2) Includes term loan facility of $4.2 million and outstanding amounts under the revolving credit facility of $42.5 million at the time of the financial restructuring.

(3) Represents $63.5 million in principal amount of the first lien notes and accrued interest of $2.9 million.

(4) Represents payments of $47.4 million for the cash portion of the exchange offer consideration and payments of $11.8 million for the redemption of the second lien notes and old notes remaining outstanding upon closing of the exchange offer.

(5) Represents CDN $70.8 million converted to US $46.3 million at an exchange rate of US $0.6538 per CDN $1.00.


         RECENT ASSET SALES - 2002

         In May of 2002, our former wholly-owned Canadian subsidiaries, Old Grey Wolf and Canadian Abraxas, sold their interest in a natural gas processing plant and associated crude oil and natural gas reserves in the Quirk Creek and Mahaska fields in Alberta, Canada for approximately $22.9 million.

         In June 2002, Abraxas sold its interest in the East White Point field Texas for approximately $9.8 million.

         In July 2002, Canadian Abraxas and Old Grey Wolf sold their interest in the Milarville field in Alberta, Canada for approximately $1.1 million.

         DRILLING RESULTS

         We have successfully completed two new 100% working interest wells in the Peace River Arch area of Canada which were not included in the closed sale of producing properties. Also, in the Ladyfern area of Northeastern British Columbia we are participating for an approximate 17% working interest in two wells actively drilling. Two additional Ladyfern wells, with approximately 17% and 50% working interest ownership are expected to commence during this winters drilling season.

         IMPROVED COMMODITY PRICES

         Since December 31, 2001, commodity prices have improved significantly. As a point of reference, on January 28, 2003, the NYMEX natural gas price was $5.44 per Mcf, and the NYMEX crude oil price was $32.67 per Bbl as compared to December 31, 2001 natural gas price of $2.57 per Mcf and crude oil price of $19.84 per Bbl. The improvement in prices since December 31, 2001, has limited our potential impairment write down of crude oil and natural gas properties at year end 2001 and if such prices are sustained, should improve our liquidity and cash flows. For a more detailed description of commodity prices, you should read the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

MARKETS AND CUSTOMERS

         The revenue generated by our operations is highly dependent upon the prices of, and demand for, crude oil and natural gas. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our crude oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond our control including seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other crude oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic regulation, legislation and policies. Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenue, profitability and cash flow from operations. You should read the discussion under "Risk Factors--Crude oil and natural gas prices and their volatility could adversely our revenues, cash flows and profitability." and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Critical Accounting Policies" for more information relating to the effects on us of decreases in crude oil and natural gas prices.

         In order to manage our exposure to price risks in the marketing of our crude oil and natural gas, from time to time we have entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, we may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind our futures position and sell our production to a customer. These contracts may expose us to the risk of financial loss in certain circumstances, including instances where production is less than expected, our customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. These contracts may also restrict our ability to benefit from unexpected increases in crude oil and natural gas prices. You should read the discussion under "Management's Discussion and Analysis of Financial Condition And Results of Operations--Liquidity and Capital Resources," and "Quantitative and Qualitative Disclosures about Market Risk; Commodity Price Risk" for more information regarding our hedging activities.

         Substantially all of our crude oil and natural gas is sold at current market prices under short-term contracts, as is customary in the industry. During the year ended December 31, 2001, three purchasers accounted for approximately 41% of our crude oil and natural gas sales. We believe that there are numerous other companies available to purchase our crude oil and natural gas and that the loss of one or more of these purchasers would not materially affect our ability to sell crude oil and natural gas. The prices we receive for the sale of our crude oil and natural gas are subject to our hedging activities. You should read the discussion under "Management's Discussion and Analysis of Financial Condition And Results of Operations--Liquidity and Capital
Resources" and "Quantitative and Qualitative Disclosures about Market Risk; Commodity Price Risk" for more information regarding our hedging activities.

PRIMARY OPERATING AREAS

         TEXAS

         Our U.S. operations are concentrated in South and West Texas with over 99% of the PV-10 of our U.S. crude oil and natural gas properties at December 31, 2001, located in those two regions. We operate 91% of our wells in Texas. Operations in South Texas are concentrated along the Edwards trend in Live Oak and Dewitt Counties and in the Frio/Vicksburg trend in San Patricio County. We own an average 78% working interest in 57 wells with average daily production of 444 net Bbls of crude oil and NGLs and 14,057 net Mcf of natural gas per day for the year ended December 31, 2001.
As of December 31, 2001 we had estimated net proved reserves in South Texas of 46,521 Mmcfe (78% natural gas) with a PV-10 of $35.6 million, 80% of which was attributable to proved developed reserves. Our West Texas operations are concentrated along the deep Devonian/Ellenburger formations and shallow
Cherry Canyon sandstones in Ward County, the Spraberry trend in Midland
County and in the Sharon Ridge Clearfork Field in Scurry County. We own an average 76% working interest in 154 wells with average daily production of 621 net Bbls of crude oil and NGLs and 7,351 net Mcf of natural gas per day for the year ended December 31, 2001. As of December 31, 2001, we had estimated net proved reserves in West Texas of 88,039 Mmcfe (82% natural gas) with a PV 10 of $41.6 million, 47% of which was attributable to proved developed reserves. During 2001, we drilled a total of 4 new wells (4 net) in Texas with a 100% success rate. For a description of properties sold in 2002, see "--Recent Asset Sales--2002" and "--Recent Developments--Financial Restructuring--Sale of Stock of Canadian Abraxas and Grey Wolf" on pages 63 and 62, respectively, of this prospectus

         WESTERN CANADA

         Prior to our property sales in 2002 and the financial restructuring in which a large portion of our Canadian operations were sold, we owned producing properties in western Canada, consisting primarily of natural gas reserves and interests ranging from 10% to 100% in approximately 200 miles of natural gas gathering systems and 12 natural gas processing plants. As of December 31, 2001, Canadian Abraxas and Old Grey Wolf had estimated net proved reserves of 94,664 Mmcfe (85% natural gas) with a PV-10 of $132.5 million, 93% of which was attributable to proved developed reserves. For the year ended December 31, 2001, the Canadian properties produced an average of approximately 866 net Bbls of crude oil and NGLs per day and 26,500 net Mcf of natural gas per day. The natural gas processing plants had aggregate capacity of approximately 211 MMcf of natural gas per day (107 net MMcf). During 2001, we drilled a total of 12 new wells (9.3 net) in Canada with a 92% success rate.

EXPLORATORY AND DEVELOPMENTAL ACREAGE

         Our principal crude oil and natural gas properties consist of non-producing and producing crude oil and natural gas leases, including reserves of crude oil and natural gas in place. The following table indicates our interest in developed and undeveloped acreage as of September 30, 2002, on a pro forma basis:

                                                      DEVELOPED AND UNDEVELOPED ACREAGE
                                                     PRO FORMA AS OF SEPTEMBER 30, 2002
                                                     -----------------------------------
                                         DEVELOPED ACREAGE                        UNDEVELOPED ACREAGE
                             ----------------------------------------- ------------------------------------------
                                  GROSS ACRES            NET ACRES         GROSS ACRES          NET ACRES
                             ----------------------- ----------------- --------------------- --------------------
Canada                                9,698                   4,902           358,864            278,911
Texas                                25,257                  20,264            10,624              9,825
Wyoming                               3,200                   3,200            59,591             55,758
                             ----------------------- ----------------- --------------------- --------------------
         Total                       38,155                  28,366           429,079            344,494
                             ======================= ================= ===================== ====================

PRODUCTIVE WELLS

         The following table sets forth our total gross and net productive wells, expressed separately for crude oil and natural gas, as of September 30, 2002 on a pro forma basis:

                                                  PRODUCTIVE WELLS
                                          PRO FORMA AS OF SEPTEMBER 30, 2002
                                          ----------------------------------
STATE/COUNTRY                       CRUDE OIL                          NATURAL GAS
                         --------------------------------   ----------------------------------
                             GROSS              NET             GROSS               NET
                         ---------------   --------------   ---------------   ----------------
Canada                          22.0               3.1             30.0              14.2
Texas                          137.0             109.3             55.0              42.9
Wyoming                          5.0               5.0              0.0               0.0
                         ---------------   --------------   ---------------   ----------------
         Total                 164.0             117.4             85.0              57.1
                         ===============   ==============   ===============   ================

         Substantially all of our existing crude oil and natural gas properties are pledged to secure our indebtedness under the first lien notes and second lien notes and Old Grey Wolf's credit facility. On a pro forma basis, substantially all of our crude oil and natural gas properties will be pledged to secure our indebtedness under the new senior credit agreement and the notes.

RESERVES INFORMATION

         The crude oil and natural gas reserves in the U.S. have been estimated as of June 30, 2002 by DeGolyer and MacNaughton of Dallas, Texas and in Canada by McDaniel and Associates Consultants Ltd. of Calgary, Alberta. Crude oil and natural gas reserves, and the estimates of the present value of future net revenues therefrom, were determined based on then current prices and costs. Reserve calculations involve the estimate of future net recoverable reserves of crude oil and natural gas and the timing and amount of future net revenues to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.

         The following table sets forth certain information regarding estimates of our crude oil, natural gas liquids and natural gas reserves on both a historical and pro forma basis:

                                                                         ESTIMATED PROVED RESERVES
                                                     ------------------------------------------------------------------
                                                      PROVED DEVELOPED             PROVED                  TOTAL
                                                                                UNDEVELOPED               PROVED
                                                     --------------------    -------------------    -------------------
     As of January 1, 1998(1)
       Crude oil (MBbls)                                        7,075                1,873                    8,948
       NGLs (MBbls)                                             7,178                1,651                    8,829
       Natural gas (MMcf)                                     186,490               34,824                  221,314

     As of January 1, 1999(1)(2)(3)
       Crude oil (MBbls)                                        3,985                1,628                    5,613
       NGLs (MBbls)                                             1,834                  248                    2,082
       Natural gas (MMcf)                                     144,588               52,890                  197,478

     As of January 1, 2000(1)(2)(3)(4)
       Crude oil (MBbls)                                        5,513                1,606                    7,119
       NGLs (MBbls)                                             4,961                  562                    5,523
       Natural gas (MMcf)                                     154,221               35,894                  190,115

     As of January 1, 2001 (1)(2)(3)
       Crude oil (MBbls)                                        3,866                1,407                    5,273
       NGLs (MBbls)                                             3,135                  436                    3,571
       Natural gas (MMcf)                                     119,737               71,590                  191,327

     As of January 1, 2002
       Crude oil (MBbls)                                        1,980                1,170                    3,150
       NGLs (MBbls)                                             3,067                  585                    3,652
       Natural gas (MMcf)                                     111,243               77,514                  188,757

     As of January 1, 2002 Pro Forma
       Crude oil (MBbls)                                        1,514                1,078                    2,592
       NGLs (MBbls)                                               755                  208                      963
       Natural gas (MMcf)                                      41,073               64,892                  105,965

     As of June 30, 2002
       Crude oil (MBbls)                                        1,687                1,282                    2,969
       NGLs (MBbls)                                             1,879                  245                    2,124
       Natural gas (MMcf)                                      90,565               51,398                  141,963

     As of June 30, 2002 Pro Forma
       Crude oil (MBbls)                                        1,557                1,282                    2,839
       NGLs (MBbls)                                               764                  209                      973
       Natural gas (MMcf)                                      41,041               47,734                   88,775

------------------------
(1)      Includes 128,900, 31,900, 33,000 and 40,000 barrels of crude oil reserves owned by Old Grey Wolf of which 69,500, 16,400, 16,900 and 20,525 barrels are applicable to the minority interests share of these reserves as of January 1, 1998, 1999, 2000 and 2001 respectively.

(2)      Includes 131,300, 443,500, 236,000 and 692,000 barrels of natural gas liquids reserves owned by Old Grey Wolf of which 70,889, 227,600, 121,098 and 355,083 barrels are applicable to the minority interests share of these reserves as of January 1, 1998, 1999, 2000 and 2001 respectively.

(3) Includes 7,446, 28,610, 21,710 and 21,389 Mmcf of natural gas reserves owned by Old Grey Wolf of which 4,020, 14,700, 11,140 and 10,975 Mmcf are applicable to the minority interests share of these reserves as of January 1, 1998, 1999, 2000 and 2001 respectively.

(4) Includes 343,941 Bbls of crude oil reserves; 2,448.6 Mbbls of natural gas liquids reserves and 25,810 Mmcf of natural gas reserves, attributable to the Wyoming properties which were sold in March 2000. These reserves were estimated internally.

         The process of estimating crude oil, NGL and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

         Actual future production, crude oil, NGL and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this document. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing crude oil and natural gas prices and other factors, many of which are beyond our control.

         Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the period of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of crude oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the crude oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

         The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil, NGL and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil, NGL and natural gas properties described in this report are based on the assumption that future crude oil, NGL and natural gas prices remain the same as crude oil, NGL and natural gas prices at June 30, 2002. The average sales prices as of such date used for purposes of such estimates were $26.15 per Bbl of crude oil, $13.08 per Bbl of NGLs and $2.58 per Mcf of natural gas. These estimates also assume that we will make future capital expenditures of approximately $48.1 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on our properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

         We file reports of our estimated crude oil, NGL and natural gas reserves with the Department of Energy and the Bureau of the Census. The reserves reported to these agencies are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

CRUDE OIL, NATURAL GAS LIQUIDS, AND NATURAL GAS PRODUCTION AND SALES PRICES

         The following table presents our net crude oil, net natural gas liquids and net natural gas production, the average sales price per Bbl of crude oil and natural gas liquids and per Mcf of natural gas produced and the average cost of production per BOE of production sold, for the three years ended December 31, 2001:

                                                                                                        NINE MONTHS
                                                   YEAR ENDED DECEMBER 31,                          ENDED SEPTEMBER 30,
                                   ----------------------------------------------------      ---------------------------------
                                                                                 PRO                                    PRO
                                                                                FORMA                                  FORMA
                                       1999           2000          2001         2001           2001         2002       2002
                                   ----------     ----------    ----------    ---------      ----------   ----------  --------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
PRODUCTION:
   Crude oil (MBbls)............         778            637           454           329            373          216         180
   NGLs (MBbls).................         376            315           278            44            203          182           7
   Natural gas (MMcf)...........      25,698         19,962        17,496         7,006         13,420       11,692       4,080
     Mmcfe......................      32,624         25,675        21,888         9,244         16,876       14,080       5,202
AVERAGE SALES PRICE:(1)
   Crude oil (per Bbl)..........   $   14.57      $   18.69     $   24.63     $   25.01      $   25.91    $   22.27   $   22.66
   NGLs (per Bbl)...............       13.40          22.42         21.51         16.02          24.02        16.53       13.52
   Natural gas (per Mcf)........        1.66           2.71          3.20          2.94           3.54         2.25        2.33
     Per Mcfe...................        1.81           2.84          3.35          3.19           3.68         2.43        2.63
LOE (PER MCFE)..................   $    0.55      $    0.73     $    0.85     $    0.93      $    0.81         0.80        1.07

-------------------
(1)      Average sales prices are net of hedging activity.

(2) Crude oil and natural gas were combined by converting crude oil and natural gas liquids to a MCF equivalent ("MCF") on the basis of 1 Bbl of crude oil = 6 Mcf of natural gas.. Production costs include direct operating costs, ad valorem taxes and gross production taxes.

DRILLING ACTIVITIES

         The following table sets forth our gross and net working interests in exploratory, development, and service wells drilled during the periods indicated:

                                           YEARS ENDED DECEMBER 31,                        NINE MONTHS ENDED SEPTEMBER 30,
                      ------------------------------------------------------------------- ----------------------------------
                                                                              2001                               2002
                           1999             2000            2001            PRO FORMA           2002           PRO FORMA
                      ---------------- --------------- ---------------- ----------------- ---------------- -----------------
                       GROSS     NET     GROSS    NET   GROSS     NET     GROSS     NET    GROSS     NET     GROSS     NET
                        (1)      (2)      (1)     (2)    (1)      (2)      (1)      (2)     (1)      (2)      (1)      (2)
                      ------- -------- -------- ------ ------- -------- -------- -------- ------- -------- -------- --------
Exploratory (3)
  Productive (4)
   Crude Oil             2.0      2.0        -      -       -        -        -        -     1.0      1.0        -        -
   Natural gas           8.0      5.3      3.0    2.5     2.0      1.0        -        -     3.0      0.5      3.0      0.5
   Dry holes(5)         11.0      6.2      9.0    5.6     1.0       .5        -        -     3.0      1.5      3.0      1.5
                      ------- -------- -------- ------ ------- -------- -------- -------- ------- -------- -------- --------
               Total    21.0     13.5     12.0    8.1     3.0      1.5        -        -     7.0      3.0      6.0      2.0
                      ======= ======== ======== ====== ======= ======== ======== ======== ======= ======== ======== ========
Development(6)
  Productive (4)
     Crude oil           8.0      1.6      9.0    9.0     2.0      2.0      1.0      1.0       -        -        -        -
     Natural gas        20.0     13.1     16.0   12.2    13.0     11.0      5.0      4.3    14.0     11.8      3.0      1.1
     Dry holes (5)       9.0      4.5      3.0    3.0       -        -        -        -     1.0      1.0        -        -
                      ------- -------- -------- ------ ------- -------- -------- -------- ------- -------- -------- --------
               Total    37.0     19.2     28.0   24.2    15.0     13.0      6.0      5.3    15.0     12.8      3.0      1.1
                      ======= ======== ======== ====== ======= ======== ======== ======== ======= ======== ======== ========

         -----------------

(1)      A gross well is a well in which we own an interest.

(2) The number of net wells represents the total percentage of working interests held in all wells (e.g., total working interest of 50% is equivalent to 0.5 net well. A total working interest of 100% is equivalent to 1.0 net well).

(3) An exploratory well is a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

(4) A productive well is an exploratory or a development well that is not a dry hole.

(5) A dry hole is an exploratory or development well found to be incapable of producing either crude oil or natural gas in sufficient quantities to justify completion as a crude oil or natural gas well.

(6) A development well is a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) noted to be productive for the purpose of extracting proved crude oil or natural gas reserves.

         As of January 28, 2003, we had 3 wells in process of drilling, 2 in the Canada and 1 in the U.S. The two wells in Canada, in which we own an approximately 17% interest are in the Ladyfern area of Northeastern British Columbia. The U.S. well, in which we own a 25% carried interest is in west Texas.

COMPETITION

         We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

         The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future we cannot assure you that such materials and resources will be available to us.

         We face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. Our principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than ours. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

         We compete against other companies in our natural gas processing business both for supplies of natural gas and for customers to which we sell our products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

REGULATION OF CRUDE OIL AND NATURAL GAS ACTIVITIES

         The exploration, production and transportation of all types of hydrocarbons are subject to significant governmental regulations. Our operations are affected from time to time in varying degrees by political developments and federal, state, provincial and local laws and regulations. In particular, crude oil and natural gas production operations and economics are, or in the past have been, affected by industry specific price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

         PRICE REGULATIONS

         In the past, maximum selling prices for certain categories of crude oil, natural gas, condensate and NGLs in the United States were subject to significant federal regulation. At the present time, however, all sales of our crude oil, natural gas, condensate and NGLs produced in the United States under private contracts may be sold at market prices. Congress could, however, reenact price controls in the future. If controls that limit prices to below market rates are instituted, our revenue would be adversely affected.

         Crude oil and natural gas exported from Canada is subject to regulation by the National Energy Board ("NEB") and the government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that export contracts in excess of two years must continue to meet certain criteria prescribed by the NEB and the government of Canada. Crude oil and natural gas exports for a term of less than two years must be made pursuant to an NEB order, or, in the case of exports for a longer duration, pursuant to an NEB license and Governor in Council approval.

         The provincial governments of Alberta, British Columbia and Saskatchewan also regulate the volume of natural gas that may be removed from these provinces for consumption elsewhere based on such factors as reserve availability, transportation arrangements and marketing considerations.

         THE NORTH AMERICAN FREE TRADE AGREEMENT

         On January 1, 1994, the North American Free Trade Agreement ("NAFTA") among the governments of the United States, Canada and Mexico became effective. In the context of energy resources, Canada remains free to determine whether exports to the U.S. or Mexico will be allowed provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to the total supply of the energy resource (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

         NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports. The Texas Railroad Commission has recently become the lead agency for Texas for coordinating permits governing Texas to Mexico cross border pipeline projects. The availability of selling natural gas into Mexico may substantially impact the interstate natural gas market on all producers in the coming years.

         UNITED STATES NATURAL GAS REGULATION

         Historically, the natural gas industry as a whole has been more heavily regulated than the crude oil or other liquid hydrocarbons market. Most regulations focused on transportation practices. In the recent past interstate pipeline companies in the United States generally acted as wholesale merchants by purchasing natural gas from producers and reselling the natural gas to local distribution companies and large end users. Commencing in late 1985, the Federal Energy Regulatory Commission (the "FERC") issued a series of orders that have had a major impact on interstate natural gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of natural gas. The FERC's key rule making action, Order No. 636 ("Order 636"), issued in April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and natural gas balancing services), and to adopt a new ratemaking methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate markets natural gas as a merchant, it does so pursuant to private contracts in direct competition with all of the sellers, such as us; however, pipeline companies and their affiliates were not required to remain "merchants" of natural gas, and most of the interstate pipeline companies have become "transporters only," although many have affiliated marketers. Order
636 and related FERC orders have resulted in increased competition within all phases of the natural gas industry. We do not believe that Order 636 and the related restructuring proceedings affect us any differently than other natural gas producers and marketers with which we compete.

         Transportation pipeline availability and cost are major factors affecting the production and sale of natural gas. Our physical sales of natural gas are affected by the actual availability, terms and cost of pipeline transportation. The price and terms for access onto the pipeline transportation systems remain subject to extensive Federal regulation. Although Order 636 does not directly regulate our production and marketing activities, it does affect how buyers and sellers gain access to and use of the necessary transportation facilities and how we and our competitors sell natural gas in the marketplace. The courts have largely affirmed the significant features of Order No. 636 and the numerous related orders pertaining to individual pipelines, although some appeals remain pending and the FERC continues to review and modify its regulations regarding the transportation of natural gas. For example, the FERC has recently begun a broad review of its natural gas transportation regulations, including how its regulations operate in conjunction with state proposals for natural gas marketing restructuring and in the increasingly competitive marketplace for all post-wellhead services related to natural gas.

         In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas in the United States. Some of the more notable of these regulatory initiatives include:

         (1) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliates).

         (2) Order No. 497 involving the regulation of pipelines with marketing affiliates.

         (3) various FERC orders adopting rules proposed by the Gas Industry Standards Board which are designed to further standardize pipeline transportation tariffs and business practices.

         (4) a notice of proposed rulemaking that, among other things, proposes (a) to eliminate the cost-based price cap currently imposed on natural gas transactions of less than one year in duration, (b) to establish mandatory "transparent" capacity auctions of short-term capacity on a daily basis, and (c) to permit interstate pipelines to negotiate terms and conditions of service with individual customers.

         (5) issuance of Policy Statements regarding Alternate Rates and Negotiated Terms and Conditions of Service covering (a)the pricing of long-term pipeline transportation services by alternative rate mechanism options, including the pricing of interstate pipeline capacity utilizing market-based rates, incentive rates, or indexed rates, and (b) investigating of whether FERC should permit pipelines to negotiate the terms and conditions of service, in addition to rates of service.

         (6) a notice of proposed rulemaking that proposes generic procedures to expedite the FERC's handling of complaints against interstate pipelines with the goals of encouraging and supporting consensual resolutions of complaints and organizing the complaint procedures so that all complaints are handled in a timely and fair manner.

         Several of these initiatives are intended to enhance competition in natural gas markets, although some, such as "spin downs," may have the adverse effect of increasing the cost of doing business on some in the industry, including us, as a result of the geographic monopolization of those facilities by their new, unregulated owners. As to all of these FERC initiatives, the ongoing, or, in some instances, preliminary and evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact on our business. However, we do not believe that these FERC initiatives will affect us any differently than other natural gas producers and marketers with which we compete.

         Since Order 636, FERC decisions involving onshore facilities have been more liberal in their reliance upon traditional tests for determining what facilities are "gathering" and therefore exempt from federal regulatory control. In many instances, what was once classified as "transmission" may now be classified as "gathering." We ship certain of our natural gas through gathering facilities owned by others, including interstate pipelines, under existing long term contractual arrangements. Although these FERC decisions have created the potential for increasing the cost of shipping our natural gas on third party gathering facilities, our shipping activities have not been materially affected by these decisions.

         In summary, all of the FERC activities related to the transportation of natural gas have resulted in improved opportunities to market our physical production to a variety of buyers and market places, while at the same time increasing access to pipeline transportation and delivery services. Additional proposals and proceedings that might affect the natural gas industry in the United States are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. We cannot predict when or if any such proposals might become effective or their effect, if any, on our operations. The crude oil and natural gas industry historically has been very heavily regulated; thus there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

         STATE AND OTHER REGULATION

         All of the jurisdictions in which we own producing crude oil and natural gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas, including provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units on an acreage basis and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states and provinces allow the forced pooling or integration of tracts to facilitate exploration while other states and provinces rely on voluntary pooling of lands and leases. In addition, state and provincial conservation laws establish maximum rates of production from crude oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas and Oklahoma, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells. The effect of all of these conservation regulations is to limit the speed, timing and amounts of crude oil and natural gas we can produce from our wells, and to limit the number of wells or the location at which we can drill.

         State and provincial regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take requirements, but does not generally entail rate regulation. In the United States, natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under Order 636. For example, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the State's more active review of rates, services and practices associated with the gathering and transportation of natural gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.

         For those operations on U.S. Federal or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies. In addition, in the United States, the Minerals Management Service ("MMS") has recently issued a final rule to clarify or severely limit the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, MMS will not allow deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. Further, the MMS has been engaged in a process of promulgating new rules and procedures for determining the value of crude oil produced from federal lands for purposes of calculating royalties owed to the government. The crude oil and natural gas industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase. We cannot predict what, if any, effect any new rule will have on our operations.

         CANADIAN ROYALTY MATTERS

         In addition to Canadian federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant

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factor in the profitability of crude oil and natural gas production.
Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed preference prices, well productivity, geographical location, field discovery date and the type and quality of the petroleum product produced.

         From time to time the governments of Alberta and British Columbia, the provinces where almost all of New Grey Wolf's production is located, have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging crude oil and natural gas exploration or enhanced planning projects. All of New Grey Wolf's production is from oil and gas rights which have been granted by the Provinces.

         The Province of Alberta requires the payment from lessees of oil and gas rights of annual rental payments as well as royalty payments. Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing crude oil reserves in Alberta. Crude oil produced from horizontal extensions commenced at least five years after the well was originally spudded may qualify for a royalty reduction. An 8,000 cubic metres exemption is available to production from a well that has not produced for a 12-month period prior to January 31, 1993 or 24 months following such date. In addition, crude oil production from eligible new field and new pool wildcat wells and deeper pool test wells spudded or deepened after September 30, 1992, is entitled to a 12-month royalty exemption (to a maximum of CDN $1 million). Crude oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

         The Alberta government classifies conventional crude oil into three categories, being Old Oil, New Oil and Third Tier Oil. Each have a base royalty rate of 10%. The rate caps on the categories are 25% for oil from crude oil pools discovered after September 30, 1992, being the Third Tier Oil, 30% for oil from pools or pool extensions discovered after April 1, 1974, from wells drilled or deepened after October 31, 1991 or from reactivated wells and which are not Third Tier Oil, and 35% for Old Oil.

         Effective January 1, 1994, the calculation and payment of natural gas royalties became subject to a simplified process. The royalty reserved to the Crown, subject to various incentives, is between 15% or 30%, in the case of new natural gas, and between 15% and 35%, in the case of old natural gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory gas wells spudded or deepened after July 1, 1985 and before June 1, 1988 are eligible for a royalty exemption for a period of 12 months, or such later time that the value of the exempted royalty quantity equals a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible natural gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

         In Alberta, a producer of crude oil or natural gas is entitled to credit against the royalties payable to the Crown by virtue of the Alberta Royalty Tax Credit ("ARTC") program. The ARTC program is based on a price-sensitive formula, and the ARTC rate currently varies between 75% for prices for crude oil at or below CDN $100 per cubic metre and 35% for prices above CDN $210 per cubic metre. The ARTC rate is currently applied to a maximum of CDN $2.0 million of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from corporations claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate is established quarterly based on average "par price", as determined by the Alberta Department of Energy for the previous quarterly period.

         Producers of crude oil and natural gas in British Columbia are also required to pay annual rental payments in respect of Crown leases and royalties and freehold production taxes in respect of crude oil and natural gas produced from Crown and freehold lands respectively. British Columbia also classifies conventional crude oil into the three categories of Old Oil, New Oil and Third Tier Oil. The amount payable as a royalty in respect of crude oil depends on the vintage of the crude oil (whether it was produced from a pool discovered before or after October 31, 1975) or a pool in which no well was completed on June 1,
1998), the quantity of crude oil produced in a month and the value of the crude oil. Crude oil produced from a discovery well may be exempt from the payment of a royalty for the first 36 months of production to a maximum production of 11,450 m3. The royalty payable on natural gas is determined by a sliding scale based on a classification of the gas based on whether it is conservation gas (gas associated with marketed oil production) and by drilling and land lease date and on a reference price which is the

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greater of the amount obtained by the producer and at prescribed minimum price. Conservation gas has a minimum royalty of 8%. The royalty rate ranges from between 9% and 27% for wells drilled on lands issued after May 31, 1998 and before January 1, 2003 and completed within 5 years of the date the lands were issued and between 12% and 27% for wells spudded after May 31, 1998 on lands where rights had been issued as of May 31, 1998.

         ENVIRONMENTAL MATTERS

         Our operations are subject to numerous federal, state, provincial and local laws and regulations controlling the generation, use, storage, and discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities, and concentrations of various substances that can be released into the environment in connection with drilling, production, and natural gas processing activities; suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands, and other protected areas; require remedial measures to mitigate pollution from historical and on-going operations such as use of pits and plugging of abandoned wells; restrict injection of liquids into subsurface strata that may contaminate groundwater; and impose substantial liabilities for pollution resulting from our operations. Environmental permits required for our operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations and permits, and violations are subject to injunction, civil fines, and even criminal penalties. Our management believes that we are in substantial compliance with current environmental laws and regulations, and that we will not be required to make material capital expenditures to comply with existing laws. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on us as well as the crude oil and natural gas industry in general, and thus we are unable to predict the ultimate cost and effects of future changes in environmental laws and regulations.

         In the United States, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund," and comparable state statutes impose strict, joint, and several liability on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that generated, disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be retroactively liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is common for neighboring land owners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial civil and criminal penalties for failing to prevent surface and subsurface pollution, as well as to control the generation, transportation, treatment, storage and disposal of hazardous waste generated by crude oil and natural gas operations. Although CERCLA currently contains a "petroleum exclusion" from the definition of "hazardous substance," state laws affecting our operations impose cleanup liability relating to petroleum and petroleum related products, including crude oil cleanups. In addition, although RCRA regulations currently classify certain oilfield wastes which are uniquely associated with field operations as "non-hazardous," such exploration, development and production wastes could be reclassified by regulation as hazardous wastes thereby administratively making such wastes subject to more stringent handling and disposal requirements.

         We currently own or lease, and have in the past owned or leased, numerous properties that for many years have been used for the exploration and production of crude oil and natural gas. Although we utilized standard industry operating and disposal practices at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties we owned or leased or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Our operations are also impacted by regulations governing the disposal of naturally occurring radioactive materials ("NORM"). We must comply with the Clean Air Act and comparable state statutes which prohibit the emissions of air contaminants, although a majority of our activities are exempted under a standard exemption. Moreover, owners, lessees and operators of crude oil and natural gas properties are also subject to increasing civil liability brought by surface owners and

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adjoining property owners. Such claims are predicated on the damage to or contamination of land resources occasioned by drilling and production operations and the products derived therefrom, and are usually causes of action based on negligence, trespass, nuisance, strict liability and fraud.

         United States federal regulations also require certain owners and operators of facilities that store or otherwise handle crude oil, such as us, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of crude oil into surface waters. The federal Oil Pollution Act ("OPA") contains numerous requirements relating to prevention of, reporting of, and response to crude oil spills into waters of the United States. For facilities that may affect state waters, OPA requires an operator to demonstrate $10 million in financial responsibility. State laws mandate crude oil cleanup programs with respect to contaminated soil.

         Our Canadian operations are also subject to environmental regulation pursuant to local, provincial and federal legislation which generally require operations to be conducted in a safe and environmentally responsible manner. Canadian environmental legislation provides for restrictions and prohibitions relating to the discharge of air, soil and water pollutants and other substances produced in association with certain crude oil and natural gas industry operations, and environmental protection requirements, including certain conditions of approval and laws relating to storage, handling, transportation and disposal of materials or substances which may have an adverse effect on the environment. Environmental legislation can affect the location of wells and facilities and the extent to which exploration and development is permitted. In addition, legislation requires that well and facilities sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines or issuance of clean-up orders.

         Certain federal environmental laws that may affect us include the Canadian Environmental Assessment Act which ensures that the environmental effects of projects receive careful consideration prior to licenses or permits being issued, to ensure that projects that are to be carried out in Canada or on federal lands do not cause significant adverse environmental effects outside the jurisdictions in which they are carried out, and to ensure that there is an opportunity for public participation in the environmental assessment process; the Canadian Environmental Protection Act ("CEPA") which is the most comprehensive federal environmental statute in Canada, and which controls toxic substances (broadly defined), includes standards relating to the discharge of air, soil and water pollutants, provides for broad enforcement powers and remedies and imposes significant penalties for violations; the National Energy Board Act which can impose certain environmental protection conditions on approvals issued under the Act; the Fisheries Act which prohibits the depositing of a deleterious substance of any type in water frequented by fish or in any place under any condition where such deleterious substance may enter any such water and provides for significant penalties; the Navigable Waters Protection Act which requires any work which is built in, on, over, under, through or across any navigable water to be approved by the Minister of Transportation, and which attracts severe penalties and remedies for non-compliance, including removal of the work.

         In Alberta, environmental compliance has been governed by the Alberta Environmental Protection and Enhancement Act ("AEPEA") since September 1, 1993. In addition to consolidating a variety of environmental statutes, the AEPEA also imposes certain new environmental responsibilities on crude oil and natural gas operators in Alberta. The AEPEA sets out environmental standards and compliance for releases, clean-up and reporting. The Act provides for a broad range of liabilities, enforcement actions and penalties.

         We are not currently involved in any administrative, judicial or legal proceedings arising under domestic or foreign federal, state, or local environmental protection laws and regulations, or under federal or state common law, which would have a material adverse effect on our financial position or results of operations. Moreover, we maintain insurance against costs of clean-up operations, but we are not fully insured against all such risks. A serious incident of pollution may result in the suspension or cessation of operations in the affected area.

         We believe that we have obtained and are in compliance with all material environmental permits, authorizations and approvals.

TITLE TO PROPERTIES

         As is customary in the crude oil and natural gas industry, we make only a cursory review of title to undeveloped crude oil and natural gas leases at the time we acquire them. However, before drilling commences, we require a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual

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drilling of a well begins. To the extent title opinions or other investigations reflect title defects, we, rather than the seller of the undeveloped property, are typically obligated to cure any title defect at our expense. If we were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, we could suffer a loss of our entire investment in the property. We believe that we have good title to our crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties we own are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. We do not believe that any of these encumbrances or burdens will materially affect our ownership or use of our properties.

EMPLOYEES

         As of January 28, 2003, we had 48 full-time employees in the United States, including 3 executive officers, 3 non-executive officers, 1 petroleum engineer, 1 geologist, 6 managers, 1 landman, 12 secretarial and clerical personnel and 21 field personnel. Additionally, we retain contract pumpers on a month-to-month basis. We retain independent geological and engineering consultants from time to time on a limited basis and expect to continue to do so in the future.

         As of January 31, 2003, New Grey Wolf in Canada had 13 full-time employees, including 3 executive officers, 1 non-executive officers, 2 petroleum engineers, 2 geologists, 1 geophysicist and, 4 technical and clerical personnel.

OFFICE FACILITIES

         Our executive and administrative offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232. We also have an office in Midland, Texas. These offices, consisting of approximately 12,650 square feet in San Antonio and 960 square feet in Midland, are leased until April 2006 at an aggregate rate of $20,000 per month.

         New Grey Wolf leases 17,000 square feet of office space in Calgary pursuant to a lease which expires in April 2003.

OTHER PROPERTIES

         We own 10 acres of land, an office building, workshop, warehouse and house in Sinton, Texas, 160 acres of land in Coke County, Texas and a 50% interest in approximately two acres of land in Bexar County, Texas. All three properties are used for the storage of tubulars and production equipment. We also own 23 vehicles which are used in the field by employees.

LITIGATION

         In 2001, Abraxas and Abraxas Wamsutter L.P. were named as defendants in a lawsuit filed in U.S. District Court in the District of Wyoming. The claim asserts breach of contract, fraud and negligent misrepresentation by Abraxas and Abraxas Wamsutter, L.P. related to the responsibility for year 2000 ad valorem taxes on crude oil and natural gas properties sold by Abraxas and Abraxas Wamsutter, L.P. In February 2002, a summary judgment was granted to the plaintiff in this matter and a final judgment in the amount of $1.3 million was entered. Abraxas has filed an appeal. We believe these charges are without merit. We have established a reserve in the amount of $845,000, which represents our estimated share of the judgment.

         In late 2000, Abraxas received a Final De Minimis Settlement Offer from the United States Environmental Protection Agency concerning the Casmalia Disposal Site, Santa Barbara County, California. Abraxas' liability for the cleanup at the Superfund site is based on its acquisition of Bennett Petroleum Corporation, which is alleged to have transported or arranged for the transportation of oil field waste and drilling muds to the Superfund site. Abraxas has engaged California counsel to evaluate the notice of proposed de minimis settlement and its notice of potential strict liability under the Comprehensive Environmental Response, Compensation and Liability Act. Defense of the action is handled through a joint group of crude oil companies, all of which are claiming a petroleum exclusion that limits Abraxas' liability. The potential financial exposure and any settlement posture has yet not been developed, but is considered by Abraxas to be immaterial.

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         Additionally, from time to time, we are involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 2001, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our operations.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

         New Grey Wolf is an Alberta corporation, certain of its officers and directors may be residents of various jurisdictions outside the United States and its Canadian counsel, Osler, Hoskin & Harcourt, LLP, are residents of Canada. All or a substantial portion of the assets of New Grey Wolf and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. Notwithstanding the foregoing, New Grey Wolf has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Chris
E. Williford, c/o Abraxas Petroleum Corporation, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, Canadian Abraxas' United States agent appointed for that purpose. Canadian Abraxas has been advised by its Canadian counsel, Osler, Hoskin & Harcourt, LLP, that there is doubt as to the enforceability in Canada against Canadian Abraxas or against any of its directors, controlling persons, officers or experts who are not residents of the United States, in original actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.


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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below are the names, ages, years of service and positions of the executive officers and directors of Abraxas, as well as certain executive officers of New Grey Wolf. The term of the Class I directors of Abraxas expires in 2003, the term of the Class II directors expires in 2005 and the term of the Class III directors expires in 2004.

NAME AND MUNICIPALITY OF RESIDENCE                   AGE  OFFICE                                        CLASS
Robert L. G. Watson,                                      Chairman of the Board, President and Chief
San Antonio, Texas.................................  52   Executive Officer                              III
Chris E. Williford,                                       Executive Vice President, Chief Financial
San Antonio, Texas.................................  51   Officer and Treasurer                          --
Robert W. Carington, Jr.,
San Antonio, Texas.................................  41   Executive Vice President                       --
Craig S. Bartlett, Jr.,
Montclair, New Jersey..............................  69   Director                                        II
Franklin A. Burke,
Doyleston, Pennsylvania............................  69   Director                                        I
Ralph F. Cox,
Ft. Worth, Texas...................................  70   Director                                        II
Frederick M. Pevow, Jr.,
Houston, Texas.....................................  40   Director                                        II
James C. Phelps,
San Antonio, Texas.................................  80   Director                                       III
Joseph A. Wagda,
Danville, California...............................  59   Director                                        II

         ROBERT L. G. WATSON has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. From May 1996 to January 2003, Mr. Watson has also served as Chairman of the Board and a director of Old Grey Wolf. Since January 2003, he has served as Chairman of the Board and a director of New Grey Wolf. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas, a former wholly owned Canadian subsidiary of Abraxas. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer and MacNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

         CHRIS E. WILLIFORD was elected Vice President, Treasurer and Chief Financial Officer of Abraxas in January 1993, and as Executive Vice President and a director of Abraxas in May 1993. In November 1996, Mr. Williford was elected Vice President and Assistant Secretary of Canadian Abraxas. In December 1999, Mr. Williford resigned as a director of Abraxas. Prior to joining Abraxas, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation, a crude oil and natural gas exploration and production company, from July 1989 to December 1992 and President of Clark Resources Corp., a crude oil and natural gas exploration and production company, from January 1987 to May 1989. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburgh State University in 1973.

         ROBERT W. CARINGTON, JR. was elected Executive Vice President and a director of Abraxas in July 1998. In December 1999, Mr. Carington resigned as a director of Abraxas. Prior to joining Abraxas, Mr. Carington was a Managing Director with Jefferies & Company, Inc. Prior to joining Jefferies & Company, Inc. in January 1993, Mr. Carington was a Vice President at Howard, Weil, Labouisse, Friedrichs, Inc. Prior to joining Howard, Weil, Labouisse, Friedrichs, Inc., Mr. Carington was a petroleum engineer with Unocal Corporation from 1983 to 1990. Mr. Carington received a Bachelor of Science in Mechanical Engineering from Rice University in 1983 and a Masters of Business Administration from the University of Houston in 1990.

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         CRAIG S. BARTLETT JR., a director of Abraxas since December 1999, has over forty years of commercial banking experience, the most recent being with National Westminster Bank USA, rising to the position of Executive Vice President, Senior Lending Officer and Chairman of the Credit Policy Committee. Mr. Bartlett currently serves on the boards of NVR, Inc. and Janus Hotels and Resorts, Inc. and is active in securities arbitration. Mr. Bartlett attended Princeton University, and has a certificate in Advanced Management from Pennsylvania State University.

         FRANKLIN A. BURKE, a director of Abraxas since June 1992, has served as President and Treasurer of Venture Securities Corporation since 1971, where he is in charge of research and portfolio management. He has also been a general partner and director of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, where he is responsible for research and portfolio management. Mr. Burke also serves as a director of Suburban Community Bank in Chalfont, Pennsylvania. Mr. Burke received a Bachelor of Science degree in Finance from Kansas State University in 1955, a Master's degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

         RALPH F. COX, a director of Abraxas since December 1999, has over 45 years of oil and gas industry experience, over thirty of which was with Arco. Mr. Cox retired from Arco in 1985 after having become Vice Chairman. Mr. Cox then joined what is now Union Pacific Resources, retiring in 1989 as President and Chief Operating Officer. Mr. Cox then joined Greenhill Petroleum Corporation as President until leaving in 1994 to pursue his consulting business. Mr. Cox has in the past and continues to serve on many boards including CH2M Hill Companies, Waste Management and Fidelity Investments. Mr. Cox earned Petroleum and Mechanical Engineering degrees from Texas A&M University with advanced studies at Emory University.

         FREDERICK M. PEVOW, JR., a director of Abraxas since December 1999, has almost fifteen years of investment banking experience with firms such as Smith Barney, Dillon Read, Salomon Smith Barney, and most recently CIBC World Markets where he was Managing Director and headed the worldwide Investment Banking practice covering the oilfield services and equipment industries. Mr. Pevow currently pursues capital market transactions through Pevow & Associates, a boutique investment and merchant banking firm. Mr. Pevow holds an undergraduate degree from the University of Texas with further studies at Rice University.

         JAMES C. PHELPS, a director of Abraxas since December 1983, has been a consultant to crude oil and natural gas exploration and production companies such as Panhandle Producing Company and Tesoro Petroleum Corporation since April 1981. Mr. Phelps served as a director of Old Grey Wolf from January 1996 to January 2003. From April 1995 to May 1996, Mr. Phelps served as Chairman of the Board and Chief Executive Officer of Old Grey Wolf, and from January 1996 to May 1996, he served as President of Old Grey Wolf. From March 1983 to September 1984, he served as President of Osborn Heirs Company, a privately owned crude oil exploration and production company based in San Antonio. Mr. Phelps was President and Chief Operating Officer of Tesoro Petroleum Corporation from 1971 to 1981 and prior to that was Senior Vice President and Assistant to the President of Continental Oil Company. He received a Bachelor of Science degree in Industrial Engineering and a Master of Science degree in Industrial Engineering from Oklahoma State University.

         JOSEPH A. WAGDA, a director of Abraxas since December 1999, has had a varied twenty-five year career involving the financial and legal aspects of private and corporate business transactions. Currently Mr. Wagda is Chairman, Chief Executive Officer and a director of BrightStar Information Technology Group, Inc., and is also an attorney and president of Altamont Capital Management, Inc. Mr. Wagda's business expertise emphasizes special situation consulting and investing, including involvement in distressed investments and venture capital opportunities. Previously, Mr. Wagda was a senior managing director and co-founder of the Price Waterhouse corporate finance practice. He also served with the finance staff of Chevron Corporation and in the general counsel's office at Ford Motor Company. Mr. Wagda received an undergraduate degree from Fordham College, a Masters of Business Administration, with distinction, from the Johnson Graduate School of Management, Cornell University, and a JD, with honors, from Rutgers University.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

         The following table sets forth a summary of compensation for the fiscal years ended December 31, 1999, 2000, and 2001 paid by Abraxas to Robert L.G. Watson, Abraxas' Chairman of the Board, President and Chief Executive Officer, Chris E. Williford, Abraxas' Executive Vice President, Chief Financial Officer and Treasurer, Robert W. Carington, Jr., Abraxas' Executive Vice President, Lee
T. Billingsley, Abraxas' Vice President--Exploration, and to William H. Wallace, Abraxas' Vice President--Operations.


                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                                                              AWARDS--
                                                                                             SECURITIES
                                                                                             UNDERLYING
NAME AND PRINCIPAL POSITION              YEAR             SALARY($)        BONUS($)          OPTIONS(#)
                                         ----             ---------        --------          ----------
                                                   ANNUAL COMPENSATION
--------------------------------------------------------------------------------------------------------
Robert  L. G. Watson,                    1999              $259,615         $43,750            4,688(1)
Chairman of the Board,                   2000              $259,615         $29,175          962,562(2)
President and Chief                      2001              $259,615         $27,388           60,000
Executive Officer
--------------------------------------------------------------------------------------------------------
Chris E. Williford,                      1999              $155,769         $26,250                0
Executive Vice President,                2000              $155,769         $17,505          392,701(2)
Chief Financial Officer                  2001              $155,769         $16,433           20,000
and Treasurer
--------------------------------------------------------------------------------------------------------
Robert  W. Carington, Jr.,               1999              $207,629         $35,000                0
Executive Vice President                 2000              $207,629         $23,340          549,456(2)
                                         2001              $207,629         $21,910           20,000
--------------------------------------------------------------------------------------------------------
Lee T. Billingsley                       1999              $124,615         $22,500           30,000
Vice President--                         2000              $134,077         $22,004           97,972(2)
Exploration                              2001              $147,327         $10,331           15,000
--------------------------------------------------------------------------------------------------------
William H. Wallace,                      1999              $109,440         $13,750           30,000
Vice President--                         2000              $131,577          $9,425           97,972(2)
Operations                               2001              $147,327         $10,331           15,000
--------------------------------------------------------------------------------------------------------

         -------------

(1) On January 7, 1999, Mr. Watson was granted options to purchase 4,688 Old Grey Wolf common shares at an exercise price of C$3.20 per share. Pursuant to the Old Grey Wolf exchange offer consummated in September 2001, such options were exchanged for options to purchase 2,812 shares of Abraxas common stock at an exercise price of $3.39 per share.

(2) In March 2002, each of the named officers voluntarily forfeited a substantial number of options to purchase Abraxas common stock which were issued in 2000. The exercise price for the forfeited options was $5.02 per share, and the named officers each forfeited the following number of options: Mr. Watson--842,562; Mr. Williford--352,701; Mr. Carington--509,456; Mr. Billingsley--97,972; Mr. Wallace--97,972.
         See note (1) to the Option Exercises table on page 81.

GRANTS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 2001

         Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan"), and the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP"), Abraxas grants to its employees and officers (including its directors who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan, and the LTIP are administered by the Compensation Committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option.

         The table below contains certain information concerning stock options granted to Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley during 2001:


                          OPTION GRANTS IN FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                      NUMBER OF                                              ANNUAL RATES OF STOCK
                                      SECURITIES                     EXERCISE                  PRICE APPRECIATION
                                      UNDERLYING     % OF TOTAL      PRICE PER                        FOR
                                       OPTIONS         OPTIONS         SHARE                      OPTION TERM
                                       GRANTED       GRANTED TO     (PRICE AT    EXPIRATION      -------------
NAME                                     (1)          EMPLOYEES       GRANT)        DATE         5%         10%
Robert L.G. Watson.........             60,000          14.79          $4.83       3/23/11    $182,400   $462,000
Chris E. Williford.........             20,000           4.93          $4.83       3/23/11    $ 60,800   $154,000
Robert W. Carington, Jr....             20,000           4.93          $4.83       3/23/11    $ 60,800   $154,000
Lee T. Billingsley.........             15,000            3.7          $4.83       3/23/11    $ 45,600   $115,000
William H. Wallace.........             15,000            3.7          $4.83       3/23/11    $ 45,600   $115,000

-----------------
(1) One-fourth of the options become exercisable on each of the first four anniversaries of the date of grant.

AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND FISCAL YEAR END OPTION VALUES

         The table below contains certain information concerning exercises of stock options during the fiscal year ended December 31, 2001, by Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley and the fiscal year end value of unexercised options held by Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley.


                         OPTION EXERCISES IN FISCAL YEAR

                                                             NUMBER OF UNEXERCISED          VALUE OF UNEXERCISABLE
                                       SHARES     VALUE           OPTIONS ON               IN-THE-MONEY OPTIONS ON
                                    ACQUIRED BY  REALIZED     DECEMBER 31, 2001(#)          DECEMBER 31, 2001 ($)
NAME                                EXERCISE(#)    ($)     EXERCISABLE/UNEXERCISABLE(1)   EXERCISABLE/UNEXERCISABLE
Robert L. G. Watson..........            0          0          675,075 / 1,483,125                    0/0
Chris E. Williford...........            0          0          248,175 / 567,701                      0/0
Robert W. Carington, Jr......            0          0          377,364 / 889,456                      0/0
Lee T. Billingsley...........            0          0           82,993 / 200,972                      0/0
William H. Wallace...........            0          0           56,868 / 163,472                      0/0

-----------------
(1) In March 2002 a significant number of stock options granted in 2000 were voluntarily forfeited by the named officers. All forfeited options had an exercise price in excess of the market price on the date of forfeiture. Such forfeitures reduce the total number of exercisable / unexercisable options held by each named officer as follows:
         Mr. Watson--464,435/851,203; Mr. Williford--160,000/303,175;
         Mr. Carington--250,000/507,364; Mr. Billingsley--58,500/127,493;
         Mr. Wallace--32,375/89,993.

EMPLOYMENT AGREEMENTS

         Abraxas has entered into employment agreements with each of Messrs. Watson, Williford, Carington and Wallace and with Dr. Billingsley pursuant to which each of Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley will receive compensation as determined from time to time by the board in its sole discretion.

         The employment agreements for Messrs. Watson, Williford, and Carington are scheduled to terminate on December 21, 2002, and shall be automatically extended for additional one-year terms unless Abraxas gives the officer 120 days notice prior to the expiration of the original term or any extension thereof of its intention not to renew the employment agreement. If, during the term of the employment agreements for each of such officers, the officer's employment is terminated by Abraxas other than for cause or disability, by the officer other than by reason of such officer's death or retirement, or by the officer, for "good reason" (as defined in each officer's respective employment agreement), then such officer will be entitled to receive a lump sum payment equal to the greater of (a) his annual base salary for the last full year during which he was employed by Abraxas or (b) his annual base salary for the remainder of the term of each of their respective employment agreements.

         If a change of control occurs during the term of the employment agreement for Mr. Watson, Mr. Williford or Mr. Carington, and if subsequent to such change of control, such officer's employment is terminated by Abraxas other than for cause or disability, by reason of the officer's death or retirement or by such officer, for good reason, then such officer will be entitled to the following, as applicable:

         MR. WATSON:

         (1) if such termination occurs prior to the end of the first year of the initial term of his employment agreement, a lump sum payment equal to five times his annual base salary;

         (2) if such termination occurs after the end of the first year of the initial term of his employment agreement but prior to the end of the second year of the initial term of his employment agreement, a lump sum payment equal to four times his annual base salary;

         (3) if such termination occurs after the end of the second year of the initial term of his employment agreement but prior to the end of the third year of the initial term of his employment agreement, a lump sum payment equal to three times his annual base salary; and

         (4) if such termination occurs after the end of the third year of the initial term of his employment agreement a lump sum payment equal to 2.99 times his annual base salary.

         MR. WILLIFORD OR MR. CARINGTON:

         (5) if such termination occurs prior to the end of the first year of the initial term of the officer's employment agreement, a lump sum payment equal to four times the officer's annual base salary;

         (6) if such termination occurs after the end of the first year of the initial term of the officer's employment agreement but prior to the end of the second year of the initial term of the employment agreement, a lump sum payment equal to three times the officer's annual base salary; and

         (7) if such termination occurs after the end of the second year of the initial term of the officer's employment agreement, a lump sum payment equal to 2.99 times the officer's annual base salary.

         Abraxas has entered into employment agreements with Mr. Wallace and Dr. Billingsley pursuant to which each of Mr. Wallace and Dr. Billingsley will receive compensation as determined from time to time by the board in its sole discretion. The employment agreements, originally scheduled to terminate on December 31, 1998 for Dr. Billingsley and December 31, 2000 for Mr. Wallace, were automatically extended and will terminate on December 31, 2002, and may be automatically extended for an additional year if by December 1 of the prior year neither Abraxas nor Mr. Wallace or Dr. Billingsley, as the case may be, has given notice to the contrary. Except in the event of a change in control, at all times during the term of the employment agreements, each of Mr. Wallace's and Dr. Billingsley's employment is at will and may be terminated by Abraxas for any reason without notice or cause. If a change in control occurs during the term of the employment agreement or any extension thereof, the expiration date of Mr. Wallace's and Dr. Billingsley's employment agreement is automatically extended to a date no earlier than three years following the effective date of such change in control. If, following a change in control, either Mr. Wallace's or Dr. Billingsley's employment is terminated other than for Cause (as defined in each of the employment agreements) or Disability (as defined in each of the Employment Agreements), by reason of Mr. Wallace's or Dr. Billingsley's death or retirement or by Mr. Wallace or Dr. Billingsley, as the case may be, for Good Reason (as defined in each of the employment agreements), then the terminated officer will be entitled to receive a lump sum payment equal to three times his annual base salary.

         If any lump sum payment to Messrs. Watson, Williford, Carington, Wallace or Dr. Billingsley would individually or together with any other amounts paid or payable constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations there under, the amounts to be paid will be increased so that Messrs. Watson, Williford, Carington, Wallace or Dr. Billingsley, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by Section 280G.

COMPENSATION OF DIRECTORS

         NON-QUALIFIED STOCK OPTION PLAN. Messrs. Burke and Phelps have previously been granted options to purchase 8,900 shares of common stock under the Abraxas 1984 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). There are currently outstanding options to purchase 8,900 shares of Abraxas common stock under the Non-Qualified Plan. Mr. Burke holds an option to purchase 8,900 Abraxas shares of common stock at an exercise price of $2.06 per share.

         STOCK OPTIONS. In 1999, each of Messrs. Bartlett, Cox, Pevow and Wagda were each granted options to purchase 75,000 shares of common stock at an exercise price of $0.98 per share.

         OTHER COMPENSATION. During 2001, each director who was not an employee of Abraxas or its affiliates, received an annual fee of $8,000 plus $1,000 for each board meeting attended and $500 for each committee meeting attended. Aggregate fees paid to directors in 2001 were $122,000. Except for the foregoing, the directors of Abraxas received no other compensation for services as directors, except for reimbursement of travel expenses to attend board meetings.

                              CERTAIN TRANSACTIONS

         Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by Mr. Watson, owns a twin-engine airplane. The airplane is available for business use by our employees from time to time at Wind River's cost. We paid Wind River a total of $344,737 for use of the plane during 2002.

         Abraxas has adopted a policy that transactions, including loans, between Abraxas and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas than can be obtained on an arm's length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.

                             PRINCIPAL STOCKHOLDERS

         Based upon information received from the persons concerned, each person known to Abraxas to be the beneficial owner of more than five percent of the outstanding shares of common stock of Abraxas, each director and nominee for director, each of the named executive officers and all directors and officers of Abraxas as a group, owned beneficially as of January 31, 2003, the number and percentage of outstanding shares of common stock of Abraxas indicated in the following table:

     NAME AND ADDRESS OF BENEFICIAL OWNER        NUMBER OF SHARES (1)         PERCENTAGE (%)
     ------------------------------------        --------------------         --------------
Venture Securities Corp.
P.O. Box 950 E
516 N. Bethlehem Pike
Spring House, PA 19477.....................           2,274,740 (2)                6.4
Longwood Investment Advisors, Inc.
Three Radnor Corp. Center
1000 Matsonford Road, Suite 300............           2,045,700                    5.7
Peter S. Lynch
82 Devonshire St. 58 A
Boston, MA 02109...........................           1,840,000                    5.2
Robert L. G. Watson........................             935,551 (3)                2.6
Franklin A. Burke..........................           2,583,261 (4)                7.2
James C. Phelps............................             456,512 (5)                1.3
Chris E. Williford.........................             203,003 (6)                  *
Lee T. Billingsley.........................             154,425 (7)                  *
Robert W. Carington, Jr....................             443,340 (8)                1.2
William H. Wallace.........................              51,725 (9)                  *
Craig S. Bartlett, Jr......................              87,000 (10)                 *
Ralph F. Cox...............................             335,000 (10)               1.0
Joseph A. Wagda ...........................              75,000 (10)                 *
Frederick M. Pevow, Jr.....................              75,000 (11)                 *
All Officers and Directors as a Group (11
persons) (3)(4)(5)(6)(7)(8)(9)(10)(11).....           5,399,723

-----------------
         *  Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) Includes 1,188,154 shares with sole voting power held by Venture Securities and Franklin A. Burke, a director of Abraxas, the sole owner of Venture Securities, and 1,038,536 shares managed by Venture Securities on behalf of third parties.

(3) Includes 41,353 shares issuable upon exercise of options granted pursuant to Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan, 483,222 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan and 300 shares in a retirement account. Does not include a total of 75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.

(4) Includes 132,243 shares owned by Mr. Burke personally and 2,274,740 shares held by Venture Securities, a financial investment firm wholly owned by Mr. Burke. In addition, the number of shares includes 25,750 shares issuable upon exercise of options granted pursuant to the Amended and Restated Director Stock Option Plan (the "Director Option Plan"), and 150,528 shares issued related to the exchange offer.

(5) Includes 340,000 shares owned by Marie Phelps, Mr. Phelps' wife, 88,762 shares owned by JMRR LP, 2,000 shares issuable upon exercise of options granted pursuant to an option agreement, 25,750 shares issuable upon exercise of options granted pursuant to the Director Option Plan

(6) Includes 1,786 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 18,214 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 160,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(7) Includes 84,250 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan and 5,000 shares in a retirement account.

(8) Includes 345,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(9) Includes 46,750 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(10) Includes 75,000 shares issuable upon exercise of certain options agreements.

(11) Includes 75,000 shares issuable upon exercise of options granted pursuant to the New Director Option Plan.

                        DESCRIPTION OF THE EXCHANGE NOTES

         You can find definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Issuer" or "Abraxas" refers to Abraxas Petroleum Corporation and not to any of its subsidiaries.

         Abraxas issued the outstanding notes and will issue the exchange notes pursuant to an indenture by and among Abraxas, the Subsidiary Guarantors and U.S. Bank, N.A., the trustee. The indenture is governed by certain provisions contained in the Trust Indenture Act of 1939, as amended. The terms of the outstanding notes and the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust indenture Act.

         The indenture provides for original issuance of up to $118,250,000.00 of notes, plus such additional principal amounts as may be necessary for the issuance of additional notes in lieu of cash interest payments. Abraxas issued $109,523,000 total principal amount of outstanding notes on January 23, 2003, which we call the Issue Date. The indenture also provides for issuance of the exchange notes in exchange for a like principal amount of outstanding notes issued on January 23, 2003 in connection with the private exchange offer and any notes issued thereafter in lieu of cash interest payments in connection with such notes. The following description is a summary of the material provisions of the notes, the indenture and the documents providing for the security interests of the holders of the new secured notes, all of which are filed as exhibits to the registration statement of which this prospectus is a part. It does not restate those agreements in their entirety.

         The following description is a summary of the material provisions of the new secured notes, the indenture and the documents providing for the security interests of the holders of the new secured notes, all of which are filed as exhibits to the registration statement of which this prospectus is a part. It does not restate those agreements in their entirety.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

         THE NOTES

         The notes:

         o provide that the Issuer will make current payments of interest in cash to the extent not prohibited by the terms of the Senior Credit Agreement or the Intercreditor Agreement;

         o provide for interest not paid in cash to be paid in the form of additional notes;

         o   are general obligations of the Issuer;

         o are secured by a second Lien on all of the current and future Oil and Gas Assets of the Issuer and its Subsidiaries, and substantially all other current and future assets of the Issuer and its Subsidiaries;

         o are subordinate to Indebtedness of Issuer under the Senior Credit Agreement and Qualified Senior Affiliate Indebtedness (as described under the discussion below entitled "Intercreditor Agreement"), and rank equally with all of the Issuer's other current and future senior Indebtedness, if any;

         o rank senior to all of the Issuer's current and future Subordinated Indebtedness, if any; and

         o   are unconditionally guaranteed by the Subsidiary Guarantors.

         THE GUARANTEES

         The notes are jointly and severally guaranteed (the "Guarantees") by all current and future Subsidiaries of the Issuer, including (but not limited to) the following:

         o   Sandia;

         o   Wamsutter;

         o   Sandia Operating;

         o   Eastside Coal;

         o   Western Associated; and

         o   New Grey Wolf.

         The Guarantees of the notes are:

         o   general obligations of each current and future Subsidiary
             Guarantor;

         o senior in right of payment to all existing and future Subordinated Indebtedness, if any, of each Subsidiary Guarantor;

         o subordinate to Indebtedness of each Subsidiary Guarantor under the Senior Credit Agreement and Qualified Senior Affiliate Indebtedness (as described under the discussion below entitled "Intercreditor Agreement"), and rank equally with all other existing and future senior Indebtedness of each Subsidiary Guarantor, if any;

         o secured by a second lien on all of the current and future Oil and Gas Assets of each Subsidiary Guarantor, and on substantially all other current and future assets of each Subsidiary Guarantor; and

         o limited for each Subsidiary Guarantor to the maximum amount which will result in each Guarantee not being a fraudulent conveyance or fraudulent transfer.

         Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from each other Subsidiary Guarantor in a prorata amount based on the net assets of each Subsidiary Guarantor.

         Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Subsidiary Guarantor that is a Wholly Owned Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the indenture. See the description of the covenant in "Merger, Consolidation and Sale of Assets" below. In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Issuer and/or one or more of its Subsidiaries and the sale complies with the provisions set forth in "Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee and any related Collateral owned by such Subsidiary Guarantor will be released.

PRINCIPAL, MATURITY AND INTEREST

         The indenture provides for original issuance of up to $118,250,000.00 of notes, plus such additional principal amounts as may be necessary for the issuance of additional notes in lieu of cash interest payments. The notes will be issued in full registered form only, without coupons. The notes will mature on May 1, 2007. The indenture also provides for issuance of exchange notes.

         Interest on the notes will accrue at the rate of 11.5% per annum and, to the extent not prohibited by the terms of the Senior Credit Agreement or the Intercreditor Agreement, is payable in cash semi-annually on each May 1 and November 1, commencing on May 1, 2003, to the Persons who are registered holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. If the payment of such interest in cash is prohibited by the terms of the Senior Credit Agreement or the Intercreditor Agreement, that interest will be paid in the form of notes (the "PIK notes") in a principal amount equal to the amount of accrued and unpaid interest on the notes plus an additional 1% per annum accrued interest for the applicable period, on each May 1 and November 1, commencing on May 1, 2003, to the Persons who are registered holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date.

         Additional interest is payable on the notes, pursuant to a registration rights agreement, under the circumstances described in "Registration Rights; Liquidated Damages." All references to interest in this description include such additional interest, unless the context otherwise requires.

         Upon and during the continuation of an Event of Default, interest on the notes will accrue at the rate of 16.5% per annum, unless the terms of the registration rights agreement apply and provide for a higher rate of interest. See "Registration Rights; Liquidated Damages" for a summary of the registration rights agreement.

         Unpaid interest shall be due and payable at stated maturity or, to the extent the notes are earlier redeemed or repurchased, on the date of such early redemption or repurchase. Interest due and payable at the maturity of the notes shall be paid to the Persons to whom principal is paid. Interest shall accrue and be payable both before and after the filing of any bankruptcy petition at the rates stated above.

         Interest on the notes will accrue from and including the issue date of the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

PAYING AGENT AND REGISTRAR; TRANSFER AND EXCHANGE

         Initially, the Trustee will act as registrar for the notes and as paying agent. The notes may be presented for registration of transfer and exchange at the office of the registrar, which currently is the Trustee's corporate trust office at 180 East Fifth Street, Saint Paul, Minnesota 55101. The Issuer will pay principal (and premium, if any) and interest on the notes upon surrender of the notes at the office of the paying agent in the Borough of Manhattan in the City of New York, State of New York. The Issuer may change the paying agent, registrar, and the agent for service of demands and notices in connection with the notes and the guarantees without notice to the holders of the notes.

REDEMPTION

         OPTIONAL REDEMPTION

         The Issuer may redeem the notes, at its option, in whole at any time or in part from time to time, at redemption prices expressed as percentages of the principal amount set forth below. If the Issuer redeems all or any notes, the Issuer must also pay all interest accrued and unpaid to the applicable redemption date. The redemption prices for the notes during the indicated time periods are as follows:

         PERIOD                                              PERCENTAGE
         ------                                              ----------
         From January 24, 2003 to June 23, 2003..............  80.0429%
         From June 24, 2003 to January 23, 2004..............  91.4592%
         From January 24, 2004 to June 23, 2004..............  97.1674%
         From June 24, 2004 to January 23, 2005..............  98.5837%
         Thereafter.......................................... 100.0000%

         Notwithstanding the foregoing, the redemption price for notes to be redeemed will in no event be less than the then current Adjusted Issued Price.

         The Issuer can call notes for redemption on the Issue Date without giving any notice of redemption to the holders, and notes called for redemption on the Issue Date will be deemed not to have accrued interest.

         If the Issuer redeems less than all of the notes, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate. The Issuer will not redeem in part notes in principal amounts of less than $1,000. Except as provided above, the Issuer will mail notice of redemption at least 30 and not


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more than 60 days before the redemption date. The notice will describe the amount of notes being redeemed, if less than the entire principal amount. Interest will cease to accrue on notes which are redeemed on the redemption date.

SECURITY

         All of the Obligations of the Issuer under the notes and the indenture and the Guarantees are secured by a second priority Lien, but subject to certain Permitted Liens, on all of the current and future Oil and Gas Assets of the Issuer and its Subsidiaries, and substantially all other current and future assets of the Issuer and the Subsidiary Guarantors (other than assets securing Acquired Indebtedness to the extent granting additional Liens would be prohibited by the terms of the instruments relating to such Acquired Indebtedness). The Oil and Gas Assets included in the assets that initially secure such Obligations represent approximately 100% of the PV-10 value at June 30, 2002 attributable to Oil and Gas Assets that remain Property of the Issuer and its Subsidiaries after the sale of stock described under the discussion above entitled "Business--Recent Developments--Financial Restructuring--Sale of Stock of Canadian Abraxas and Old Grey Wolf."

         If the notes become due and payable prior to maturity or are not paid in full at maturity, the Trustee may take all actions it deems necessary or appropriate, including, but not limited to, foreclosing upon the Collateral in accordance with the security documents and applicable law. The right to foreclose on the Collateral is, however, subject to certain limitations for the benefit of the Senior Credit Facility Lenders described below under the discussion entitled "Intercreditor Agreement." Subject to the rights of the Senior Credit Facility Lenders and the holder of any Qualified Senior Affiliate Indebtedness, the proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit will be applied first to pay the expenses of such foreclosure or suit and amounts then payable to the Trustee, then to pay the principal of and interest on the notes. Subject to the rights of the Senior Credit Facility Lenders, the Trustee has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its and the holders' interest in, the Collateral.

         We cannot assure you that the Trustee will be able to sell the Collateral without substantial delays or compromises in addition to delays resulting from limitations on the right to foreclose on the Collateral described below under the discussion entitled "Intercreditor Agreement," or that the proceeds obtained will be sufficient to pay all amounts owing to holders of the notes or. You should read the discussion under the heading "Risk Factors --The security for the notes may be inadequate to satisfy all amounts due and owing under the Senior Credit Agreement and the notes" for a further discussion regarding the adequacy of the collateral securing the notes. Third parties that have Permitted Liens (including, without limitation, the Senior Credit Facility Lenders) may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. You should read the discussion under the heading "Risk Factors" for more information regarding these bankruptcy law limitations.

         The collateral release provisions of the indenture permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "Possession, Use and Release of Collateral." As described under the summary of the covenant "Limitation on Asset Sales," the Net Cash Proceeds of Asset Sales will be required to be utilized to Pay Down Debt.

CHANGE OF CONTROL

         If a Change of Control occurs, each holder will have the right to require that the Issuer purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to the percentage of the principal amount thereof then applicable to optional redemptions by the Issuer, plus all accrued and unpaid interest to the date of purchase.

         The Issuer must mail a notice of any Change of Control to each holder and the Trustee no later than 30 days after the Change of Control occurs. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). A Change of Control Offer must remain open for a period of 20 Business Days or such longer period as may be required by law. Holders electing to have a new secured note purchased pursuant to a Change of Control Offer will be required to surrender the new secured note, with the form entitled


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"Option of Holder to Elect Purchase" on the reverse of the new secured note completed, to the paying agent for the notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

         The Issuer will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer at the Change of Control purchase price, at the same times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases the notes validly tendered and not withdrawn under such Change of Control Offer.

         If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In addition, the Senior Credit Agreement may have similar change of control provisions as the indenture, which may further restrict the ability of the Issuer to purchase the notes. Also, the terms of the Intercreditor Agreement will limit the Issuer's ability to make a Change of Control Offer under certain circumstances. See the discussion below entitled "Intercreditor Agreement." In the event the Issuer is required to purchase notes pursuant to a Change of Control Offer, the Issuer expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Issuer would be able to obtain such financing.

         Neither the Board of Directors of the Issuer nor the Trustee may waive the covenant relating to the Issuer's obligation to make a Change of Control Offer. Restrictions in the indenture described in this Description of the notes on the ability of the Issuer and its Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by the management of the Issuer. Consummation of any such transaction in certain circumstances may require repurchase of the notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer by the management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

         The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. These rules require that the Issuer keep the offer open for 20 Business Days. They also require that the Issuer notify holders of notes of changes in the offer and extend the offer for specified time periods if the Issuer amends the offer. If the provisions of any securities laws or regulations conflict with the "Change of Control" provisions in the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture.

INTERCREDITOR AGREEMENT

         The notes are subject to an intercreditor and subordination agreement. In general, the Junior Indebtedness will be subordinated to the Senior Indebtedness. The liens securing the Junior Indebtedness will also be subordinated to the liens securing the Senior Indebtedness. The following description is a summary of the material provisions of the intercreditor and subordination agreement. It does not restate that agreement in its entirety. The description is qualified in its entirety by the terms of the intercreditor and subordination agreement.

         The intercreditor and subordination agreement has the following material terms:

         o Upon a payment default under the Senior Credit Agreement, the holders of the notes will not be entitled to be paid until all Senior Indebtedness is paid in full in cash.

         o Upon a default (other than a payment default) under the Senior Credit Agreement, for a period of 180 days commencing upon receipt by the Trustee of written notice of such non-payment default (each a "Payment Blockage Period"), the holders of the notes will not be entitled to be paid. There


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             will be at least 180 consecutive days during which no Payment
             Blockage Period is in effect during any period of 365 consecutive days.

         o Upon any acceleration of the Junior Indebtedness or any payment or distribution of assets of the Issuer or any of its Subsidiaries following a bankruptcy or insolvency proceeding, all amounts due or to become due upon the Senior Indebtedness shall be first paid in full in cash before any payment is made on account of any of the Junior Indebtedness. Following the commencement of a bankruptcy or insolvency proceeding, any payment or distribution of assets of the Issuer or any of its Subsidiaries to which the holders of the notes would be entitled (excluding securities that are subordinated to the Senior Indebtedness to the same extent as, or more deeply than, the Junior Indebtedness is subordinated to the Senior Indebtedness pursuant to the intercreditor and subordination agreement), will be paid by the Issuer or its Subsidiaries, or by the holders of the notes or the Trustee if received by them or it, directly to the Senior Credit Facility Lenders until the Senior Indebtedness is paid in full in cash.

         o During a bankruptcy or insolvency proceeding, (a) the Senior Credit Facility Lenders will be permitted to file claims and proofs of claims in respect of the Junior Indebtedness if there shall remain not more than 30 days before such action is barred, prohibited or otherwise cannot be taken and (b) the holders of the notes and the Trustee will use commercially reasonable best efforts to take such actions as the Senior Credit Facility Lenders may reasonably request (at the Senior Credit Facility Lenders' expense) to collect the Junior Indebtedness for the account of the Senior Credit Facility Lenders and file claims or proof of claims with respect thereto, to execute such documents or instruments to enable the Senior Credit Facility Lenders to enforce any and all claims and the liens and security interests securing payment of the Junior Indebtedness and to collect and receive for the account of the Senior Credit Facility Lenders any and all payments or distributions which may be payable or deliverable upon or with respect to the Junior Indebtedness.

         o Any payment or other distribution of assets of the Issuer or any of its Subsidiaries received by the holders of the notes or the Trustee prior to the payment in full of the Senior Indebtedness will be held by the holders of the notes or the Trustee, as the case may be, in trust and paid over to the Senior Credit Facility Lenders.

         o As between the Senior Credit Facility Lenders and the holders of the notes, the liens and security interests of the Senior Credit Facility Lenders securing the Senior Indebtedness will be a first priority lien on and security interest in all of the property and assets on the Issuer and its Subsidiaries (the "Collateral") and the liens and security interests of the holders of the notes securing the Junior Indebtedness will be a second priority lien on and security interest in the Collateral. Neither the holders of the notes nor the Trustee will challenge or contest the validity, legality, perfection, priority, availability or enforceability of the security interests and liens of the Senior Credit Facility Lenders upon the Collateral or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise.

         o Until the payment in full in cash of the Senior Indebtedness, the Senior Credit Facility Lenders shall have the exclusive right to exercise and enforce all privileges and rights to the Collateral and to manage the disposition of the Collateral and neither the holders of the notes nor the Trustee will exercise any Secured Creditor Remedies or commence a bankruptcy, insolvency or other proceeding against the Issuer or any of its Subsidiaries; provided, however, that, upon the occurrence and during an event of default with respect to the Junior Indebtedness, commencing 180 days after receipt by the Senior Credit Facility Lenders of written notice of such default and intention to exercise remedies, the holders of the notes or the Trustee may commence a bankruptcy, insolvency or other proceeding against the Issuer or any of its Subsidiaries or exercise any Secured Creditor Remedies unless, in the case of any exercise of Secured Creditor Remedies, only so long as the Senior Credit Facility Lenders are not diligently pursuing in good faith the exercise of their Secured Creditor Remedies, or attempting to vacate any stay of enforcement of their liens on a material portion of the Collateral. The holders of the notes and the Trustee will waive any and all rights to affect the method or challenge the appropriateness of any action by the Senior Credit Facility Lenders with respect to the Collateral. Upon an event of default with respect to the Senior Indebtedness, the holders of the notes and the Trustees will, immediately


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             upon the request of the Senior Credit Facility Lenders, release or otherwise terminate their liens and security interests upon the Collateral, to permit the Senior Credit Facility Lenders or the Issuer or its Subsidiaries (with the consent of the Senior Credit Facility Lenders) to sell or otherwise dispose of the Collateral to the extent the proceeds of such sale or other disposition is used to repay in full and in cash the Senior Indebtedness. If such sale or other disposition of the Collateral by the Senior Credit Facility Lenders or the Issuer or its Subsidiaries (with the consent of the Senior Credit Facility Lenders) result in a surplus after the payment in full of the Senior Indebtedness, such surplus will be paid to the holders of the notes or the Trustee.

         o The intercreditor and subordination agreement will remain applicable if the Issuer or any of its Subsidiaries is subject to a bankruptcy or insolvency proceeding.

         o If, during a bankruptcy or insolvency proceeding of the Issuer or any of its Subsidiaries, the Senior Credit Facility Lenders decide to permit the use of cash collateral or provide post-petition financing to the Issuer or any of its Subsidiaries, the holders of the notes and the Trustee will not object to the use of such cash collateral or post-petition financing by the Senior Credit Facility Lenders (or their agent), provided that (i) the holders of the notes or the Trustee are granted the same liens and security interests on the post-petition Collateral that may be granted to or for the benefit of the Senior Credit Facility Lenders (or their agent), junior only to the liens and security interests of the Senior Credit Facility Lenders (or their agent) and (ii) the aggregate principal amount of pre-petition secured indebtedness together with the aggregate principal amount of financing in such bankruptcy or insolvency proceeding will not exceed, at the time of determination, the sum of (a) $50 million less the aggregate amount applied from time to time to repay the principal amount of the Senior Indebtedness which is accompanied by a corresponding permanent reduction of the Revolver Commitment under the Senior Credit Agreement plus (b)
             (x) $15 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is $25 million or greater,
             (y) $10 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is less than $25 million and greater than or equal to $15 million or (z) $5 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is less than $15 million (the sum of the immediately preceding clauses (a) and (b), the "Maximum Senior Indebtedness"); provided, however, that in no event shall Indebtedness constituting Bank Product Obligations or Related Senior Indebtedness (as such terms are defined in the Intercreditor Agreement) be included in the calculation of Maximum Senior Indebtedness. Neither the holders of the notes nor the Trustee will object to a motion for relief from the automatic stay in any proceeding to foreclose on and sell the Collateral.

         o The Senior Credit Facility Lenders will have absolute power and discretion, without notice to the holders of the notes or the Trustee, to deal in any manner with the Senior Indebtedness including, without limitation, amendments, modifications, supplements, refinancings, renewals, refundings, extensions or terminations of the documents related to the Senior Indebtedness, provided that the Senior Credit Facility Lenders may not (i) increase the principal amount of the Senior Indebtedness to a principal amount in excess of the Maximum Senior Indebtedness, less the outstanding Term Loan under the Senior Credit Agreement or
             (ii) extend the final maturity of the Senior Indebtedness beyond January 23, 2008. Neither the holders of the notes nor the Trustee will amend, modify or supplement any terms of the documents related to such notes in a manner adverse to the Senior Credit Facility Lenders without the prior written consent of the Senior Credit Facility Lenders.

         o Until the payment in full of the Senior Secured Obligations, neither the holders of the notes nor the Trustee will cancel or otherwise discharge any of the indebtedness evidenced by the notes or subordinate such indebtedness to any other indebtedness of the Issuer or any of its Subsidiaries, other than the Senior Indebtedness.


         CERTAIN DEFINITIONS WITH RESPECT TO THE INTERCREDITOR AGREEMENT

         "BANK PRODUCT AGREEMENT" means any agreement for any service or facility extended to the Issuer or any of its Subsidiaries by the Senior Credit Facility Representative or any Senior Credit Facility Lender or any Affiliate of the Senior Credit Facility Representative or any such lender including: (a) credit cards, (b) credit card processing


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services, (c) debit cards, (d) purchase cards, (e) cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

         "HEDGING AGREEMENT" means any Currency Protection Agreement (a currency swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in currency values, either generally or under specific contingencies), any Interest Rate Protection Agreement (an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies), or Commodity Hedging Agreement (a commodity hedging or purchase agreement or similar arrangement entered into with the intent of protecting against fluctuations in commodity prices or the exchange of notional commodity obligations, either generally or under specific contingencies).

         "JUNIOR INDEBTEDNESS" means any and all presently existing or hereafter arising Indebtedness, claims, debts, liabilities, obligations (including, without limitation, any prepayment premium), fees, expenses or indemnities of the Issuer or any of its Subsidiaries owing to the holders of the notes (or their agents or trustees) under the indenture, the notes and any other agreement, instrument or document related thereto, whether direct or indirect, whether contingent (including in respect of any guaranty or the registration rights agreement) or of any other nature, character, or description (including all interest and other amounts accruing after commencement of any bankruptcy or insolvency proceeding, and any interest and other amounts that, but for the provisions of the bankruptcy code, would have accrued and become due or otherwise would have been allowed), and any refinancings, renewals, refundings, or extensions of such amounts to the extent permitted under the Intercreditor Agreement.

         "SECURED CREDITOR REMEDIES" means any action by the Senior Credit Facility Representative, the Senior Credit Facility Lenders, the holders of the notes or their trustee (each a "Secured Creditor") in furtherance of the sale, foreclosure, realization upon, or the repossession or liquidation of any of the Collateral, including, without limitation: (i) the exercise of any remedies or rights of a "Secured Creditor" under Article 9 of the applicable Uniform Commercial Code, such as, without limitation, the notification of account debtors; (ii) the exercise of any remedies or rights as a mortgagee or beneficiary (or by the trustee on behalf of the beneficiary), including, without limitation, the appointment of a receiver, or the commencement of any foreclosure proceedings or the exercise of any power of sale, including, without limitation, the placing of any advertisement for the sale of any Collateral;
(iii) the exercise of any remedies available to a judgment creditor; (iv) the exercise of any rights of forfeiture, recession or repossession of any assets, or (v) any other remedy available in respect of the Collateral available to such Secured Creditor under any agreement, instrument or other document to which it is a party or under applicable law, provided that Secured Creditor Remedies shall not include any action taken by a Secured Creditor solely to (A) correct any mistake or ambiguity in any agreement, instrument or other document or (B) remedy or cure any defect in or lapse of perfection of the lien of a Secured Creditor in the Collateral.

         "SENIOR INDEBTEDNESS" means any and all presently existing or hereafter arising indebtedness, reimbursement obligations, claims, debts, liabilities, obligations (including, without limitation, any prepayment premium), expenses, fees or indemnities of the Issuer or any of its Subsidiaries owing to the Senior Credit Facility Lenders (or their agents) under the Senior Credit Agreement or any other agreement, instrument or document related thereto (including under any Bank Product Agreement), whether direct or indirect, whether contingent (including in respect of any guaranty) or of any other nature, character, or description (including all interest and other amounts accruing after commencement of any bankruptcy or insolvency proceeding, and all interest and other amounts that, but for the provisions of the bankruptcy code, would have accrued and become due or otherwise would have been allowed), and any refinancings, renewals, refundings, or, to the extent permitted in the intercreditor and subordination agreement, extensions of such amounts.


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CERTAIN COVENANTS

         The indenture contains, among others, the following covenants:

         LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS

         Other than Permitted Indebtedness, the Issuer may not, and may not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness.

         Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Issuer or any Subsidiary or which is secured by a Lien on an asset acquired by the Issuer or a Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Subsidiary or at the time of the asset acquisition.

         The Issuer will not, and will not permit any Subsidiary Guarantor, to incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness (other than to senior Indebtedness under the Senior Credit Agreement and Qualified Senior Affiliate Indebtedness) of the Issuer or such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness (other than to senior Indebtedness under the Senior Credit Agreement and Qualified Senior Affiliate Indebtedness) of the Issuer or such Subsidiary Guarantor, as the case may be. Notwithstanding the foregoing, the provisions of this paragraph do not prohibit tranches of Indebtedness under the Senior Credit Agreement being subordinated to other tranches of Indebtedness under the Senior Credit Agreement. The Issuer will not, and will not permit any Subsidiary to, incur or suffer to exist Indebtedness that is senior in right of payment to the notes or any Guarantee, as the case may be, and expressly contractually subordinate in right of payment to any other Indebtedness of the Issuer or such Subsidiary, as the case may be.

         LIMITATION ON RESTRICTED PAYMENTS

         The indenture defines the following as Restricted Payments if done by the Issuer or any of its Subsidiaries:

         o declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Issuer) on or in respect of shares of the Issuer's Capital Stock to holders of such Capital Stock;

         o purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than through the exchange therefore solely of Qualified Capital Stock of the Issuer or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Issuer;

         o make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor; or

         o   make any Investment (other than a Permitted Investment).

         However, the Issuer may take the following actions:

         o if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Issuer solely in exchange for shares of Qualified Capital Stock of the Issuer, and

         o if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinate or junior in right of payment to the notes or such Subsidiary Guarantor's Guarantee, as the case may be, the incurrence


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             of which was not in violation of the indenture, solely in exchange for shares of Qualified Capital Stock of the Issuer.

         LIMITATION ON ASSET SALES

         The Issuer may not, and may not cause or permit any of its Subsidiaries to, consummate an Asset Sale unless the consideration received is at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by the Issuer's Board of Directors or senior management of the Issuer, and at least 95% of the consideration received is cash or Cash Equivalents and is received at the time of such disposition.

         The Issuer will be required to apply Net Cash Proceeds received from any Asset Sale to Pay Down Debt.

         If at any time any consideration (other than cash or Cash Equivalents) received in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be treated like an Asset Sale and the Net Cash Proceeds will be applied as described above.

         The Issuer may defer the action to Pay Down Debt until there is an aggregate Available Proceeds Amount equal to or in excess of $500,000.00 resulting from one or more Asset Sales (at which time the entire unutilized Available Proceeds Amount, and not just the amount in excess of $500,000.00, will be applied as required pursuant to this paragraph).

         All Collateral Proceeds delivered to the Trustee will constitute Trust Moneys, and all Collateral Proceeds will be delivered by the Issuer:

         o so long as any Indebtedness under the Senior Credit Agreement or any Qualified Senior Affiliate Indebtedness remains outstanding, to the Senior Credit Facility Representative; and

         o otherwise to the Trustee and all Collateral Proceeds delivered to the Trustee will be deposited in the Collateral Account in accordance with the indenture. These Collateral Proceeds may be withdrawn from the Collateral Account for application by the Issuer as set forth above or otherwise pursuant to the indenture as summarized in "Deposit; Use and Release of Trust Moneys."

         In the event of the transfer of substantially all (but not all) of the consolidated assets of the Issuer as an entirety to a Person in a transaction permitted under the covenant described in "Merger, Consolidation and Sale of Assets," the successor corporation will be deemed to have sold the consolidated assets of the Issuer not so transferred and must comply with the provisions of this covenant as if it were an Asset Sale. In addition, the fair market value of the consolidated assets of the Issuer deemed to be sold will be deemed to be Net Cash Proceeds.

         The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes as a result of an action to Pay Down Debt.

         LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         The Issuer may not, and may not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction (each, a "Payment Restriction") on the ability of any Subsidiary to:

         o pay dividends or make any other distributions on or in respect of its Capital Stock;

         o make loans or advances, or to pay any Indebtedness or other obligation owed, to the Issuer or any other Subsidiary;

         o guarantee any Indebtedness or any other obligation of the Issuer or any Subsidiary; or

         o transfer any of its property or assets to the Issuer or any other Subsidiary.

         The preceding will not apply, however, to encumbrances or restrictions existing under or by reason of the following (which are excluded from the term "Payment Restriction"):

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         (1) applicable law;

         (2) the indenture, the Senior Credit Agreement, any security document or any of the security documents entered into in connection with the Senior Credit Agreement, and any document or instrument evidencing, governing or securing any of the Qualified Senior Affiliate Indebtedness;

         (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary;

         (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Subsidiary, or the properties or assets of such Subsidiary, other than the Person or the properties or assets of the Person so acquired;

         (5) agreements existing on the Issue Date to the extent and in the manner such agreements were in effect on the Issue Date;

         (6) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Subsidiary to be consummated in accordance with the terms of the indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

         (7) any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien; or

         (8) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the holders in any material respect as determined by the Board of Directors of the Issuer in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause
(2), (4) or (5).

         LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES

         The Subsidiaries may not issue any Preferred Stock (other than to the Issuer or to a Wholly Owned Subsidiary) or permit any Person (other than the Issuer or a Wholly Owned Subsidiary) to own any Preferred Stock of any Subsidiary.

         LIMITATION ON LIENS

         The Issuer may not, and may not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect any Liens upon any properties or assets of the Issuer or of any of its Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon, other than Permitted Liens.

         MERGER, CONSOLIDATION AND SALE OF ASSETS

         The Issuer shall not, in a single transaction or series of related transactions;

         o   consolidate or merge with or into any Person,

         o or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the assets owned directly or indirectly by the Issuer (determined on a consolidated basis for the Issuer and its Subsidiaries), whether as an entirety or substantially as an entirety to any Person, unless:

         o   either


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                  (A) the Issuer shall be the surviving or continuing
         corporation, or

                  (B) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the assets of the Issuer and its Subsidiaries substantially as an entirety (the "Surviving Entity")

                      (i) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

                      (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture, and the security documents on the part of the Issuer to be performed or observed;

         o immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), the Issuer or such Surviving Entity, as the case may be,

                  (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction, and

                  (B) both (i) the Issuer's or such Surviving Entity's (calculated as if such Surviving Entity was the Issuer), as the case may be, Consolidated EBITDA Coverage Ratio is at least equal to 2.5 to 1.0; and (ii) the Issuer's or such Surviving Entity's (calculated as if such Surviving Entity was the Issuer), as the case may be, Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of the aggregate consolidated Indebtedness of the Issuer and its Subsidiaries;

         o immediately before and immediately after giving effect to such transaction and the assumption contemplated above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

         o the Issuer or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

         For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Subsidiaries the Capital Stock of which constitutes all or substantially all of the assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the assets of the Issuer.

         Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the continuing corporation, the successor Person formed by such consolidation or into which the Issuer is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the notes and thereafter (except in the case of a lease), the Issuer will be relieved of all further obligations and covenants under the indenture and the notes.

         Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the indenture in connection with any transaction complying with the provisions of the indenture described under "Merger, Consolidation and Sale of Assets") may not, and the Issuer may not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Issuer or another Subsidiary Guarantor that is a Wholly Owned Subsidiary unless:


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         o   the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is a Person organized and existing under the laws of the United States or any state thereof or the District of Columbia (or if such Subsidiary Guarantor was formed under the laws of Canada or any province or territory thereof, such Surviving Entity shall be a Person organized and validly existing under the laws of Canada or any province or territory thereof);

         o such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee;

         o immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

         o immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Issuer could satisfy the Consolidated Net Worth and Consolidated EBITDA Coverage Ratio and Adjusted Consolidated Net Tangible Assets tests set forth above.

         Any merger or consolidation of a Subsidiary Guarantor with and into the Issuer (with the Issuer being the Surviving Entity) need only comply with the officer's certificate and opinion of counsel provisions set forth above.

         LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

         The Issuer may not, and may not cause or permit any of its Subsidiaries to, directly or indirectly, engage in any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with any of its Affiliates unless:

         o such transaction or series of related transactions is not otherwise prohibited by the terms of the indenture and is on terms that are fair and reasonable to the Issuer or the applicable Subsidiary and are no less favorable to the Issuer or the applicable Subsidiary than would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; and

         o with respect to a transaction or series of related transactions involving aggregate payments or other property with a fair market value in excess of $250,000.00, the Issuer obtains Board approval which is evidenced by a resolution stating that the Board has determined that such transaction complies with the foregoing provisions.

         In addition, if the transaction or series of related transactions involves an aggregate fair market value of more than $2,000,000.00, the Issuer must, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Issuer or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

         The foregoing shall not apply to:

         o reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Subsidiary as determined in good faith by the Board of Directors or senior management of the Issuer or such Subsidiary, as the case may be;

         o transactions exclusively between or among the Issuer and any of its Subsidiaries or exclusively between or among such Subsidiaries if such transactions are not otherwise prohibited by the indenture; and

         o Restricted Payments permitted by the indenture, or any guarantee or assumption by the Issuer or any of its Subsidiaries of Indebtedness of the Issuer or any of its Subsidiaries if the incurrence of such Indebtedness was not prohibited by the indenture.


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         ADDITIONAL SUBSIDIARY GUARANTEES

         All Subsidiaries of the Issuer shall be Subsidiary Guarantors. If any Subsidiary of the Issuer is formed after the Issue Date, or if a Person otherwise becomes a Subsidiary of the Issuer after the Issue Date, the Issuer shall cause such Subsidiary to:

         o execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the notes and the indenture on the terms set forth in the indenture;

         o grant to the Trustee a second priority Lien (subject to certain Permitted Liens) on all of the current and future Oil and Gas Assets of such Subsidiary, and substantially all of its other current and future assets using applicable security documents substantially in the same form as those executed and delivered on January 23, 2003; and

         o deliver to the Trustee an opinion of counsel and an officers' certificate, stating that no event of default shall occur as a result of such supplemental indenture or security documents, that each such instrument complies with the terms of the indenture and that each such instrument has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary.

         Thereafter, such Subsidiary shall be a Subsidiary Guarantor for all purposes of the indenture.

         LIMITATION ON IMPAIRMENT OF SECURITY INTEREST

         Neither the Issuer nor any of its Subsidiaries may take or omit to take any action which would have the result of adversely affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the holders, with respect to the Collateral, and neither the Issuer nor any of its Subsidiaries may grant to any Person, or suffer any Person (other than the Issuer and its Subsidiaries) to have (other than to the Trustee on behalf of the Trustee and the holders) any interest whatsoever in the Collateral other than Permitted Liens. Neither the Issuer nor any of its Subsidiaries may enter into any agreement or instrument that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness, other than Indebtedness under the Senior Credit Agreement, Qualified Senior Affiliate Indebtedness, and the security documents entered into in connection therewith, and other than pursuant to the indenture and the security documents.

         LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF SUBSIDIARIES

         The Issuer may not, and may not permit any Subsidiary to, sell or otherwise dispose of any shares of Capital Stock of any Subsidiary, and shall not permit any of its Subsidiaries, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

         o   to the Issuer or a Wholly Owned Subsidiary; or

         o if all shares of Capital Stock of such Subsidiary owned by the Issuer and its Subsidiary are sold or otherwise disposed of.

         In connection with any sale or disposition of Capital Stock of any Subsidiary, the Issuer will be required to comply with the covenant described under the caption "Limitation on Asset Sales."

         LIMITATION ON CONDUCT OF BUSINESS

         The Issuer will not, and will not permit any of its Subsidiaries to, engage in the conduct of any business other than the Crude Oil and Natural Gas Business.

         REPORTS TO HOLDERS

         The Issuer will deliver to the Trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Issuer is required


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to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will file with the SEC, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Issuer will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

         The reports and information delivered pursuant to the preceding paragraph shall include quarterly financials, including details regarding sources and uses of cash or of any assets of the Issuer and its Subsidiaries. Such financials will provide details on both a consolidated and unconsolidated basis.

         WAIVER OF STAY, EXTENSION OR USURY LAWS

         The Issuer and each Subsidiary Guarantor will covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer or such Subsidiary Guarantor from paying all or any portion of the principal of or interest on the notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the indenture; and (to the extent that they may lawfully do so) the Issuer and each Subsidiary Guarantor will expressly waive in the indenture all benefit or advantage of any such law, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

         LEVERAGE COVENANT

         The Issuer must not allow the Issuer's Consolidated EBITDA to Cash Interest Expense Ratio, as of the last day of any calendar quarter after the Issue Date, to be less than 3.0:1, except on the last day of the first calendar quarter of 2003, at which time this ratio must not be less than 2.0:1.

         EXCESS CASH FLOW AND EXCESS CASH

         Without duplication with respect to the requirement to Pay Down Debt set forth in the next paragraph, within 30 days after the last day of each calendar quarter ending after the Issue Date, the Issuer must apply an amount to Pay Down Debt equal to 90% of the Excess Cash Flow of the Issuer for such calendar quarter.

         Without duplication with respect to the requirement to Pay Down Debt set forth in the previous paragraph, with respect to each calendar quarter ending after the Issue Date and on the same date that the Issuer applies an amount to Pay Down Debt pursuant to the preceding paragraph with respect to such calendar quarter, and on a date that is 7 days after the Issue Date, the Issuer must apply an amount to Pay Down Debt equal to all cash of the Issuer and its Subsidiaries as of such date (each such date a "Cash Sweep Payment Date"), after the application of an amount to Pay Down Debt pursuant to the preceding paragraph, on that date (provided that if there is no Excess Cash Flow with respect to such calendar quarter, the Cash Sweep Payment Date with respect to such calendar quarter shall be the first business day that is 30 days after the last day of such calendar quarter), minus

         o   $2.5 million,

         o   Restricted Cash as of such Cash Sweep Payment Date,

         o the amount of Capital Expenditures the Issuer is permitted to make pursuant to the terms of the indenture during the next calendar quarter pursuant to the covenant described below under the heading "Limitations on Capital Expenditures," minus amounts available for making Capital Expenditures under any revolving credit facility under the Senior Credit Agreement as of such Cash Sweep Payment Date,

         o cash of the Issuer as of such Cash Sweep Payment Date otherwise applied or required to be applied to Pay Down Debt, and

         o without duplication with respect to the previous bullet point, any such cash of the Issuer and its Subsidiaries as of the Cash Sweep Payment Date constituting proceeds of any equity offering by the Issuer or proceeds of any Subordinated Indebtedness of the Issuer or any of its Subsidiaries


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             complying with the provisions of the indenture described below under "Proceeds from Issuances of Equity and Subordinated
             Debt."

         The Issuer will manage the cash of the Issuer and its Subsidiaries in the ordinary course of business consistent with past practices and in compliance with the terms of the Senior Credit Agreement.

         LIMITATION ON EXPENDITURES FOR SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         The Issuer must observe the following covenants with respect to expenditures by the Issuer and its Subsidiaries on SG&A:

         o The amount expended by the Issuer and its Subsidiaries on SG&A in any calendar quarter ending after the Issue Date shall not exceed the applicable SG&A Quarterly Amount, subject, however, to the following carryforward and carryback provisions:

             o to the extent the SG&A in any one quarter (excluding the amount of SG&A due to any Rollover Increase because of a prior quarter's SG&A Deficit Amount) exceeds the applicable SG&A Quarterly Amount, the SG&A Quarterly Amount for the two succeeding quarters shall be reduced in the aggregate by an amount equal to the applicable SG&A Excess Amount, and

             o to the extent the SG&A in any one quarter (excluding the amount of SG&A due to any Rollover Decrease because of a prior quarter's SG&A Excess Amount) is less than the applicable SG&A Quarterly Amount, the SG&A Quarterly Amount for the two succeeding quarters shall be increased in the aggregate by an amount equal to the applicable SG&A Deficit Amount,

         o In no event shall the amount expended by the Issuer and its Subsidiaries on SG&A in any calendar year ending after the Issue Date exceed the SG&A Annual Amount.

         LIMITATIONS ON CAPITAL EXPENDITURES

         The Issuer must observe the following covenants with respect to Capital Expenditures by the Issuer and its Subsidiaries:

         o For the first calendar quarter in 2003, Capital Expenditures of the Issuer and its Subsidiaries shall not exceed the Q1-2003 CapEx Amount, and for each other calendar quarter in 2003, Capital Expenditures of the Issuer and its Subsidiaries shall not exceed the Q2,3,4-2003 CapEx Amount, subject, however, to the following carryforward and carryback provisions:

             o to the extent Capital Expenditures in the first calendar quarter of 2003 (excluding the amount of Capital Expenditures due to any Rollover Increase because of a prior quarter's CapEx Deficit Amount) exceed the Q1-2003 CapEx Amount or to the extent Capital Expenditures in any other calendar quarter of 2003 (excluding the amount of Capital Expenditures due to any Rollover Increase because of a prior quarter's CapEx Deficit Amount) exceed the Q2,3,4-2003 CapEx Amount, as applicable, the CapEx Quarterly Amount for the two succeeding quarters shall be decreased in the aggregate by an amount equal to the applicable CapEx Excess Amount, and

             o to the extent Capital Expenditures in the first calendar quarter of 2003 (excluding the amount of Capital Expenditures due to any Rollover Decrease because of a prior quarter's CapEx Excess Amount) fall below the Q1-2003 CapEx Amount or to the extent Capital Expenditures in any other calendar quarter of 2003 (excluding the amount of Capital Expenditures due to any Rollover Decrease because of a prior quarter's CapEx Excess Amount) fall below the Q2,3,4-2003 CapEx Amount, as applicable, the CapEx Quarterly Amount for the two succeeding quarters shall be increased in the aggregate by an amount equal to the applicable CapEx Deficit Amount.

         o In no event shall the Capital Expenditures of the Issuer and its Subsidiaries for calendar year 2003 exceed the 2003 CapEx Amount.

         o For each calendar quarter in calendar year 2004 and each calendar quarter in any following calendar year, Capital Expenditures of the Issuer and its Subsidiaries shall not exceed the applicable 2004-Plus CapEx Quarterly Amount, subject, however, to the following carryforward and carryback provisions:


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             o   to the extent Capital Expenditures in any such quarter
                 (excluding the amount of Capital Expenditures due to any Rollover Increase because of a prior quarter's CapEx Deficit Amount) exceed the applicable 2004-Plus CapEx Quarterly Amount, the 2004-Plus CapEx Quarterly Amount for the two succeeding quarters shall be decreased in the aggregate by an amount equal to the applicable CapEx Excess Amount, and

             o to the extent the Capital Expenditures in any such quarter (excluding the amount of Capital Expenditures due to any Rollover Decrease because of a prior quarter's CapEx Excess Amount) fall below the applicable 2004-Plus CapEx Quarterly Amount, the 2004-Plus CapEx Quarterly Amount for the two succeeding quarters shall be increased in the aggregate by an amount equal to the applicable CapEx Deficit Amount.

         o In no event shall the Capital Expenditures of the Issuer and its Subsidiaries for calendar year 2004 or any following calendar year exceed the 2004-Plus CapEx Annual Amount.

         With respect to the limitations on Capital Expenditures set forth above, the Issuer will be allowed to reallocate capacity for making up to an aggregate of $3 million of Capital Expenditures which are to be used for satisfying capital calls with respect to non-operating mineral interests of the Issuer and its Subsidiaries for development expenses with respect to such non-operating mineral interests as follows:

         o any such reallocation will increase the annual permissible Capital Expenditures by the amount of such reallocation for the calendar year to which such reallocation was made, and will decrease the annual permissible Capital Expenditures by the amount of such reallocation for the calendar year from which such reallocation was made;

         o the amount reallocated to a calendar year must be allocated by the Issuer to the calendar quarters within that calendar year to increase the permissible Capital Expenditures for such calendar quarters, and the amount reallocated from a calendar year must be allocated by the Issuer to the calendar quarters within that calendar year to decrease the permissible Capital Expenditures for such calendar quarters.

         o any amount reallocated to a particular period (i.e., to a particular calendar year or a particular calendar quarter) can be used only for Capital Expenditures to satisfy capital calls with respect to non-operating mineral interests of the Issuer and its Subsidiaries for development expenses with respect to such non-operating mineral interests

         LIMITATION ON TAX SHARING ARRANGEMENTS

         Neither the Issuer nor any of its Subsidiaries may enter into any agreement, arrangement or understanding with respect to liability for payment or sharing of any other Person's taxes, including any tax sharing or similar arrangement, except to the extent of any covenant pursuant to which funds or money actually paid or transferred to or from the Issuer or its Subsidiary, as the case may be, are thereupon actually used to pay the applicable taxes.

         LIMITATION ON USES OF CASH

         The indenture provides that the Issuer and its Subsidiaries will make cash expenditures only for the following and only to the extent not otherwise prohibited by the terms of the indenture:

         o Qualified Lease Operating Costs, SG&A costs, taxes (e.g., income, severance, ad valorem, franchise) in each case not prohibited by the terms of the indenture;

         o   cash interest requirements;

         o Capital Expenditures not prohibited by the terms of the indenture;

         o any oil and gas hedge settlements requiring a cash payment from the Issuer pursuant to oil and gas hedge agreements entered into (a) pursuant to approval by the Board of Directors of the Issuer, (b) in the ordinary course of business, and (c) to provide protection against oil and gas price fluctuations with respect to reasonably anticipated oil and gas production of the Issuer and its Subsidiaries and not for the purpose of speculating;


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         o   any payment to reduce debt to the extent such payment is not prohibited by the terms of the indenture, provided that the average days outstanding for payables paid shall not be less than the greater of (a) 45 days and (b) the industry standard therefor, subject to adjustment by the Board of Directors of the Issuer;

         o payments due to the settling of a natural gas balancing deficiency not to exceed $45,000 in the aggregate in any calendar year unless a higher amount is approved by the Board of Directors of the Issuer;

         o   payment of judgments rendered by a court of law;

         o   assessments issued by any governmental entity;

         o additional cash expenditures not to exceed $2 million in the aggregate in any calendar year; provided, however, that the Issuer and its Subsidiaries may make aggregate cash expenditures in excess of $2 million in any calendar year under this provision if the Board of Directors of the Issuer approves such expenditures;

         o obligations under the Senior Credit Agreement and Qualified Senior Affiliate Indebtedness including, but not limited to, fees and expenses incurred in connection therewith and fees related to any amendment, waiver, consent or similar actions taken by the agent and lenders related thereto (the payment of which obligations will not be prohibited by the terms of the indenture); and

         o   payment of any Stark Fees.

         PROCEEDS FROM ISSUANCES OF EQUITY AND SUBORDINATED DEBT

                  The Issuer may issue common equity, or preferred equity with no maturity or required or allowed cash dividend, at any time and may use the net proceeds from any such issuance in any manner consistent with other provisions of the indenture. Such net proceeds will not be included in the calculation of Excess Cash Flow.

                  The Issuer may also issue preferred equity with a maturity or required or allowed cash dividends if such issuance complies with the following requirements:

                  o no portion of any such equity may be redeemed or repurchased or, except as permitted pursuant to the third bullet point, have any other cash distribution or dividend until the notes are completely repaid,

                  o at least 50% of the proceeds of such issuance must immediately be used to Pay Down Debt, and

                  o   no cash dividends can be paid on such equity unless:

                      o   at least 75% of such proceeds are used to Pay Down
                          Debt,

                      o the cash dividend payable to the holders of such equity does not exceed the Cash Coupon on the notes, and

                      o the holders of the notes receive in cash (in full) current interest payments due and payable.

         The Issuer and its Subsidiaries may also incur Subordinated Indebtedness that complies with the following requirements (such Indebtedness is referred to as "Permitted Subordinated Indebtedness"):

         o   no portion of any principal of any such Subordinated
             Indebtedness may be repaid, or refinanced if such refinancing results in a shorter Weighted Average Life to Maturity or in the terms of such Subordinated Indebtedness being less favorable to the holders of the notes, until the notes are completely repaid,

         o at least 50% of the proceeds of such issuance must immediately be used to Pay Down Debt, and

         o no cash interest can be paid on such Subordinated Indebtedness unless:

             o   at least 75% of such proceeds are used to Pay Down Debt,


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             o   the cash portion of any interest payable to the holders of such
                 Subordinated Indebtedness does not exceed the Cash Coupon on the notes, and

             o the holders of the notes receive in cash (in full) current interest payments due and payable.

         ACCOUNTING

         The Issuer will keep its financial accounts in accordance with GAAP and, except as GAAP may require, consistent with past practices.

         FARMOUTS

         The indenture provides that the Issuer and its Subsidiaries will be able to enter into and perform with respect to farmouts covering any of their undeveloped wells and properties, provided that the Issuer must, prior to any properties being transferred pursuant to such farmout, obtain written confirmation from F. John Stark, III stating that such farmout is in the best interests of the holders of the notes, and file the same with the Trustee, further provided that such written confirmation will not be required for any farmout with a farmout value (as determined as provided below) of less than $100,000, but the total aggregate farmout value of farmouts so exempted from the written confirmation requirement cannot exceed $500,000 in any twelve calendar month period. For the purposes of this provision, the value of a farmout will be the portion of the capital commitments made by the farmee(s) under the farmout relating to the interests of the Issuer or its Subsidiaries being farmed out. The Issuer anticipates entering into a retainer arrangement with F. John Stark, III in connection with his services with respect to such written confirmations, with such retainer arrangement calling for the payment to him of fees for his services with respect to such written confirmations (the "Stark Fees"), with the Stark Fees being excluded from the calculation of SG&A.

         In addition, the indenture provides that the Issuer and its Subsidiaries will be able to enter into and perform farmouts not complying with the preceding paragraph if consent to such farmout is obtained from the holders of not less than a majority of the principal amount of the then outstanding notes issued under the indenture.

         Furthermore, the indenture provides that the farmout referenced in the Purchase and Sale Agreement dated November 21, 2002 between the Issuer, as seller, and PrimeWest Gas Inc., as purchaser, as the Farmout Agreement and included as Schedule P in such agreement, are permitted farmouts under the indenture.

         Farmouts permitted by the preceding three paragraphs are referred to as "Permitted Farmout Agreements." The following shall apply to each Permitted Farmout Agreement:

         o the applicable portions of Liens of the security documents securing the notes will be released with respect to the undeveloped wells and/or properties that are subject to such Permitted Farmout Agreement, provided that all retained interests of the Issuer and the Subsidiaries in such wells and/or properties will remain subject to such Liens;

         o such Permitted Farmout Agreement will be deemed not to be an Asset Sale, including, but not limited to, the purchase options in the farmout agreements referenced above in connection with the November 21, 2002 Purchase and Sale Agreement with PrimeWest Gas Inc.;

         o obligations of the Issuer and its Subsidiaries under such Permitted Farmout Agreement that constitute Indebtedness will be Permitted Indebtedness so long as any such Indebtedness is non-recourse with respect to the Issuer and its Subsidiaries and their properties and assets other than the wells and/or properties that are the subject of such Permitted Farmout Agreement; and

         o to the extent such Permitted Farmout Agreement would constitute an Investment by the Issuer or any of its Subsidiaries, such Investment will be a Permitted Investment.

         CEO NOTE OPTIONS

         The Issuer may issue to its Chief Executive Officer (the "Issuer's CEO") options to purchase notes ("CEO Note Options") as follows:


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         o   Issuance to the Issuer's CEO on the Issue Date of options to purchase $750,000 principal amount of notes for the market price therefor at the Issue Date;

         o Issuance to the Issuer's CEO of options to purchase $250,000 principal amount of notes for the market price therefor at the Issue Date if the notes trade for greater than 70% of the face amount thereof for 60 consecutive trading days, with the first of such consecutive 60 days being in January of 2003;

         o Issuance to the Issuer's CEO of options to purchase $500,000 principal amount of notes for the market price therefor at the Issue Date if the notes trade for greater than 70% of the face amount thereof for any 60 consecutive trading days during the first 365 calendar days after the Issue Date; and

         o Issuance to the Issuer's CEO of options to purchase $250,000 principal amount of notes for the market price therefor at the Issue Date if the notes trade for greater than 90% of the face amount thereof for any 60 consecutive trading days during the 365 calendar day period commencing on the 366th day after the Issue Date, provided that if the condition set forth in the previous bullet point is not achieved, the amount applicable for this bulletin point shall be increased from $250,000 to $750,000.

         For determining consecutive trading days with respect to the notes, a trading day will be a day on which there are at least $500,000 in aggregate principal amount of notes traded and either Jefferies & Company, Inc., or its successor, or Imperial Capital, LLC, or its successor, (as long as they did not execute the trade) confirms to the Issuer that the trade was in the context of the market.

         LIMITATION ON ABRAXAS WAMSUTTER, LTD.

         So long as the Issuer continues to have a partnership interest in Abraxas Wamsutter, Ltd., the Issuer will not permit Abraxas Wamsutter, Ltd. to be an operating entity.

         CONDUCT OF BUSINESS IN THE INTERIM PERIOD

         The Issuer shall have, and shall have caused its Subsidiaries to conduct business consistent with past practices during the interim period between the date that the Offer to Exchange was made and the Issue Date.

         CALCULATION OF ORIGINAL ISSUE DISCOUNT

         The Issuer will file with the Trustee promptly at the end of each calendar year (a) a written notice specifying the amount of original issue discount accrued on the outstanding notes as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code or applicable U.S. Treasury regulation.

EVENTS OF DEFAULT

         Each of the following is an "Event of Default":

         o the failure to pay interest on any notes when the same becomes due and payable;

         o the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or to Pay Down Debt in connection with an Asset
             Sale);

         o a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after the Issuer or any Subsidiary Guarantor receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to observance or performance of any of the terms or provisions of the covenants described above under "Change of Control" or "Merger, Consolidation and Sale of Assets" or "Limitation on Asset Sales" which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

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         o   a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Issuer or of any Subsidiary (or the payment of which is guaranteed by the Issuer or any Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default:

                  (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness (a "payment default"), or

                  (B) results in the acceleration of such Indebtedness prior to its express maturity,

                  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $2,000,000.00;

         o one or more judgments in an aggregate amount in excess of $2,000,000.00 (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) are rendered against the Issuer or any of its Subsidiaries and such judgments remain undischarged, unvacated, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

         o   certain events of bankruptcy; or

         o any of the Guarantees or any of the security documents ceases to be in full force and effect or any of the Guarantees or any of the security documents is declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the indenture) or any obligor or any Related Person denies or disaffirms its liability under any security document to which it is a party.

         If any Event of Default (other than the Event of Default relating to certain events of bankruptcy) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default relating to certain events of bankruptcy occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

         After a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration if:

         o   the rescission would not conflict with any judgment or decree;

         o all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

         o to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

         o the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

         o the Trustee shall have received an officer's certificate and an opinion of counsel that such Event of Default has been cured or waived in the event of the cure or waiver of an Event of Default relating to certain events of bankruptcy.

         No such rescission shall affect any subsequent Default or impair any right consequent thereto.

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         Prior to the declaration of acceleration of the notes, the holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

         Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture, the Intercreditor Agreement and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         The Issuer is required to provide an officer's certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

POSSESSION, USE AND RELEASE OF COLLATERAL

         Unless an Event of Default shall have occurred and be continuing, the Issuer and the Subsidiary Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Trustee in the Collateral Account or with the Senior Credit Facility Representative and other than as set forth in the security documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

         RELEASE OF COLLATERAL

         Upon compliance by the Issuer with the conditions set forth below in respect of any sale, transfer or other disposition, the Trustee will release the Released Interests (as defined below) from the Lien of the indenture and the security documents and reconvey the Released Interests to the Issuer or the grantor of the Lien on such property. The Issuer will have the right to obtain a release of items of Collateral (the "Released Interests") subject to any sale, transfer or other disposition, or owned by a Subsidiary the Capital Stock of which is sold in compliance with the indenture such that it ceases to be a Subsidiary, or that is the subject of a farmout allowed by the terms of the indenture, upon compliance with the condition that the Issuer deliver to the Trustee the following:

         o   a notice from the Issuer requesting the release of Released
             Interests:

                    (A) describing the proposed Released Interests,

                    (B) specifying the value of such Released Interests or such
               Capital Stock, as the case may be, on a date within 60 days of the Issuer notice (the "Valuation Date"),

                    (C) stating that the consideration to be received is at
               least equal to the fair market value of the Released Interests, provided that this clause (C) is not applicable with respect to a release to be given in connection with a farmout permitted pursuant to the indenture,

                    (D) stating that the release of such Released Interests will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral,

                    (E) confirming the sale or exchange of, or an agreement to sell or exchange, such Released Interests or such Capital Stock, as the case may be, is a bona fide sale to or exchange with a Person that is not an Affiliate of the Issuer or, in the event that such sale or exchange is to or with a Person that is an Affiliate, confirming that such sale or exchange is made in compliance

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               with the provisions summarized in the description of
               certain covenants under "Limitation on Transactions with Affiliates," provided that this clause (E) is not applicable with respect to a release to be given in connection with a farmout permitted pursuant to the indenture,

                    (F) in the event there is to be a contemporaneous
               substitution of property for the Collateral subject to the sale, transfer or other disposition, specifying the property intended to be substituted for the Collateral to be disposed of; and

                    (G) with respect to a release to be given in connection with a farmout permitted pursuant to the indenture stating that the farmout to which the released interests are (or are to be) subject complies with the indenture;

         o   an officer's certificate of the Issuer stating that:

                    (A) such sale, transfer or other disposition complies with the terms and conditions of the indenture, including the provisions summarized in the description of certain covenants under " Limitation on Asset Sales," "Limitation on Transactions with Affiliates," "Farmouts" and "Limitation on Restricted Payments" above, to the extent any of the foregoing are applicable,

                    (B) all Net Cash Proceeds from the sale, transfer or other disposition of any of the Released Interests or such Capital Stock, as the case may be, will be applied pursuant to the provisions of the indenture in respect of the deposit of proceeds into the Collateral Account or with the Senior Credit Facility Representative as contemplated by the indenture and in respect of Asset Sales, to the extent applicable, provided that this clause
               (B) is not applicable with respect to a release to be given in connection with a farmout permitted pursuant to the indenture,

                    (C) there is no Default or Event of Default in effect or
               continuing on the date thereof or the date of such sale, transfer or other disposition,

                    (D) the release of the Collateral will not result in a
               Default or Event of Default under the indenture,

                    (E) upon delivery of such officer's certificate, all
               conditions precedent in the indenture relating to the release in question will have been complied with,

                    (F) such sale, transfer or other disposition is not between the Issuer or any Subsidiary or between Subsidiaries, provided that this clause (F) is not applicable with respect to a release to be given in connection with a farmout permitted pursuant to the indenture, and

                    (G) such sale, transfer or other disposition is not a sale, transfer or other disposition that is excluded from the definition of "Asset Sale" because it was a sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which was made in compliance with the provisions of the covenants described under "Merger, Consolidation and Sale of Assets," provided that this clause (G) is not applicable with respect to a release to be given in connection with a farmout permitted pursuant to the indenture; and

         o all documentation required by the Trust Indenture Act, if any, prior to the release of Collateral by the Trustee and, in the event there is to be a contemporaneous substitution of property for the Collateral subject to such sale, transfer or other disposition, all documentation necessary to effect the substitution of such new Collateral.

         Notwithstanding the provisions described above, so long as no Event of Default shall have occurred and be continuing, the Issuer may, without satisfaction of the conditions described above, dispose of Hydrocarbons or other mineral products for value in the ordinary course and engage in any number of ordinary course activities in respect of the Collateral, in limited dollar amounts specified by the Trust Indenture Act, upon satisfaction of certain conditions. For example, among other things, subject to certain dollar limitations and conditions, the Issuer would be permitted to:

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         o   sell or otherwise dispose of any property subject to the Lien of the indenture and the security documents, which may have become worn out or obsolete;

         o abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Lien of the indenture or any of the security documents; o surrender or modify any franchise, license or permit subject to the Lien of the indenture or any of the security documents which it may own or under which it may be operating;

         o alter, repair, replace, change the location or position of and add to its structures, machinery, systems, equipment, fixtures and appurtenances;

         o   demolish, dismantle, tear down or scrap any obsolete
             Collateral or abandon any portion thereof; and

         o grant leases or sub-leases in respect of real property to the extent the foregoing does not constitute an Asset Sale.

DEPOSIT; USE AND RELEASE OF TRUST MONEYS

         The Net Cash Proceeds associated with any Asset Sale and any Net Cash Proceeds associated with any sale, transfer or other disposition of Collateral, to the extent such sale, transfer or other disposition is not an Asset Sale by virtue of clause (F) of the definition thereof, insurance proceeds with respect to any Collateral and condemnation (or similar) proceeds with respect to any Collateral shall be deposited so long as any Indebtedness under the Senior Credit Agreement or any Qualified Senior Affiliate Indebtedness remains outstanding, with the Senior Credit Facility Representative and otherwise into a securities account maintained by the Trustee at its corporate trust offices or at any securities intermediary selected by the Trustee having a combined capital and surplus of at least $250,000,000 and having a long-term debt rating of at least "A3" by Moody's and at least "A--" by S&P styled the "Abraxas Collateral Account" (such account being the "COLLATERAL ACCOUNT") which shall be under the exclusive dominion and control of the Trustee. All amounts on deposit in the Collateral Account shall be treated as financial assets and cash funds on deposit in the Collateral Account may be invested by the Trustee, at the direction of the Issuer, in Cash Equivalents. The Issuer will not have the right to withdraw funds or assets from the Collateral Account except in compliance with the terms of the indenture and all assets credited to the Collateral Account shall be subject to a Lien in favor of the Trustee and the holders.

         Any funds deposited with the Trustee may be released to the Issuer by its delivering to the Trustee an officer's certificate stating:

         o no Event of Default has occurred and is continuing as of the date of the proposed release;

                    (A) if such Trust Moneys represent Collateral Proceeds in
               respect of an Asset Sale, that such funds are otherwise being applied in accordance with the covenant "Limitation on Asset Sales" above, or

                    (B) if such Trust Moneys represent proceeds in respect of a casualty, expropriation or taking, such funds will be applied to repair or replace property subject of a casualty or condemnation or reimburse the Issuer for amounts spent to repair or replace such property and that attached thereto are invoices or other evidence reflecting the amounts spent or to be spent, or

                    (C) if such Trust Moneys represent proceeds derived from any other manner, that such amounts are being utilized in connection with business of the Issuer and its Subsidiaries in compliance with the terms of the indenture; and

         o all conditions precedent in the indenture relating to the release in question have been complied with; and

         o all documentation required by the Trust Indenture Act, if any, prior to the release of such Trust Moneys by the Trustee has been delivered to the Trustee.

         Notwithstanding the foregoing,

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         o   if the maturity of the notes has been accelerated, and the acceleration has not been rescinded as permitted by the indenture, the Trustee shall apply the Trust Moneys credited to the Collateral Account, subject to the rights of the Senior Credit Facility Lenders under the Intercreditor Agreement, to pay the principal of, premium, if any and accrued and unpaid interest on the notes to the extent of such Trust Moneys;

         o if the Issuer so elects, by giving written notice to the Trustee, the Trustee shall apply Trust Moneys credited to the Collateral Account to the payment of interest due on any interest payment date; and

         o if the Issuer so elects, by giving written notice to the Trustee, the Trustee shall apply Trust Moneys credited to the Collateral Account to Pay Down Debt.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         As long as the Issuer takes steps to make sure that holders will receive all of their payments under the notes and are able to transfer the notes, the Issuer can elect to legally release itself and any of the Subsidiary Guarantors for any Obligations on the notes (called "LEGAL DEFEASANCE") other than:

         o the rights of holders to receive payments from the trust described below in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

         o the Issuer's obligations with respect to the notes to issue temporary notes, register notes, replace mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

         o the rights, powers, trust, duties and immunities of the Trustee; and

         o   the Legal Defeasance provisions of the indenture.

         In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Subsidiary Guarantors, if any, released with respect to certain covenants that are described in the indenture ("COVENANT DEFEASANCE"). In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, reorganization and insolvency events and maintenance of the Guarantees) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes. The occurrence of either Legal Defeasance or Covenant Defeasance would result in a release of all Collateral from the Lien of the indenture and the security documents.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

         o the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars and/or non-callable U.S. government obligations in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes at maturity or redemption, as the case may be:

         o in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

                    (A) the Issuer has received from, or there has been
               published by, the Internal Revenue Service a ruling, or

                    (B) since the Issue Date, there has been a change in the
               applicable federal income tax law,

                  in either case to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

         o in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will

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             be subject to federal income tax on the same amounts,
             in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

         o no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

         o such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

         o the Issuer must deliver an officer's certificate to the Trustee stating that the deposit was not made by the Issuer with the intent of preferring the holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

         o the Issuer must deliver an officer's certificate and an opinion of counsel to the Trustee, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

         o the Issuer must deliver an opinion of counsel to the Trustee to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

SATISFACTION AND DISCHARGE

         The Issuer and the Subsidiary Guarantors will have no further obligations under the indenture, the security documents and the Guarantees as to all outstanding notes, other than surviving rights of registration of transfer or exchange of the notes, when:

         o   either

                    (A) all the notes have been delivered to the Trustee for
               cancellation except for (i) lost, stolen or destroyed notes which have been replaced or paid, and (ii) notes for whose payment money has been deposited in trust by the Issuer or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, or

                    (B) all notes not theretofore delivered to the Trustee for cancellation have become due and payable, or are to become due and payable within 180 days, and the Issuer has deposited with the Trustee funds sufficient to pay and discharge the entire Indebtedness on such notes at maturity or redemption, as the case may be;

         o the Issuer has paid all other sums payable under the indenture by the Issuer; and

         o the Issuer has delivered to the Trustee an officer's certificate and an opinion of counsel stating that the Issuer has complied with all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture.

MODIFICATION OF THE INDENTURE

         From time to time, the Issuer, the Subsidiary Guarantors and the Trustee, without the consent of the holders, may amend the indenture, the notes, the Guarantees, the Intercreditor Agreement or any security document for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to make any change that would provide any additional benefit or rights to the holders or that does not adversely affect the rights of any holder. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

         Other modifications and amendments of the indenture, the notes, the Guarantees, the Intercreditor Agreement or any security document may be made with the consent of the holders of not less than a majority of the

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principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

         o reduce the amount of notes whose holders must consent to an amendment;

         o reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes or reduce the amount of liquidated damages payable under the registration rights agreement;

         o reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

         o make any notes payable in a currency other than that stated in the notes;

         o make any change in provisions of the indenture, the notes, the Guarantees, the Intercreditor Agreement or any security document protecting the right of each holder to receive payment of principal of and interest on such new secured note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

         o amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or to Pay Down Debt with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

         o modify or change any provision of the indenture, the notes, the Guarantees, the Intercreditor Agreement, any security document or the related definitions affecting ranking of the notes or any Guarantee in a manner which adversely affects the holders; or

         o release any Subsidiary Guarantor from any of its obligations under its Guarantee, in any case otherwise than in accordance with the terms of the indenture.

         Notwithstanding the foregoing, the indenture will provide that a farmout not otherwise qualifying as a Permitted Farmout Agreement is a Permitted Farmout Agreement if consent to such farmout is obtained from the holders of not less than a majority of the principal amount of the then outstanding notes issued under the indenture, as described in the discussion above entitled "Farmouts."

         The provisions of the Intercreditor Agreement may not be amended without the consent of the Senior Credit Facility Representative.

GOVERNING LAW

         The indenture, the notes, the Guarantees and the security documents are governed by, and construed in accordance with, the laws of the State of New York, except to the extent the laws of another jurisdiction may be mandatorily applicable to certain matters under the security documents.

CONCERNING THE TRUSTEE

         U.S. Bank, N.A. acts as Trustee. Its address is 180 East Fifth Street, Saint Paul, Minnesota 55101, attn: Corporate Trust Department.

         Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

         The indenture and the provisions of the Trust Indenture Act incorporated by reference into the indenture contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or any Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any

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such claim as security or otherwise. Subject to the Trust Indenture Act, the
Trustee is permitted to engage in other transactions. If the Trustee acquires any conflicting interest as described in the Trust Indenture Act after a Default has occurred and is continuing, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms to be used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

         "2003 CAPEX AMOUNT" equals the lesser of $15 million and the 2003 CapEx Annual Budget.

         "2003 CAPEX ANNUAL BUDGET" equals the 2003 Closing CapEx Ratio multiplied by Total Assets at December 31, 2003.

         "2003 CLOSING CAPEX RATIO" equals, for calendar year 2003, (a) $15 million or such lower amount budgeted prior to the Issue Date by the Issuer for Capital Expenditures for such calendar period, divided by (b) Total Assets at the end of the calendar quarter in which the Issue Date occurs.

         "2004-PLUS CAPEX ANNUAL AMOUNT" equals for any annual calendar period, the lesser of $10 million and the 2004-Plus CapEx Annual Budget.

         "2004-PLUS CAPEX ANNUAL BUDGET" equals, for any annual calendar period, 2004-Plus Closing CapEx Ratio multiplied by the Total Assets at the start of such calendar period.

         "2004-PLUS CAPEX QUARTERLY AMOUNT" equals, the lesser of $2.5 million and one quarter of the 2004-Plus CapEx Annual Amount.

         "2004-PLUS CLOSING CAPEX RATIO" equals, for any annual calendar period starting January 1, 2004, (a) $10 million or such lower amount budgeted prior to the Issue Date by the Issuer for Capital Expenditures for such calendar period, divided by (b) the Total Assets at the end of the calendar quarter in which the Issue Date occurs.

         "ACQUIRED INDEBTEDNESS" means Subordinated Indebtedness of a Person or any of its Subsidiaries the incurrence of which does not violate the terms of the indenture:

         (1) existing at the time such Person becomes a Subsidiary of the Issuer or at the time it merges or consolidates with the Issuer or any of its Subsidiaries, or

         (2) which becomes Indebtedness of the Issuer or any of its Subsidiaries in connection with the acquisition of assets from such Person.

         Acquired Indebtedness does not include Indebtedness incurred in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Issuer or such acquisition, merger or consolidation.

         "ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means (without duplication), as of the date of determination the sum of:

         (1) Discounted future net revenues from the proved oil and gas reserves of the Issuer and its Subsidiaries, calculated in accordance with SEC guidelines, but before any state or federal income tax, as estimated by a nationally recognized firm of independent petroleum engineers as of a date no earlier than the date of the Issuer's latest annual consolidated financial statements.

         Discounted future net revenues will be increased under clauses (a) and
(b) below and decreased under clauses (c) and (d) below, as of the date of determination, by the estimated discounted future net revenues, calculated in accordance with SEC guidelines but before any state of federal income taxes and utilizing the prices utilized in the Issuer's year-end reserve report, from:

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                  (a) estimated proved oil and gas reserves acquired since the date of the Issuer's year-end reserve report;

                  (b) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of the Issuer's year-end reserve report due to exploration, development or exploitation activities,

                  (c) estimated proved oil and gas reserves produced or disposed of since the date of the Issuer's year-end reserve report; and

                  (d) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of the Issuer's year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions.

         In the case of each of the determinations made under clauses (a) through (d), all increases and decreases will be as estimated by the Issuer's petroleum engineers, except that in the event that there is a Material Change as a result of acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause will be confirmed by a nationally recognized firm of independent petroleum engineers.

         (2) The capitalized costs that are attributable to the oil and gas properties of the Issuer and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the books and records of the Issuer and its Subsidiaries as of a date no earlier than the date of the Issuer's latest annual or quarterly financial statements.

         (3) The Net Working Capital plus cash of the Issuer and its Subsidiaries on a date no earlier than the date of the Issuer's latest consolidated annual or quarterly financial statements.

         (4) The greater of

                    (a) the net book value of other tangible assets of the
               Issuer and its Subsidiaries on a date no earlier than the date of the Issuer's latest consolidated annual or quarterly financial statements, or

                    (b) the appraised value, as estimated by independent
               appraisers, of other tangible assets of the Issuer and its Subsidiaries as of a date no earlier than the date of the Issuer's latest audited financial statements.

         Minus the sum of

               (1)  Minority interests; and

               (2) Any gas balancing liabilities as reflected in the Issuer's latest audited financial statements.

         Calculations of "Adjusted Consolidated Net Tangible Assets" will also give effect, on a pro forma basis, to:

         o Any Investment in another Person that becomes Subsidiary and which is not prohibited by the indenture, to and including the date of the transaction for which the calculation is necessary.

         o The acquisition, to and including the date of the transaction, of any business or assets, including Permitted Industry Investments.

         o Any sales or other dispositions of assets permitted by the indenture (except for sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or after the date of the transaction.

         "ADJUSTED ISSUE PRICE" means an amount for the most recent accrual period equal to the initial issue price of the notes increased by the amount of original issue discount previously includable in the gross income of a holder, reduced by the amount of any payment previously made on the notes other than a payment of qualified stated interest on the notes.

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         "AFFILIATE" of any specified Person means,

         (1) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person; and

         (2) any Related Person of such Person.

         For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "ASSET ACQUISITION" means:

         (1) an Investment by the Issuer or any Subsidiary in any other Person in which such Person becomes a Subsidiary, or merges with the Issuer or any Subsidiary; or

         (2) the acquisition by the Issuer or any Subsidiary of the assets of any Person (other than a Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

         "ASSET SALE" means any sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business consistent with past practices), assignment or other transfer for value by the Issuer or any Subsidiary to any Person other than the Issuer or any Subsidiary of:

         (1) any Capital Stock of any Subsidiary; or

         (2) any other property or assets of the Issuer or any Subsidiary and any interests therein, including any disposition by a merger, consolidation or similar transaction.

    For purposes of this definition, the term "Asset Sale" does not include:

         (A) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which is made in compliance with the provisions of the covenant described in "Merger, Consolidation and Sale of Assets;"

         (B) disposals or replacements of obsolete equipment in the ordinary course of business;

         (C) the sale, lease, conveyance, disposition or other transfer of assets or property to the Issuer or one or more Wholly Owned Subsidiaries;

         (D) any disposition of Hydrocarbons or other mineral products for value in the ordinary course of business;

         (E) the abandonment, surrender, termination, cancellation, release, lease or sublease of undeveloped oil and gas properties in the ordinary course of business or oil and gas properties which are not capable of production in economic quantities;

     or

         (F) the sale, lease, conveyance, disposition or other transfer by the Issuer or any Subsidiary of assets or property in the ordinary course of business if the total fair market value of all the assets and property sold, leased, conveyed, disposed or transferred since the Issue Date under this exception does not exceed $200,000.00 in any one year.

         "AVAILABLE PROCEEDS AMOUNT" means:

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         (1) The sum of all Collateral Proceeds and all Non-Collateral Proceeds
remaining after application to repay any Indebtedness secured by the assets that are the subject of the Asset Sale giving rise to such Non-Collateral Proceeds.

         (2) For the purpose of determining whether the Issuer must Pay Down Debt in connection with an Asset Sale and for determining the amount of such offer an amount equal to the amount set forth under clause (1) above minus the total amount of all of those Asset Sale proceeds previously spent in compliance with the terms of the section described under "Deposit; Use and Release of Trust Moneys."

         "CAPEX DEFICIT AMOUNT" equals, in any calendar quarter, the amount by which the Capital Expenditures in any such calendar quarter (excluding the amount of Capital Expenditures due to any Rollover Decrease because of a prior quarter's CapEx Excess Amount) is less than the applicable CapEx Quarterly Amount.

         "CAPEX EXCESS AMOUNT" equals, in any calendar quarter, the amount by which Capital Expenditures in any such quarter (excluding the amount of Capital Expenditures due to any Rollover Increase because of a prior quarter's CapEx Deficit Amount) exceed the applicable CapEx Quarterly Amount.

         "CAPEX QUARTERLY AMOUNT" means the Q1-2003 CapEx Amount, the Q2,3,4-2003 CapEx Amount or the 2004-Plus CapEx Quarterly Amount, as applicable.

         "CAPITAL EXPENDITURES" means, for any period, any direct or indirect expenditure made in such period, in each case, whether expensed or capitalized, in respect of the use of assets, including all Drilling Expenditures, and shall include all investments and cash expenses and other cash outflows of the Issuer and its Subsidiaries related to any Permitted Investments including but not limited to those relating to joint ventures, royalty arrangements, off-balance sheet financing, and farmout expenditures made by the Issuer or its Subsidiaries, and expenditures made in such period in any Investment other than Investments in cash equivalents or government backed securities, but excluding from the definition of "Capital Expenditures" any expenditures by the Issuer or any of its Subsidiaries to the extent the source of funds for which expenditures was the proceeds of an equity offering by the Issuer consummated after the Issue Date or the proceeds of any Subordinated Indebtedness incurred by the Issuer or any of its Subsidiaries after the Issue Date in compliance with the terms of the indenture, and further excluding from the definition of "Capital Expenditures" any expenditures by the Issuer or any of its Subsidiaries to the extent such expenditures constitute SG&A not prohibited by the terms of the indenture, and further excluding from the definition of "Capital Expenditures" any expenditures by the Issuer or any of its Subsidiaries for Qualified Lease Operating Costs.

         "CAPITALIZED LEASE OBLIGATION" means the discounted present value of the rental obligations under a lease or similar agreement that is required to be classified and accounted for as a capital lease under GAAP.

         "CAPITAL STOCK" means:

         (1) with respect to a corporation, any and all shares, interests, participations or other equivalents of corporate stock, including each class of common stock and Preferred Stock and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing, and

         (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "CASH COUPON" means 11 1/2% or such higher coupon payable in cash to the holders of the notes pursuant to the indenture.

         "CASH EQUIVALENTS" means:

         (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by one of its agencies and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

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         (2) marketable direct obligations issued by any state of the United
States of America or any of its political subdivisions or public instrumentalities maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

         (3) commercial paper maturing no more than one year from its date of creation and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

         (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition issued by any domestic bank or any United States branch of a foreign bank having capital and surplus of at least $250,000,000;

         (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and


         (6) money market mutual or similar funds having assets in excess of $100,000,000.

         "CHANGE OF CONTROL" means the occurrence of any of the following:

         (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act;

         (2) the adoption of any plan or proposal for the liquidation or dissolution of the Issuer;

         (3) any Person or group becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Issuer; or

         (4) the replacement of a majority of the Board of Directors of the Issuer over a two-year period from the directors who constituted the Board of Directors of the Issuer at the beginning of such period with directors whose replacement was not approved by a vote of at least a majority of the Board of Directors of the Issuer then still in office who either were members at the beginning of such period or whose election as a member was previously so approved.

         "CLOSING SG&A RATIO" means, for any applicable calendar period, (a) $5 million or such lower amount budgeted prior to the Issue Date by the Issuer for SG&A for such calendar period divided by (b) the Total Assets at the end of the calendar quarter in which the Issue Date occurs.

         "COLLATERAL" means, collectively, all of the property and assets (including Trust Moneys) that are from time to time subject to, or purported to be subject to, the Lien of the indenture or any of the security documents.

         "COLLATERAL PROCEEDS" means any Net Cash Proceeds received from an Asset Sale of Collateral.

         "CONSOLIDATED EBITDA" means, for any period, the sum (without duplication), on a consolidated basis and determined in accordance with GAAP, of:

         (1) Consolidated Net Income, and

         (2) to the extent Consolidated Net Income has been reduced thereby,

                  (a) all income taxes paid or accrued by the Issuer or any Subsidiary in accordance with GAAP for such period except for income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business,

                  (b) Consolidated Interest Expense,

                  (c) the amount of any Preferred Stock dividends paid by the Issuer, and

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                  (d) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such periods.

         "CONSOLIDATED EBITDA COVERAGE RATIO" means the ratio of:

         (1) Consolidated EBITDA during the four full fiscal quarters for which financial information is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to;

         (2) Consolidated Fixed Charges for the Four Quarter Period.

         For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect, without duplication, on a pro forma basis for the calculation period to:

         (1) the incurrence or repayment of

                  (a) Indebtedness giving rise to the need to make such calculation, and

                  (b) other Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities,

                  occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, occurred on the first day of the Four Quarter Period, and

         (2) any Asset Sales or Asset Acquisitions occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four Quarter Period. If the Issuer or any Subsidiary guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

         In addition, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of the Consolidated EBITDA Coverage Ratio:

         (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

         (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period;

         (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "CONSOLIDATED EBITDA TO CASH INTEREST EXPENSE RATIO" means, with respect to the last day of a particular fiscal quarter of the Issuer, the ratio of:

         (1) Consolidated EBITDA during such fiscal quarter to;

         (2) Consolidated Interest Expense paid in cash for such fiscal quarter.

         For purposes of this definition, "Consolidated EBITDA" and "Consolidated Interest Expense" will be calculated after giving effect, without duplication, on a pro forma basis for the calculation period to:

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         (1) the incurrence or repayment of Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the relevant fiscal quarter as if such incurrence or repayment, as the case may be, occurred on the first day of the relevant fiscal quarter, and

         (2) any Asset Sales or Asset Acquisitions occurring during the relevant fiscal quarter as if such Asset Sale or Asset Acquisition occurred on the first day of the relevant fiscal quarter. If the Issuer or any Subsidiary guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

         In addition, in calculating "Consolidated Interest Expense" for purposes of determining the denominator (but not the numerator) of the Consolidated EBITDA to Cash Interest Expense Ratio:

         (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the last day of the relevant fiscal quarter of the Issuer and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate equal to the rate of interest on such Indebtedness in effect on such day;

         (2) if interest on any Indebtedness actually incurred on the last day of the relevant fiscal quarter of the Issuer may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such day will be deemed to have been in effect during the relevant fiscal quarter; and

         (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "CONSOLIDATED FIXED CHARGES" means the sum, without duplication, of:

         (1) Consolidated Interest Expense including any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity, and

         (2) the product of

                  (a) the amount of all dividend payments on any series of the Issuer's Preferred Stock (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period, times

                  (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

         "CONSOLIDATED INTEREST EXPENSE" for a period means the sum, without duplication, of:

         (1) the total interest expense of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including

         (a) any amortization of original issue discount,

         (b) the net costs under Interest Swap Obligations,

         (c) all capitalized interest, and

         (d) the interest portion of any deferred payment obligation;

         plus

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         (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and its Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED NET INCOME" means, with respect to the Issuer for any period, the aggregate net income (or loss) of the Issuer and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP. The following will, however, be excluded from such calculation:

         (1) after-tax gains from Asset Sales or abandonments or reserves relating thereto,

         (2) after-tax items classified in accordance with GAAP as extraordinary or nonrecurring gains,

         (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary or is merged or consolidated with the Issuer or any Subsidiary,

         (4) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by charter, contract, operation of law or otherwise,

         (5) the net income of any Person in which the Issuer or any Subsidiary has an interest, other than a Subsidiary, except to the extent of cash dividends or distributions actually paid to the Issuer or any Subsidiary by such Person,

         (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and

         (7) in the case of a successor to the Issuer by consolidation or merger or as a transferee of the Issuer's assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets.

         "CONSOLIDATED NET WORTH" of any Person as of any date means

         (1) the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication)

         (2) amounts attributable to Disqualified Capital Stock of such Person.

         "CONSOLIDATED NON-CASH CHARGES" means, for any period, total depreciation, depletion, amortization and other non-cash expenses reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP, but excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period.

         "CONSOLIDATION" means, with respect to any Person, the consolidation of the accounts of the Subsidiaries of such Person with those of such Person, all in accordance with GAAP.

         "CRUDE OIL AND NATURAL GAS BUSINESS" means:

         (1) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties located in North America, and

         (2) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties of the Issuer or those of others.

         "CRUDE OIL AND NATURAL GAS HEDGE AGREEMENTS" means any oil and gas agreements and other agreements or arrangements entered into by a Person in the ordinary course of business and that is designed to provide protection against oil and natural gas price fluctuations.

         "CRUDE OIL AND NATURAL GAS PROPERTIES" means all Properties, including equity or other ownership interests in those Properties, owned by any Person which have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

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         "CRUDE OIL AND NATURAL GAS RELATED ASSETS" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Issuer or any Subsidiary which is related to the business of the Issuer and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

         "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

         "DEFAULT" means an event or condition that is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

         "DISQUALIFIED CAPITAL STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof, in whole or in part, in either case, on or prior to the final maturity of the notes.

         "DRILLING EXPENDITURES" means any direct or indirect expenditure, in each case, whether expensed or capitalized, in respect of drilling.

         "EASTSIDE COAL" means Eastside Coal Company, Inc., a Colorado corporation.

         "EXCESS CASH FLOW" means, for any period, Consolidated EBITDA of the Issuer and its Subsidiaries for such period, minus any increase in the Net Working Capital of the Issuer and its Subsidiaries from the beginning of such period to the end of a such period or plus any decrease in the Net Working Capital of the Issuer and its Subsidiaries from the beginning of such period to the end of a such period (as the case may be), minus Capital Expenditures made by the Issuer and its Subsidiaries during that period to the extent such Capital Expenditures did not reduce Consolidated EBITDA, minus any cash interest paid by the Issuer and its Subsidiaries during that period, minus any cash taxes paid by the Issuer and its Subsidiaries during that period, minus any amount applied by the Issuer and its Subsidiaries to Pay Down Debt during that period, minus (to the extent included in Consolidated EBITDA) any proceeds received during that period from any equity offering by the Issuer or from any Subordinated Indebtedness of the Issuer or any of its Subsidiaries.

         "EQUITY OFFERING" means an offering of the Issuer's Qualified Capital Stock.

         "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith; PROVIDED, HOWEVER, that if the aggregate non-cash consideration to be received by the Issuer or any Subsidiary from any Asset Sale shall reasonably be expected to exceed $5,000,000, then fair market value shall be determined by an Independent Advisor.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination.

         "HYDROCARBONS" means oil, gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products processed therefrom.

         "INDEBTEDNESS" means with respect to any Person, without duplication:

         (1) all Obligations for borrowed money,

         (2) all Obligations evidenced by bonds, debentures, notes or other similar instruments,

         (3) all Capitalized Lease Obligations,

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         (4) all Obligations for the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement but excluding trade accounts payable,

         (5) all Obligations for the reimbursement of any obligor on a letter of credit, banker's acceptance or similar credit transaction,

         (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

         (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

         (8) all Obligations under Currency Agreements and Interest Swap Obligations,

         (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price; and

         (10) all Obligations in respect of production payments and forward sales.

         For purposes of this definition:

         (1) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if it were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

         (2) The "amount" or "principal amount" of Indebtedness at any time will be:

                  (a) for any Indebtedness issued at a price that is less than its principal amount at maturity, the face amount of the liability,

                  (b) for any Capitalized Lease Obligation, the amount determined in accordance with its definition above,

                  (c) for any Interest Swap Obligations included in the definition of Permitted Indebtedness, zero,

                  (d) for all other unconditional obligations, the amount determined in accordance with GAAP, and

                  (e) for all other contingent obligations, the maximum liability at such date of such Person.

         "INDEPENDENT ADVISOR" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm which:

         (1) does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Issuer, and

         (2) in the judgment of the Board of Directors of the Issuer, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

         "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement to be dated on or about the Issue Date entered into by the Senior Credit Facility Representative and the Trustee and also acknowledged by the Issuer and certain Subsidiaries of the Issuer, or any successor or replacement agreement, as such agreement has been or may be amended (including any amendment and restatement thereof), supplemented, replaced, restated or otherwise modified from time to time.

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         "INTEREST SWAP OBLIGATION" means obligations under interest rate swaps, caps, floors, collars and similar agreements, whereby, directly or indirectly, a Person is entitled to receive payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by another Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

         "INVESTMENT" by a Person means any direct or indirect:

         (1) loan, advance or other extension of credit (including a guarantee) or capital contribution to others,

         (2) purchase or acquisition of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by another Person ,

         (3) guarantee or assumption of the Indebtedness of another Person (other than the guarantee or assumption of Indebtedness of the Person or a Subsidiary of the Person which is made in compliance with the provisions of "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above), and

         (4) other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

         Notwithstanding the foregoing, "Investment" excludes extensions of trade credit on commercially reasonable terms in accordance with the normal trade practices of the Issuer and its Subsidiaries. The amount of any Investment will not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to that Investment. If the Issuer or its Subsidiaries sell or otherwise dispose of any Capital Stock of any Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.

         "ISSUE DATE" means the date of original issuance of the notes.

         "ISSUER" means Abraxas Petroleum Corporation, a Nevada corporation.

         "ISSUER PROPERTIES" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Issuer or any of its Subsidiaries, which business activities are not prohibited by the terms of the indenture.

         "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, floating or other charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

         "MATERIAL CHANGE" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and gas reserves of the Issuer and its Subsidiaries (before any state or federal income tax); PROVIDED, HOWEVER, that the following will be excluded from the calculation of Material
Change:

         (1) any acquisitions during the quarter of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist,

         (2) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Asset Sales," and

         (3) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters.

         "MORTGAGE" means a mortgage or deed of trust dated as of the Issue Date granted by the Issuer or any Subsidiary for the benefit of the Trustee and the holders, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and of the indenture.

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         "NET CASH PROCEEDS" means the proceeds in the form of cash or Cash
Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Issuer or any Subsidiary from any Asset Sale, sale, transfer or other disposition net of:

         (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale, sale, transfer or other disposition (including, without limitation, legal, accounting and investment banking fees and sales commissions),

         (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

         (3) appropriate amounts (determined by the Chief Financial Officer of the Issuer) to be provided by the Issuer or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale, sale, transfer or other disposition and retained by the Issuer or any Subsidiary, as the case may be, after such Asset Sale, sale, transfer or other disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, sale, transfer or other disposition (but excluding any payments which, by the terms of the indemnities will not, be made during the term of the notes), and

         (4) the aggregate amount of cash and Cash Equivalents so received which is used to retire any then existing Indebtedness (other than Indebtedness under the Senior Credit Agreement, Qualified Senior Affiliate Indebtedness or the notes) which is secured by a Lien on the property subject of the Asset Sale, sale, transfer or other disposition.

         "NET WORKING CAPITAL" means:

         (1) all current assets of the Issuer and its Subsidiaries, MINUS

         (2) all current liabilities of the Issuer and its Subsidiaries, except current liabilities included in Indebtedness, MINUS

         (3) all cash of the Issuer and its Subsidiaries,

         in each case as set forth in the Issuer's financial statements prepared in accordance with GAAP.

         "OBLIGATIONS" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "OIL AND GAS ASSETS" means the Crude Oil and Natural Gas Properties and natural gas processing facilities of the Issuer and/or any of its Subsidiaries.

         "PAY DOWN DEBT" means:

         o first, making a payment under the Senior Credit Agreement with a permanent reduction of the indebtedness outstanding under the Senior Credit Agreement to the extent making a payment on the Senior Credit Agreement with a permanent reduction of the indebtedness outstanding under the Senior Credit Agreement is required under the terms of the Senior Credit Agreement and/or the Intercreditor Agreement,

         o second, making a payment of principal and/or accrued interest on, or redeeming, exchanging, discharging, defeasing, or purchasing and retiring, notes in whole or in part, to the extent permitted by the Senior Credit Agreement and the Intercreditor Agreement,

         o third, (i) first, making scheduled or mandatory paydowns on Indebtedness under the Senior Credit Agreement and paying down any term loans under the Senior Credit Agreement to the extent permitted by the Senior Credit Agreement, whether or not then due and payable ("Term Loan Paydowns"), and if all Term Loan Paydowns are made (the "Term Loan Amounts") so that such outstanding amounts under the Senior Credit Agreement have been paid down completely, then (ii) second, any amount remaining after payment of the Term Loan Amounts will be applied to outstanding amounts under any revolving credit tranche under the Senior Credit Agreement for permanent reduction of the

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             commitment under the revolving credit tranche, and if no
             amounts are outstanding under any such revolving credit tranche, then at that time the Issuer will terminate that credit facility, and

         o fourth, making a payment of principal and/or accrued interest on, or redeeming, exchanging, discharging, defeasing, or purchasing and retiring, notes in whole or in part.

         "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

         (1) Indebtedness under the notes, the indenture, the Guarantees and the security documents;

         (2) Obligations under Interest Swap Obligations covering Indebtedness if these Interest Swap Obligations are entered into to protect against fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligations is not greater than the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

         (3) Indebtedness of a Subsidiary to the Issuer or to a Wholly Owned Subsidiary for so long as such Indebtedness is held by the Issuer or a Wholly Owned Subsidiary, in each case subject to no Lien held by a Person other than the Issuer or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that if as of any date any Person other than the Issuer or a Wholly Owned Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

         (4) Indebtedness of the Issuer to a Wholly Owned Subsidiary for so long as such Indebtedness is held by a Wholly Owned Subsidiary, in each case subject to no Lien; PROVIDED, HOWEVER, that

                  (a) any Indebtedness of the Issuer to any Wholly Owned Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuer's Obligations under the indenture and the notes, and

                  (b) if as of any date any Person other than a Wholly Owned Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Issuer;

         (5) Indebtedness arising from a bank or other financial institution inadvertently honoring a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within two Business Days of incurrence;

         (6) Indebtedness of the Issuer or any of its Subsidiaries represented by letters of credit for the account of the Issuer or any such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

         (7) Capitalized Lease Obligations and Purchase Money Indebtedness not exceeding $2,000,000 at any one time outstanding;

         (8) Permitted Operating Obligations in an aggregate amount at any time outstanding not to exceed $750,000;

         (9) Obligations arising in connection with Crude Oil and Natural Gas Hedge Agreements with financial institutions (excluding forward sales and production payments);

         (10) Indebtedness under Currency Agreements with financial institutions; PROVIDED, HOWEVER, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase Indebtedness of the Issuer and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

         (11) Additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed $500,000;

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         (12) Indebtedness outstanding on the Issue Date except to the extent the Indebtedness thereunder was taken up by the notes;

         (13) Indebtedness under the Senior Credit Agreement (including (i) any fees and expenses incurred by the Issuer or any of its Subsidiaries incurred in connection with the Senior Credit Agreement (including, but not limited to, those owed to any Person not affiliated to the Issuer or any of its Subsidiaries) in connection with any amendment (including any amendment and restatement thereof), supplement, replacement, restatement or other modification from time to time, including any agreements (and related instruments and documents) extending the maturity of, refinancing, replacement or other restructuring of all or any portion of the Indebtedness under such Senior Credit Agreement (and related instruments and documents) or any successor or replacement agreements (and related instruments and documents) and (ii) any capitalized interest, fees, or other expenses incurred by the Issuer or any of its Subsidiaries whether or not charged to a loan account or any similar account created under the Senior Credit Agreement (clauses (i) and (ii), the "Related Indebtedness")); provided, that the principal amount of the Indebtedness under the Senior Credit Agreement (excluding the Related Indebtedness and excluding any Qualified Senior Affiliate Indebtedness) shall not at any time exceed the sum of (a) $50 million less the aggregate amount applied from time to time by the Issuer or any of its Subsidiaries to repay the Senior Credit Agreement Indebtedness which is accompanied by a corresponding permanent reduction of the Revolver Commitment under the Senior Credit Agreement plus (b) (x) $15 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is $25 million or greater, (y) $10 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is less than $25 million and greater than or equal to $15 million or (z) $5 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is less than $15 million ("Indebtedness under the Senior Credit Agreement"); provided further that, the aggregate amount that has been applied by the Issuer or any of its Subsidiaries to repay the Indebtedness under the Senior Credit Agreement which was accompanied by a corresponding permanent commitment reduction can be established by the Issuer at any time by providing the Trustee with an officer's certificate of the Issuer stating such amount;

         (14) Qualified Senior Affiliate Indebtedness; and

         (15) Permitted Subordinated Indebtedness.

         "PERMITTED INDUSTRY INVESTMENTS" means:

         (1) capital expenditures, including acquisitions of Issuer Properties and interests therein;

         (2) (a) operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection with such agreements, interests or arrangements, in each case made or entered into in the ordinary course of the oil and gas business,

         and

                  (b) exchanges of Issuer Properties for other Issuer Properties of at least equivalent value as determined in good faith by the Board of Directors of the Issuer; and

         (3) Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties pursuant to joint operating agreements.


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         "PERMITTED INVESTMENTS" means:

         (1) Investments by the Issuer or any Subsidiary in any Person that (i) is or will become immediately after such Investment a Subsidiary or that will merge or consolidate into the Issuer or a Subsidiary, and (ii) is not subject to any Payment Restriction;

         (2) Investments in the Issuer by any Subsidiary; PROVIDED, HOWEVER, that any Indebtedness evidencing any such Investment held by a Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuer's Obligations under the notes and the indenture;

         (3) Investments in cash and Cash Equivalents;

         (4) Investments made by the Issuer or its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "Certain Covenants -- Limitation on Asset Sales" above;

         (5) Permitted Industry Investments; and

         (6) Investments in any Person so long as such Investments are made on an arm's-length basis.

         "PERMITTED LIENS" means:

         (1) Liens arising under the indenture or the security documents;

         (2) Liens securing the notes;

         (3) Liens arising under the Senior Credit Agreement or the guarantees and security documents entered into in connection with the Senior Credit Agreement, and Liens securing Qualified Senior Affiliate Indebtedness;

         (4) Liens securing the Guarantees;

         (5) Liens for taxes, assessments or governmental charges or claims that are either

                  (a) not delinquent or

                  (b) contested in good faith by appropriate proceedings and as to which the Issuer has set aside on its books such reserves as may be required pursuant to GAAP;

         (6) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business to the extent such Liens relate only to the tangible property of the lessee which is located on such property and Liens of carriers, warehousemen, mechanics, builders, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

         (7) Liens incurred on deposits made in the ordinary course of business:

                  (a) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or

                  (b) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

         (8) easements, rights-of-way, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer and its Subsidiaries;

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         (9) any interest or title of a lessor under any Capitalized Lease
Obligation not prohibited by the terms of the indenture; provided that such Liens do not extend to any Property which is not leased Property subject to such Capitalized Lease Obligation;

         (10) Liens securing reimbursement obligations, not to exceed $100,000 in the aggregate at any time outstanding, with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

         (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements, including rights of offset and set-off;

         (12) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture and Liens securing Crude Oil and Natural Gas Hedge Agreements;

         (13) statutory Liens on pipeline or pipeline facilities, Hydrocarbons or Properties which arise out of operation of law;

         (14) royalties, overriding royalties, net profit interests, reversionary interests, operating agreements and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Properties of the Issuer and its Subsidiaries or otherwise as are customary in the oil and gas business, and all as relate to mineral leases and mineral interests of the Issuer and its Subsidiaries;

         (15) any

                  (a) interest or title of a lessor or sublessor under any lease,

                  (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, builders' liens, tax liens, and easements), or

                  (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

         (16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposit with or in possession of such bank;

         (17) judgment and attachment Liens not giving rise to an Event of Default;

         (18) Liens securing Acquired Indebtedness incurred in accordance with "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above; PROVIDED, HOWEVER, that

         (19) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Subsidiary, and

         (20) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness (and the proceeds of such property and assets) prior to the time such Indebtedness became Acquired Indebtedness of the Issuer or a Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Subsidiary.

         (21) Liens existing on the Issue Date;

         (22) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness permitted under the indenture and which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; PROVIDED, HOWEVER, that such Liens

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                  (a) are no less favorable to the holders and are not more
         favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and

                  (b) do not extend to or cover any Property of the Issuer or any of its Subsidiaries that would not have secured the Indebtedness so Refinanced under the terms of the documents governing the Liens securing the Indebtedness being Refinanced;

         (21) Liens securing Indebtedness of the Issuer or any Subsidiary in an aggregate principal amount at any time outstanding not to exceed the sum of $500,000.00; and

         (22) Permitted Farmout Agreements.

         "PERMITTED OPERATING OBLIGATIONS" means Indebtedness of the Issuer or any Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, the Issuer or any Subsidiary in the ordinary course of business consistent with past practices (excluding obligations related to the purchase by the Issuer or any Subsidiary of Hydrocarbons for which the Issuer or any Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

         "PERSON" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

         "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

         "PROPERTY" OR "PROPERTY" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

         "PURCHASE MONEY INDEBTEDNESS" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

         "Q1-2003 BUDGET" equals the Q1-2003 Closing Budget Ratio multiplied by the Total Assets at March 31, 2003.

         "Q1-2003 CAPEX AMOUNT" equals the lesser of $8 million and the Q1-2003 Budget.

         "Q1-2003 CLOSING BUDGET RATIO" equals (a) $8 million or such lower amount budgeted prior to the Issue Date by the Issuer for Capital Expenditures for the first calendar quarter of 2003 divided by (b) Total Assets at the end of the calendar quarter in which the Issue Date occurs.

         "Q2,3,4-2003 BUDGET" equals, for each of the last three calendar quarters of 2003, the applicable Q2,3,4-2003 Closing Budget Ratio multiplied by the Total Assets at the start of the applicable calendar quarter in 2003.

         "Q2,3,4-2003 CAPEX AMOUNT" equals, for each of the last three calendar quarters of 2003, the lesser of $2.5 million and the Q2,3,4-2003 Budget.

         "Q2,3,4-2003 CLOSING BUDGET RATIO" equals, for each of the last three calendar quarters of 2003, (a) $2.5 million or such lower amount budgeted prior to the Issue Date by the Issuer for Capital Expenditures for such calendar quarter divided by (b) Total Assets at the end of the calendar quarter in which the Issue Date occurs.

         "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

         "QUALIFIED SENIOR AFFILIATE INDEBTEDNESS" means Indebtedness of the Issuer to the Senior Credit Facility Representative, any Senior Credit Facility Lender or any Affiliate of the Senior Credit Facility Representative or any

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such lender in connection with (x) hedging activities (i.e., Indebtedness under Hedge Agreements) or (y) cash management services entered into in the ordinary course of business with any such Person (i.e., Indebtedness under Bank Products Agreements).

         "QUALIFIED LEASE OPERATING COSTS" means lease operating costs reasonably incurred in the ordinary course of business consistent with past practices and industry standards pursuant to a budget approved by the Board of Directors of the Issuer and relating to proved developed oil and gas properties.

         "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.

         "REFINANCING INDEBTEDNESS" means any Indebtedness that is the result of Refinancing by the Issuer or any Subsidiary of Indebtedness incurred in accordance with the covenant described in "Limitation on Incurrence of Additional Indebtedness" above (other than pursuant to clause (1) (2), (3), (4),
(5), (6), (7), (8), (9), (10), (11), (12), or (15) of the definition of
Permitted Indebtedness), in each case that does not:

         (1) result in an increase in the total principal amount of Indebtedness of the Issuer or such Subsidiary as of the date of such proposed Refinancing (other than increases from any premium required to be paid under the terms of the instrument governing such Indebtedness, capitalized interest, and the amount of reasonable expenses incurred by the Issuer or such Subsidiary in connection with such Refinancing, all of which are included in the term "Refinancing Indebtedness"), or

         (2) create Indebtedness with

                  (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

                  (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

         PROVIDED, HOWEVER, that

                           (i) if such Indebtedness being Refinanced is
                  Indebtedness solely of the Issuer or a Subsidiary Guarantor or is Indebtedness of the Issuer and any Subsidiary Guarantor or Subsidiary Guarantors, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer or such Subsidiary Guarantor or of the Issuer and such Subsidiary Guarantor or Subsidiary Guarantors, as the case may be, and

                           (ii) if such Indebtedness being Refinanced is
                  subordinate or junior to the notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

         "RELATED PERSON" of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting common stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).

         "RESTRICTED CASH" means, at any time, the lesser of (i) $5 million and
(ii) the minimum amount of cash required to be maintained at that time by the Issuer pursuant to the terms of the Senior Credit Agreement.

         "ROLLOVER DECREASE" means, for a particular calendar quarter, the amount of reduced availability of SG&A or Capital Expenditures, as the case may be, due to any a prior quarter's SG&A Excess Amount or CapEx Excess Amount.

         "ROLLOVER INCREASE" means, for a particular calendar quarter, the amount of increased availability of SG&A or Capital Expenditures, as the case may be, due to any a prior quarter's SG&A Deficit Amount or CapEx Deficit Amount.

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         "SANDIA" means Sandia Oil and Gas Company, a Texas corporation.

         "SANDIA OPERATING" means Sandia Operating Corp., a Texas corporation, and Wholly-Owned Subsidiary of Sandia.

         "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or any Subsidiary of any property, whether owned by the Issuer or such Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuer or any Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

         "SECURITY DOCUMENTS" means, collectively, the Mortgages and all security agreements, mortgages, deeds of trust, collateral assignments or other instruments evidencing or creating any security interests in favor of the Trustee in all or any portion of the Collateral, in each case as amended, supplemented or modified from time to time in accordance with their terms and the terms of the indenture.

         "SENIOR CREDIT AGREEMENT" means the Loan and Security Agreement, dated as of January 22, 2003, entered into by the Issuer and certain Subsidiaries of the Issuer, and the lenders named therein, or any successor or replacement agreements, whether with the same or any other lender, group of lenders, trustee, agent, note holder or group of note holders, together with the related documents thereto (including, without limitation, any promissory notes, guarantee agreements, security documents), in each case as such agreements, instruments and documents have been or may be amended (including any amendment and restatement thereof), supplemented, replaced, restated or otherwise modified from time to time, including any agreements (and related instruments and documents) extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreements (and related instruments and documents) or any successor or replacement agreements (and related instruments and documents).

         "SENIOR CREDIT FACILITY LENDERS" means any holders of any Indebtedness under the Senior Credit Agreement.

         "SENIOR CREDIT FACILITY REPRESENTATIVE" means the Person designated in the Intercreditor Agreement as the Senior Credit Facility Representative with respect to the Senior Credit Agreement.

         "SG&A" means, for any period, amounts expended by the Issuer and its Subsidiaries on selling, general and administrative expenses (as determined in accordance with GAAP consistent with past practices), but excluding (without duplication with respect to such exclusions):

         o   costs and expenses of the Issuer incurred in connection with
             (i) issuing the notes and shares of common stock contemporaneously issued by the Issuer, (ii) obtaining the loan evidenced by the Senior Credit Agreement, and (iii) the sale of stock described under the discussion above entitled "Business--Recent Developments--Financial Restructuring--Sale of Stock of Canadian Abraxas and Old Grey Wolf,"

         o legal and accounting fees not to exceed $40,000 in any calendar year incurred by the Issuer in connection with preparing and filing the reports, information and documents required to be delivered to the Trustee as described above in the discussion entitled "Reports to Holders,"

         o bonuses paid to officers and employees of the Issuer to the extent not in violation of the covenant described below in the discussion entitled "Transactions with Affiliates";

         o expenditures with respect to any non-cash compensation to officers and employees of the Issuer and its Subsidiaries;

         o amounts expended by the Issuer and its Subsidiaries on selling, general and administrative expenses for Canadian Abraxas and Old Grey Wolf; and

         o   the Stark Fees.

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

         "SG&A ANNUAL AMOUNT" equals, for any annual calendar period, the lesser of $5 million and the SG&A Budget.

         "SG&A BUDGET" means, for any annual or quarter calendar period, as the case may be, Closing SG&A Ratio multiplied by the Total Assets at the start of such calendar period.

         "SG&A DEFICIT AMOUNT" means, for any calendar quarter, the amount by which the SG&A in any such quarter (excluding the amount of SG&A due to any Rollover Decrease because of a prior quarter's SG&A Excess Amount) is less than the applicable SG&A Quarterly Amount.

         "SG&A EXCESS AMOUNT" means, for any calendar quarter, the amount by which SG&A in any such quarter (excluding the amount of SG&A due to any Rollover Increase because of a prior quarter's SG&A Deficit Amount) exceeds the applicable SG&A Quarterly Amount.

         "SG&A QUARTERLY AMOUNT" means, for any calendar quarter, the lesser of
(a) $1.5 million and (b) one quarter of the SG&A Budget.

         "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinated or junior in right of payment to the notes, the relevant Guarantee and the security documents, as applicable, under a written agreement to that effect.

         "SUBSIDIARY" means, with respect to any Person:

         (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person, or

         (2) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person, or

         (3) any other Person required to be consolidated with such Person for financial reporting purposes under GAAP.

         "SUBSIDIARY GUARANTOR" means Sandia, Wamsutter, Sandia Operating, Western Associated, Eastside Coal and New Grey Wolf and each of the Issuer's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the indenture as a Subsidiary Guarantor; PROVIDED, HOWEVER, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the indenture.

         "TOTAL ASSETS" means, as of any date, total assets of the Issuer and its Subsidiaries as reflected on the Issuer's consolidated balance sheet as of such date prepared in accordance with GAAP.

         "TRUST MONEYS" means all cash or Cash Equivalents received by the
Trustee:

         (1) upon the release of Collateral from the Lien of the indenture and the security documents, including investment earnings thereon; or

         (2) pursuant to the provisions of any Mortgage; or

         (3) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the indenture or any of the security documents or otherwise; or

         (4) for application under the indenture as provided for in the indenture or the security documents, or whose disposition is not elsewhere specifically provided for in the indenture or in the security documents;

PROVIDED, HOWEVER, that Trust Moneys shall not include any property deposited with the Trustee pursuant to any Change of Control Offer, a payment to Pay Down Debt or redemption or defeasance of any notes.

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

         "WESTERN ASSOCIATED" means Western Associated Energy Corporation, a Texas corporation.

         "WAMSUTTER" means Wamsutter Holdings, Inc., a Wyoming corporation.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the then outstanding aggregate principal amount of such Indebtedness into

         (2) the sum of the total of the products obtained by multiplying:

                  (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

                  (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

         "WHOLLY OWNED SUBSIDIARY" means any Subsidiary of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by the Issuer or another Wholly Owned Subsidiary.


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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATIONS

         The following general discussion summarizes certain United States federal income tax aspects of the Series A/B Exchange Offer of the outstanding notes for the exchange notes both of which are referred to collectively, as the notes. This discussion is a summary for general information purposes only, and does not purport to describe all of the United States federal income tax consequences resulting from the acquisition, ownership and disposition of notes nor does it describe United States federal income tax consequences resulting to non-U.S. Holders, except as expressly indicated. This summary deals only with notes that are held as capital assets by a purchaser and does not deal with special situations, such as those of brokers, dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons liable for alternative minimum tax, United States persons whose "functional currency" is not the U.S. dollar, persons holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. The following summary does not address any state, local or non-United States tax consequences or United States federal tax consequences (e.g., estate or gift tax) other than those pertaining to the income tax.

         Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion will not be binding in any manner on the Internal Revenue Service (the "IRS") or the courts. No ruling has been or will be requested from the IRS on any of the matters covered by this summary and no assurance can be given that the IRS will not successfully challenge certain of the conclusions set forth below. If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold notes, should consult their own tax advisors.

         As used herein, the term "U.S. Holder" means a holder of notes that is, for United States federal income tax purposes:


                  (1) an individual who is a citizen or resident of the United States;


                  (2) a corporation or partnership created or organized in or under the law of the United States or of any political subdivision thereof;


                  (3) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or


                  (4) a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996, was treated as a United States person prior to that date, and elected to continue to be treated as a United States person.

For purposes of this discussion, the term "non-U.S. Holder" means any person other than a U.S. Holder.

         EACH U. S. HOLDER AND NON-U.S. HOLDER should consult their tax advisors REGARDING the particular u.s. federal income tax consequences to such holder or prospective holder of the purchase, ownership and disposition of the Notes, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local or other taxing jurisdiction.

TAX CONSEQUENCES TO U.S. HOLDERS

         TAX CONSEQUENCES OF THE SERIES A/B EXCHANGE OFFER. In general, the Series A/B Exchange Offer will not constitute an exchange for U.S. federal income tax purposes because the outstanding notes do not differ materially in kind or extent from the exchange notes. Instead, the exchange notes will be treated as a continuation of the outstanding notes.

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

         As a result, (1) the beneficial owner would not recognize taxable gain or loss as a result of the Series A/B Exchange Offer, (2) the holding period of the exchange notes will include the holding period of the outstanding notes exchanged for the exchange notes, and (3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis, immediately before the Series A/B Exchange Offer, of the outstanding notes exchanged for the exchange notes.

EACH EXCHANGING HOLDER SHOULD CONSULT WITH HIS OR HER INDIVIDUAL TAX ADVISOR CONCERNING ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE SERIES A/B EXCHANGE OFFER AS WELL AS TO THE EFFECT OF HIS OR HER PARTICULAR FACTS AND CIRCUMSTANCES ON THE MATTERS DISCUSSED HEREIN.

         ORIGINAL ISSUE DISCOUNT ON THE NOTES. In general, subject to a de minimis rule, a debt obligation will be treated as being issued with original issue discount ("OID") if the "stated redemption price at maturity" of the instrument exceeds that instrument's "issue price" (as described below in "Issue Price").

         The stated redemption price at maturity of a debt obligation is the aggregate of all payments due to the U.S. Holder under that debt obligation at or prior to its maturity date, other than interest that is actually and unconditionally payable in cash or property (other than debt instruments of the issuer) at a single fixed (or a qualified floating) rate (or a permitted combination of the two) at least annually ("QSIPs"). Interest on the notes will be payable in cash, except that Abraxas may, subject to certain conditions, pay the interest due on any interest payment date through and including the maturity date of the notes by the issuance of additional notes ("PIK notes"). Because the interest on the notes due on any payment date may be paid through the issuance of additional PIK notes, none of the interest payments on the notes will qualify as QSIPs. Thus, the stated redemption price at maturity of the notes will include all payments of principal and all of the interest required under the notes. Furthermore, under the regulations issued pursuant to the OID provisions of the Code (the "OID Regulations"), a note and any PIK notes issued with respect thereto are treated as part of the same debt instrument. Accordingly, the adjusted issue price of the combined note and PIK note will not be reduced upon the issuance of the PIK note, and the stated redemption price at maturity of the combined note and PIK note will not change upon the issuance of the PIK note and will include the interest payable under the PIK note.

         Since the stated redemption price at maturity of the notes exceeds their issue price, the notes were issued with OID. A U.S. Holder of notes, subject to the adjustments discussed below, will be required to include in gross income for federal income tax purposes the sum of the daily portions of OID for each day during the taxable year or portion thereof during which the U.S. Holder holds the notes, whether or not the U.S. Holder actually receives a payment relating to OID in such year. The daily portion is determined by allocating to each day of the relevant "accrual period" a pro rata portion of an amount equal to (a) the product of (i) the "adjusted issue price" of the notes at the beginning of each accrual period, multiplied by (ii) the yield to maturity of the notes (determined by semi-annual compounding) less (b) the sum of any QSIPs during the accrual period. The "adjusted issue price" of a note at any given time is its issue price increased by all accrued OID for prior accrual periods (without regard to the acquisition premium rules) and decreased by the amount of any payment previously made on the notes other than a QSIP. As discussed above, only a portion of the interest payments on the notes will qualify as QSIPs.

         A U.S. Holder of a note will be required to include OID in income as such OID accrues, regardless of the U.S. Holder's method of accounting and regardless of when such U.S. Holder receives cash payments relating to the OID. A U.S. Holder's tax basis in a note will be increased by the amount of OID included in the U.S. Holder's income and reduced by the portion of all interest payments not qualifying as QSIPs (other than payments in the form of PIK notes) received on the notes.

         The computation of OID and adjusted issue price with respect to the combined notes and PIK notes will take into account accruals and payments with respect to both instruments, with the result that the U.S. Holder of a note generally will be required to include in income as OID the portion of interest that accrues under the note that does not give rise to QSIPs and the interest that accrues under any PIK note issued in respect thereof, regardless of whether any cash payments are received. Each U.S. Holder of a note will be required to include in income cash payments of stated interest qualifying as QSIPs in accordance with their regular method of accounting.

         Upon a disposition of a note or a PIK note issued in respect thereof, the U.S. Holder will be required (unless it disposes of a note together with all PIK notes issued in respect thereof) to allocate adjusted issue price,

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

stated redemption price at maturity and acquisition premium (discussed below), if any, of the combined note and PIK note among the instruments retained and the instruments disposed of in order to determine OID with respect to the retained instruments. Although it is not clear, it is likely that the adjusted tax basis and adjusted issue price of a note would be allocated between such note and any PIK notes issued with respect thereto at the time of such issuance, based on their respective principal amounts. OID on the PIK notes will accrue in the same manner as described above in respect of the notes.

         A purchaser of a note who purchases the note at a cost less than the remaining stated redemption price at maturity but greater than its adjusted issue price (a purchase at an "acquisition premium") also will be required to include in gross income the sum of the daily portions of OID on that note. (For purposes of these rules, a "purchase" is any acquisition of a debt instrument.) In computing the daily portions of OID for such a purchaser, however, the daily portion is reduced by the amount that would be the daily portion for such day (computed in accordance with the rules set forth above) multiplied by a fraction, the numerator of which is the amount, if any, by which the purchaser's basis in the note on the date of purchase exceeds the adjusted issue price of the note at that time, and the denominator of which is the sum of the daily portions for that notes for all days beginning on the day after the purchase date and ending on the maturity date.

         Abraxas will furnish annually to the IRS, and to each U.S. Holder of notes to whom Abraxas is required to report, information relating to the OID accruing during the calendar year. U.S. Holders will be required to determine for themselves whether, by reason of the rules described above, they are eligible to report a reduced amount of OID for federal income tax purposes.

         Pursuant to the OID Regulations, U.S. Holders of debt instruments are permitted to elect to include all interest, discount (including de minimis market discount) and premium on a debt instrument in income currently on a constant yield to maturity basis. Such election would constitute an election to include market discount currently in income on all market discount bonds held by such U.S. Holders. U.S. Holders of notes are urged to consult their own tax advisors regarding the availability and advisability of making such an election.

         ISSUE PRICE. The "issue price" of the notes was determined by reference to the fair market value of the second lien notes and old notes for which they were exchanged pursuant to the original exchange offer. The fair market value of the second lien notes and old notes was allocated based upon the relative fair market value of the consideration received by Holders pursuant to the original exchange offer. Information regarding the issue price of the notes may be obtained by sending a request in writing addressed to the Chief Financial Officer of Abraxas Petroleum Corporation at 500 North Loop 1604, Suite 100, San Antonio, Texas 78232.

         SALE, EXCHANGE OR REDEMPTION OF NOTES. As noted above, the OID Regulations treat a note and any PIK notes issued with respect thereto as a part of the same debt instrument. If, however, a U.S. Holder disposes of a note or a PIK note separately, in order to determine the amount of its gain or loss recognized, the U.S. Holder will be required to allocate adjusted issue price and acquisition premium of the combined note and the PIK notes issued with respect thereto among the debt instruments retained and disposed of, as described above. See "Original Issue Discount on the Notes" above.

         Under the OID Regulations, an unscheduled payment made on a debt instrument such as a note prior to maturity that results in a substantially pro rata reduction of each payment of principal and interest remaining on the instrument is treated as a payment in retirement of a portion of the instrument, which may result in gain or loss to the U.S. Holder. The gain or loss is calculated by treating the debt obligation as consisting of two instruments, one that is retired and one that remains outstanding, and by allocating the adjusted issue price and the U.S. Holder's adjusted basis between the two instruments based upon the relative principal amount of the portion of the obligation that is treated as retired by the pro rata prepayment. The stated redemption price at maturity of and the OID on the remaining instrument will be determined according to the same principles discussed above. See "Original Issue Discount on the Notes" above.

         Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the note (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any original issue discount included in income and any accrued market discount

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

included in income, decreased by the amount of any payments that are not deemed qualified stated interest payments and amortizable bond premium applied to reduce interest with respect to such note. Such gain or loss generally will be long term capital gain or loss if the note has been held for more than one year at the time of such sale, exchange or retirement.

         ACCRUED MARKET DISCOUNT. A debt instrument has "market discount" if its stated redemption price at maturity exceeds its tax basis in the hands of the U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Any gain recognized on the maturity or disposition of a note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such note. Alternatively, a U.S. Holder of a note may elect to include market discount in income currently over the life of the note. Such election shall apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first year to which the election applies and may not be revoked without the consent of the IRS.

         AMORTIZABLE BOND PREMIUM. Generally, a U.S. Holder of a note has "amortizable bond premium" to the extent that the purchase price of a note exceeds the note's stated redemption price at maturity. Such a note will not be treated as issued with OID. If the U.S. Holder makes (or has made) a timely election under Section 171 of the Code, such U.S. Holder may amortize the bond premium, on a constant yield basis, by offsetting the interest income from the notes.

         If the U.S. Holder of a note makes an election to amortize bond premium, the tax basis of the debt instrument must be reduced by the amount of the aggregate amortization deductions allowable for the bond premium. Any such election to amortize bond premium would apply to all debt instruments held or subsequently acquired by the electing U.S. Holder and cannot be revoked without permission from the IRS.

         BACKUP WITHHOLDING. A U.S. Holder of a note may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which include payments in respect of interest or accrued OID, and the proceeds of a sale, exchange or redemption of a note. Abraxas will be required to deduct and withhold the prescribed amount if (a) the U.S. Holder fails to furnish a taxpayer identification number ("TIN") to Abraxas in the manner required, (b) the IRS notifies Abraxas that the TIN furnished by the U.S. Holder is incorrect,
(c) there has been a failure of the U.S. Holder to certify under penalty of perjury that the U.S. Holder is not subject to withholding under Section 3406(a)(1)(C) of the Tax Code, or (d) the U.S. Holder is notified by the IRS that he or she failed to report properly payments of interest and dividends and the IRS has notified Abraxas that he or she is subject to backup withholding.

         Amounts paid as backup withholding do not constitute an additional tax and will be credited against the U.S. Holder's U.S. federal income tax liabilities, so long as the required information is provided to the IRS. Abraxas will report to the U.S. Holders of notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on such notes to any noncorporate U.S. Holder other than an "exempt recipient."

THE TAX RULES GOVERNING INSTRUMENTS ISSUED WITH OID AND THE DISCUSSION ABOVE UNDER "ORIGINAL ISSUE DISCOUNT ON THE NOTES," "SALE, EXCHANGE AND RETIREMENT OF NOTES," "ACCRUED MARKET DISCOUNT" AND "AMORTIZABLE BOND PREMIUM" ARE COMPLEX AND THEIR APPLICATION TO A U.S. HOLDER WILL DEPEND UPON SUCH U.S. HOLDER'S INDIVIDUAL SITUATION. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR ABOUT THE APPLICATION OF THESE RULES TO THE U.S. HOLDER.

NON-U.S. HOLDERS

         Subject to the discussion of backup withholding below, the interest income and gains that a non-U.S. Holder derives in respect of the holding or receipt of the exchange notes, pursuant to the Series A/B Exchange Offer, generally will be exempt from United States federal income taxes, including withholding tax.

         Payments of interest or principal in respect of the notes by Abraxas or the paying agent to a holder that is a non-U.S. Holder will not be subject to withholding of United States federal income tax, provided that, in the case of payments of interest (including OID):

                  (1) the income is effectively connected with the conduct by such non-U.S. Holder of a trade or business carried on in the United States and the non-U.S. Holder complies with applicable identification requirements (described below under "Backup Withholding and Information Reporting"); or


                  (2) the non-U.S. Holder and/or each securities clearing organization, bank, or other financial institution that holds the notes on behalf of such non-U.S. Holder in the ordinary course of its trade or business, in the chain between the non-U.S. Holder and the paying agent, complies with applicable identification requirements (described below under "Backup Withholding and Information Reporting") to establish that the holder is a non-U.S. Holder and in addition, that the following requirements of the "portfolio interest" exemption under the Code are satisfied:

                           - the non-U.S. Holder does not actually or constructively own 10% or more of the voting stock of Abraxas;

                           - the non-U.S. Holder is not a controlled foreign corporation with respect to Abraxas; and

                           - the non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code.

         Any gain realized by a non-U.S. Holder on the Series A/B exchange, or the sale or exchange of the notes, generally will be exempt from U.S. federal income tax, including withholding tax, unless:



                  (1) such gain is effectively connected with the conduct of a trade or business in the United States (or if a tax treaty applies, such gain is attributable to a permanent establishment of the non-U.S. Holder);


                  (2) in the case of a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, or other disposition occurs; or


                  (3) in the case of gain representing accrued interest, the requirements of the portfolio interest exemption are not satisfied.


         If the interest income (including OID) paid on the notes, is effectively connected with the conduct of a trade or business in the United States by a non-U.S. Holder, such non-U.S. Holder will generally be taxed under the same rules that govern the taxation of a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to an additional branch profits tax.

         BACKUP WITHHOLDING AND INFORMATION REPORTING

         Payment of the proceeds of a sale of a note or payment of interest (including original issue discount) will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption provided that the paying agent does not actually know, or has reason to know, that the holder is actually a U.S. Holder). Recently promulgated Treasury Regulations provide certain presumptions under which a non-U.S. Holder will be subject to backup withholding and information reporting unless such holder certifies as to its non-U.S. status or otherwise establishes an exemption. In addition, the recent Treasury Regulations change certain procedural requirements related to establishing a holder's non-United States status. Non-U.S. Holders should consult with their tax advisors regarding the above issues.

         Any amounts withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         Applicable identification requirements generally will be satisfied if there is delivered to a securities clearing organization either directly, or indirectly, by the appropriate filing of a Form W-8IMY:


                  (1) IRS Form W-8BEN signed under penalties of perjury by the non-U.S. Holder, stating that such holder of the notes is not a United States person and providing such non-U.S. Holder's name and address;


                  (2) with respect to non-U.S. Holders of the notes residing in a country that has a tax treaty with the United States who seek an exemption or reduced tax rate (depending on the treaty terms), Form W-8BEN. If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the non-U.S. Holder qualifies under the portfolio interest rules set forth in the Code and files a W-8BEN; or


                  (3) with respect to interest income "effectively connected" with the conduct by such non-U.S. Holder of a trade or business carried on in the United States, Form W-8ECI;

                  provided that in any such case:

                           - the applicable form is delivered pursuant to applicable procedures and is properly transmitted to the United States withholding agent, otherwise required to withhold tax; and

                           - none of the entities receiving the form has actual knowledge or reason to know that the holder is a U.S. Holder.

                          BOOK-ENTRY; DELIVERY AND FORM

         Holders of certificated outstanding notes participating in the Series A/B Exchange Offer will be issued exchange notes in fully registered and certificated form, to be delivered to each tendering noteholder and registered in the name of such noteholder in accordance with such noteholder's written instructions in the letter of transmittal. Principal and cash interest payments made on certificated exchange notes and any additional notes issued in lieu of cash interest payments will be made by Abraxas or through a paying agent directly to the registered holders of such notes. Under the terms of the indenture for the notes, Abraxas and the trustee will treat the persons in whose names the notes and any additional notes issued in lieu of cash interest payments are registered as the owners of such notes for the purpose of receiving payments of principal and interest and any additional notes issued in lieu of cash interest on such notes and for all other purposes whatsoever.

         The exchange notes issued to tendering noteholders who held their outstanding notes in book-entry form through DTC will be issued only in the form of a global certificate deposited with, or on behalf of, the depositary, and registered in the name of Cede & Co., as the depositary's nominee.

         Except as set forth below, the global certificate may be transferred, in whole and not in part, only by the depositary to its nominee to such depositary or another nominee of the depositary or by the depositary or its nominee to a successor of the depositary or a nominee of such successor.

         Abraxas understands that the depositary is a limited-purpose trust company which was created to hold securities for its participating organizations, or participants, and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the depositary through participants or indirect participants.

         Pursuant to procedures established by the depositary (1) upon deposit of the global certificate, the depositary will credit the accounts of participants with portions of the principal amount of the global certificate and
(2) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the depositary (with respect to the interest on the depository's participants), the depository's participants and the depository's indirect participants.

         The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer interests in the global certificate will be limited to such extent.

         So long as the nominee of the depositary is the registered owner of the global certificate, such nominee will be considered the sole owner or holder of the exchange notes for all purposes under the indenture. Except as provided below, the owners of interests in the global certificate will not be entitled to have exchange notes registered in their names, will not receive or be entitled to receive physical delivery of exchange notes in definitive form and will not be considered the owners or holders thereof under the indenture. As a result, the ability of a person having a beneficial interest in exchange notes represented by the global certificate to pledge such interest to persons or entities that do not participate in the depository's system or to otherwise take actions in respect to such interest may be affected by the lack of a physical certificate evidencing such interest.

         Neither Abraxas, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of interests in the global certificate or for maintaining, supervising or reviewing any records relating to such interests.

         Principal and interest payments on the global certificate registered in the name of the depository's nominee will be made by Abraxas or through a paying agent to the depository's nominee as the registered owner of the global certificate. Under the terms of the indenture, Abraxas and the trustee will treat the persons in whose names the exchange notes are registered as the owners of such exchange notes for the purpose of receiving payments of principal and interest on such exchange notes and for all other purposes whatsoever. Therefore, neither Abraxas, the trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the exchange notes to owners of interests in the global certificate. The depositary has advised Abraxas and the trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the account of the participants with payments in amounts proportionate to their respective holdings in principal amount of interests in the global certificate as shown on the records of the depositary. Payments by participants and indirect participants to owners of interests in the global certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants or indirect participants.

         If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Abraxas within 90 calendar days, Abraxas will issue exchange notes in certificated form in exchange for the global certificate. In addition, Abraxas may at any time determine not to have the exchange notes represented by a global certificate, and, in such event, will issue exchange notes in certificated form in exchange for the global certificate. In either instance, an owner of an interest in the global certificate would be entitled to physical delivery of such exchange notes in certificated form. Exchange notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only.

         Neither Abraxas nor the trustee shall be liable for any delay by the depositary or its nominee in identifying the beneficial owners or the related exchange notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from the depositary or its nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

                       WHERE YOU CAN FIND MORE INFORMATION

         Abraxas has filed the registration statement regarding the exchange notes with the SEC. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any other document is not necessarily complete. If we have filed any other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter. Each statement regarding any other document does not necessarily contain all of the information important to you.

         Abraxas files annual, quarterly and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document Abraxas files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

                                  LEGAL MATTERS

         Certain legal matters related to the exchange notes offered hereby are being passed upon for Abraxas by Cox & Smith Incorporated, San Antonio, Texas.

                                     EXPERTS

         The consolidated financial statements of Abraxas as of December 31, 2001 and 2000, and for each of the two years in the period ended December 31, 2001, included in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to significant subsequent events), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Abraxas at December 31, 1999 appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The historical reserve information prepared by DeGolyer and MacNaughton and McDaniel and Associates Consultants Ltd. included in this prospectus has been included herein in reliance upon the authority of such firms as experts with respect to matters contained in such reserve reports.

                                GLOSSARY OF TERMS

         Unless otherwise indicated in this prospectus, natural gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or NGLs.

         The following definitions shall apply to the technical terms used in this prospectus.

TERMS USED TO DESCRIBE QUANTITIES OF CRUDE OIL AND NATURAL GAS

         "BBL" -- barrel or barrels.

         "BCF" -- billion cubic feet.

         "BCFE" -- billion cubic feet equivalent.

         "BOE" -- barrels of

         "BOPD" -- barrels of crude oil per day.

         "MBBL" -- thousand barrels.

         "MCF" -- thousand cubic feet.

         "MCFE" -- thousand cubic feet equivalent.

         "MMBBLS" -- million barrels.

         "MMBTU" -- million British Thermal Units.

         "MMBTUPD" -- million British Thermal Units per day.

         "MMCF" -- million cubic feet.

         "MMCFE" -- million cubic feet equivalent.

         "MMCFPD" -- million cubic feet per day.

TERMS USED TO DESCRIBE OUR INTERESTS IN WELLS AND ACREAGE

         "DEVELOPED ACREAGE" means acreage which consists of acres spaced or assignable to productive wells.

         "GROSS" natural gas and crude oil wells or "gross" wells or acres is the number of wells or acres in which we have an interest.

         "NET" natural gas and crude oil wells or "net" acres are determined by multiplying "gross" wells or acres by our working interest in such wells or acres.

         "UNDEVELOPED ACREAGE" means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas, regardless whether or not such acreage contains proved reserves.

TERMS USED TO ASSIGN A PRESENT VALUE TO OR TO CLASSIFY OUR RESERVES

         "PV-10" means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.

         "PROVED RESERVES" or "RESERVES" means natural gas and crude oil, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

         "PROVeD UNDEVELOPED RESERVES" includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

TERMS USED TO DESCRIBE COSTS

         "DD&A" means depletion, depreciation and amortization.

         "LOE" means lease operating expenses and production taxes.

TERMS USED TO DESCRIBE TYPES OF WELLS

         "DEVELOPMENT WELL" means a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved crude oil or natural gas reserves.

         "DRY HOLE" means an exploratory or development well found to be incapable of producing either crude oil or gas in sufficient quantities to justify completion as a crude oil or natural gas well.

         "EXPLORATORY WELL" means a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

         "PRODUCTIVE WELLS" mean producing wells and wells capable of production.

         "SERVICE WELL" is a well used for water injection in secondary recovery projects or for the disposal of produced water.

OTHER TERMS

         "CHARGE" means an encumbrance, lien, claim or other interest in property securing payment or performance of an obligation.

         "EBITDA" means earnings from continuing operations before income taxes, interest expense, DD&A and other non-cash charges.

         "NGL" means natural gas liquid.

         "NYMEX" means the New York Mercantile Exchange.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                    Page
                                                                                                    ----

ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

Independent Auditors' Reports for the years ended December 31, 2001 and 2000........................F-2
Independent Auditors' Report for the year ended December 31, 1999 ..................................F-3
Consolidated Balance Sheets at December 31, 2000 and 2001 ..........................................F-4
Consolidated Statements of Operations for the years ended December 31, 1999,
   2000 and 2001 ...................................................................................F-6
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
   December 31, 1999, 2000 and 2001 ................................................................F-7
Consolidated Statements of Cash Flows for the years ended December 31, 1999,
   2000 and 2001 ...................................................................................F-9
Notes to Consolidated Financial Statements .........................................................F-11

Unaudited Consolidated Balance Sheet at September 30, 2002 and December 31, 2001 ...................F-50
Unaudited Consolidated Statement of Operations for the three and nine months ended
   September 30, 2002 and 2001......................................................................F-52
Unaudited Consolidated Statement of Stockholders Equity (Deficit)
   at September 30, 2002 and December 31, 2001......................................................F-53
Unaudited Consolidated Statement of Cash Flows for the nine months ended September 30, 2002 and December 31, 2001...................................................F-54
Notes to Unaudited Consolidated Financial Statements ...............................................F-55

GREY WOLF EXPLORATION INC.

Auditors' Report for the years ended December 31, 2001 and 2000.....................................F-75
Comments by Auditors' for US readers on Canada - US reporting differences...........................F-76
Auditors' Report for the year ended December 31, 1999...............................................F-77
Balance Sheets at December 31, 2000 and 2001........................................................F-78
Statements of Earnings and Retained Earnings for the years ended December 31, 1999, 2000 and 2001.........................................................................................F-79
Statements of Cash Flows for the years ended December 31, 1999, 2000 and 2001.......................F-80
Notes to Financial Statements.......................................................................F-81

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Abraxas Petroleum Corporation

We have audited the accompanying consolidated balance sheets of Abraxas Petroleum Corporation and Subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the financial statements, in 2001 the Company changed its method of accounting for derivative financial instruments to conform to Statement of Financial Accounting Standards No. 133.

We have not audited any financial statements of the Company for any period subsequent to December 31, 2001. However, as discussed in Note 19 to the financial statements, the Company sold various assets and repurchased a production payment obligation during 2002; and on January 23, 2003, sold all of the outstanding common stock of two wholly owned subsidiaries, Canadian Abraxas Petroleum Limited and Grey Wolf Exploration Inc., repaid certain debt, and also entered into an agreement to exchange cash, new debt and common stock of the Company for certain other debt.


/s/ DELOITTE & TOUCHE LLP
San Antonio, Texas
March 26, 2002
(January 23, 2003 as to Note 19)

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Abraxas Petroleum Corporation

     We have audited the accompanying consolidated statements of operations, statements of stockholders' equity (deficit) and cash flows of Abraxas Petroleum Corporation and Subsidiaries for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Abraxas Petroleum Corporation and Subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

San Antonio, Texas
March 17, 2000

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31
                                                               ---------------------------
                                                                   2000           2001
                                                               ------------   ------------
                                                                  (Dollars in thousands)
Current assets:
   Cash ....................................................   $      2,004   $      7,605
   Accounts receivable, less allowance for doubtful
     accounts:
       Joint owners ........................................          3,771          2,785
       Oil and gas production sales ........................         16,106          4,758
       Other ...............................................            841            504
                                                               ------------   ------------
                                                                     20,718          8,047
   Equipment inventory .....................................          1,411          1,251
   Other current assets ....................................            179            443
                                                               ------------   ------------
     Total current assets ..................................         24,312         17,346

Property and equipment:
     Oil and gas properties, full cost method of accounting:
       Proved ..............................................        481,802        486,098
       Unproved, not subject to amortization ...............         12,831         10,626
     Other property and equipment ..........................         63,720         67,632
                                                               ------------   ------------
           Total ...........................................        558,353        564,356
         Less accumulated depreciation, depletion, and
          amortization .....................................        253,569        282,462
                                                               ------------   ------------
       Total property and equipment - net ..................        304,784        281,894

Deferred financing fees, net of accumulated amortization
   of $6,917 and $8,668 at December 31, 2000 and 2001,
   respectively ............................................          5,556          3,928

Other assets ...............................................            908            545
                                                               ------------   ------------
   Total assets ............................................   $    335,560   $    303,713
                                                               ============   ============

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                            DECEMBER 31
                                                                                   ---------------------------
                                                                                       2000           2001
                                                                                   ------------   ------------
                                                                                      (Dollars in thousands)
Current liabilities:
   Accounts payable ............................................................   $     22,721   $     10,542
   Joint interest oil and gas production payable ...............................          6,281          3,596
   Accrued interest ............................................................          6,079          6,013
   Other accrued expenses ......................................................          1,932          1,116
   Hedge liability .............................................................              -            658
   Current maturities of long-term debt ........................................          1,128            415
                                                                                   ------------   ------------
     Total current liabilities .................................................         38,141         22,340

Long-term debt .................................................................        266,441        285,184

Deferred income taxes ..........................................................         21,079         20,621

Future site restoration ........................................................          4,305          4,056

Minority interest in foreign subsidiary ........................................         12,097              -

Commitments and contingencies

Stockholders' equity (deficit):
   Common stock, par value $.01 per share - authorized 200,000,000 shares;
     issued 22,759,852 and 30,145,280
     shares at December 31, 2000 and 2001, respectively ........................            227            301
   Additional paid-in capital ..................................................        130,409        136,830
   Accumulated deficit .........................................................       (131,376)      (151,094)
   Treasury stock, at cost, 165,883 shares at December 31, 2000
     and 2001 ..................................................................           (964)          (964)
   Accumulated other comprehensive income (loss) ...............................         (4,799)       (13,561)
                                                                                   ------------   ------------
Total stockholders' equity  (deficit) ..........................................         (6,503)       (28,488)
                                                                                   ------------   ------------
   Total liabilities and stockholders' equity  (deficit) .......................   $    335,560   $    303,713
                                                                                   ============   ============

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        YEAR ENDED DECEMBER 31
                                                               ------------------------------------------
                                                                   1999           2000          2001
                                                               ------------   ------------   ------------
                                                                  (In thousands except per share data)
Revenues:
   Oil and gas production revenues .........................   $     59,025   $     72,973   $     73,201
   Gas processing revenues .................................          4,244          2,717          2,438
   Rig revenues ............................................            444            505            756
   Other ...................................................          3,057            405            848
                                                               ------------   ------------   ------------
                                                                     66,770         76,600         77,243
Operating costs and expenses:
   Lease operating and production taxes ....................         17,938         18,783         18,616
   Depreciation, depletion, and amortization ...............         34,811         35,857         32,484
   Proved property impairment ..............................         19,100              -          2,638
   Rig operations ..........................................            624            717            702
   General and administrative ..............................          5,269          6,533          6,445
   General and administrative (Stock-based compensation) ...              -          2,767         (2,767)
                                                               ------------   ------------   ------------
                                                                     77,742         64,657         58,118
                                                               ------------   ------------   ------------
Operating income (loss) ....................................        (10,972)        11,943         19,125

Other (income) expense:
   Interest income .........................................           (666)          (530)           (78)
   Amortization of deferred financing fees .................          1,915          2,091          2,268
   Interest expense ........................................         36,815         31,140         31,523
   (Gain) loss on sale of equity investment ................              -        (33,983)           845
   Other ...................................................              -          1,563            207
                                                               ------------   ------------   ------------
                                                                     38,064            281         34,765
                                                               ------------   ------------   ------------
Income (loss) from operations before income tax and
   extraordinary item ......................................        (49,036)        11,662        (15,640)
Income tax expense (benefit):
   Current .................................................            491         (1,233)           505
   Deferred ................................................        (13,116)         4,938          1,897
Minority interest in income of consolidated foreign
   subsidiary (2001 prior to purchase) .....................            269          1,281          1,676
                                                               ------------   ------------   ------------
Income (loss) before extraordinary item ....................        (36,680)         6,676        (19,718)
Extraordinary item:
   Gain on debt extinguishment .............................              -          1,773              -
                                                               ------------   ------------   ------------
Net income (loss) ..........................................   $    (36,680)  $      8,449   $    (19,718)
                                                               ============   ============   ============

Basic earnings (loss) per common share:
   Net income (loss) before extraordinary item .............   $      (5.41)  $       0.29   $      (0.76)
   Extraordinary item ......................................              -           0.08              -
                                                               ------------   ------------   ------------
Net income (loss) per common share - basic .................   $      (5.41)  $       0.37   $      (0.76)
                                                               ============   ============   ============

Diluted earnings (loss) per common share:
   Net income (loss) before extraordinary item .............   $      (5.41)  $       0.21   $      (0.76)
   Extraordinary item ......................................              -           0.05              -
                                                               ------------   ------------   ------------
Net income (loss) per common share - diluted ...............   $      (5.41)  $       0.26   $      (0.76)
                                                               ============   ============   ============

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (In thousands except share amounts)

                                                    COMMON STOCK                  TREASURY STOCK
                                           ----------------------------    ---------------------------
                                              SHARES         AMOUNT           SHARES         AMOUNT
                                           ------------    ------------    -----------    ------------
Balance at January 1, 1999 .............      6,501,441    $         65        171,015    $     (1,167)

   Comprehensive income
     (loss):
     Net loss ..........................              -               -              -               -

     Other comprehensive
       income:
       Foreign currency
         translation
         adjustment ....................              -               -              -               -

   Comprehensive income (loss)

   Issuance of common stock
     for compensation ..................          3,314               -        (18,932)             96

   Issuance of common stock
     in connection with
     Exchange Offer (Note 2,
     5 and 6) ..........................     16,242,344             162              -               -
                                           ------------    ------------    -----------    ------------
Balance at December 31, 1999 ...........     22,747,099    $        227        152,083    $     (1,071)

   Comprehensive income
     (loss):
   Net income ..........................              -               -              -               -

     Other comprehensive
       income:
       Foreign currency
         translation
         adjustment ....................              -               -              -               -

   Comprehensive income (loss) .........
   Stock-based compensation
     expense ...........................              -               -              -               -

   Issuance of common stock
     and warrants for
     compensation ......................         12,753               -        (25,000)            185
   Purchase of treasury stock ..........              -               -         38,800             (78)
                                           ------------    ------------    -----------    ------------
Balance at December 31, 2000 ...........     22,759,852    $        227        165,883    $       (964)
                                           ------------    ------------    -----------    ------------

                                                                           ACCUMULATED
                                            ADDITIONAL                        OTHER
                                             PAID-IN        ACCUMULATED   COMPREHENSIVE
                                             CAPITAL          DEFICIT     INCOME (LOSS)       TOTAL
                                           ------------    ------------   -------------   ------------
Balance at January 1, 1999 .............   $     51,695    $   (103,145)  $     (10,970)  $    (63,522)

   Comprehensive income
     (loss):
     Net loss ..........................              -         (36,680)              -        (36,680)

     Other comprehensive
       income:
       Foreign currency
         translation
         adjustment ....................              -               -          14,572         14,572
                                                                                          ------------
   Comprehensive income (loss)

                                                                                               (22,108)
   Issuance of common stock
     for compensation ..................            (43)              -               -             53

   Issuance of common stock
     in connection with
     Exchange Offer (Note 2,
     5 and 6) ..........................         75,910               -               -         76,072
                                           ------------    ------------   -------------   ------------
Balance at December 31, 1999 ...........   $    127,562    $   (139,825)   $      3,602   $     (9,505)

   Comprehensive income
     (loss):
   Net income ..........................              -           8,449               -          8,449

     Other comprehensive
       income:
       Foreign currency
         translation
         adjustment ....................              -               -          (8,401)        (8,401)
                                                                                          ------------
   Comprehensive income (loss) .........                                                            48
   Stock-based compensation
     expense ...........................          2,767               -               -          2,767

   Issuance of common stock
     and warrants for
     compensation ......................             80               -               -            265
   Purchase of treasury stock ..........              -               -               -            (78)
                                           ------------    ------------   -------------   ------------
Balance at December 31, 2000 ...........   $    130,409    $   (131,376)   $     (4,799)  $     (6,503)
                                           ------------    ------------   -------------   ------------

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                       (In thousands except share amounts)

                                                    COMMON STOCK                  TREASURY STOCK
                                           ----------------------------    --------------------------
                                              SHARES          AMOUNT          SHARES        AMOUNT
                                           ------------    ------------    -----------   ------------
Balance at December 31, 2000 ...........     22,759,852    $        227        165,883   $       (964)

   Comprehensive income
     (loss):
     Net loss ..........................              -               -              -              -

     Other comprehensive
       income:
       Hedge loss ......................              -               -              -              -

       Foreign currency
         translation
         adjustment ....................              -               -              -              -

   Comprehensive income ................
     (loss)
   Stock-based compensation
     expense ...........................              -               -              -              -

   Issuance of common stock
     for contingent value
     rights ............................      3,386,488              34              -              -
   Issuance of common stock
     and stock options for
     acquisition of
     minority interest in
     Grey Wolf Exploration,
     Inc ...............................      3,990,565              40              -              -
   Stock options exercised .............          8,375               -              -              -
                                           ------------    ------------    -----------   ------------
Balance at December 31, 2001 ...........     30,145,280    $        301        165,883   $       (964)
                                           ============    ============    ===========   ============

                                             PAID-IN       ACCUMULATED    COMPREHENSIVE
                                             CAPITAL         DEFICIT      INCOME (LOSS)        TOTAL
                                           ------------   -------------   -------------    ------------
Balance at December 31, 2000 ...........   $    130,409    $   (131,376)   $     (4,799)   $     (6,503)

   Comprehensive income
     (loss):
     Net loss ..........................              -         (19,718)              -         (19,718)

     Other comprehensive
       income:
       Hedge loss ......................              -               -            (566)           (566)


       Foreign currency
         translation
         adjustment ....................              -               -          (8,196)         (8,196)
                                                                                           ------------
   Comprehensive income ................                                                        (28,480)
     (loss)
   Stock-based compensation
     expense ...........................         (2,767)              -               -          (2,767)

   Issuance of common stock
     for contingent value
     rights ............................            (34)              -               -               -
   Issuance of common stock
     and stock options for
     acquisition of
     minority interest in
     Grey Wolf Exploration,
     Inc ...............................          9,206               -               -           9,246
   Stock options exercised .............             16               -               -              16
                                           ------------   -------------   -------------    ------------
Balance at December 31, 2001 ...........   $    136,830    $   (151,094)   $    (13,561)   $    (28,488)
                                           ============    ============    ============    ============

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED DECEMBER 31
                                                               ------------------------------------------
                                                                  1999            2000           2001
                                                               ------------   ------------   ------------
                                                                             (In thousands)
OPERATING ACTIVITIES
Net income (loss) ..........................................   $    (36,680)  $      8,449   $    (19,718)
Adjustments to reconcile net income
   (loss) to net cash provided by operating activities:
     Minority interest in income of
       foreign subsidiary ..................................            269          1,281          1,676
        Extraordinary gain on
       extinguishment of debt ..............................              -         (1,773)             -
     (Gain) loss on sale of equity .........................              -        (33,983)           845
       investment
     Depreciation, depletion, and
       amortization ........................................         34,811         35,857         32,484
     Proved property impairment ............................         19,100              -          2,638
     Deferred income tax (benefit) expense
                                                                    (13,116)         4,938          1,897
     Amortization of deferred financing ....................          1,915          2,091          2,268
       fees
     Amortization of premium on long term
       debt ................................................           (579)             -              -
     Stock-based compensation ..............................              -          2,767         (2,767)
     Issuance of common stock and
       warrants for compensation ...........................             53            265              -
     Changes in operating assets and
       liabilities:
         Accounts receivable ...............................         (2,698)        (7,036)        12,693
         Equipment inventory ...............................             57           (538)           (76)
         Other .............................................            396         (1,839)          (106)
         Accounts payable ..................................           (744)        11,318        (14,848)
         Accrued expenses ..................................          1,098           (425)          (723)
                                                               ------------   ------------   ------------
Net cash provided by operating activities ..................          3,882         21,372         16,263

INVESTING ACTIVITIES
Capital expenditures, including purchases
   and development of properties ...........................       (128,708)       (74,412)       (57,056)
Proceeds from sale of oil and gas
   properties ..............................................         17,494         21,157         28,938
Acquisition of minority interest ...........................              -              -         (2,679)
Proceeds from sale of equity investment ....................              -         34,482              -
                                                               ------------   ------------   ------------
Net cash used in investing activities ......................       (111,214)       (18,773)       (30,797)

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                                                        YEAR ENDED DECEMBER 31
                                                               ------------------------------------------
                                                                  1999            2000           2001
                                                               ------------   ------------   ------------
                                                                             (In thousands)
FINANCING ACTIVITIES
Purchase of treasury stock, net ............................   $          -   $        (78)  $          -
Proceeds from issuance of common stock .....................              -              -             16
Proceeds from long-term borrowings .........................         88,457          6,400         29,995
Payments on long-term borrowings ...........................        (35,747)       (10,163)        (9,326)
Deferred financing fees ....................................         (3,586)            23              -
                                                               ------------   ------------   ------------
Net cash provided by (used in) financing
   activities ..............................................         49,124         (3,818)        20,685
                                                               ------------   ------------   ------------
Increase (decrease) in cash ................................        (58,208)        (1,219)         6,151
                                                               ------------   ------------   ------------
Effect of exchange rate changes on cash ....................            617           (576)          (550)
                                                               ------------   ------------   ------------
Increase (decrease) in cash ................................        (57,591)        (1,795)         5,601
Cash at beginning of year ..................................         61,390          3,799          2,004
                                                               ------------   ------------   ------------
Cash at end of year ........................................   $      3,799   $      2,004   $      7,605
                                                               ============   ============   ============

SUPPLEMENTAL DISCLOSURES
Supplemental disclosures of cash flow
   information:
     Interest paid .........................................   $     35,979   $     33,004   $     31,752
                                                               ============   ============   ============
     Taxes paid ............................................   $          -   $          -   $        505
                                                               ============   ============   ============

Supplemental schedule of noncash investing and financing
   activities:
         In December 1999 the Company completed the exchange of $269,699,000 of its 11.5% Old Notes for $188,778,000 of new Second Lien Notes, issuance of up to 16,078,990 shares of common stock and contingent value rights.
         An additional $5,000,000 of the Second Lien Notes were issued for payment of fees and expenses. See Note 2, 5 and 6.
         Decrease in long-term debt.........                   $     75,921
                                                               ------------
         Increase in stockholder's equity...                   $     75,921
                                                               ------------

         In May 2001 the Company issued 3,386,488 shares of common stock upon the expiration of the CVRs issued in connection with the December 1999 exchange. See Note 6.

         In September  2001 the Company  issued  3,990,565  shares of common stock and
         options  and  paid  $2,679,000   million  in  cash  in  connection  with  the
         acquisition of the minority interest in Grey Wolf. See Note 3.
         Decrease in oil and gas properties and other assets......................           $     (2,925)
                                                                                             ------------

         Decrease in deferred income tax liability................................           $      1,091
                                                                                             ------------
         Increase in stockholders equity..........................................           $     (9,246)
                                                                                             ------------
         Decrease in minority interest in foreign subsidiary......................           $     13,759
                                                                                             ------------

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 2000, and 2001

1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Abraxas Petroleum Corporation (the "Company" or "Abraxas") is an independent energy company engaged in the exploration for and the acquisition, development, and production of crude oil and natural gas primarily along the Texas Gulf Coast, in the Permian Basin of western Texas and in Canada and the processing of natural gas primarily in Canada. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The consolidated financial statements include the accounts of the Company, its wholly-owned foreign subsidiaries Canadian Abraxas Petroleum Limited ("Canadian Abraxas") and Grey Wolf Exploration Inc. ("Grey Wolf"). Minority interest represents the minority shareholders' proportionate share of the equity and income of Grey Wolf prior to the Company's acquisition of the remaining interest in September 2001.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that it is reasonably possible that estimates of proved crude oil and natural gas revenues could significantly change in the future.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Company to credit risk consist principally of trade receivables, interest rate and crude oil and natural gas price swap agreements. Accounts receivable are generally from companies with significant oil and gas marketing activities. The Company performs ongoing credit evaluations and, generally, requires no collateral from its customers.

EQUIPMENT INVENTORY

     Equipment inventory principally consists of casing, tubing, and compression equipment and is carried at the lower of cost or market.

OIL AND GAS PROPERTIES

     The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. Depreciation, depletion, and amortization ("DD&A") of capitalized crude oil and natural gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved reserves. Net capitalized costs of crude oil and natural gas properties, less related deferred taxes, are limited, by country, to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated prices discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. Excess costs are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances - see Note 3.

     Unproved properties represent costs associated with properties on which the Company is performing exploration activities or intends to commence such activities. These costs are reviewed periodically for possible impairments or reduction in value based on geological and geophysical data. If a reduction in value has occurred, costs being amortized are increased. The Company believes that the unproved properties will be substantially evaluated in six to thirty-six months and it will begin to amortize these costs at such time. During 1999, 2000 and 2001, the Company capitalized $193,000, $589,000 and $164,000 of interest expense, respectively, based on the cost of major development projects in progress.

OTHER PROPERTY AND EQUIPMENT

     Other property and equipment are recorded on the basis of cost. Depreciation of gas gathering and processing facilities and other property and equipment is provided over the estimated useful lives using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

TURNAROUND COSTS

     Turnaround costs represent major maintenance performed on the Company's gas processing plants and are expensed as incurred.

HEDGING

     The Company periodically enters into agreements to hedge the risk of future crude oil and natural gas price fluctuations. Such agreements, primarily in the form of price swaps, may either fix or support crude oil and natural gas prices or limit the impact of price fluctuations with respect to the Company's sale of crude oil and natural gas. Gains and losses on such hedging activities are recognized in oil and gas production revenues when hedged production is sold. The net cash flows related to any recognized gains or losses associated with these hedges are reported as cash flows from operations. If the hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production required by the contract is delivered.

     Statement of Financial Accounting Standards, ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for the Company on January 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income (OCI) and will be recognized in the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

     Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB No. 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and were not exercised prior to July 1, 2000, require that the awards be accounted for as variable until they are exercised, forfeited, or expired. In March 1999, the Company amended the exercise price to $2.06 on all options with an existing exercise price greater than $2.06. See Note 7. The Company recognized approximately $2.8 million in expense during 2000 and a credit of $2.8 million during 2001 as General and Administrative (Stock-based compensation). The credit for the year ended December 31, 2001 was due to a decline in the Company's common stock price.

FOREIGN CURRENCY TRANSLATION

     The functional currency for Canadian Abraxas and Grey Wolf is the Canadian dollar ($CDN). The Company translates the functional currency into U.S. dollars ($US) based on the current exchange rate at the end of the period for the balance sheet and a weighted average rate for the period on the statement of operations. Translation adjustments are reflected as Accumulated Other Comprehensive Income (Loss) in Stockholders' Equity (Deficit).

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments is materially different from the book value. The Company assumes the book value of those financial instruments that are classified as current approximates fair value because of the short maturity of these instruments. For noncurrent financial instruments, the Company uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments.

RESTORATION, REMOVAL AND ENVIRONMENTAL LIABILITIES

     The estimated costs of restoration and removal of major processing facilities are accrued on a straight-line basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.

REVENUE RECOGNITION

     The Company recognizes crude oil and natural gas revenue from its interest in producing wells as crude oil and natural gas is sold from those wells, net of royalties. Revenue from the processing of natural gas is recognized in the period the service is performed. The Company utilizes the sales method to account for gas production volume imbalances. Under this method, income is recorded based on the Company's net revenue interest in production taken for delivery. Management does not believe that the Company had material gas imbalances at December 31, 2000 or 2001.

DEFERRED FINANCING FEES

     Deferred financing fees are being amortized on a level yield basis over the term of the related debt arrangements.

INCOME TAXES

     The Company records income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, which requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB also issued SFAS No. 142, Goodwill and Other Intangible Assets, which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. The Company has applied these standards to its purchase of the minority interest in Grey Wolf.

     In June 2001, the FASB issued SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. SFAS No. 143 requires an asset retirement obligation to be recorded at fair value during the period incurred and an equal amount recorded as an increase in the value of the related long-lived asset. The capitalized cost is depreciated over the useful life of the asset and the obligation is accreted to its present value each period. SFAS No. 143 is effective for the Company beginning January 1, 2003 with earlier adoption encouraged. The Company is currently evaluating the impact the standard will have on its future results of operations and financial condition.

     In August 2001, the FASB issued SFAS No. 144 ACCOUNTING FOR THE IMPAIRMENT OF DISPOSAL OF LONG-LIVED ASSETS. SFAS No. 144 retains the requirement to recognize an impairment loss only where the carrying value of a long-lived asset is not recoverable from its undiscounted cash flows and to measure such loss as the difference between the carrying amount and fair value of the asset. SFAS No. 144, among other things, changes the criteria that have to be met to classify an asset as held-for-sale and requires that operating losses from the discontinued operations be recognized in the period that the losses are incurred rather than as of the measurement date. The Company adopted the accounting standard effective January 1, 2002, which did not have a significant impact on the Company's financial condition or results of operations.

RECLASSIFICATIONS

     Certain prior years balances have been reclassified for comparative purposes.

2.   LIQUIDITY

     At December 31, 2001 the Company's current liabilities of approximately $22.3 million exceeded its current assets of $17.3 million. Included in current liabilities are trade payables of $10.5 million, revenues due third parties of $3.6 million and accrued interest of $6.0 million. The Company's results of operations in 2001 generated $16.3 million in cash flows from operations. The Company will need additional funds in the future for both the development of its assets and the service of its debt, including the repayment of the $63.5 million in principal amount of the First Lien Notes maturing in March 2003 and the $191 million of the Second Lien Notes and Old Notes maturing in November 2004. In order to meet the goals of developing its assets and servicing its debt obligations, the Company will be required to obtain additional sources of capital and/or reduce or reschedule its existing cash requirements. In order to do so, the Company may pursue one or more of the following alternatives:

   - refinancing existing debt;
   - repaying debt with proceeds from the sale of assets;
   - exchanging debt for equity;
   - managing the timing and reducing the scope of its capital expenditures;
   - issuing debt or equity securities or otherwise raising additional funds;
     or
   - selling all or a portion of its existing assets, including interests in its assets.

     The Company has implemented a number of measures to conserve its cash resources, including postponement of certain exploration and development projects. However, while these measures will help conserve the Company's cash resources in the near term, they will also limit the Company's ability to replenish its depleting reserves, which could negatively impact the Company's operating cash flow and results of operations in the future.

     There can be no assurance that any of the above alternatives, or some combination thereof, will be available or, if available, will be on terms acceptable to the Company.

     The Company will have four principal sources of liquidity going forward:
(i) cash on hand, (ii) cash flow from operations, (iii) a production payment related to certain U.S. properties, and (iv) sale of assets and property. Grey Wolf also has availability under its new financing agreement entered into in December 2001, see discussion below. The First Lien Notes indenture, the Second Lien Notes indenture and the Old Notes indenture substantially limit its use of proceeds from asset sales. Should commodity prices not increase from levels at December 31, 2001, most of the Company's capital expenditures are discretionary and can be delayed to maintain current liquidity. While the availability of capital resources cannot be predicted with certainty and is dependent upon a number of factors including factors outside of management's control, management believes that the net cash flow from operations plus cash on hand, cash available under the production payment and the proceeds from the sale of additional properties will be adequate to fund operations and planned capital expenditures.

     The Company's wholly owned Canadian subsidiaries, Canadian Abraxas and Grey Wolf, have entered into a definitive Purchase and Sale Agreement related to the sale of their interest in a natural gas plant and the associated reserves. The sale, effective March 1, 2002, is scheduled to close in the second quarter of 2002 with estimated net proceeds of US $21.5 million. See Note 19.

     In December 2001, the Company's wholly owned subsidiary, Grey Wolf, entered into a financing agreement ("Grey Wolf Facility") with Mirant Canada Energy Capital, Ltd. ("Mirant Canada") for US $96 million (CDN $150 million) senior secured facility, which is non-recourse to Abraxas. Initial proceeds from this facility of approximately US $25 million were used to retire Grey Wolf's existing bank debt and for general corporate purposes. Up to US $71 million is available to finance the drilling of wells and related activities in the Grey Wolf development plan, as anticipated over the next two years.

3.   ACQUISITIONS AND DIVESTITURES

NEW CACHE PETROLEUMS LTD ACQUISITION

     In January 1999, Canadian Abraxas completed the acquisition of New Cache Petroleums, LTD ("New Cache"), for approximately $78 million in cash and the assumption of approximately $10 million in debt. The debt was paid off with a portion of the proceeds from the sale of the First Lien Notes.

     The acquisition was accounted for as a purchase, and the purchase price was allocated to the crude oil and natural gas properties based on the fair values of the properties acquired. Results of operations for New Cache have been included in the consolidated financial statements since January 1999.

ABRAXAS WAMSUTTER L.P. DIVESTITURE

     In November 1998, the Company sold its interest in certain Wyoming properties to Abraxas Wamsutter L.P., a Texas limited partnership (the "Partnership"), for approximately $58.6 million and a minority equity ownership in the Partnership. Wamsutter Holdings, Inc. ("Wamsutter") initially owned a one percent interest and acted as general partner of the Partnership. The investment in the Partnership was accounted for by the equity method. After certain payback requirements were satisfied, the Company's interest would increase to 35% initially and could increase to as high as 65%. The Company also received a management fee and reimbursement of certain overhead costs from the Partnership which amounted to $594,700 and $112,700 for the years ended December 31, 1999 and 2000 respectively.

     In March 2000, the Partnership sold all of its interest in its crude oil and natural gas properties to a third party. Prior to the sale of these properties, effective January 1, 2000, the Company's equity investee share of oil and gas property cost, results of operations and amortization were not material to consolidated operations or financial position. As a result of the sale, the Company received approximately $34 million, which represented a proportional interest in the Partnership's proved properties. See Note 10 regarding a litigation provision in 2001 of $845,000 related to ad valorem taxes.

     The condensed pro forma financial information presented below summarizes on an unaudited pro forma basis, approximate results of the Company's consolidated results of operations for the year ended December 31, 1999, assuming the divestiture had occurred on January 1, 1999.

                                                       (In thousands except
                                                         per share data)
                                                      -----------------------
     Revenue ........................................    $            66,770
                                                      =======================
     Net loss .......................................    $            (3,294)
                                                      =======================
     Loss per common share ..........................    $             (0.49)
                                                      =======================

ACQUISITION OF MINORITY INTEREST IN GREY WOLF

     In September 2001, the Company completed a tender offer for the minority interest in Grey Wolf, acquiring the approximately 52% of capital stock that was not previously owned by the Company. The Company issued 3,990,565 common shares and 588,916 stock options, valued together at approximately $9.2 million. Additionally, the Company incurred direct costs of approximately $2.7 million related to the acquisition. The elimination of the minority interest through an acquisition at a purchase price less than Grey Wolf's book value in the Company's consolidated financial statements had the effect of reducing the property and other assets balances by $2.9 million and deferred income taxes by $1.1 million.

     The condensed pro forma financial information presented below summarizes, on an unaudited pro forma basis, approximate results of the Company's consolidated results of operations for the years ended December 31, 1999, 2000 and 2001, assuming the acquisition of the minority interest in Grey Wolf had occurred at the beginning of each period presented.

                                                                             Years ended December 31,
                                                                       1999            2000           2001
                                                                    -------------------------------------------
                                                                      (In thousands except per share items)
                                                                    ------------   ------------   ------------
     Revenue ....................................................   $     66,770   $     76,600   $     77,243
                                                                    ============   ============   ============
     Income (loss) before extraordinary item ....................        (36,411)         7,957        (18,042)
                                                                    ============   ============   ============
     Net income (loss) ..........................................        (36,411)         9,730        (18,042)
                                                                    ============   ============   ============
     Income (loss) before extraordinary item, per
      common share - basic ......................................          (3.38)          0.30          (0.63)
                                                                    ============   ============   ============
     Net income (loss) per common share - basic .................          (3.38)         0.37          (0.63)
                                                                    ============   ============   ============
     Income (loss) before extraordinary item, per
      common share - diluted ....................................          (3.38)          0.22          (0.63)
                                                                    ============   ============   ============
     Net income (loss) per common share - diluted                          (3.38)          0.27          (0.63)
                                                                    ============   ============   ============

4.   PROPERTY AND EQUIPMENT

          The major components of property and equipment, at cost, are as follows:

                                                                                          DECEMBER 31
                                                                ESTIMATED        -----------------------------
                                                               USEFUL LIFE           2000             2001
                                                            -----------------    --------------   ------------
                                                                  Years                 (In thousands)
          Land, buildings, and improvements ..............         15            $          318   $        318
          Crude oil and natural gas properties ...........          -                   494,633        496,724
          Natural gas processing plants ..................         18                    60,299         63,964
          Equipment and other ............................          7                     3,103          3,350
                                                                                 --------------   ------------
                                                                                 $      558,353   $    564,356
                                                                                 ==============   ============

5.   LONG-TERM DEBT

          Long-term debt consists of the following:

                                                                                                DECEMBER 31
                                                                                     --------------------------------
                                                                                          2000              2001
                                                                                     --------------     -------------
                                                                                              (In thousands)
          11.5% Senior Notes due 2004 ("Old Notes") .............................    $          801     $         801
          12.875% Senior Secured Notes due 2003 ("First Lien Notes") ............            63,500            63,500
          11.5% Second Lien Notes due 2004 ("Second Lien Notes").................           190,178           190,178
          Grey Wolf Credit facility repaid in 2001...............................             7,859                 -
          9.5% Senior Credit Facility ("Grey Wolf Facility"), providing for borrowings up to approximately US $96 million (CDN $150 million).
           Secured by the assets of Grey Wolf and non-recourse to Abraxas, net
           of US $2.3 million discount...........................................                 -            22,944

          Production Payment  ...................................................             5,231             8,176
                                                                                     --------------     -------------
                                                                                            267,569           285,599
          Less current maturities ...............................................             1,128               415
                                                                                     --------------     -------------
                                                                                     $      266,441       $   285,184
                                                                                     ===============    =============

LONG-TERM INDEBTEDNESS

     OLD NOTES. On November 14, 1996, the Company consummated the offering of $215.0 million of it's 11.5% Senior Notes due 2004, Series A, which were exchanged for the Series B Notes in February 1997. On January 27, 1998, the Company completed the sale of $60.0 million of its 11.5% Senior Notes due 2004, Series C. The Series B Notes and the Series C Notes were subsequently combined into $275.0 million in principal amount of the Old Notes in June 1998.

     Interest on the Old Notes is payable semi-annually in arrears on May 1 and November 1 of each year at the rate of 11.5% per annum. The Old Notes are redeemable, in whole or in part, at the option of the Company at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on November 1 of the years set forth below:

          YEAR                                        PERCENTAGE
          ----                                        ----------
          2001....................................       102.875%
          2002 and thereafter.....................       100.000%

     The Old Notes are joint and several obligations of Abraxas and Canadian Abraxas and rank PARI PASSU in right of payment to all existing and future unsubordinated indebtedness of Abraxas and Canadian Abraxas. The Old Notes rank senior in right of payment to all future subordinated indebtedness of Abraxas and Canadian Abraxas. The Old Notes are, however, effectively subordinated to the First Lien Notes to the extent of the value of the collateral securing the First Lien Notes and to the Second Lien Notes to the extent of the value of the collateral securing the Second Lien Notes. The Old Notes are unconditionally guaranteed, on a senior basis by Sandia Oil and Gas Company ("Sandia"), a wholly owned subsidiary of the Company. The guarantee is a general unsecured obligation of Sandia and ranks PARI PASSU in right of payment to all unsubordinated indebtedness of Sandia and senior in right of payment to all subordinated indebtedness of Sandia. The guarantee is effectively subordinated to the First Lien Notes and the Second Lien Notes to the extent of the value of the collateral securing the First Lien Notes and the Second Lien Notes.

     Upon a Change of Control, as defined in the Old Notes Indenture, each holder of the Old Notes will have the right to require the Company to repurchase all or a portion of such holder's Old Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Old Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales.

     FIRST LIEN NOTES. In March 1999, Abraxas consummated the sale of $63.5 million of the First Lien Notes. Interest on the First Lien Notes is payable semi-annually in arrears on March 15 and September 15, commencing September 15, 1999. Beginning March 15, 2002, the First Lien Notes are redeemable, in whole or in part, at the option of Abraxas at the par value price, plus accrued and unpaid interest to the date of redemption.

     The First Lien Notes are senior indebtedness of Abraxas secured by a first lien on substantially all of the crude oil and natural gas properties of Abraxas and the shares of Grey Wolf owned by Abraxas. The First Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Canadian Abraxas, Sandia and Wamsutter, wholly-owned subsidiaries of the Company (the "Restricted Subsidiaries"). The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors and the shares of Grey Wolf owned by Abraxas and Canadian Abraxas.

     Upon a Change of Control, as defined in the First Lien Notes Indenture, each holder of the First Lien Notes will have the right to require Abraxas to repurchase such holder's First Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas will be obligated to offer to repurchase the First Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

     The First Lien Notes indenture contains certain covenants that limit the ability of Abraxas and certain of its subsidiaries, including the guarantors of the First Lien Notes to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas.

     The First Lien Notes indenture provides, among other things, that Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas or any other Restricted Subsidiary except in certain situations as described in the First Lien Notes indenture.

     SECOND LIEN NOTES. In December 1999, Abraxas and Canadian Abraxas consummated an exchange offer whereby $269,699,000 of the Old Notes were exchanged for $188,778,000 of the Second Lien Notes, and 16,078,990 shares of Abraxas common stock and contingent value rights. An additional $5,000,000 of the Second Lien Notes were issued in payment of fees and expenses.

     Interest on the Second Lien Notes is payable semi-annually in arrears on May 1 and November 1, commencing May 1, 2000. The Second Lien Notes are redeemable, in whole or in part, at the option of Abraxas and Canadian Abraxas at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12=month period commencing on December 1 of the years set forth below:

          YEAR                                               PERCENTAGE
          -----                                              ----------
          2001............................................      102.875%
          2002 and thereafter.............................      100.000%

     The Second Lien Notes are senior indebtedness of Abraxas and Canadian Abraxas and are secured by a second lien on substantially all of the crude oil and natural gas properties of Abraxas and Canadian Abraxas and the shares of Grey Wolf owned by Abraxas and Canadian Abraxas. The Second Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Sandia and Wamsutter. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors. The Second Lien Notes are, however, effectively subordinated to the First Lien Notes and related guarantees to the extent the value of the collateral securing the Second Lien Notes and related guarantees and the First Lien Notes and related guarantees is insufficient to pay both the Second Lien Notes and the First Lien Notes.

     Upon a Change of Control, as defined in the Second Lien Notes Indenture, each holder of the Second Lien Notes will have the right to require Abraxas and Canadian Abraxas to repurchase such holder's Second Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas and Canadian Abraxas will be obligated to offer to repurchase the Second Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.


     The Second Lien Notes indenture contains certain covenants that limit the ability of Abraxas and Canadian Abraxas and certain of their subsidiaries, including the guarantors of the Second Lien Notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas or Canadian Abraxas.

     The Second Lien Notes indenture provides, among other things, that Abraxas and Canadian Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas, Canadian Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas, Canadian Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas, Canadian Abraxas or any other Restricted Subsidiary except in certain situations as described in the Second Lien Notes indenture

     The fair value of the Old Notes, First Lien Notes and Second Lien Notes was approximately $235.2 million as of December 31, 2001. The Company has approximately $325,000 of standby letters of credit and a $10,000 performance bond open at December 31, 2001. Approximately $336,000 of cash is restricted and in escrow related to certain of the letters of credit and the bond.

GREY WOLF FACILITY

     On December 20, 2001, Grey Wolf entered into a credit facility with Mirant Canada. The Grey Wolf Facility established a revolving credit facility with a commitment amount of CDN $150 million, (approximately US $96 million). Subject to certain restrictions, the borrowing base may be reduced at the discretion of Mirant Canada upon 30 days written notice. Subject to earlier termination on the occurrence of events of default or other events, the stated maturity date is December 20, 2007. The applicable interest rate charged on the outstanding balance under the Grey Wolf Facility is 9.5%. Any amounts in default will accrue interest at 15%. The Grey Wolf Facility is non-recourse to Abraxas and its properties, other than Grey Wolf properties, and Abraxas has no additional direct obligations to Mirant Canada under the facility.

     Prior to maturity, Grey Wolf is required to make principal payments under the Grey Wolf Facility as follows: (i) on the date of the sale of any producing properties, Grey Wolf is required to make a payment equal to the amount of the net sales proceeds; (ii) on a monthly basis, Grey Wolf is required to make a payment equal to its net cash flow for the month prior to the date of the payment; and (iii) on the date that any reduction in the commitment amount becomes effective, Grey Wolf must repay all amounts over the commitment amount so reduced.

     Under the Grey Wolf Facility, "net cash flow" generally means the amount of proceeds received by Grey Wolf from the sale of hydrocarbons less taxes, royalty and similar payments (including overriding royalty interest payments made to Mirant Canada), interest payments made to Mirant Canada and operating and other expenses including approved capital and G&A expenses.

     Grey Wolf may also make pre-payments at any time after December 20, 2002.

     The Company treats the Grey Wolf Facility as a revolving line of credit since, under ordinary circumstances, the lender is paid on a net cash flow basis. It is anticipated that the Company will be a net borrower for the next several years due to a large number of exploration and exploitation projects and the associated capital needs to complete the projects.

     Obligations under the Grey Wolf Facility are secured by a security interest in substantially all of Grey Wolf's assets, including, without limitation, working interests in producing properties and related assets owned by Grey Wolf. None of Abraxas' assets are subject to a security interest under the Grey Wolf Facility.

     The Grey Wolf Facility contains a number of covenants that, among other things, restrict the ability of Grey Wolf to (i) enter into new business areas,
(ii) incur additional indebtedness, (iii) create or permit to be created any liens on any of its properties, (iv) make certain payments, dividends and distributions, (v) make any unapproved capital expenditures, (vi) sell any of its accounts receivable, (vii) enter into any unapproved leasing arrangements,
(viii) enter into any take-or-pay contracts, (ix) liquidate, dissolve, consolidate with or merge into any other entity, (x) dispose of its assets, (xi) abandon any property subject to Mirant Canada's security interest, (xii) modify any of its operating agreements, (xiii) enter into any unapproved hedging agreements, and (xiv) enter into any new agreements affecting existing agreements relating to or affecting properties subject to Mirant Canada's security interests. In addition, Grey Wolf is required to submit a quarterly development plan for Mirant Canada's approval and Grey Wolf must comply with specified financial ratios and tests, including a minimum collateral coverage ratio.

     Upon receipt by the Company of a written request from the Miranat Canada, the Company shall promptly, and in any event within 10 days of receipt of such request, have entered into one or more swap, hedge, floor, collar or similar agreements which are satisfactory to the lender at a price and for a term which is mutually acceptable to the Company and the Mirant Canada.

     The Grey Wolf Facility contains customary events of default, including nonpayment of principal or interest, violations of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities, change of control and any material adverse change in the financial condition of Grey Wolf.

     As a condition to the Grey Wolf Facility, Grey Wolf has granted two overriding royalty interests to Mirant Canada, each in the amount of 2.5% of the revenues received by Grey Wolf from oil and gas sales from all of its properties. These overriding royalty interest result in the recording of a $2.3 million discount on the Grey Wolf Facility borrowings at December 31, 2001.

PRODUCTION PAYMENT

     In October 1999 the Company entered into a non-recourse Dollar Denominated Production Payment agreement (the "Production Payment") with a third party. The Production Payment has an aggregate total availability of up to $50 million at 15% interest. The Production Payment relates to a portion of the production from several natural gas wells in South Texas. As of December 31, 2001, the Company had received $22.1 million under this agreement. The outstanding balance as of December 31, 2001 is $8.2 million.

EXTRAORDINARY ITEM

     In June 2000, the Company retired $3.5 million of the Old Notes and $3.6 million of the Second Lien Notes at a discount of $1.8 million.

6.   STOCKHOLDERS' EQUITY

COMMON STOCK

     In 1994, the Board of Directors adopted a Stockholders' Rights Plan and declared a dividend of one Common Stock Purchase Right ("Rights") for each share of common stock. The Rights are not initially exercisable. Subject to the Board of Directors' option to extend the period, the Rights will become exercisable and will detach from the common stock ten days after any person has become a beneficial owner of 20% or more of the common stock of the Company or has made a tender offer or Exchange Offer (other than certain qualifying offers) for 20% or more of the common stock of the Company.

     Once the Rights become exercisable, each Right entitles the holder, other than the acquiring person, to purchase for $40 a number of shares of the Company's common stock having a market value of two times the purchase price. The Company may redeem the Rights at any time for $.01 per Right prior to a specified period of time after a tender or Exchange Offer. The Rights will expire in November 2004, unless earlier exchanged or redeemed

CONTINGENT VALUE RIGHTS ("CVRs")

     As part of the exchange offer consummated by the Company in December 1999, Abraxas issued contingent value rights or CVRs, which entitled the holders to receive up to a total of 105,408,978 of Abraxas common stock under certain circumstances as defined. In May 2001, Abraxas issued 3,386,488 shares upon the expiration of the CVRs.

TREASURY STOCK

     In March 1996, the Board of Directors authorized the purchase in the open market of up to 500,000 shares of the Company's outstanding common stock, the aggregate purchase price not to exceed $3,500,000. During the year ended December 31, 2000, 38,800 shares with an aggregate cost of $78,000 were purchased. During the years ended December 31, 1999 and 2001, the Company did not purchase any shares of its common stock for treasury stock.

7.  STOCK OPTION PLANS AND WARRANTS

STOCK OPTIONS

     The Company grants options to its officers, directors, and key employees under various stock option and incentive plans.

     During 2001, the Company's stockholders approved an amendment to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan to increase the number of shares of Abraxas common stock reserved for issuance under the plan to 5,000,000. The additional shares were necessary to accommodate the grant of Abraxas options to Grey Wolf option holders in connection with the acquisition of the minority interest in Grey Wolf in September 2001 (see Note
3), and for the re-issuance of outstanding options granted under the Abraxas Petroleum Corporation 2000 Long Term Incentive Plan, which was terminated in 2001. The options were re-issued at the same exercise price and term as the original issuances.

     The Company's various stock option plans have authorized the grant of options to management, employees and directors for up to approximately 5.6 million shares of the Company's common stock. All options granted have ten year terms and vest and become fully exercisable over three to four years of continued service at 25% to 33% on each anniversary date. At December 31, 2001 approximately 695,000 options remain available for grant.

     Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS 123, "Accounting for Stock-Based Compensation", which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method prescribed by that SFAS. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 2000, and 2001, risk-free interest rates of 6.25%, 6.25% and 3.50%, respectively; dividend yields of -0-%; volatility factors of the expected market price of the Company's common stock of ..928, .916 and .35, respectively; and a weighted-average expected life of the option of ten years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                  1999              2000              2001
                                                              -------------     -------------     ------------
                                                                   (In thousands except per share data)
   Pro forma net income (loss) ............................   $     (37,240)    $      10,089     $    (21,002)
   Pro forma net income (loss) per common share ...........   $       (5.49)    $        0.45     $      (0.81)
   Pro forma net income (loss) per common share -  diluted    $       (5.49)    $        0.31     $      (0.81)

A summary of the Company's stock option activity, and related information for the years ended December 31, follows:

                                         1999                          2000                           2001
                              ---------------------------   ---------------------------   -----------------------------
                                            WEIGHTED-                                                  WEIGHTED-AVERAGE
                              OPTIONS   AVERAGE EXERCISE    OPTIONS    WEIGHTED-AVERAGE    OPTIONS      EXERCISE PRICE
                              (000s)        PRICE(1)         (000s)     EXERCISE PRICE      (000s)           (2)
                              -------   -----------------   --------   ----------------   ---------   ------------------
Outstanding-beginning of
 year ......................    1,572   $            7.33      1,890   $           1.82       4,042   $             3.37
Granted ....................      534                1.19      2,240               4.62         918                 2.81
Exercised ..................        -                   -          -                 -           (8)                1.95
Forfeited/Expired ..........     (216)               2.06        (88)              1.89         (10)                1.79
                              -------                       --------                      ---------

Outstanding-end of year ....    1,890   $            1.82      4,042   $           3.37       4,942   $             3.28
                              =======                       ========                      =========

Exercisable at end of year..      685   $            2.06      1,067   $           1.99       2,259   $             2.65
                              =======                       ========                      =========

Weighted-average fair value
 of options granted during
 the year ..................            $            1.07              $           1.21               $             1.19

     Exercise prices for options outstanding as of December 31, 2001 ranged from $0.97 to $5.03. The weighted-average remaining contractual life of those options is approximately 7 years.

     (1) In March 1999, the Company amended the exercise price to $2.06 per share on all options with an existing exercise price greater than $2.06. See Note 1 Stock-based compensation.
     (2) In September 2001, the Abraxas Petroleum Corporation 2000 Long Term Incentive Plan was terminated, and options granted under the plan were reissued under the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan at the same option price and term.

STOCK AWARDS

     In addition to stock options granted under the plans described above, the 1994 Long-Term Incentive Plan also provides for the right to receive compensation in cash, awards of common stock, or a combination thereof. In 1999, the Company made direct awards of common stock of 18,932 shares at weighted average fair values of $5.09 per share. The Company recorded compensation expense of $37,900 for the year ended December 31, 1999. There were no awards in 2000 or 2001.

     The Company also has adopted the Restricted Share Plan for Directors which provides for awards of common stock to nonemployee directors of the Company who did not, within the year immediately preceding the determination of the director's eligibility, receive any award under any other plan of the Company. In 1999 and 2000, the Company made direct awards of common stock of 3,314 shares and 12,753 shares, respectively, at weighted average fair values of $4.38 and $0.94 per share, respectively. The Company recorded compensation expense of $13,700 and $11,900 for the years ended December 31, 1999 and 2000, respectively. There were no direct awards of common stock in 2001.

     During 1996, the Company's stockholders approved the Abraxas Petroleum Corporation Director Stock Option Plan (Plan), which authorizes the grant of nonstatutory options to acquire an aggregate of 104,000 common shares to those persons who are directors and not officers of the Company. In March 1999 each of the seven eligible directors were granted an option to purchase 2,000 common shares at $2.06, in November 1999 five of the eligible directors were granted options to purchase 15,000 common shares at $1.41. In December 1999 a new board was appointed in connection with the Company's Exchange Offer, each of the four new eligible directors were granted options for 75,000 common shares at $0.97.

STOCK WARRANTS AND OTHER

     In 2000, the Company issued 950,000 warrants in conjunction with a consulting agreement. Each is exercisable for one share of common stock at an exercise price of $3.50 per share. These warrants have a four-year term beginning July 1, 2000. The Company recorded approximately $219,000 of compensation expense which is included in Other expense in 2000. In addition, the Company paid cash compensation of $360,000 and $191,000 in 2000 and 2001, respectively, under the agreement.

     At December 31, 2001, the Company has approximately 6.6 million shares reserved for future issuance for conversion of its stock options, warrants, and incentive plans for the Company's directors, employees and consultants.

8.   INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                           DECEMBER 31
                                                                   ---------------------------
                                                                       2000          2001
                                                                   -------------  ------------
                                                                         (In thousands)
     Deferred tax liabilities:
       U.S. full cost pool ......................................  $       2,359  $      2,714
       Canadian full cost pool ..................................         21,079        24,809
                                                                   -------------  ------------
     Total deferred tax liabilities .............................         23,438        27,523
     Deferred tax assets:
      Depletion .................................................          1,439         2,035
       Net operating losses  ("NOL").............................         34,624        42,264
       Other ....................................................          1,059         2,273
                                                                   -------------  ------------
     Total deferred tax assets ..................................         37,122        46,572
     Valuation allowance for deferred tax assets ................        (34,763)      (39,670)
                                                                   -------------  ------------
     Net deferred tax assets ....................................          2,359         6,902
                                                                   -------------  ------------
     Net deferred tax liabilities ...............................  $      21,079  $     20,621
                                                                   =============  =============

          Significant components of the provision (benefit) for income taxes are as follows:

                                                                           1999         2000       2001
                                                                        ----------   ---------   ---------
     Current:
       Federal........................................................  $        -   $       -   $     505
       Foreign .......................................................         491      (1,233)          -
                                                                        ----------   ---------   ---------
                                                                        $      491   $  (1,233)  $     505
                                                                        ==========   =========   =========
     Deferred:
       Federal .......................................................  $        -   $   3,433   $       -
       Foreign .......................................................     (13,116)      1,505       1,897
                                                                        ----------   ---------   ---------
                                                                        $  (13,116)  $   4,938   $   1,897
                                                                        ==========   =========   =========

     As a result of the acquisition described in Note 3, deferred tax liabilities decreased by $1,091,000.

     At December 31, 2001 the Company had, subject to the limitation discussed below, $115,900,000 of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2002 through 2021 if not utilized. At December 31, 2001, the Company had approximately US $6,700,000 of net operating loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2002 through 2008 if not utilized.

     As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $3,203,000 will be limited to approximately $235,000 per year.

     During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of the acquired corporation of $257,000 acquired in the acquisition are limited to approximately $115,000 per year.

     As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $6,590,000 will be limited as described above and in the following paragraph.

     An ownership change under Section 382 occurred in December 1999, following the issuance of additional shares, as described in Note 5. It is expected that the annual use of U.S. net operating loss carryforwards subject to this Section 382 limitation will be limited to approximately $363,000, subject to the lower limitations described above. Future changes in ownership may further limit the use of the Company's carryforwards. In 2000 assets with built in gains were sold, increasing the Section 382 limitation for 2001 by approximately $31,000,000.

     The annual Section 382 limitation may be increased during any year, within 5 years of a change in ownership, in which built-in gains that existed on the date of the change in ownership are recognized.

     In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $34,763,000 and $39,670,000 for deferred tax assets at December 31, 2000 and 2001, respectively.

     The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                                         DECEMBER 31
                                                   -------------------------------------------------------
                                                        1999                2000                  2001
                                                   -------------        -------------        -------------
                                                                        (In thousands)
     Tax (expense) benefit at U.S.
       statutory rates (34%) ...............       $      16,672        $      (3,965)       $       5,318
     (Increase) decrease in deferred tax
       asset valuation allowance ...........              (3,312)               1,371               (4,907)
      NOL utilization - extraordinary gain                     -                 (603)                   -
     Write-down of non-tax basis assets.....                   -                    -                (2,194)
     Higher effective rate of foreign                       (491)              (1,098)                (136)
       operations...........................
     Percentage depletion ..................                   -                  363                  596
     Other .................................                (244)                 227               (1,079)
                                                   -------------        -------------        -------------
                                                   $      12,625        $      (3,705)       $      (2,402)
                                                   =============        =============        =============

9.   RELATED PARTY TRANSACTIONS

     Accounts receivable - Other and Other assets includes approximately $268,000 and $195,000 as of December 31, 2000 and 2001, respectively, representing amounts due from officers and stockholders relating primarily to joint interest billings on properties which the Company operates and advances made to employees.

     Grey Wolf owns a 10% interest in the Canadian Abraxas oil and gas properties and the Canadian Abraxas gas processing plants acquired by Canadian Abraxas in November 1996 and manages the operations of Canadian Abraxas, pursuant to a management agreement between Canadian Abraxas and Grey Wolf. Under the management agreement, Canadian Abraxas reimburses Grey Wolf for reasonable costs or expenses attributable to Canadian Abraxas and for administrative expenses based upon the percentage that Canadian Abraxas' gross revenue bears to the total gross revenue of Canadian Abraxas and Grey Wolf. Amounts paid under this agreement were $2.3 million, $2.5 million and $1.7 million for the years ended December 31, 1999, 2000 and 2001, respectively.

     Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by the Company's President, owns a twin-engine airplane. The airplane is available for business use by the employees of Abraxas from time to time at Wind River's cost. Abraxas paid Wind River a total of $336,000, $336,000 and $314,000 in 1999, 2000 and 2001 respectively.

10.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     During the years ended December 31, 1999, 2000 and 2001, the Company incurred rent expense related to leasing office facilities of approximately $396,000, $465,000 and $519,000, respectively. Future minimum rental payments are as follows at December 31, 2001.

     2002................................................................................    $   528,000
     2003 ...............................................................................        336,000
     2004 ...............................................................................        236,000
     2005 ...............................................................................        236,000
     2006 ...............................................................................        177,000
     Thereafter .........................................................................              -

LITIGATION AND CONTINGENCIES

     In 2001 the Company and the Partnership (see Note 3) were named in a lawsuit filed in U.S. District Court in the District of Wyoming. The claim asserts breach of contract, fraud and negligent misrepresentation by the Company related to the responsibility for year 2000 ad valorem taxes on crude oil and natural gas properties sold by the Company and the Partnership. In February 2002, a summary judgment was granted to the plaintiff in this matter and a final judgment in the amount of $1.3 million was entered. The Company has filed an appeal. The Company believes these charges are without merit. The Company has established a reserve in the amount of $845,000, which represents the Company's interest in the judgment.

     In late 2000, the Company received a Final De Minimis Settlement Offer from the United States Environmental Protection Agency concerning the Casmalia Disposal Site, Santa Barbara County, California. The Company's liability for the cleanup at the Superfund site is based on its acquisition of Bennett Petroleum Corporation, which is alleged to have transported or arranged for the transportation of oil field waste and drilling muds to the Superfund site. The Company has engaged California counsel to evaluate the notice of proposed de minimis settlement and its notice of potential strict liability under the Comprehensive Environmental Response, Compensation and Liability Act. Defense of the action is handled through a joint group of oil companies, all of which are claiming a petroleum exclusion that limits the Company's liability. The potential financial exposure and any settlement posture has yet not been developed, but is considered by the Company to be immaterial.

     Additionally, from time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 2001, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

11.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                             1999               2000               2001
                                                         -------------      -------------      -------------
Numerator:
   Numerator for basic and diluted earnings per share
    - net income (loss) before extraordinary item        $ (36,680,000)     $   6,676,000      $ (19,718,000)

  Extraordinary item                                                 -          1,773,000                  -
                                                         -------------      -------------      -------------

   Numerator for basis and diluted earnings per share
    - net income (loss) available to common
    stockholders                                           (36,680,000)         8,449,000        (19,718,000)
                                                         -------------      -------------      -------------

Denominator:
   Denominator for basic earnings per share -
    weighted-average shares                                  6,783,633         22,615,777         25,788,571
   Effect of dilutive securities:
    Stock options, warrants and CVRs                                 -         10,011,987                  -
                                                         -------------      -------------      -------------

   Dilutive potential common shares
                                                         =============      =============      =============
Denominator for diluted earnings per share -
 adjusted weighted-average shares and assumed
 conversions                                                 6,783,633         32,627,764         25,788,571
                                                         =============      =============      =============

   Basic earnings (loss) per share:
      Net income (loss) before extraordinary item        $       (5.41)     $        0.29      $       (0.76)
      Extraordinary item                                             -               0.08                  -
                                                         -------------      -------------      -------------
        Net income (loss) per common share               $       (5.41)     $        0.37      $       (0.76)
                                                         =============      =============      =============
   Diluted earnings (loss) per share:
      Net income (loss) before extraordinary item        $       (5.41)     $        0.21      $       (0.76)
      Extraordinary item                                             -               0.05                  -
                                                         -------------      -------------      -------------
        Net income (loss) per common share - diluted      $      (5.41)     $        0.26      $       (0.76)
                                                         =============      =============      =============

     For the year ended December 31, 1999 and 2001 none of the shares issuable in connection with stock options, warrants or CVRs are included in diluted shares. Inclusion of these shares would be antidilutive due to losses incurred in that year. Had a loss not been incurred, 68.2 million shares and 1.2 million shares would have been included for the year ended December 31, 1999 and 2001, respectively.

12.   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Selected results of operations for each of the fiscal quarters during the years ended December 31, 2000 and 2001 are as follows:

                                            1ST              2ND               3RD               4TH
                                          QUARTER          QUARTER           QUARTER           QUARTER
                                         ----------      -----------      ------------      ------------
                                                     (In thousands, except per share data)
Year Ended December 31, 2000
   Net revenue ....................      $   16,717      $    16,287      $     16,377      $     27,219
   Operating income (loss) ........           1,513            1,629              (963)            9,404
   Net income (loss) before
    extraordinary item ............          27,156           (7,186)          (13,586)              292
   Net income (loss) ..............          27,156           (5,413)          (13,586)              292
   Net income (loss) before
    extraordinary item  per
    common share-basic ............      $     1.20      $     (0.32)     $      (0.60)     $       0.01
   Net income (loss) before
    extraordinary item per common
    share-diluted .................      $     0.52      $     (0.32)     $      (0.60)     $       0.01
   Net income (loss) per common
    share-basic ...................      $     1.20      $     (0.24)     $      (0.60)     $       0.01

   Net income (loss) per common
    share-diluted .................      $     0.52      $     (0.24)     $      (0.60)     $       0.01

Year Ended December 31, 2001
   Net revenue ....................      $   29,086      $    21,116      $     14,901      $     12,140
   Operating income (loss) ........          12,112            9,002             2,113            (4,102)
   Net income (loss) ..............             255           (1,274)           (5,849)          (12,850)
   Net income (loss) per common
    share-basic ...................      $     0.01      $     (0.05)     $      (0.22)     $      (0.43)

   Net income (loss) per common
    share-diluted .................      $     0.01      $     (0.05)     $      (0.22)     $      (0.43)

     During the first quarter of 2000, the Company recognized a gain of $34 million on the sale of its equity investment in the Partnership. In the second quarter of 2000, the Company recognized an extraordinary gain on debt extinguishment of $1.8 million.

     During the fourth quarter of 2001, the Company incurred a ceiling limitation write-down of $2.6 million, which was determined using realized prices at March 22, 2002. Had year-end 2001 realized prices been used, the write-down would have been $71.3 million.

13.  BENEFIT PLANS

     The Company has a defined contribution plan (401(k)) covering all eligible employees of the Company. The Company did not contribute to the plan in 2000 or 2001. The employee contribution limitations are determined by formulas, which limit the upper one-third of the plan members from contributing amounts that would cause the plan to be top-heavy. The employee contribution is limited to the lesser of 20% of the employee's annual compensation or $11,000.

14.  GUARANTOR CONDENSED CONSOLIDATION FINANCIAL STATEMENTS.

     The following table presents condensed consolidating balance sheets of Abraxas, as a parent company, and its significant subsidiaries, Canadian Abraxas and Grey Wolf, as of December 31, 2000 and 2001 and the related consolidating statements of operations for the years ended December 31, 1999, 2000 and 2001. Canadian Abraxas (one of the Restricted Subsidiaries, see Note 5) is a guarantor of the First Lien Notes ($63.5 million) and jointly and severally liable with Abraxas for the Second Lien Notes ($190.2 million) and the Old Notes ($801,000). Grey Wolf is a non-guarantor with respect to the First Lien Notes and the Old Notes.

        CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARIES AND
                           NON-GUARANTOR BALANCE SHEET
                               DECEMBER 31, 2001
                                (IN THOUSANDS)

                                                      ABRAXAS                                                     ABRAXAS
                                                     PETROLEUM      RESTRICTED        NON-       RECLASSIFI-     PETROLEUM
                                                    CORPORATION    SUBSIDIARY      GUARANTOR       CATIONS      CORPORATION
                                                    INC. PARENT    (CANADIAN      SUBSIDIARY          AND           AND
                                                     COMPANY(1)      ABRAXAS)     (GREY WOLF)    ELIMINATIONS   SUBSIDIARIES
                                                   -------------   -----------   -------------   ------------   ------------
ASSETS:
Current assets:
   Cash ........................................   $       3,593   $     1,245   $       2,767   $          -   $      7,605
   Accounts receivable, less allowance for
    doubtful accounts...........................          17,281           792           6,782        (16,808)         8,047
   Equipment inventory .........................           1,061           178              12              -          1,251
   Other current assets ........................             250            99              94              -            443
                                                   -------------   -----------   -------------   ------------   ------------
     Total current assets ......................          22,185         2,314           9,655        (16,808)        17,346
Property and equipment - net....................         116,462       122,486          42,946              -        281,894
Deferred financing fees, net  ..................           2,779         1,042             107              -          3,928
Other assets ...................................         108,801           784           6,281       (115,321)           545
                                                   -------------   -----------   -------------   ------------   ------------
   Total assets ................................      $  250,227   $   126,626   $      58,989   $   (132,129)  $    303,713
                                                   =============   ===========   =============   ============   ============
LIABILITIES AND STOCKHOLDER'S DEFICIT:
Current liabilities:
   Accounts payable ............................      $   10,642   $    17,009   $       9,472   $    (22,985)  $     14,138
   Accrued interest ............................           5,000         1,009               4              -          6,013
   Other accrued expenses ......................           1,052             -              64              -          1,116
   Hedge liability .............................             438           220               -              -            658
   Current maturities of long-term debt ........             415             -               -              -            415
                                                   -------------   -----------   -------------   ------------   ------------
     Total current liabilities .................          17,547        18,238           9,540        (22,985)        22,340
Long-term debt .................................         209,611        52,629          22,944              -        285,184
Deferred income taxes ..........................               -        17,718           2,903              -         20,621
Future site restoration  .......................               -         3,399             657              -          4,056
                                                   -------------   -----------   -------------   ------------   ------------
                                                         227,158        91,984          36,044        (22,985)       332,201
Stockholders' equity (deficit)..................          23,069        34,642          22,945       (109,144)       (28,488)
                                                   -------------   -----------   -------------   ------------   ------------
Total liabilities and stockholders' equity
(deficit).......................................   $     250,227   $   126,626   $      58,989   $   (132,129)  $    303,713
                                                   =============   ===========   =============   ============   ============

     (1) Includes amounts for insignificant U.S. subsidiaries, Sandia and Wamsutter, which are guarantors of the First and Second Lien Notes. Sandia is also a guarantor of the Old Notes. Additionally, these subsidiaries are designated as Restricted Subsidiaries along with Canadian Abraxas (see Note 5).

          CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND
                          NON-GUARANTOR BALANCE SHEET
                               DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                      ABRAXAS                                                     ABRAXAS
                                                     PETROLEUM      RESTRICTED        NON-       RECLASSIFI-     PETROLEUM
                                                    CORPORATION    SUBSIDIARY      GUARANTOR       CATIONS      CORPORATION
                                                    INC. PARENT    (CANADIAN      SUBSIDIARY          AND           AND
                                                     COMPANY(1)      ABRAXAS)     (GREY WOLF)    ELIMINATIONS   SUBSIDIARIES
                                                   -------------   -----------   -------------   ------------   ------------
ASSETS:
Current assets:
   Cash ........................................   $         326   $     1,678   $           -   $          -   $      2,004
   Accounts receivable, less allowance for
    doubtful accounts...........................          46,085         2,890           6,434        (34,691)        20,718
   Equipment inventory .........................             985           319             107              -          1,411
   Other current assets ........................             179             -               -              -            179
                                                   -------------   -----------   -------------   ------------   ------------
     Total current assets ......................          47,575         4,887           6,541        (34,691)        24,312
Property and equipment - net....................         119,349       148,585          36,850              -        304,784
Deferred financing fees, net  ..................           4,116         1,440               -              -          5,556
Other assets ...................................          96,666           832               -        (96,590)           908
                                                   -------------   -----------   -------------   ------------   ------------
   Total assets ................................   $     267,706   $   155,744   $      43,391   $   (131,281)  $    335,560
                                                   =============   ===========   =============   ============   ============
LIABILITIES AND STOCKHOLDER'S DEFICIT:
Current liabilities:
   Accounts payable ............................   $      23,028   $    31,437   $       8,891   $    (34,354)  $     29,002
   Accrued interest ............................           5,057         1,009              13              -          6,079
   Other accrued expenses ......................             679          (349)          1,602              -          1,932
   Current maturities of long-term debt ........           1,128             -               -              -          1,128
                                                   -------------   -----------   -------------   ------------   ------------
     Total current liabilities .................          29,892        32,097          10,506        (34,354)        38,141
Long-term debt .................................         205,953        52,629           7,859              -        266,441
Deferred income taxes ..........................               -        18,881           2,198              -         21,079
Future site restoration  .......................               -         3,706             599              -          4,305
Minority interest in foreign subsidiary ........               -             -               -         12,097         12,097
                                                   -------------   -----------   -------------   ------------   ------------
                                                         235,845       107,313          21,162        (22,257)       342,063
Stockholders' equity (deficit)..................          31,861        48,431          22,229       (109,024)        (6,503)
                                                   -------------   -----------   -------------   ------------   ------------
Total liabilities and stockholders' equity
(deficit).......................................   $     267,706   $   155,744   $      43,391   $   (131,281)  $    335,560
                                                   =============   ===========   =============   ============   ============

         CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND
                      NON-GUARANTOR STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)


                                                      ABRAXAS                                                     ABRAXAS
                                                     PETROLEUM      RESTRICTED        NON-       RECLASSIFI-     PETROLEUM
                                                    CORPORATION    SUBSIDIARY      GUARANTOR       CATIONS      CORPORATION
                                                    INC. PARENT    (CANADIAN      SUBSIDIARY          AND           AND
                                                     COMPANY(1)      ABRAXAS)     (GREY WOLF)    ELIMINATIONS   SUBSIDIARIES
                                                   -------------   -----------   -------------   ------------   ------------
Revenues:
   Oil and gas production revenues .............   $      34,934   $    24,308   $      13,959   $          -   $     73,201
   Gas processing revenues .....................               -         2,008             430              -          2,438
   Rig revenues ................................             756             -               -              -            756
   Other  ......................................              85           471             292              -            848
                                                   -------------   -----------   -------------   ------------   ------------
                                                          35,775        26,787          14,681              -         77,243
Operating costs and expenses:
   Lease operating and production taxes ........           9,302         6,836           2,478              -         18,616
   Depreciation, depletion, and amortization ...          12,336        14,707           5,441              -         32,484
   Proved property impairment ..................               -         2,638               -              -          2,638
   Rig operations ..............................             702             -               -              -            702
   General and administrative ..................           3,742         1,720             983              -          6,445
   General and administrative (Stock-based
     Compensation)..............................          (2,767)            -               -              -         (2,767)
                                                   -------------   -----------   -------------   ------------   ------------
                                                          23,315        25,901           8,902              -         58,118
                                                   -------------   -----------   -------------   ------------   ------------
Operating income (loss).........................          12,460           886           5,779              -         19,125

Other (income) expense:
   Interest income .............................          (1,242)            -               -          1,164            (78)
   Amortization of deferred financing fees......           1,907           361               -              -          2,268
   Interest expense.............................          25,086         7,117             484         (1,164)        31,523
   Other .......................................           1,052             -               -              -          1,052
                                                   -------------   -----------   -------------   ------------   ------------
                                                          26,803         7,478             484              -         34,765
                                                   -------------   -----------   -------------   ------------   ------------

Income (loss) from operations before income tax
   and extraordinary item.......................         (14,343)       (6,592)          5,295              -        (15,640)
Income tax expense (benefit)....................             505           (80)          1,977              -          2,402
Minority interest in income of consolidated
   foreign subsidiary ..........................               -             -               -         (1,676)        (1,676)
                                                   -------------   -----------   -------------   ------------   ------------
Net  income (loss)..............................   $     (14,848)  $    (6,512)  $       3,318   $     (1,676)  $    (19,718)
                                                   =============   ===========   =============   ============   ============

        CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND
                     NON-GUARANTOR STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)


                                                      ABRAXAS                                                     ABRAXAS
                                                     PETROLEUM      RESTRICTED        NON-       RECLASSIFI-     PETROLEUM
                                                    CORPORATION    SUBSIDIARY      GUARANTOR       CATIONS      CORPORATION
                                                    INC. PARENT    (CANADIAN      SUBSIDIARY          AND           AND
                                                     COMPANY(1)      ABRAXAS)     (GREY WOLF)    ELIMINATIONS   SUBSIDIARIES
                                                   -------------   -----------   -------------   ------------   ------------
Revenues:
   Oil and gas production revenues .............   $      32,165   $    27,425   $      13,383   $          -   $     72,973
   Gas processing revenues .....................               -         2,271             446              -          2,717
   Rig revenues ................................             505             -               -              -            505
   Other  ......................................             216           170              19              -            405
                                                   -------------   -----------   -------------   ------------   ------------
                                                          32,886        29,866          13,848              -         76,600
Operating costs and expenses:
   Lease operating and production taxes ........           7,755         8,695           2,333              -         18,783
   Depreciation, depletion, and amortization ...          12,328        18,126           5,403              -         35,857
   Rig operations ..............................             717             -               -              -            717
   General and administrative ..................           4,115         1,484             934              -          6,533
   General and administrative (Stock-based
     Compensation)..............................           2,767             -               -              -          2,767
                                                   -------------   -----------   -------------   ------------   ------------
                                                          27,682        28,305           8,670              -         64,657
                                                   -------------   -----------   -------------   ------------   ------------
Operating income (loss).........................           5,204         1,561           5,178              -         11,943

Other (income) expense:
   Interest income .............................          (2,277)            -               -          1,747           (530)
   Amortization of deferred financing fees......           1,660           431               -              -          2,091
   Interest expense ............................          24,594         7,582             711        (1,747)         31,140
   Gain on sale of equity investment ...........         (33,983)            -               -              -        (33,983)
   Other .......................................           1,116           447               -              -          1,563
                                                   -------------   -----------   -------------   ------------   ------------
                                                          (8,890)        8,460             711              -            281
                                                   -------------   -----------   -------------   ------------   ------------
Income (loss) from operations before income tax
   and extraordinary item.......................          14,094        (6,899)          4,467              -         11,662
Income tax expense (benefit)....................           3,433        (1,658)          1,930                         3,705
Minority interest in income of consolidated
   foreign subsidiary ..........................               -             -               -         (1,281)        (1,281)
                                                   -------------   -----------   -------------   ------------   ------------
Income (loss) before extraordinary item.........          10,661        (5,241)          2,537         (1,281)         6,676
Extraordinary item:
   Gain on debt extinguishment..................           1,773             -               -              -          1,773
                                                   -------------   -----------   -------------   ------------   ------------
Net income (loss)...............................   $      12,434   $    (5,241)  $       2,537   $     (1,281)  $      8,449
                                                   =============   ===========   =============   ============   ============

        CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARIES AND
                      NON-GUARANTOR STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)


                                                      ABRAXAS
                                                     PETROLEUM      RESTRICTED        NON-         RECLASSIFI-      ABRAXAS
                                                    CORPORATION     SUBSIDIARY      GUARANTOR       CATIONS        PETROLEUM
                                                    INC. PARENT     (CANADIAN      SUBSIDIARY         AND        CORPORATION AND
                                                    COMPANY(1)       ABRAXAS)      (GREY WOLF)   ELIMINATIONS    SUBSIDIARIES
                                                   -------------  -------------  --------------  -------------  ----------------
Revenues:
   Oil and gas production revenues ...............   $    21,331      $  29,314     $   8,380      $        -     $    59,025
   Gas processing revenues .......................             -          3,827           417               -           4,244
   Rig revenues ..................................           444              -             -               -             444
   Other  ........................................         2,811            222            24               -           3,057
                                                     -----------      ---------     ---------      ---------      -----------
                                                          24,586         33,363         8,821                          66,770
Operating costs and expenses:
   Lease operating and production taxes ..........         6,627          9,115         2,196               -          17,938
   Depreciation, depletion, and amortization .....         9,931         20,329         4,551               -          34,811
   Proved property impairment ....................             -         19,100             -               -          19,100
   Rig operations ................................           624              -             -               -             624
   General and administrative ....................         2,933          1,728           608               -           5,269
                                                     -----------      ---------     ---------      ---------      -----------
                                                          20,115         50,272         7,355               -          77,742
                                                     -----------      ---------     ---------      ---------      -----------
Operating income (loss)...........................         4,471        (16,909)        1,466               -         (10,972)

Other (income) expense:
   Interest income ...............................        (1,590)          (347)          (28)          1,299            (666)
   Amortization of deferred financing fees........         1,484            431             -               -           1,915
   Interest expense...............................        28,036          9,662           416          (1,299)         36,815
                                                     -----------      ---------     ---------      ---------      -----------
                                                          27,930          9,746           388               -          38,064
                                                     -----------      ---------     ---------      ---------      -----------
Income (loss) from operations before income tax...       (23,459)       (26,655)        1,078               -         (49,036)
Income tax expense (benefit)......................             -        (13,177)          552               -         (12,625)
Minority interest in income of consolidated
   foreign subsidiary ............................             -              -             -            (269)           (269)
                                                     -----------      ---------     ---------      ---------      -----------
Net income (loss) ...............................    $   (23,459)     $ (13,478)    $     526      $     (269)    $   (36,680)
                                                     ===========      =========     =========      ==========     ===========

              CONDENSED CONSOLIDATING PARTENT, RESTRICTED SUBSIDIARY AND
                       NON-GUARANTOR STATEMENT OF CASH FLOW
                       FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)


                                                      ABRAXAS
                                                     PETROLEUM      RESTRICTED        NON-         RECLASSIFI-      ABRAXAS
                                                    CORPORATION     SUBSIDIARY      GUARANTOR       CATIONS        PETROLEUM
                                                    INC. PARENT     (CANADIAN      SUBSIDIARY         AND        CORPORATION AND
                                                    COMPANY(1)       ABRAXAS)      (GREY WOLF)   ELIMINATIONS    SUBSIDIARIES
                                                   -------------  -------------  --------------  -------------  ----------------
OPERATING ACTIVITIES
Net income (loss) ...........................        $   (14,848)     $  (6,512)    $   3,318      $   (1,676)    $   (19,718)
Adjustments to reconcile net income (loss)
   to net cash provided by operating
   activities:
     Minority interest in income of foreign
       subsidiary ...........................                  -              -             -           1,676           1,676
     Loss on sale of equity investment.......                845              -             -               -             845
     Depreciation, depletion, and
       amortization .........................             12,336         14,707         5,441               -          32,484
     Proved property impairment .............                  -          2,638             -               -           2,638
     Deferred income tax (benefit) expense...                  -            (80)        1,977               -           1,897
     Amortization of deferred financing fees.              1,907            361             -               -           2,268

     Stock-based compensation ...............             (2,767)             -             -               -          (2,767)
     Changes in operating assets and
       liabilities:
         Accounts receivable ................             28,804         (9,721)       (6,390)              -          12,693
         Equipment inventory ................                (76)             -             -               -             (76)
         Other  .............................               (281)             -           175               -            (106)
         Accounts payables and accrued
           expenses .........................            (12,915)        (2,254)         (402)              -         (15,571)
                                                     -----------      ---------     ---------      ----------     -----------
Net cash provided (used) by operating
   activities ...............................             13,005           (861)        4,119               -          16,263

INVESTING ACTIVITIES
Capital expenditures, including purchases
   and development of properties ............            (19,126)       (15,313)      (22,617)              -         (57,056)
Proceeds from sale of oil and gas
   properties................................              9,677         15,882         3,379               -          28,938
Acquisition of minority interest ............             (2,679)             -             -               -          (2,679)
                                                     -----------      ---------     ---------      ----------     -----------
Net cash provided  (used) by investing
   activities ...............................            (12,128)           569       (19,238)              -         (30,797)

FINANCING ACTIVITIES
Proceeds form issuance of common stock.......                 16              -             -               -              16
Proceeds from long-term borrowings ..........             11,700              -        18,295               -          29,995
Payments on long-term borrowings ............             (9,326)             -             -               -          (9,326)
                                                     -----------      ---------     ---------      ----------     -----------
Net cash provided (used) by financing
 activities..................................              2,390              -        18,295               -          20,685
                                                     -----------      ---------     ---------      ----------     -----------
                                                           3,267           (292)        3,176               -           6,151
Effect of exchange rate changes on cash .....                  -           (141)         (409)              -            (550)
                                                     -----------      ---------     ---------      ----------     -----------
Increase (decrease) in cash .................              3,267           (433)        2,767               -           5,601
Cash at beginning of year ...................                326          1,678             -               -           2,004
                                                     -----------      ---------     ---------      ----------     -----------
Cash at end of year..........................        $     3,593      $   1,245     $   2,767      $        -     $     7,605
                                                     ===========      =========     =========      ==========     ===========

             CONDENSED CONSOLIDATING PARTENT, RESTRICTED SUBSIDIARY AND
                       NON-GUARANTOR STATEMENT OF CASH FLOW
                       FOR THE YEAR ENDED DECEMBER 31, 2000
                                (IN THOUSANDS)


                                                      ABRAXAS
                                                     PETROLEUM      RESTRICTED        NON-         RECLASSIFI-      ABRAXAS
                                                    CORPORATION     SUBSIDIARY      GUARANTOR       CATIONS        PETROLEUM
                                                    INC. PARENT     (CANADIAN      SUBSIDIARY         AND        CORPORATION AND
                                                    COMPANY(1)       ABRAXAS)      (GREY WOLF)   ELIMINATIONS    SUBSIDIARIES
                                                   -------------  -------------  --------------  -------------  ----------------
OPERATING ACTIVITIES
Net income (loss) ...........................        $    12,434      $  (5,241)    $   2,537      $   (1,281)    $     8,449
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
     Minority interest in income of foreign
       subsidiary ...........................                  -              -             -           1,281           1,281
        Extraordinary gain on extinguishment
       of debt...............................             (1,773)             -             -               -          (1,773)
     Gain on sale of equity investment.......            (33,983)             -             -               -         (33,983)
     Depreciation, depletion, and
       amortization .........................             12,329         18,126         5,402               -          35,857
     Deferred income tax expense (bebefit)...              3,433           (153)        1,658                           4,938
     Amortization of deferred financing fees.              1,660            431             -               -           2,091
     Stock-based compensation ...............              2,767              -             -               -           2,767
     Issuance of common stock and warrants
       for compensation .....................                265              -             -               -             265
     Changes in operating assets and
       liabilities:
         Accounts receivable ................                  8         (3,461)       (3,583)              -          (7,036)
         Equipment inventory ................               (538)             -             -               -            (538)
         Other  .............................               (184)        (1,618)         (37)               -          (1,839)
         Accounts payables and accrued
           expenses .........................              5,357            378         5,158               -          10,893
                                                     -----------      ---------     ---------      ----------     -----------
Net cash provided by operating activities ...              1,775          8,462        11,135               -          21,372

INVESTING ACTIVITIES
Capital expenditures, including purchases
   and development of properties ............            (39,767)       (15,649)      (18,996)              -         (74,412)
Proceeds from sale of oil and gas
   properties ...............................              5,542          7,393         8,222               -          21,157
Proceeds from sale of equity investment .....             34,482              -             -               -          34,482
                                                     -----------      ---------     ---------      ----------     -----------
Net cash  provided (used) by investing
   activities ...............................                257         (8,256)      (10,774)              -          (18,773)

FINANCING ACTIVITIES
Purchase of treasury stock, net .............                (78)             -             -               -             (78)
Proceeds from long-term borrowings ..........              6,400              -             -               -           6,400
Payments on long-term borrowings ............             (9,979)             -          (184)              -         (10,163)
Deferred financing fees .....................                 23              -             -               -              23
                                                     -----------      ---------     ---------      ----------     -----------
Net cash provided  (used) by  financing
   activities ...............................             (3,634)             -          (184)              -          (3,818)
                                                     -----------      ---------     ---------      ----------     -----------
                                                         (1,602)            206           177               -          (1,219)
Effect of exchange rate changes on cash .....                 -            (399)         (177)              -            (576)
                                                     -----------      ---------     ---------      ----------     -----------
Increase (decrease) in cash .................             (1,602)          (193)            -               -          (1,795)
Cash at beginning of year ...................              1,928          1,871             -               -           3,799
                                                     -----------      ---------     ---------      ----------     -----------
Cash at end of year..........................        $       326      $   1,678     $       -      $        -     $     2,004
                                                     ===========      =========     =========      ==========     ===========

            CONDENSED CONSOLIDATING PARTENT, RESTRICTED SUBSIDIARY AND
                      NON-GUARANTOR STATEMENT OF CASH FLOW
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)


                                                      ABRAXAS
                                                     PETROLEUM      RESTRICTED        NON-         RECLASSIFI-      ABRAXAS
                                                    CORPORATION     SUBSIDIARY      GUARANTOR       CATIONS        PETROLEUM
                                                    INC. PARENT     (CANADIAN      SUBSIDIARY         AND        CORPORATION AND
                                                    COMPANY(1)       ABRAXAS)      (GREY WOLF)   ELIMINATIONS    SUBSIDIARIES
                                                   -------------  -------------  --------------  -------------  ----------------
OPERATING ACTIVITIES
Net income (loss) ...........................        $   (23,459)     $ (13,478)    $     526      $     (269)    $   (36,680)

Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
     Minority interest in income of foreign
       subsidiary ...........................                  -              -             -             269             269
     Depreciation, depletion, and
       amortization .........................              9,931         20,329         4,551               -          34,811
     Proved property impairment .............                  -         19,100             -               -          19,100
     Deferred income tax (benefit) expense...                  -        (13,595)          479               -         (13,116)
     Amortization of deferred financing fees.              1,484            431             -               -           1,915
     Amortization of premium on long term
       debt..................................               (579)             -             -               -            (579)
     Issuance of common stock and warrants
       for compensation .....................                 53              -             -               -              53
     Changes in operating assets and
       liabilities:
         Accounts receivable ................              3,724         (5,201)       (1,315)             94          (2,698)
         Equipment inventory ................                 57              -             -               -              57
         Other  .............................                221           (177)          352               -             396
         Accounts payables and accrued
           expenses .........................              7,816         (8,224)          762               -             354
     Other...................................            (83,656)        83,750             -             (94)              -
                                                     -----------      ---------     ---------      ----------     -----------
Net cash provided (used) by operating
   activities ...............................            (84,408)        82,935         5,355               -           3,882

INVESTING ACTIVITIES
Capital expenditures, including purchases
   and development of properties ............            (19,132)       (99,600)       (9,976)              -        (128,708)
Proceeds from sale of oil and gas
   properties and equipment inventory .......              1,753         13,920         1,821               -          17,494
                                                     -----------      ---------     ---------      ----------     -----------
Net cash used by investing activities .......            (17,379)       (85,680)       (8,155)              -        (111,214)

FINANCING ACTIVITIES
Proceeds from long-term borrowings ..........             87,006             54         1,397               -          88,457
Payments on long-term borrowings ............            (35,747)             -             -               -         (35,747)
Deferred financing fees .....................             (3,586)             -             -               -          (3,586)
                                                     -----------      ---------     ---------      ----------     -----------
Net cash provided by financing activities ...             47,673             54         1,397               -          49,124
                                                     -----------      ---------     ---------      ----------     -----------
                                                         (54,114)        (2,691)       (1,403)              -         (58,208)
Effect of exchange rate changes on cash .....                  -            392           225               -             617
                                                     -----------      ---------     ---------      ----------     -----------
Increase (decrease) in cash .................            (54,114)        (2,299)       (1,178)              -         (57,591)
Cash at beginning of year ...................             56,042          4,170         1,178                -         61,390
                                                     -----------      ---------     ---------      ----------     -----------
Cash at end of year..........................        $     1,928      $   1,871     $       -      $        -     $     3,799
                                                     ===========      =========     =========      ==========     ===========

15. BUSINESS SEGMENTS

     The Company conducts its operations through two geographic segments, the United States and Canada, and is engaged in the acquisition, development, and production of crude oil and natural gas and the processing of natural gas in each country. The Company's significant operations are located in the Texas Gulf Coast, the Permian Basin of western Texas, and Canada. Identifiable assets are those assets used in the operations of the segment. Corporate assets consist primarily of deferred financing fees and other property and equipment. The Company's revenues are derived primarily from the sale of crude oil, condensate, natural gas liquids, and natural gas to marketers and refiners and from processing fees from the custom processing of natural gas. As a general policy, collateral is not required for receivables; however, the credit of the Company's customers is regularly assessed. The Company is not aware of any significant credit risk relating to its customers and has not experienced significant credit losses associated with such receivables.

     In 2001, three customers accounted for approximately 41% of consolidated oil and natural gas production revenue. Three customers accounted for approximately 76% of United States revenue and five customers accounted for approximately 78% of revenue in Canada. In 2000, two customers accounted for approximately 26% of oil and natural gas production revenues. Three customers accounted for approximately 59% of United States revenue and two customers accounted for approximately 36% of revenue in Canada. In 1999, three customers accounted for approximately 58% of oil and natural gas production revenues and gas processing revenues.

Business segment information about the Company's 1999 operations in different geographic areas is as follows:

                                                  U.S.       CANADA      TOTAL
                                               ---------   ---------   ---------
                                                         (In thousands)
Revenues ...................................   $  24,586   $  42,184   $  66,770
                                               =========   =========   =========

Operating profit (loss).....................   $   7,765   $ (15,444)  $  (7,679)
                                               =========   =========
General corporate ..........................                              (3,293)
Net interest expense and amortization of
   deferred financing fees .................                             (38,064)
                                                                       ---------
   Loss before income taxes ................                           $ (49,036)
                                                                       =========

Identifiable assets at December 31, 1999 ...   $ 107,336   $ 206,474   $ 313,810
                                               =========   =========
Corporate assets ...........................                               8,474
                                                                       ---------
   Total assets ............................                           $ 322,284
                                                                       =========

Business segment information about the Company's 2000 operations in different geographic areas is as follows:

                                                  U.S.       CANADA      TOTAL
                                               ---------   ---------   ---------
                                                        (In thousands)
Revenues ...................................   $  32,886   $  43,714   $  76,600
                                               =========   =========   =========

Operating profit............................   $  12,446   $   6,739   $  19,185
                                               =========   =========
General corporate ..........................                              (7,602)
Net interest expense and amortization of
   deferred financing fees .................                             (32,701)
Other income (net)..........................                              32,780
                                                                       ---------
   Income before income taxes and
     extraordinary items ...................                           $  11,662
                                                                       =========
Identifiable assets at December 31, 2000 ...   $ 132,327   $ 197,229   $ 329,556
                                               =========   =========
Corporate assets ...........................                               6,004
                                                                       ---------
   Total assets ............................                           $ 335,560
                                                                       =========

Business segment information about the Company's 2001 operations in different geographic areas is as follows:

                                                  U.S.       CANADA      TOTAL
                                               ---------   ---------   ---------
                                                        (In thousands)
Revenues ...................................   $  35,775   $  41,468   $  77,243
                                               =========   =========   =========

Operating profit............................   $  13,795   $   6,665   $  20,460
                                               =========   =========
General corporate ..........................                              (1,335)
Net interest expense and amortization of
   deferred financing fees .................                             (33,713)
Other expense...............................                              (1,052)
                                                                       ---------
   Loss before income taxes.................                           $ (15,640)
                                                                       =========

Identifiable assets at December 31, 2001....   $ 124,993   $ 174,063   $ 299,056
                                               =========   =========
Corporate assets ...........................                               4,657
                                                                       ---------
   Total assets ............................                           $ 303,713
                                                                       =========

16.  HEDGING PROGRAM AND DERIVATIVES

     On January 1, 2001, the Company adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" as amended and interpreted. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, the Company uses only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income (Loss), a component of Stockholders' Equity, to the extent that the hedge is effective.

     The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in accumulated Other Comprehensive Income (Loss) related to a cash flow hedge that becomes ineffective remain unchanged until the related production is delivered. If the Company determines that it is probable that a hedged transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

     Gains and losses on hedging instruments related to accumulated Other Comprehensive Income (Loss) and adjustments to carrying amounts on hedged production are included in natural gas or crude oil production revenue in the period that the related production is delivered.

     The following table sets forth the Company's hedge position as of December 31, 2001.

             Time Period                     Notional Quantities                   Price                Fair Value
--------------------------------------  -----------------------------  -----------------------------  ----------------
January, 2002 - October 31, 2002        20,000   Mcf/day  of  natural  Fixed price swap $2.60-$2.95   $ (658,000)
                                        gas  or  1,000   Bbl/day   of  natural gas or
                                        crude oil                      $18.90 Crude oil

     On January 1, 2001, in accordance with the transition provisions of SFAS 133, the Company recorded $31.0 million, net of tax, in Other Comprehensive Income (Loss) representing the cumulative effect of an accounting change to recognize the fair value of cash flow derivatives. The Company recorded cash flow hedge derivative liabilities of $38.2 million on that date and a deferred tax asset of $7.2 million.

     For the year ended December 31, 2001, losses before tax of $12.1 million were transferred from Other Comprehensive Income (Loss) to revenue and the fair value of outstanding liabilities decreased by $25.5 million. The ineffective portion of the cash flow hedges was not material at December 31, 2001.

     For the year ended December 31, 2001, $566,000 of deferred net loss on derivative instruments were recorded in Other Comprehensive Income (Loss). All of the deferred net loss is expected to be reclassified to earnings during the next twelve-month period.

     All hedge transactions are subject to the Company's risk management policy, approved by the Board of Directors. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

     The fair value of the hedging instrument was determined based on the base price of the hedged item and NYMEX forward price quotes. As of December 2001, a commodity price increase of 10% would have resulted in an unfavorable change in the fair market value of $1.2 million, and a commodity price decrease of 10% would have resulted in a favorable change in fair market value of $0.9 million.

     In November 1996, the Company assumed swap arrangements extending through October 2001 with a counterparty involving various quantities and fixed prices. These swap arrangements provided that the Company make payments to the counterparty to the extent the market prices, determined based on the price for crude oil on the NYMEX and the Inside FERC, Tennessee Gas Pipeline Co. Texas (Zone O) price for natural gas, exceed certain fixed prices and for the counterparty to make payments to the Company to the extent the market prices were less than such fixed prices. The Company accounted for the related gains or losses in crude oil and natural gas revenue in the period of the hedged production. These swap arrangements terminated in January 1999 and the Company was paid $750,000 by the counterparty for such termination. This amount is included in Other Revenue in the accompanying financial statements.

     In March 1998, the Company entered into a costless collar hedge agreement with Enron Capital and Trade Resources Corp. for 2,000 Bbls of crude oil per day with a floor price of $14.00 per Bbl and a ceiling price of $22.30 per Bbl for crude oil on the NYMEX. The agreement was effective April 1, 1998 and extended through March 31, 1999. Under the terms of the agreement the Company was paid when the average monthly price for crude oil on the NYMEX was below the floor price, and the Company paid the counterparty when the average monthly price exceeded the ceiling price. For the year ended December 31, 1999 the Company realized a loss of $1.8 million on this agreement, which is accounted for in Crude Oil and Natural Gas Revenue. The Company has also entered into a costless collar hedge agreement with Barrett Resources Corporation ("Barrett") for the period November 1999 through October 2000. This agreement consisted of a swap for 1,000 Bbls per day of crude oil with the Company being paid $20.30 and paying NYMEX calendar month average, and an additional 1,000 Bbls of crude oil per day with a floor price of $18.00 per Bbl and a ceiling of $22.00 per Bbl. The Company realized a loss from hedges of $20.2 million for the year ended December 31, 2000, which is accounted for in Oil and Gas Production Revenue. At year end 2001 Barrett has a swap call on either 1,000 Bbls of crude oil or 20,000 MMBtu of natural gas per day at Barrett's option at fixed prices ($18.90 for crude oil or $2.60 to $2.95 for natural gas) through October 31, 2002. The Company realized a loss from hedges of $12.1 million for the year ended December 31, 2001, which is accounted for in Oil and Gas Production Revenue.

17. COMPREHENSIVE INCOME

     Comprehensive income includes net income, losses and certain items recorded directly to Stockholders' Equity and classified as Other Comprehensive Income
(Loss). The following table illustrates the calculation of comprehensive income for the year ended December 31, 2001:

                                                                                             Accumulated Other
                                                                        Comprehensive      Comprehensive Income
                                                                        Income (Loss)             (Loss)
                                                                      -----------------    --------------------
                                                                        For the year
                                                                           Ended
                                                                         December 31,             As of
                                                                            2001             December 31,2001
                                                                      -----------------    --------------------
Accumulated other comprehensive loss at December 31, 2000 (a)......                        $             (4,799)
   Net loss........................................................   $         (19,718)
                                                                      -----------------

Other Comprehensive income (loss):
   Hedging derivatives (net of tax) - See Note 16
     Cumulative effect of change in accounting principle January
     1, 2001.......................................................             (30,980)
     Reclassification adjustment for settled hedge contracts.......              12,113
     Change in fair market value of outstanding hedge positions....              18,301
                                                                      -----------------
                                                                                   (566)
   Foreign currency translation adjustment.........................              (8,196)
                                                                      -----------------
Other comprehensive income (loss)..................................              (8,762)                 (8,762)
                                                                      -----------------

Comprehensive income (loss)........................................   $         (28,480)
                                                                      =================    --------------------
Accumulated other comprehensive loss at December 31, 2001..........                        $            (13,561)
                                                                                           ====================

(a) Amount at December 31, 2000 due to foreign currency translation adjustment.

18.  PROVED PROPERTY IMPAIRMENT

     In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year, or alternatively, if prices subsequent to that date have increased, a price near the periodic filing date of the Company's financial statements. As of December 31, 2001, the Company's net capitalized costs of oil and gas properties exceeded the present value of its estimated proved reserves by $71.3 million ($38.9 million on the U.S. properties and $32.4 million on the Canadian properties). These amounts were calculated considering 2001 year-end prices of $19.84 per barrel for oil and $2.57 per Mcf for gas as adjusted to reflect the expected realized prices for each of the full cost pools. The Company did not adjust its capitalized costs for its U.S. properties because subsequent to December 31, 2001, oil and gas prices increased such that capitalized costs for its U.S. properties did not exceed the present value of the estimated proved oil and gas reserves for its U.S. properties as determined using increased realized prices on March 22, 2002 of $24.16 per Bbl for oil and $2.89 per Mcf for gas. The Company also used the subsequent prices to evaluate its Canadian properties, and reduced the 2001 year-end write-down to an amount of $2.6 million on those properties.

19. SUBSEQUENT EVENT (UNAUDITED)

SALE OF PROPERTIES - 2002

     In May 2002, Grey Wolf and Canadian Abraxas sold their interest in a natural gas processing plant and associated crude oil and natural gas reserves in the Quirk Creek and Mahaska fields in Alberta, Canada for approximately $22.9 million.

     In June 2002, Abraxas sold its interest in the East White Point field in South Texas for approximately $9.8 million. Abraxas reacquired the Production Payment in June 2002, for approximately $6.8 million.

     There have been other minor asset divestitures during 2002.

CANADIAN STOCK SALES AND EXCHANGE OFFER -  2003

     On January 23, 2003 the Company sold to a third party all of the outstanding capital stock of it's wholly owned subsidiaries, Canadian Abraxas and Grey Wolf, for approximately $138 million, subject to closing adjustments (certain assets were retained); repaid the Grey Wolf Facility indebtedness of approximately $46.3 million; redeemed the First Lien Notes, at 100% of the principal amount of the First Lien Notes, plus accrued and unpaid interest, for approximately $66.4 million; and entered into a new senior credit agreement providing for a revolving credit facility with an initial borrowing capacity of $50 million and a new term facility for $4.2 million.

     On January 23, 2003 the Company completed an exchange offer, pursuant to which it offered to exchange cash and securities for all of the outstanding Second Lien Notes and Old Notes. In connection with the exchange offer, the Company made cash payments of approximately $59.2 million, issued new 11.5% secured notes due 2007 and issued approximately 5.6 million shares of Common Stock. Such new secured notes are subordinate to the new senior credit agreement which includes provisions regarding the payment of interest on the new secured notes.

20.  SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED)

     The accompanying table presents information concerning the Company's crude oil and natural gas producing activities as required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." Capitalized costs relating to oil and gas producing activities are as follows:

                                                                Years Ended December 31
                                         --------------------------------------------------------------------------
                                                        2000                                  2001
                                         -----------------------------------   ------------------------------------
                                           TOTAL         U.S.        CANADA       TOTAL        U.S.        CANADA
                                         ----------   ----------   ---------   ----------   ----------   ----------
                                                                      (In thousands)
     Proved crude oil and natural
       gas properties.................   $  481,802   $  274,939   $ 206,863   $  486,098   $  284,182   $  201,916
     Unproved properties..............       12,831            -      12,831       10,626            -       10,626
                                         ----------   ----------   ---------   ----------   ----------   ----------
       Total..........................      494,633      274,939     219,694      496,724      284,182      212,542
     Accumulated depreciation,
       depletion, and amortization,
       and impairment.................     (251,746)    (156,148)    (95,598)    (280,280)    (168,124)    (112,156)
                                         ----------   ----------   ---------   ----------   ----------   ----------
         Net capitalized costs........   $  242,887      118,791   $ 124,096   $  216,444   $  116,058   $  100,386
                                         ==========   ==========   =========   ==========   ==========   ==========

     Cost incurred in oil and gas property acquisitions, exploration and development activities are as follows:

                                                                   YEARS ENDED DECEMBER 31
                                         --------------------------------------------------------------------------
                                                        1999                                  2000
                                         -----------------------------------   ------------------------------------
                                           TOTAL         U.S.        CANADA       TOTAL        U.S.        CANADA
                                         ----------   ----------   ---------   ----------   ----------   ----------
                                                                      (In thousands)
   Property acquisition costs:
     Proved...........................   $   89,743   $        -   $  89,743   $    7,189   $        -   $    7,189
     Unproved.........................            -            -           -            -            -            -
                                         ----------   ----------   ---------   ----------   ----------   ----------
                                         $   89,743   $        -   $  89,743   $    7,189   $        -   $    7,189
                                         ==========   ==========   =========   ==========   ==========   ==========
   Property development and
     exploration costs................   $   37,344   $   18,901   $  18,443   $   64,873   $   39,631   $   25,242
                                         ==========   ==========   =========   ==========   ==========   ==========

                                                YEARS ENDED DECEMBER 31
                                         ------------------------------------
                                                        2001
                                         ------------------------------------
                                            TOTAL        U.S.        CANADA
                                         ----------   ----------   ----------
                                                    (In thousands)
   Property acquisition costs:
     Proved...........................   $        -   $        -   $        -
     Unproved.........................            -            -            -
                                         ----------   ----------   ----------
                                         $        -   $        -   $        -
                                         ==========   ==========   ==========
   Property development and
     exploration costs................   $   56,694   $   18,867   $   37,827
                                         ==========   ==========   ==========

     The results of operations for oil and gas producing activities are as follows:

                                                                   YEARS ENDED DECEMBER 31
                                         --------------------------------------------------------------------------
                                                        1999                                  2000
                                         -----------------------------------   ------------------------------------
                                           TOTAL         U.S.       CANADA       TOTAL        U.S.         CANADA
                                         ----------   ----------   ---------   ----------   ----------   ----------
                                                                      (In thousands)
   Revenues...........................   $   59,025   $   21,331   $  37,694   $   72,973   $   32,165   $   40,808
   Production costs...................      (17,938)      (6,627)    (11,311)     (18,783)      (7,755)     (11,028)
   Depreciation, depletion, and
     amortization.....................      (34,452)      (9,571)    (24,881)     (35,497)     (11,968)     (23,529)

   Proved property impairment.........      (19,100)           -     (19,100)           -            -            -
   General and administrative.........       (1,317)        (733)       (584)      (1,722)      (1,118)        (604)
   Income taxes (expense) benefit.....        7,455            -       7,455         (339)           -         (339)
                                         ----------   ----------   ---------   ----------   ----------   ----------

   Results of operations from oil
     and gas producing activities
     (excluding corporate overhead
     and interest costs)..............   $   (6,327)  $    4,400   $ (10,727)  $   16,632   $   11,324   $    5,308
                                         ==========   ==========   =========   ==========   ==========   ==========
   Depletion rate per barrel of oil
     equivalent, before impact of
     impairment.......................   $     6.34   $     4.91   $    7.13   $     8.30   $     6.19   $    10.02
                                         ==========   ==========   =========   ==========   ==========   ==========

                                               YEARS ENDED DECEMBER 31
                                         ------------------------------------
                                                        2001
                                         ------------------------------------
                                            TOTAL        U.S.        CANADA
                                         ----------   ----------   ----------
                                                   (In thousands)
   Revenues...........................   $   73,201   $   34,934   $   38,267
   Production costs...................      (18,616)      (9,302)      (9,314)
   Depreciation, depletion, and
     amortization.....................      (32,124)     (11,976)     (20,148)

   Proved property impairment.........       (2,638)           -       (2,638)
   General and administrative.........       (1,565)      (1,073)        (492)
   Income taxes (expense) benefit.....       (2,419)           -       (2,419)
                                         ----------   ----------   ----------

   Results of operations from oil
     and gas producing activities
     (excluding corporate overhead
     and interest costs)..............   $   15,839   $   12,583   $    3,256
                                         ==========   ==========   ==========
   Depletion rate per barrel of oil
     equivalent, before impact of
     impairment.......................   $     8.81   $     6.96   $    10.45
                                         ==========   ==========   ==========

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

     The following table presents the Company's estimate of its net proved crude oil and natural gas reserves as of December 31, 1999, 2000, and 2001. The Company's management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers.

                                                              TOTAL               UNITED STATES                CANADA
                                                     ----------------------   ----------------------   -----------------------
                                                        LIQUID      NATURAL      LIQUID      NATURAL      LIQUID       NATURAL
                                                     HYDROCARBONS     GAS     HYDROCARBONS     GAS     HYDROCARBONS      GAS
                                                     ------------   -------   ------------   -------   ------------    -------
                                                      (BARRELS)      (MCF)     (BARRELS)      (MCF)     (BARRELS)       (MCF)
                                                                     (In Thousands)                        (In Thousands)
     PROVED DEVELOPED AND UNDEVELOPED RESERVES:
       Balance at December 31, 1998...............          7,695   197,478          5,751   110,239          1,944(1)  87,239(2)
         Revisions of previous estimates..........           (167)  (80,592)         1,153   (45,697)        (1,320)   (34,895)
         Extensions and discoveries...............            354    30,305            196    24,686            158      5,619
         Purchase of minerals in place............          3,246    58,354              -         -          3,246     58,354
         Production...............................         (1,154)  (25,698)          (584)   (8,190)          (570)   (17,508)
         Sale of minerals in place................           (125)  (15,542)           (95)     (621)           (30)   (14,921)
                                                     ------------   -------   ------------   -------   ------------    -------
       Balance at December 31, 1999 (3)...........          9,849   164,305          6,421    80,417          3,428(1)  83,888(2)
         Revisions of previous estimates..........           (216)  (21,342)            54   (13,441)          (270)    (7,901)
         Extensions and discoveries...............            791    72,498            315    57,371            476     15,127
         Purchase of minerals in place............            254     6,822              -         -            254      6,822
         Production...............................           (952)  (19,963)          (539)   (8,364)          (413)   (11,599)
         Sale of minerals in place................           (882)  (10,993)          (170)   (1,075)          (712)    (9,918)
                                                     ------------   -------   ------------   -------   ------------    -------
       Balance at December 31, 2000...............          8,844   191,327          6,081   114,908          2,763(1)  76,419(2)
         Revisions of previous estimates..........           (627)    2,944           (688)    3,318             60       (374)
         Extensions and discoveries...............          1,063    26,329            354     4,886            710     21,443
         Production...............................           (732)  (17,495)          (416)   (7,823)          (316)    (9,672)
         Sale of minerals in place................         (1,746)  (14,348)          (924)   (6,821)          (822)    (7,527)
                                                     ------------   -------   ------------   -------   ------------    -------
       Balance at December 31, 2001...............          6,802   188,757          4,407   108,468          2,395     80,289
                                                     ============   =======   ============   =======   ============    =======

(1) Includes 269,000 and 732,000 barrels of liquid hydrocarbon reserves owned by Grey Wolf of which approximately 138,000 and 376,000 barrels are applicable to the minority interest's share of these reserves at December 31, 1999 and 2000, respectively. As of December 31, 2001 Abraxas owned 100% of Grey Wolf. (2) Includes 21,710 and 21,389 MMcf of natural gas reserves owned by Grey Wolf of which 11,140 and 10,975 MMcf are applicable to the minority interest's share of these reserves at December 31, 1999 and 2000, respectively. As of December 31, 2001 Abraxas owned 100% of Grey Wolf.
(3) At year end 1999 amounts exclude the Company's proportional interest in Partnership proved reserves, accounted for by the equity method, of 2.8 Mbbls of liquid hydrocarbons and 25.8 MMcf of natural gas.

                                                      TOTAL               UNITED STATES                CANADA
                                             ----------------------   ----------------------   -----------------------
                                                LIQUID      NATURAL      LIQUID      NATURAL      LIQUID       NATURAL
                                             HYDROCARBONS     GAS     HYDROCARBONS     GAS     HYDROCARBONS      GAS
                                             ------------   -------   ------------   -------   ------------    -------
                                              (BARRELS)      (MCF)     (BARRELS)      (MCF)     (BARRELS)       (MCF)
                                                             (In Thousands)                        (In Thousands)
     PROVED DEVELOPED RESERVES:
       December 31, 1999..................          7,700   128,587          4,492    53,275          3,208     75,312
                                             ============   =======   ============   =======   ============    =======

       December 31, 2000..................          7,001   119,737          4,309    48,177          2,692     71,560
                                             ============   =======   ============   =======   ============    =======

       December 31, 2001..................          5,047   111,243          2,892    40,514          2,155     70,729
                                             ============   =======   ============   =======   ============    =======

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

     The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with SFAS No. 69. The standardized measure does not purport to represent the fair market value of the Company's proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

     Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 2001 adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

     Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

     Set forth below is the Standardized Measure relating to proved oil and gas reserssves for:

                                                           YEARS ENDED DECEMBER 31
                                  ----------------------------------------------------------------------------
                                                  1999                                   2000
                                  -----------------------------------   --------------------------------------
                                    TOTAL         U.S.     CANADA (1)      TOTAL          U.S.      CANADA (1)
                                  ----------   ---------   ----------   -----------   -----------   ----------
                                                               (In thousands)
   Future cash inflows.........   $  577,407   $ 309,609   $  267,798   $ 2,046,039   $ 1,274,871   $  771,168
   Future production and
     development costs.........     (181,109)    (96,302)     (84,807)     (318,130)     (254,667)     (63,463
   Future income tax expense...       (6,319)          -       (6,319)     (230,987)      (65,421)    (165,566
                                  ----------   ---------   ----------   -----------   -----------   ----------
   Future net cash flows.......      389,979     213,307      176,672     1,496,922       954,783      542,139
   Discount....................     (151,528)    (90,024)     (61,504)     (721,388)     (468,663)    (252,725
                                  ----------   ---------   ----------   -----------   -----------   ----------
   Standardized Measure of
     discounted future net
     cash relating to proved
     reserves..................   $  238,451   $ 123,283   $  115,168   $   775,534   $   486,120   $  289,414
                                  ==========   =========   ==========   ===========   ===========   ==========

                                         YEARS ENDED DECEMBER 31
                                  ------------------------------------
                                                  2001
                                  ------------------------------------
                                     TOTAL         U.S.       CANADA
                                  ----------   ----------   ----------
                                             (In thousands)
   Future cash inflows.........   $  607,375   $  313,640   $  293,735
   Future production and
     development costs.........     (220,613)    (138,296)     (82,317)
   Future income tax expense...            -            -            -
                                  ----------   ----------   ----------
   Future net cash flows.......      386,762      175,344      211,418
   Discount....................     (177,096)     (98,157)     (78,939)
                                  ----------   ----------   ----------
   Standardized Measure of
     discounted future net
     cash relating to proved
     reserves..................   $  209,666   $   77,187   $  132,479
                                  ==========   ==========   ==========

At year end 1999 amounts exclude the Partnership, accounted for by the equity method, which was sold in 2000.

     (1) The Standardized Measure of discounted future net cash flows relating to proved reserves includes approximately $12,400 and $43,700 as of December 31, 1999 and 2000, respectively, relating to minority interest. As of December 31, 2001, Abraxas owns 100% of Grey Wolf.

CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

     The following is an analysis of the changes in the Standardized Measure:

                                                     YEAR ENDED DECEMBER 31
                                                -----------------------------------
                                                   1999        2000        2001
                                                ---------   ----------   ----------
                                                          (In thousands)
  Standardized Measure, beginning
    of year..................................   $ 181,581   $  238,451   $  775,534
  Sales and transfers of oil and gas
    produced, net of production costs........     (41,086)     (54,190)     (54,585)
  Net changes in prices and development
    and production costs from prior year.....      77,060      707,755     (613,325)
  Extensions, discoveries, and improved
    recovery, less related costs.............      34,445      290,283       39,982
  Purchases of minerals in place.............      90,510       33,586            -
  Sales of minerals in place.................     (18,797)     (75,391)     (96,096)
  Revision of previous quantity estimates....     (90,030)     (95,757)      (2,474)
  Change in future income tax expense........      (6,319)    (224,668)     230,987
  Other......................................      (7,071)     (68,380)    (147,910)
  Accretion of discount......................      18,158       23,845       77,553
                                                ---------   ----------   ----------
    Standardized Measure, end of year........   $ 238,451   $  775,534   $  209,666
                                                =========   ==========   ==========

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                 SEPTEMBER 30,   DECEMBER 31,
                                                                     2002           2001
                                                                 -------------   ------------
                                                                        (In Thousands)
ASSETS:
Current assets:
   Cash.......................................................   $      13,358   $      7,605
   Accounts receivable, less allowances for doubtful
     accounts:
          Joint owners........................................           1,700          2,785
          Oil and gas production..............................           4,367          4,758
          Other...............................................           1,424            504
                                                                 -------------   ------------
                                                                         7,491          8,047

  Equipment inventory.........................................           1,061          1,251
  Other current assets........................................             672            443
                                                                 -------------   ------------
    Total current assets......................................          22,582         17,346

Property and equipment:
   Oil and gas properties, full cost method of accounting:
     Proved...................................................         516,084        486,098
     Unproved, not subject to amortization....................           6,704         10,626
   Other property and equipment...............................          42,557         67,632
                                                                 -------------   ------------
          Total...............................................         565,345        564,356
     Less accumulated depreciation, depletion, and
      amortization............................................         415,815        282,462
                                                                 -------------   ------------
      Total property and equipment - net......................         149,530        281,894

Deferred financing fees, net of accumulated
   amortization of $9,951 and $8,668..........................
   at September 30, 2002 and December 31, 2001, respectively..           2,952          3,928

Deferred income taxes.........................................           8,442              -
Other assets..................................................             387            448
                                                                 -------------   ------------
   Total assets...............................................   $     183,893   $    303,616
                                                                 =============   ============

   See accompanying Notes to Consolidated Financial Statements to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                 SEPTEMBER 30,   DECEMBER 31,
                                                                     2002           2001
                                                                 -------------   ------------
                                                                        (In Thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............................................   $       8,484   $     10,542
  Oil and gas production payable..............................           2,696          3,596
  Accrued interest............................................           9,422          6,013
  Other accrued expenses......................................           1,993          1,116
  Hedge liability.............................................             644            658
  Current maturities of long-term debt........................          63,500            415
                                                                 -------------   ------------
            Total current liabilities.........................          86,739         22,340

Long-term debt ...............................................          231,199       285,184

Deferred income taxes.........................................               -         20,621

Future site restoration.......................................           3,987          4,056

Stockholders' equity (deficit):
  Common Stock, par value $.01 per share-
  Authorized 200,000,000 shares; issued, 30,145,280 at
   September 30, 2002 and December 31, 2001...................             301            301
   Additional paid-in capital.................................         136,830        136,830
  Accumulated deficit.........................................        (263,921)      (151,094)
  Receivables from stock sales................................             (97)           (97)
  Treasury stock, at cost, 165,883 shares.....................            (964)          (964)
  Accumulated other comprehensive loss........................         (10,181)       (13,561)
                                                                 -------------   ------------
      Total stockholders' deficit.............................        (138,032)       (28,585)
                                                                 -------------   ------------
Total liabilities and stockholders' equity (deficit)..........   $     183,893   $    303,616
                                                                 =============   ============

   See accompanying Notes to Consolidated Financial Statements to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                          THREE MONTHS ENDED      NINE MONTHS ENDED
                                                             SEPTEMBER 30,           SEPTEMBER 30,
                                                           2002       2001         2002        2001
                                                         --------   ---------   ----------   ---------
                                                              (In thousands except per share data)
Revenue:
   Oil and gas production revenues ...................   $ 10,129   $  13,667   $   34,158   $  62,043
   Gas processing revenues ...........................        522         777        1,933       1,711
   Rig revenues ......................................        169         199          513         607
   Other  ............................................        241         258          499         742
                                                         --------   ---------   ----------   ---------
                                                           11,061      14,901       37,103      65,103
Operating costs and expenses:
   Lease operating and production taxes ..............      3,943       4,488       11,205      13,679
   Depreciation, depletion, and amortization .........      5,086       8,021       21,010      25,150
   Proved property impairment.........................          -           -      115,995           -
   Rig operations ....................................        143         204          439         548
   General and administrative ........................      1,399       1,367        4,578       5,051
   General and administrative (Stock-based
     compensation) ...................................          -      (1,366)           -      (2,767)
                                                         --------   ---------   ----------   ---------
                                                           10,571      12,714      153,227      41,661
                                                         --------   ---------   ----------   ---------
Operating income (loss) ..............................        490       2,187     (116,124)     23,442

Other (income) expense:
   Interest income ...................................        (15)        (46)         (56)        (74)
   Amortization of deferred financing fees............        425         405        1,283       1,315
   Interest expense ..................................      8,616       8,090       25,790      23,700
   Other expense .....................................          -           -            -          16
                                                         --------   ---------   ----------   ---------
                                                            9,026       8,449       27,017      24,957
                                                         --------   ---------   ----------   ---------
Net loss from operations before taxes ................     (8,536)     (6,262)    (143,141)     (1,515)

Income tax expense (benefit)..........................        (98)       (608)     (30,314)      3,677

Minority interest in income of consolidated foreign
   subsidiary ........................................          -         195            -       1,676
                                                         --------   ---------   ----------   ---------
Net loss  ............................................   $ (8,438)     (5,849)    (112,827)     (6,868)
                                                         ========   =========   ==========   =========

Loss per common share:
   Net loss per common share - basic and diluted......   $  (0.28)  $   (0.22)  $    (3.76)      (0.28)
                                                         ========   =========   ==========   =========

   See accompanying Notes to Consolidated Financial Statements to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)

                       (IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                     Common Stock           Treasury Stock       Additional
                                                ------------------------ ----------------------   Paid-In      Accumulated
                                                   Shares       Amount     Shares      Amount     Capital        Deficit
                                                ------------  ----------  --------  ----------  ------------  -------------
Balance at December 31, 2001..................    30,145,280  $      301   165,883  $     (964) $    136,830  $    (151,094)
Comprehensive income (loss) - Note 10
  Net loss....................................             -          -          -           -             -       (112,827)
  Other comprehensive income:
    Hedge loss................................             -          -          -           -             -              -
    Foreign currency translation adjustment...             -          -          -           -             -              -

       Comprehensive income (loss)............             -          -          -           -             -              -
                                                ------------  ----------  --------  ----------  ------------  -------------
Balance at September  30, 2002................    30,145,280  $    301     165,883  $     (964) $    136,830  $    (263,921)
                                                ============  ==========  ========  ==========  ============  =============

                                                 Accumulated
                                                    Other      Receivables
                                                Comprehensive     from
                                                 Income(Loss)  Stock Sale     Total
                                                -------------  -----------  ----------
Balance at December 31, 2001..................  $     (13,561) $       (97) $  (28,585)
Comprehensive income (loss) - Note 10
  Net loss....................................              -            -    (112,827)
  Other comprehensive income:
    Hedge loss................................             54            -          54
    Foreign currency translation adjustment...          3,326            -       3,326
                                                                            ----------
       Comprehensive income (loss)............              -            -    (109,447)
                                                -------------  -----------  ----------
Balance at September  30, 2002................  $     (10,181) $       (97) $ (138,032)
                                                =============  ===========  ==========

   See accompanying Notes to Consolidated Financial Statements to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                 ------------------------
                                                                    2002          2001
                                                                 -----------   ----------
                                                                      (In thousands)
OPERATING ACTIVITIES
Net loss......................................................   $  (112,827)  $   (6,868)

Adjustments to reconcile net loss to net cash provided by
  operating activities:
Minority interest in income of foreign subsidiary.............             -        1,676
Depreciation, depletion, and amortization.....................        21,010       25,150
Proved property impairment....................................       115,995            -
Deferred income tax (benefit) expense.........................       (30,314)       2,957
Amortization of deferred financing fees.......................         1,283        1,315
Amortization of debt discount.................................           287            -
Stock-based compensation                                                   -       (2,767)
Changes in operating assets and liabilities:
  Accounts receivable.........................................           499       13,598
  Equipment inventory.........................................           191         (234)
  Other ......................................................          (249)           -
  Accounts payable and accrued expenses.......................         1,305       (8,738)
                                                                 -----------   ----------
Net cash provided by (used in) operating activities...........        (2,820)      26,089
                                                                 -----------   ----------

INVESTING ACTIVITIES
Capital  expenditures, including purchases and  development
  of properties...............................................       (33,392)     (44,793)
Proceeds from sale of oil and gas producing properties........        33,678       15,361
Acquisition of minority interest..............................             -       (2,248)
                                                                 -----------   ----------
Net cash provided by (used in) investing activities...........   $       286   $  (31,680)
                                                                 -----------   ----------

FINANCING ACTIVITIES
Proceeds from long-term borrowings............................        17,084       12,866
Payments on long-term borrowings..............................        (8,176)      (8,873)
Deferred financing fees                                                 (303)           -
Exercise of stock options.....................................             -           16
Other.........................................................             -          231
                                                                 -----------   ----------
Net cash provided by financing activities.....................         8,605        4,240
                                                                 -----------   ----------
Effect of exchange rate changes on cash.......................          (318)        (161)
                                                                 -----------   ----------
Increase (decrease) in cash...................................         5,753       (1,512)

Cash, at beginning of period..................................         7,605        2,004
                                                                 -----------   ----------

Cash, at end of period........................................   $    13,358   $      492
                                                                 ===========   ==========

Supplemental disclosures of cash flow information:
Interest paid.................................................   $    22,336   $   20,262
                                                                 ===========   ==========
Taxes paid....................................................   $         -   $      505
                                                                 ===========   ==========

   See accompanying Notes to Consolidated Financial Statements to consolidated financial statements

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                               SEPTEMBER 30, 2002

NOTE 1. BASIS OF PRESENTATION

     The accounting policies followed by Abraxas Petroleum Corporation and its subsidiaries (the "Company" or "Abraxas") are set forth in the notes to the Company's audited consolidated financial statements in the Annual Report on Form 10-K filed for the year ended December 31, 2001. Such policies have been continued without change. Also, refer to the notes to those financial statements for additional details of the Company's financial condition, results of operations, and cash flows. All the material items included in those notes have not changed except as a result of normal transactions in the interim, or as disclosed within this report. The accompanying interim consolidated financial statements have not been audited by independent accountants, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the financial position and results of operations. Any and all adjustments are of a normal and recurring nature. The results of operations for the three and nine months ended September 30, 2002 are not necessarily indicative of results to be expected for the full year.

     The consolidated financial statements include the accounts of the Company, its wholly-owned foreign subsidiaries, Canadian Abraxas Petroleum Limited ("Canadian Abraxas") and Grey Wolf Exploration Inc. ("Grey Wolf"). Minority interest in 2001 represents the minority shareholders' proportionate share of the equity and income of Grey Wolf prior to the Company's acquiring the remaining interest in September 2001.

     Canadian Abraxas' and Grey Wolf's assets and liabilities are translated to U.S. dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of shareholders' equity.

     Certain prior years balances have been reclassified for comparative purposes.

NOTE 2. BUSINESS CONDITIONS AND LIQUIDITY REQUIREMENTS

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced net losses from operations before taxes during the nine months ended September 30, 2002, of $143.1 million due primarily to proved property impairments of $116 million resulting primarily from volatile commodity prices - see Note 11. At September 30, 2002, the Company's current liabilities of approximately $86.7 million exceeded current assets of $22.6 million resulting in a working capital deficit of $64.2 million. The Company also had a stockholders' deficit of $138.0 million. The Company's principal sources of liquidity are cash on hand, cash flow from operations and proceeds from sales of assets and properties, in addition to funding remaining available under the Grey Wolf credit facility with Mirant Canada Energy Capital Ltd.

     The Company's continued existence as a going concern is dependent upon several current factors including the successful pursuit of financial restructuring alternatives and improvement in commodity prices. The Company will need additional funds on a timely basis for both the development of its assets and the service of its debt, including the repayment of the $63.5 million in principal amount of 12 7/8% Senior Secured notes or First Lien Notes maturing in March 2003 and the $191 million of 11 1/2 % Senior Secured Notes or Second Lien Notes and 11 1/2% Senior Notes or Old Notes maturing in November 2004 - see Note
4. In order to meet the current operating requirements of developing its assets and servicing its debt obligations, the Company will be required to obtain additional sources of liquidity and capital and/or reduce or reschedule its existing cash requirements including repayment of the First Lien Notes. In order to do so, the Company is actively pursuing one or more of the following alternatives:

     - selling all or a portion of its existing assets, including interests in its assets, or subsidiary operations;

     -    negotiating the restructuring and/or refinancing of existing debt;

     -    repaying debt with proceeds from the sale of assets;

     -    exchanging debt for equity;

     - managing the timing and reducing the scope of its capital expenditures; or

     - issuing additional debt or equity securities or otherwise raising additional funds.

     Due to the Company's current debt levels and the restrictions contained in the indentures governing the First Lien Notes, Second Lien Notes and Old Notes, the Company's primary opportunity for immediate additional sources of liquidity and capital will be through the disposition of assets of subsidiary operations and some of the other alternatives discussed above including the restructuring of existing debt. There can be no assurance that any of the above alternatives, or some combination thereof, will be available or, if available, will be on terms acceptable to the Company or that such efforts will produce enough cash to fund the Company's immediate operating and capital requirements or make timely interest payments and principal payments due on the First Lien Notes, Second Lien Notes and Old Notes.

     In order to meet the Company's need for current additional funds, the Planning Committee of the Board of Directors is actively pursuing several of the alternatives set forth above. The Planning Committee has engaged an investment banking firm to assist in the formulation of a plan of action for consideration by the Board of Directors. A proposed plan of action is expected before December 31, 2002. A refinancing or renegotiation of the Company's existing debt and the sale of additional assets likely will be required for the Company to meet its current liquidity and capital requirements. Management believes that a successful plan of action can be implemented to provide additional liquidity and capital, but no assurances can be given that the implementation of such a plan of action will result in the Company being able to continue as a going concern. The September 30, 2002 financial statements do not include any adjustments that might result from the outcome of these going concern uncertainties.

NOTE 3. DIVESTITURE OF ASSETS

     In May of 2002, the wholly owned Canadian subsidiaries, Grey Wolf and Canadian Abraxas, sold their interest in a natural gas processing plant and associated crude oil and natural gas reserves in the Quirk Creek and Mahaska fields in Alberta, Canada for approximately $22.9 million.

     In June 2002, Abraxas sold its interest in the East White Point field in South Texas for approximately $9.8 million.

     The condensed pro forma financial information presented below summarizes on an pro forma basis, approximate results of the Company's consolidated results of operations for the three and nine months ended September 30, 2002, assuming the divestitures had occurred on January 1, 2002, and the three and nine months ended September 30, 2001, assuming the divestitures had occurred on January 1, 2001. Additionally, the pro forma information reflects an interest savings assuming that the Company had applied a portion of the proceeds to reacquire the Production Payment (see Note 4) on January 1st of the respective years.

                                       THREE MONTHS ENDED        NINE MONTHS ENDED
                                          SEPTEMBER 30,            SEPTEMBER 30,
                                      ---------------------   ----------------------
                                         2002        2001        2002        2001
                                      ---------   ---------   ----------   ---------
                                          (in thousands, except per share data)
     Revenue.......................   $  11,061   $  13,078   $   34,168   $  54,911
                                      =========   =========   ==========   =========
     Net loss......................   $  (8,438)  $  (6,044)  $ (112,349)    (10,726)
                                      =========   =========   ==========   =========
     Loss per common share--basic
       and diluted.................       (0.28)      (0.27)       (3.75)      (0.44)
                                      =========   =========   ==========   =========

     In July 2002, Canadian Abraxas and Grey Wolf sold their interest in the Millarville field in Alberta, Canada for approximately $1.1 million.

     Proceeds from these property sales were deposited with the Trustee for the First Lien Notes, to be held as restricted cash until disbursement to the Company under terms permitted by the indenture, or if not disbursed in accordance with the indentures governing the First Lien Notes, Second Lien Notes and Old Notes within 180 days of receipt, to be applied against the outstanding First Lien Notes. As of September 30, 2002 all of the funds had been disbursed to the Company.

NOTE 4.  DEBT

     Debt consists of the following:

                                                                               SEPTEMBER 30   DECEMBER 31
                                                                               --------------------------
                                                                                   2002          2001
                                                                               ------------   -----------
                                                                                     (In thousands)
     11.5% Senior Notes due 2004 ("Old Notes")..............................   $        801   $       801
     12.875% Senior Secured Notes due 2003 ("First Lien Notes").............         63,500        63,500
     11.5% Second Lien Notes due 2004 ("Second Lien Notes").................        190,178       190,178
     9.5% Senior Credit Facility ("Grey Wolf Facility"), providing for borrowings up to approximately US $96 million (CDN $150 million)
          and secured by the assets of Grey Wolf and non-recourse to
          Abraxas, net of US $2.0 and $2.3 million discount at September
          30, 2002 and December 31, 2001, respectively......................         40,220        22,944
     Production Payment.....................................................              -         8,176
                                                                               ------------   -----------
                                                                                    294,699       285,599
     Less current maturities First Lien Notes...............................         63,500           415
                                                                               ------------   -----------
                                                                               $    231,199   $   285,184
                                                                               ============   ===========

     OLD NOTES. On November 14, 1996, the Company consummated the offering of $215.0 million of its 11.5% Senior Notes due 2004, Series A, which were exchanged for the Series B Notes in February 1997. On January 27, 1998, the Company completed the sale of $60.0 million of its 11.5% Senior Notes due 2004, Series C. The Series B Notes and the Series C Notes were subsequently combined into $275.0 million in principal amount of the Old Notes in June 1998. In December 1999, Abraxas and Canadian Abraxas completed an exchange offer which reduced the amount of outstanding Old Notes to $801,000. See the description of the Second Lien Notes below for more information.

     Interest on the Old Notes is payable semi-annually in arrears on May 1 and November 1 of each year at the rate of 11.5% per annum. The Old Notes are redeemable, in whole or in part, at the option of the Company at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on November 1, 2002 and thereafter.

     The Old Notes are joint and several obligations of Abraxas and Canadian Abraxas and rank PARI PASSU in right of payment to all existing and future unsubordinated indebtedness of Abraxas and Canadian Abraxas. The Old Notes rank senior in right of payment to all future subordinated indebtedness of Abraxas and Canadian Abraxas. The Old Notes are, however, effectively subordinated to the First Lien Notes to the extent of the value of the collateral securing the First Lien Notes and to the Second Lien Notes to the extent of the value of the collateral securing the Second Lien Notes. The Old Notes are unconditionally guaranteed, on a senior basis by Sandia Oil and Gas Company ("Sandia") and Wamsutter Holdings, Inc. ("Wamsutter"), each of which is a wholly owned subsidiary of the Company. The guarantees are general unsecured obligations of Sandia and Wamsutter and rank PARI PASSU in right of payment to all unsubordinated indebtedness of Sandia and Wamsutter and senior in right of payment to all subordinated indebtedness of Sandia and Wamsutter. The guarantees are effectively subordinated to the First Lien Notes and the Second Lien Notes to the extent of the value of the collateral securing the First Lien Notes and the Second Lien Notes.

     Upon a Change of Control, as defined in the Old Notes Indenture, each holder of the Old Notes will have the right to require the Company to repurchase all or a portion of such holder's Old Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Old Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales.

     FIRST LIEN NOTES. In March 1999, Abraxas consummated the sale of $63.5 million of the First Lien Notes. Interest on the First Lien Notes is payable semi-annually in arrears on March 15 and September 15, commencing September 15, 1999. Beginning March 15, 2002, the First Lien Notes are redeemable, in whole or in part, at the option of Abraxas at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

     The First Lien Notes are senior indebtedness of Abraxas secured by a first lien on substantially all of the crude oil and natural gas properties of Abraxas and the shares of Grey Wolf owned by Abraxas. The First Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Canadian Abraxas, Sandia and Wamsutter, wholly-owned subsidiaries of the Company (the "Restricted Subsidiaries"). The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors and the shares of Grey Wolf owned by Abraxas and Canadian Abraxas.

     Upon a Change of Control, as defined in the First Lien Notes Indenture, each holder of the First Lien Notes will have the right to require Abraxas to repurchase such holder's First Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas will be obligated to offer to repurchase the First Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

     The First Lien Notes indenture contains certain covenants that limit the ability of Abraxas and certain of its subsidiaries, including the guarantors of the First Lien Notes to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas.

     The First Lien Notes indenture provides, among other things, that Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas or any other Restricted Subsidiary except in certain situations as described in the First Lien Notes indenture.

     SECOND LIEN NOTES. In December 1999, Abraxas and Canadian Abraxas consummated an exchange offer whereby $269,699,000 of the Old Notes were exchanged for $188,778,000 of the Second Lien Notes, and 16,078,990 shares of Abraxas common stock and contingent value rights. An additional $5,000,000 of the Second Lien Notes were issued in payment of fees and expenses.

     Interest on the Second Lien Notes is payable semi-annually in arrears on May 1 and November 1, commencing May 1, 2000. The Second Lien Notes are redeemable, in whole or in part, at the option of Abraxas and Canadian Abraxas at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on December 1, 2002 and thereafter.

     The Second Lien Notes are senior indebtedness of Abraxas and Canadian Abraxas and are secured by a second lien on substantially all of the crude oil and natural gas properties of Abraxas and Canadian Abraxas and the shares of Grey Wolf owned by Abraxas and Canadian Abraxas. The Second Lien Notes are unconditionally guaranteed on a senior basis, jointly and severally, by Sandia and Wamsutter. The guarantees are secured by substantially all of the crude oil and natural gas properties of the guarantors. The Second Lien Notes are, however, effectively subordinated to the First Lien Notes and related guarantees to the extent the value of the collateral securing the Second Lien Notes and related guarantees and the First Lien Notes and related guarantees is insufficient to pay both the Second Lien Notes and the First Lien Notes.

     Upon a Change of Control, as defined in the Second Lien Notes Indenture, each holder of the Second Lien Notes will have the right to require Abraxas and Canadian Abraxas to repurchase such holder's Second Lien Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas and Canadian Abraxas will be obligated to offer to repurchase the Second Lien Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption in the event of certain asset sales.

     The Second Lien Notes indenture contains certain covenants that limit the ability of Abraxas and Canadian Abraxas and certain of their subsidiaries, including the guarantors of the Second Lien Notes (the "Restricted Subsidiaries") to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Abraxas or Canadian Abraxas.

     The Second Lien Notes indenture provides, among other things, that Abraxas and Canadian Abraxas may not, and may not cause or permit the Restricted Subsidiaries, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas, Canadian Abraxas or any other Restricted Subsidiary, guarantee any indebtedness of Abraxas, Canadian Abraxas or any other Restricted Subsidiary or transfer any of its assets to Abraxas, Canadian Abraxas or any other Restricted Subsidiary except in certain situations as described in the Second Lien Notes indenture.

     The fair value of the Old Notes, First Lien Notes and Second Lien Notes was approximately $168.6 million as of September 30, 2002. The Company has approximately $325,000 of standby letters of credit and a $10,000 performance bond open at September 30, 2002. Approximately $336,000 of cash is restricted and in escrow related to certain of the letters of credit and the bond.

GREY WOLF FACILITY

     GENERAL. On December 20, 2001, Grey Wolf entered into a credit facility with Mirant Canada Energy Capital, Ltd. ("Mirant Canada"). The Grey Wolf Facility established a revolving credit facility with a commitment amount of CDN $150 million, (approximately US $96 million). Subject to certain restrictions, the borrowing base may be reduced at the discretion of Mirant Canada upon 30 days written notice. Subject to earlier termination on the occurrence of events of default or other events, the stated maturity date is December 20, 2007. The applicable interest rate charged on the outstanding balance under the Grey Wolf Facility is 9.5%. Any amounts in default will accrue interest at 15%. The Grey Wolf Facility is non-recourse to Abraxas and its properties, other than Grey Wolf properties, and Abraxas has no additional direct obligations to Mirant Canada under the facility.

     PRINCIPAL PAYMENTS. Prior to maturity, Grey Wolf is required to make principal payments under the Grey Wolf Facility as follows: (i) on the date of the sale of any of its producing properties, Grey Wolf is required to make a payment equal to the amount of the net sales proceeds; (ii) on a monthly basis, Grey Wolf is required to make a payment equal to its net cash flow for the month prior to the date of the payment; and (iii) on the date that any reduction in the commitment amount becomes effective, Grey Wolf must repay all amounts over the commitment amount so reduced.

     Under the Grey Wolf Facility, "net cash flow" generally means the amount of proceeds received by Grey Wolf from the sale of hydrocarbons less taxes, royalty and similar payments (including overriding royalty interest payments made to Mirant Canada), interest payments made to Mirant Canada and operating and other expenses including approved capital and G&A expenses.

     Grey Wolf may also make pre-payments at any time after December 20, 2002 with no pre-payment penalty.

     The Company treats the Grey Wolf Facility as a revolving line of credit since, under ordinary circumstances, the lender is paid on a net cash flow basis. It is anticipated that the Company will be a net borrower for the next several years due to a large number of exploration and exploitation projects and the associated capital needs to complete the projects.

     SECURITY. Obligations under the Grey Wolf Facility are secured by a security interest in substantially all of Grey Wolf's assets, including, without limitation, working interests in producing properties and related assets owned by Grey Wolf. None of Abraxas' assets are subject to a security interest under the Grey Wolf Facility.

     COVENANTS. The Grey Wolf Facility contains a number of covenants that, among other things, restrict the ability of Grey Wolf to (i) enter into new business areas, (ii) incur additional indebtedness, (iii) create or permit to be created any liens on any of its properties, (iv) make certain payments, dividends and distributions, (v) make any unapproved capital expenditures, (vi) sell any of its accounts receivable, (vii) enter into any unapproved leasing arrangements, (viii) enter into any take-or-pay contracts, (ix) liquidate, dissolve, consolidate with or merge into any other entity, (x) dispose of its assets, (xi) abandon any property subject to Mirant Canada's security interest,
(xii) modify any of its operating agreements, (xiii) enter into any unapproved hedging agreements, and (xiv) enter into any new agreements affecting existing agreements relating to or affecting properties subject to Mirant Canada's security interests. In addition, Grey Wolf is required to submit a quarterly development plan for Mirant Canada's approval and Grey Wolf must comply with specified financial ratios and tests, including a minimum collateral coverage ratio. Grey Wolf was in compliance with these covenants at September 30, 2002.

     Upon receipt by the Company of a written request from Mirant Canada, the Company shall promptly, and in any event within 10 days of receipt of such request, have entered into one or more swap, hedge, floor, collar or similar agreements which are satisfactory to the lender at a price and for a term which is mutually acceptable to the Company and Mirant Canada.

     EVENTS OF DEFAULT. The Grey Wolf Facility contains customary events of default, including nonpayment of principal or interest, violations of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities, change of control and any material adverse change in the financial condition of Grey Wolf.

     OVERRIDING ROYALTY INTERESTS. As a condition to the Grey Wolf Facility, Grey Wolf has granted two overriding royalty interests to Mirant Canada, each in the amount of 2.5% of the revenues received by Grey Wolf from oil and gas sales from all of its properties. These overriding royalty interests resulted in the recording of a $2.3 million discount on the Grey Wolf Facility borrowings at December 31, 2001.

PRODUCTION PAYMENT

     In October 1999, the Company entered into a non-recourse Dollar Denominated Production Payment agreement (the "Production Payment") with a third party. The Production Payment had an aggregate total availability of up to $50 million at 15% interest. The Production Payment related to a portion of the production from several natural gas wells in South Texas. The Company reacquired the Production Payment in June 2002, for approximately $6.8 million.

NOTE 5. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                       THREE MONTHS ENDED           NINE MONTHS ENDED
                                                          SEPTEMBER 30,                SEPTEMBER 30,
                                                  ---------------------------  --------------------------
                                                       2002          2001          2002          2001
                                                  -------------  ------------  ------------  ------------
Numerator:
  Net loss from continuing operations             $      (8,438) $     (5,849) $   (112,827) $     (6,869)
                                                  -------------  ------------  ------------  ------------

Denominator:
  Denominator for basic earnings per share -
    Weighted-average shares                          29,979,397    22,626,599    29,979,397    24,347,669

  Effect of dilutive securities:
    Stock options, warrants and CVR's                         -             -             -             -
                                                  -------------  ------------  ------------  ------------

  Dilutive potential common shares
    Denominator for diluted earnings per share -
    adjusted weighted-average shares and assumed
    Conversions                                      29,979,397    22,626,599    29,979,397    24,347,669

  Basic loss per share:
    Loss from continuing operations               $       (0.28) $      (0.60) $      (3.76) $      (0.28)
                                                  =============  ============  ============  ============

  Diluted  loss per share:
    Loss from continuing operations               $       (0.28) $      (0.60) $      (3.76) $      (0.28)
                                                  =============  ============  ============  ============

     For the three and nine months ended September 30, 2002, none of the shares issuable in connection with stock options or warrants are included in diluted shares. Inclusion of these shares would be antidilutive due to losses incurred in the period. Had there not been losses in this period, dilutive shares would have been 3,000 shares and 6,487 shares for the three and nine months ended September 30, 2002, respectively.

CONTINGENT VALUE RIGHTS ("CVRs")

     As part of the exchange offer consummated by the Company in December 1999, Abraxas issued contingent value rights or CVRs, which entitled the holders to receive up to a total of 105,408,978 shares of Abraxas common stock under certain circumstances as defined. On May 21, 2001, Abraxas issued 3,386,488 shares upon the expiration of the CVRs.

NOTE 6.  GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The following table presents condensed consolidating balance sheets of Abraxas, as a parent company, and its significant subsidiaries, Canadian Abraxas and Grey Wolf, as September 30, 2002 and December 31, 2001 and the related consolidating statements of operations and cash flows for the three and nine months ended September 30, 2002 and 2001. Canadian Abraxas is a guarantor of the First Lien Notes ($63.5 million) and jointly and severally liable with Abraxas for the Second Lien Notes ($190.2 million) and the Old Notes ($801,000). Grey Wolf is a non-guarantor with respect to the First Lien Notes, the Second Lien Notes, and the Old Notes.

       CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARIES AND
                 NON-GUARANTOR BALANCE SHEET SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

                                                      ABRAXAS                                                     ABRAXAS
                                                     PETROLEUM     RESTRICTED                    RECLASSIFI-     PETROLEUM
                                                    CORPORATION    SUBSIDIARY    NON-GUARANTOR    CATIONS       CORPORATION
                                                   INC. - PARENT    (CANADIAN      SUBSIDIARY       AND             AND
                                                     COMPANY(1)      ABRAXAS)     (GREY WOLF)   ELIMINATIONS    SUBSIDIARIES
                                                   -------------   -----------   -------------  ------------   ---------------
ASSETS:
Current assets:
   Cash .........................................  $       8,694   $     2,591   $       2,073  $          -   $        13,358
   Accounts receivable, less allowance for
     doubtful accounts...........................          3,472         4,836          10,584       (11,401)            7,491
   Equipment inventory ..........................            870           179              12             -             1,061
   Other current assets .........................            268           194             210             -               672
                                                   -------------   -----------   -------------  ------------   ---------------
     Total current assets .......................         13,304         7,800          12,879       (11,401)           22,582
Property and equipment - net.....................         75,236        39,316          34,978             -           149,530
Deferred financing fees, net.....................          2,066           773             113             -             2,952
Other assets ....................................        108,709           787           8,381      (109,048)            8,829
                                                   -------------   -----------   -------------  ------------   ---------------
   Total assets .................................  $     199,315   $   48,676    $      56,351  $   (120,449)  $       183,893
                                                   =============   ===========   =============  ============   ===============
LIABILITIES AND STOCKHOLDER S' DEFICIT:
Current liabilities:
   Accounts payable .............................  $      13,917   $       295   $       8,285  $    (11,317)  $        11,180
   Accrued interest .............................          6,901         2,521               -             -             9,422
   Other accrued expenses .......................          1,993             -               -             -             1,993
   Hedge liability ..............................            354           290               -             -               644
   Current maturities of long-term debt .........         63,500             -               -             -            63,500
                                                   -------------   -----------   -------------  ------------   ---------------
     Total current liabilities ..................         86,665         3,106           8,285       (11,317)           86,739
Long-term debt ..................................        138,350        52,629          40,220             -           231,199
Future site restoration  ........................             -          3,274             713             -             3,987
                                                   -------------   -----------   -------------  ------------   ---------------
                                                         225,015        59,009          49,218       (11,317)          321,925
Stockholders' equity (deficit)...................        (25,700)      (10,333)          7,133      (109,132)         (138,032)
                                                   -------------   -----------   -------------  ------------   ---------------
Total liabilities and stockholders' equity
(deficit)........................................  $     199,315   $    48,676   $      56,351  $   (120,449)  $       183,893
                                                   =============   ===========   =============  ============   ===============

     (1) Includes amounts for insignificant U.S. subsidiaries, Sandia and Wamsutter, which are guarantors of the First and Second Lien Notes. Sandia is also a guarantor of the Old Notes. Additionally, these subsidiaries are designated as Restricted Subsidiaries along with Canadian Abraxas.

       CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARIES AND
                  NON-GUARANTOR BALANCE SHEET DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                      ABRAXAS                                                     ABRAXAS
                                                     PETROLEUM     RESTRICTED                    RECLASSIFI-     PETROLEUM
                                                    CORPORATION    SUBSIDIARY    NON-GUARANTOR    CATIONS       CORPORATION
                                                   INC. - PARENT    (CANADIAN      SUBSIDIARY       AND             AND
                                                     COMPANY(1)      ABRAXAS)     (GREY WOLF)   ELIMINATIONS    SUBSIDIARIES
                                                   -------------   -----------   -------------  ------------   ---------------
ASSETS:
Current assets:
   Cash .........................................  $       3,593   $     1,245   $       2,767  $          -   $         7,605
   Accounts receivable, less allowance for
     doubtful accounts...........................         17,281           792           6,782       (16,808)            8,047
   Equipment inventory ..........................          1,061           178              12             -             1,251
   Other current assets .........................            250            99              94             -               443
                                                   -------------   -----------   -------------  ------------   ---------------
     Total current assets .......................         22,185         2,314           9,655       (16,808)           17,346
Property and equipment - net.....................        116,462       122,486          42,946             -           281,894
Deferred financing fees, net.....................          2,779         1,042             107             -            3,928
Other assets ....................................        108,704           784           6,281      (115,321)              448
                                                   -------------   -----------   -------------  ------------   ---------------
   Total assets .................................  $     250,130   $   126,626   $      58,989  $   (132,129)  $       303,616
                                                   =============   ===========   =============  ============   ===============
LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
   Accounts payable .............................  $      10,642   $    17,009   $       9,472  $    (22,985)  $        14,138
   Accrued interest .............................          5,000         1,009               4             -             6,013
   Other accrued expenses .......................          1,052             -              64             -             1,116
   Hedge liability ..............................            438           220               -             -               658
   Current maturities of long-term debt .........            415             -               -             -               415
                                                   -------------   -----------   -------------  ------------   ---------------
     Total current liabilities ..................         17,547        18,238           9,540       (22,985)           22,340
Long-term debt ..................................        209,611        52,629          22,944             -           285,184
Deferred income taxes ...........................              -        17,718           2,903             -            20,621
Future site restoration  ........................              -         3,399             657             -             4,056
                                                   -------------   -----------   -------------  ------------   ---------------
                                                         227,158        91,984          36,044       (22,985)          332,201
Stockholders' equity (deficit)...................         22,972        34,642          22,945      (109,144)          (28,585)
                                                   -------------   -----------   -------------  ------------   ---------------
Total liabilities and stockholders' equity
(deficit)........................................  $     250,130   $   126,626   $      58,989  $   (132,129)  $       303,616
                                                   =============   ===========   =============  ============   ===============

 CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND NON-GUARANTOR
      STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

                                                      ABRAXAS                                                     ABRAXAS
                                                     PETROLEUM     RESTRICTED                    RECLASSIFI-     PETROLEUM
                                                    CORPORATION    SUBSIDIARY    NON-GUARANTOR    CATIONS       CORPORATION
                                                   INC. - PARENT    (CANADIAN      SUBSIDIARY       AND             AND
                                                     COMPANY(1)      ABRAXAS)     (GREY WOLF)   ELIMINATIONS    SUBSIDIARIES
                                                   -------------   -----------   -------------  ------------   ---------------
Revenues:
   Oil and gas production revenues ..............  $       4,630   $     2,657   $       2,842  $          -   $        10,129
   Gas processing revenues ......................              -           436              86             -               522
   Rig revenues .................................            169             -               -             -               169
   Other  .......................................              1           184              56             -               241
                                                   -------------   -----------   -------------  ------------   ---------------
                                                           4,800         3,277           2,984             -            11,061
Operating costs and expenses:
   Lease operating and production taxes .........          1,897           975           1,071             -             3,943
   Depreciation, depletion, and amortization ....          2,108         1,737           1,241             -             5,086
   Rig operations ...............................            143             -               -             -               143
   General and administrative ...................            686           426             287             -             1,399
                                                   -------------   -----------   -------------  ------------   ---------------
                                                           4,834         3,138           2,599             -            10,571
                                                   -------------   -----------   -------------  ------------   ---------------
Operating income ................................            (34)          139             385             -               490

Other (income) expense:
   Interest income ..............................            (15)            -               -             -               (15)
   Amortization of deferred financing fees.......            331            91               3             -               425
   Interest expense..............................          6,119         1,656             841             -             8,616
                                                   -------------   -----------   -------------  ------------   ---------------
                                                           6,435         1,747             844             -             9,026
                                                   -------------   -----------   -------------  ------------   ---------------
Loss from operations before income tax and
   extraordinary item............................         (6,469)       (1,608)           (459)            -            (8,536)
Income tax benefit...............................              -            (8)            (90)            -               (98)
                                                   -------------   -----------   -------------  ------------   ---------------
Net  loss........................................  $      (6,469)  $    (1,600)  $        (369) $          -   $        (8,438)
                                                   =============   ===========   =============  ============   ===============

 CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND NON-GUARANTOR
      STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

                                                      ABRAXAS                                                     ABRAXAS
                                                     PETROLEUM     RESTRICTED                    RECLASSIFI-     PETROLEUM
                                                    CORPORATION    SUBSIDIARY    NON-GUARANTOR    CATIONS       CORPORATION
                                                   INC. - PARENT    (CANADIAN      SUBSIDIARY       AND             AND
                                                     COMPANY(1)      ABRAXAS)     (GREY WOLF)   ELIMINATIONS    SUBSIDIARIES
                                                   -------------   -----------   -------------  ------------   ---------------
Revenues:
   Oil and gas production revenues ..............  $      14,592   $    10,432   $       9,134  $          -   $        34,158
   Gas processing revenues ......................              -         1,593             340             -             1,933
   Rig revenues .................................            513             -               -             -               513
   Other  .......................................             70           291             138             -               499
                                                   -------------   -----------   -------------  ------------   ---------------
                                                          15,175        12,316           9,612             -            37,103
Operating costs and expenses:
   Lease operating and production taxes .........          5,666         2,809           2,730             -            11,205
   Depreciation, depletion, and amortization ....          7,167         9,030           4,813             -            21,010
   Proved property impairment....................         28,179        60,501          27,315             -           115,995
   Rig operations ...............................            439             -               -             -               439
   General and administrative ...................          2,893           787             898             -             4,578
                                                   -------------   -----------   -------------  ------------   ---------------
                                                          44,344        73,127          35,756             -           153,227
                                                   -------------   -----------   -------------  ------------   ---------------
Operating loss...................................        (29,169)      (60,811)        (26,144)            -          (116,124)

Other (income) expense:
   Interest income ..............................            (56)            -               -             -               (56)
   Amortization of deferred financing fees.......            994           274              15             -             1,283
   Interest expense..............................         18,650         4,998           2,142             -            25,790
                                                   -------------   -----------   -------------  ------------   ---------------
                                                          19,588         5,272           2,157             -            27,017
                                                   -------------   -----------   -------------  ------------   ---------------
Loss from operations before income tax and
   extraordinary item............................        (48,757)     (66,083)         (28,301)            -          (143,141)
Income tax benefit...............................              -       (18,522)        (11,792)            -           (30,314)
                                                   -------------   -----------   -------------  ------------   ---------------
Net  loss........................................  $     (48,757)  $   (47,561)  $     (16,509) $          -   $      (112,827)
                                                   =============   ===========   =============  ============   ===============

 CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND NON-GUARANTOR
      STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                      ABRAXAS                                                     ABRAXAS
                                                     PETROLEUM     RESTRICTED                    RECLASSIFI-     PETROLEUM
                                                    CORPORATION    SUBSIDIARY    NON-GUARANTOR    CATIONS       CORPORATION
                                                   INC. - PARENT    (CANADIAN      SUBSIDIARY       AND             AND
                                                     COMPANY(1)      ABRAXAS)     (GREY WOLF)   ELIMINATIONS    SUBSIDIARIES
                                                   -------------   -----------   -------------  ------------   ---------------
Revenues:
   Oil and gas production revenues ..............  $       7,485   $     4,114   $       2,068  $          -   $        13,667
   Gas processing revenues ......................              -           677             100             -               777
   Rig revenues .................................            199             -               -             -               199
   Other  .......................................              3           164              91             -               258
                                                   -------------   -----------   -------------  ------------   ---------------
                                                           7,687         4,955           2,259             -            14,901
Operating costs and expenses:
   Lease operating and production taxes .........          2,096         1,735             657             -             4,488
   Depreciation, depletion, and amortization ....          3,397         3,431           1,193             -             8,021
   Rig operations ...............................            204             -               -             -               204
   General and administrative ...................            945           280             142             -             1,367
   General and administrative (Stock-based
     Compensation)...............................         (1,366)            -               -             -            (1,366)
                                                   -------------   -----------   -------------  ------------   ---------------
                                                           5,276         5,446           1,992             -            12,714
                                                   -------------   -----------   -------------  ------------   ---------------
Operating income (loss)..........................          2,411          (491)            267             -             2,187

Other (income) expense:
   Interest income ..............................           (226)            -               -           180               (46)
   Amortization of deferred financing fees.......            347            58               -             -               405
   Interest expense .............................          6,384         1,789              97          (180)            8,090
                                                   -------------   -----------   -------------  ------------   ---------------
                                                           6,505         1,847              97             -             8,449
                                                   -------------   -----------   -------------  ------------   ---------------
Income (loss) from operations before income tax
   and extraordinary item........................         (4,094)       (2,338)            170             -            (6,262)
Income tax expense (benefit).....................              -          (677)             69             -              (608)
Minority interest in income of consolidated
   foreign subsidiary ...........................              -             -               -          (195)             (195)
                                                   -------------   -----------   -------------  ------------   ---------------
Net income (loss)................................  $      (4,094)  $    (1,661)  $         101  $       (195)  $        (5,849)
                                                   =============   ===========   =============  ============   ===============

 CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND NON-GUARANTOR
                             STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                     ABRAXAS                                                       ABRAXAS
                                                    PETROLEUM      RESTRICTED         NON-        RECLASSIFI-     PETROLEUM
                                                   CORPORATION     SUBSIDIARY      GUARANTOR        CATIONS      CORPORATION
                                                  INC. - PARENT    (CANADIAN         AND             AND             AND
                                                   COMPANY (1)      ABRAXAS)       GREY WOLF)    ELIMINATIONS    SUBSIDIARIES
                                                  -------------   ------------    ------------   ------------    ------------
Revenues:
   Oil and gas production revenues ............   $     30,033    $     20,537    $     11,473   $          -    $     62,043
   Gas processing revenues ....................              -           1,470             241              -           1,711
   Rig revenues ...............................            607               -               -              -             607
   Other ......................................             82             399             261              -             742
                                                  ------------    ------------    ------------   ------------    ------------
                                                        30,722          22,406          11,975              -          65,103
Operating costs and expenses:
   Lease operating and production taxes .......          6,837           5,084           1,758              -          13,679
   Depreciation, depletion, and amortization ..          9,584          11,587           3,979              -          25,150
   Rig operations .............................            548               -               -              -             548
   General and administrative .................          3,495             979             577              -           5,051
   General and administrative (Stock-based
     Compensation) ............................         (2,767)              -               -              -          (2,767)
                                                  ------------    ------------    ------------   ------------    ------------
                                                        17,697          17,650           6,314              -          41,661
                                                  ------------    ------------    ------------   ------------    ------------
Operating income ..............................         13,025           4,756           5,661              -          23,442

Other (income) expense:
   Interest income ............................           (930)              -               -            856             (74)
   Amortization of deferred financing fees ....          1,042             273               -              -           1,315
   Interest expense ...........................         18,815           5,413             328           (856)         23,700
   Other ......................................             16               -               -              -              16
                                                  ------------    ------------    ------------   ------------    ------------
                                                        18,943           5,686             328              -          24,957
                                                  ------------    ------------    ------------   ------------    ------------
Income (loss) from operations before income tax
   and extraordinary item .....................         (5,918)           (930)          5,333              -          (1,515)
Income tax expense ............................            505           1,048           2,124              -           3,677
Minority interest in income of consolidated
   foreign subsidiary .........................              -               -               -         (1,676)         (1,676)
                                                  ------------    ------------    ------------   ------------    ------------
Net loss ......................................   $     (6,423)   $     (1,978)   $      3,209   $     (1,676)   $     (6,868)
                                                  ============    ============    ============   ============    ============

     CONDENSED CONSOLIDATING PARENT, RESTRICTED SUBSIDIARY AND NON-GUARANTOR
                             STATEMENT OF CASH FLOW
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

                                                   ABRAXAS                                                        ABRAXAS
                                                  PETROLEUM      RESTRICTED          NON-        RECLASSIFI-     PETROLEUM
                                                 CORPORATION     SUBSIDIARY      GUARANTOR        CATIONS       CORPORATION
                                                INC. -PARENT     (CANADIAN       SUBSIDIARY         AND             AND
                                                 COMPANY (1)      ABRAXAS)      (GREY WOLF)     ELIMINATIONS    SUBSIDIARIES
                                                ------------    ------------    ------------    ------------    ------------
OPERATING ACTIVITIES
Net loss ....................................   $    (48,757)   $    (47,561)   $    (16,509)   $          -    $   (112,827)
Adjustments to reconcile net loss to net
   cash provided by operating activities:
     Depreciation, depletion, and
       amortization .........................          7,167           9,030           4,813               -          21.010
     Proved property impairment .............         28,179          60,501          27,314               -         115,994
     Deferred income tax benefit ............              -         (18,522)        (11,792)              -         (30,314)
     Amortization of deferred financing fees             994             274              16               -           1,284
     Amortization of debt discount ..........              -               -             287               -             287
     Changes in operating assets and
       liabilities:
         Accounts receivable ................         19,401         (20,786)          2,441            (557)            499
         Equipment inventory ................            191               -               -               -             191
         Other ..............................            (22)           (165)            (62)              -            (249)
         Accounts payables and accrued
           expenses .........................            525           1,520          (1,297)            557           1,305
                                                ------------    ------------    ------------    ------------    ------------
Net cash provided (used) by operating
   activities ...............................          7,678         (15,709)          5,211               -
                                                                                                                      (2,820)

INVESTING ACTIVITIES
Capital expenditures, including purchases
   and development of properties ............         (3,845)         (4,462)        (25,085)              -         (33,392)
Proceeds from sale of oil and gas properties           9,725          21,669           2,284               -          33,678
                                                ------------    ------------    ------------    ------------    ------------
Net cash provided (used) by investing .....
   activities ...............................          5,880          17,207         (22,801)              -             286

FINANCING ACTIVITIES
Proceeds from long-term borrowings ..........              -               -          17,084               -          17,084
Payments on long-term borrowings ............         (8,176)              -               -               -          (8,176)
Deferred financing fees .....................           (281)                            (22)                           (303)
                                                ------------    ------------    ------------    ------------    ------------
Net cash provided (used) by financing
 Activities .................................         (8,457)              -          17,062               -           8,605
                                                ------------    ------------    ------------    ------------    ------------
Effect of exchange rate changes on cash .....              -            (152)           (166)              -            (318)
                                                ------------    ------------    ------------    ------------    ------------
Increase (decrease) in cash .................          5,101           1,346            (694)              -           5,753
Cash at beginning of year                              3,593           1,245           2,767               -           7,605
                                                ------------    ------------    ------------    ------------    ------------
Cash at end of year .........................   $      8,694    $      2,591    $      2,073    $          -    $     13,358
                                                ============    ============    ============    ============    ============

     CONDENSED CONSOLIDATING PARENT, RESTRICTED SUBSIDIARY AND NON-GUARANTOR
                             STATEMENT OF CASH FLOW
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                       ABRAXAS
                                                      PETROLEUM      RESTRICTED           NON-        RECLASSIFI-        ABRAXAS
                                                     CORPORATION     SUBSIDIARY         GUARANTOR      CATIONS         PETROLEUM
                                                    INC. - PARENT    (CANADIAN         SUBSIDIARY        AND         CORPORATION AND
                                                    COMPANY (1)        ABRAXAS)       (GREY WOLF)    ELIMINATIONS     SUBSIDIARIES
                                                    -------------   -------------    -------------   -------------   --------------
OPERATING ACTIVITIES
Net income (loss) ...............................   $      (6,423)  $      (2,062)   $       2,815   $      (1,198)   $      (6,868)

Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
     Minority interest in income of foreign
       subsidiary ...............................               -               -                -           1,676            1,676
     Depreciation, depletion, and
       amortization .............................           9,585          11,587            3,978               -           25,150
     Deferred income tax expense ................               -             878            2,079               -
                                                                                                                              2,957
     Amortization of deferred financing fees ....           1,042             273                -               -
                                                                                                                              1,315
     Stock-based compensation ...................          (2,767)              -                -               -
                                                                                                                             (2,767)
     Changes in operating assets and liabilities:
         Accounts receivable ....................          20,727          (8,817)           1,688               -           13,598
         Equipment inventory ....................            (234)              -                -               -             (234)
         Accounts payables and accrued
           expenses .............................          (7,280)            364           (1,822)              -           (8,738)
                                                    -------------   -------------    -------------   -------------    -------------
Net cash provided by operating activities .......          14,650           2,223            8,738             478           26,089

INVESTING ACTIVITIES
Capital expenditures, including purchases
   and development of properties ................         (15,984)        (14,340)         (13,991)           (478)         (44,793)
Proceeds from sale of oil and gas
   properties ...................................               -          11,968            3,393               -           15,361
Acquisition of minority interest ................          (2,248)         (2,248)
                                                    -------------   -------------    -------------   -------------    -------------
Net cash  used by investing activities ..........         (18,232)         (2,372)         (10,598)           (478)         (31,680)

FINANCING ACTIVITIES
Proceeds from long-term borrowings ..............          11,256               -            1,610               -           12,866
Payments on long-term borrowings ................          (8,873)              -                -               -           (8,873)
Exercise of stock options .......................              16               -                -               -               16
Other ...........................................             (52)              -              283               -              231
                                                    -------------   -------------    -------------   -------------    -------------
Net cash provided by  financing activities ......           2,347               -            1,893               -            4,240
                                                    -------------   -------------    -------------   -------------    -------------
Effect of exchange rate changes on cash .........               -            (128)             (33)              -             (161)
                                                    -------------   -------------    -------------   -------------    -------------
Decrease in cash ................................          (1,235)           (277)               -               -           (1,512)
Cash at beginning of period .....................             326           1,678                -               -            2,004
                                                    -------------   -------------    -------------   -------------    -------------
Cash at end of period ...........................   $        (909)  $       1,401       $        -    $          -    $         492
                                                    =============   =============    =============   =============    =============

NOTE 7. BUSINESS SEGMENTS

    Business segment information about the three months and nine months ended September 30, 2002 in different geographic areas is as follows:

                                                THREE MONTHS ENDED SEPTEMBER 30, 2002
                                             --------------------------------------------
                                                  U.S.            CANADA        TOTAL
                                             -------------     -----------    -----------
                                                             (In thousands)
Revenues ...............................     $       4,800     $     6,261    $    11,061
                                             =============     ===========    ===========
Operating loss..........................     $         651     $       525    $     1,176
                                             =============     ===========
General Corporate.........................................................           (686)
Interest expense and amortization of
   deferred financing fees................................................         (9,026)
                                                                              -----------
Loss before income taxes..................................................    $    (8,536)
                                                                              ===========

                                                THREE MONTHS ENDED SEPTEMBER 30, 2001
                                             --------------------------------------------
                                                  U.S.            CANADA         TOTAL
                                             -------------     -----------    -----------
                                                            (In thousands)
Revenues ...............................     $       7,687     $     7,214    $    14,901
                                             =============     ===========    ===========
Operating profit........................     $       2,170     $      (224)   $     1,946
                                             =============     ===========
General Corporate.......................................................              241
Interest expense and amortization of
   deferred financing fees..............................................           (8,449)
                                                                              -----------
Income before income taxes..............................................      $    (6,262)
                                                                              ===========

                                                 NINE MONTHS ENDED SEPTEMBER 30, 2002
                                             --------------------------------------------
                                                  U.S.           CANADA         TOTAL
                                             -------------     -----------    -----------
                                                             (In thousands)
Revenues ...............................     $      15,175     $    21,928    $    37,103
                                             =============     ===========    ===========
Operating loss..........................     $     (26,187)    $   (86,954)   $  (113,141)
                                             =============     ===========
General Corporate.........................................................         (2,983)
Interest expense and amortization of
   deferred financing fees................................................        (27,017)
                                                                              -----------
Loss before income taxes..................................................    $  (143,141)
                                                                              ===========

                                                 NINE MONTHS ENDED SEPTEMBER 30, 2001
                                             --------------------------------------------
                                                  U.S.            CANADA        TOTAL
                                             -------------     -----------    -----------
                                                            (In thousands)
Revenues ...............................     $      30,722     $    34,381    $    65,103
                                             =============     ===========    ===========
Operating profit........................     $      14,023     $    10,417    $    24,440
                                             =============     ===========
General Corporate.........................................................           (998)
Interest expense and amortization of
   deferred financing fees................................................        (24,957)
                                                                              -----------
Income before income taxes................................................    $    (1,515)
                                                                              ===========

                                                        AT SEPTEMBER 30, 2002
                                             --------------------------------------------
                                                  U.S.            CANADA         TOTAL
                                             -------------     -----------    -----------
                                                          (In thousands)
Identifiable assets ....................     $      88,659     $    83,168    $   171,827
                                             =============     ===========
Corporate assets..........................................................         12,066
                                                                              -----------
Total assets .............................................................    $   183,893
                                                                              ===========

                                                       AT DECEMBER 31, 2001
                                             --------------------------------------------
                                                   U.S.          CANADA          TOTAL
                                             -------------     -----------    -----------
                                                               (In thousands)
Identifiable assets ....................     $     124,993     $   174,063    $   299,056
                                             =============     ===========
Corporate assets..........................................................          4,560
                                                                              -----------
Total assets .............................................................    $   303,616
                                                                              ===========

NOTE 8. HEDGING PROGRAM AND DERIVATIVES

    On January 1, 2001, the Company adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, the Company uses only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income/Loss, a component of Stockholders' Equity, to the extent that the hedge is effective. Any ineffective portion is reflected in current operations.

     The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in Accumulated Other Comprehensive Income/Loss related to a cash flow hedge that becomes ineffective, remain unchanged until the related production is delivered. If the Company determines that it is probable that a hedged transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

     Gains and losses on hedging instruments related to Accumulated Other Comprehensive Income/Loss and adjustments to carrying amounts on hedged production are included in natural gas or crude oil production revenue in the period that the related production is delivered.

     The following table sets forth the Company's hedge position as of September 30, 2002.

             Time Period                      Notional Quantities                     Price              Fair Value
-------------------------------------- ---------------------------------- ------------------------------ ------------
October 1, 2002 - October 31, 2002     20,000  Mcf/day  of  natural  gas  Fixed price swap  $2.60-$2.95  $(0.6)
                                       or 1,000 Bbl/day of crude oil      natural gas or                 million
                                                                          $18.90 Crude oil

     On January 1, 2001, in accordance with the transition provisions of SFAS 133, the Company recorded $31.0 million, net of tax, in Other Comprehensive Income/Loss representing the cumulative effect of an accounting change to recognize the fair value of cash flow derivatives. The Company recorded cash flow hedge derivative liability of $38.2 million on that date and a deferred tax asset of $7.2 million.

     During the first nine months of 2002 the fair value of the hedge increased by $2.5 million. For the three and nine months ended September 30, 2002, the ineffective portion of the cash flow hedges were not material.

     As of September 30, 2002, $0.5 million of deferred net losses on derivative instruments were recorded in other comprehensive income, of which $0.5 million is expected to be reclassified to earnings upon the expiration of the hedge in October 2002.

     All hedge transactions are subject to the Company's risk management policy, which has been approved by the Board of Directors. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

NOTE 9.  CONTINGENCIES

     LITIGATION - In 2001 the Company and a limited partnership, of which a subsidiary of the Company is the general partner (the "Partnership"), were named in a lawsuit filed in U.S. District Court in the District of Wyoming. The claim asserts breach of contract, fraud and negligent misrepresentation by the Company and the Partnership related to the responsibility for year 2000 ad valorem taxes on crude oil and natural gas properties sold by the Company and the Partnership. In February 2002, a summary judgment was granted to the plaintiff in this matter and a final judgment in the amount of $1.3 million was entered. The Company and the Partnership have filed an appeal. The Company believes these charges are without merit. The Company has established a reserve in the amount of $845,000, which represents the Company's share of the judgment. The Company believes that the remaining portion of the judgment represents the other partner's share of such judgment.

     In late 2000, the Company received a Final De Minimis Settlement Offer from the United States Environmental Protection Agency concerning the Casmalia Disposal Site, Santa Barbara County, California. The Company's liability for the cleanup at the Superfund site is based on its acquisition of Bennett Petroleum Corporation, which is alleged to have transported or arranged for the transportation of oil field waste and drilling muds to the Superfund site. The Company has engaged California counsel to evaluate the notice of proposed de minimis settlement and its notice of potential strict liability under the Comprehensive Environmental Response, Compensation and Liability Act. Defense of the action is handled through a joint group of oil companies, all of which are claiming a petroleum exclusion that would limit the Company's liability. The potential financial exposure and any settlement posture has yet not been developed, but is considered by the Company to be immaterial.

     Additionally, from time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At September 30, 2002, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

NOTE 10.  COMPREHENSIVE INCOME

     Comprehensive income includes net income, losses and certain items recorded directly to Stockholders' Equity and classified as Other Comprehensive Income.

     The following table illustrates the calculation of comprehensive loss for the three and nine months ended September 30, 2002:

                                                                                     Accumulated
                                                                                       Other
                                                                                    Comprehensive
                                                      Comprehensive Income (Loss)   Income (Loss)
                                                      ---------------------------   -------------
                                                          Nine       Three Months       As of
                                                         Months          Ended      September 30,
                                                         Ended                          2002
                                                                                    -------------
                                                          September 30, 2002
                                                                     (In thousands)
                                                      -------------------------------------------
Accumulated other comprehensive loss at
December 31, 2001..................................                                 $     (13,561)
   Net loss........................................   $   (112,827)  $     (8,438)

Other Comprehensive loss:
Hedging derivatives (net of tax) - See Note
      Reclassification adjustment for settled
       hedge contracts.............................          2,034            883
      Change in fair market value of outstanding
       hedge positions.............................         (1,980)            (4)

   Foreign currency translation adjustment.........          3,326         (1,830)
                                                      ------------   ------------
Other comprehensive income (loss)..................          3,380           (951)          3,380
                                                      ------------   ------------

Comprehensive loss.................................   $   (109,447)  $     (9,389)
                                                      ============   ============   -------------

Accumulated other comprehensive loss at
 September 30, 2002................................                                 $     (10,181)
                                                                                    =============

NOTE 11.  PROVED PROPERTY IMPAIRMENT

     In accordance with the Securities and Exchange Commission requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of a period, or alternatively, if prices subsequent to that date have increased, a price near the periodic filing date of the Company's financial statements. As of June 30, 2002, the Company's net capitalized costs of crude oil and natural gas properties exceeded the present value of its estimated proved reserves by $138.7 million ($28.2 million on the U.S. properties and $110.5 million on the Canadian properties). These amounts were calculated considering June 30, 2002 period-end prices of $26.12 per Bbl for crude oil and $2.16 per Mcf for natural gas as adjusted to reflect the expected realized prices for each of the full cost pools. The Company used the subsequent increased prices in Canada to evaluate its Canadian properties, and reduced the period end June 30, 2002 write-down to an amount of $87.8 million on those properties. The subsequent prices in the U.S. would not have resulted in a reduction of the write-down for the U.S. properties. An expense recorded in one period may not be reversed in a subsequent period even though higher crude oil and natural gas prices may have increased the ceiling applicable to the subsequent period. At September 30, 2002 the Company's net capitalized cost of crude oil and natural gas properties did not exceed the present value of its estimated reserves, due to increased commodity prices during the third quarter and as such no write down was recorded for the three months ended September 30, 2002.

     The Company cannot assure you that it will not experience additional write-downs in the future. Should commodity prices decline or if any of our proved reserves are revised downward, a further write-down of the carrying value of our crude oil and natural gas properties may be required.

NOTE 12.  NEW ACCOUNTING STANDARDS

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires an asset retirement obligation to be recorded at fair value during the period incurred and an equal amount recorded as an increase in the value of the related long-lived asset. The capitalized cost is depreciated over the useful life of the asset and the obligation is accreted to its present value each period. SFAS No. 143 is effective for the Company beginning January 1, 2003. The Company is currently evaluating the impact the standard will have on its future results of operations and financial condition.

     Effective January 1, 2002, the Company adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 retains the requirement to recognize an impairment loss only where the carrying value of a long-lived asset is not recoverable from its undiscounted cash flows and to measure such loss as the difference between the carrying amount and fair value of the asset. SFAS No. 144, among other things, changes the criteria that have to be met to classify an asset as held-for-sale and requires that operating losses from discontinued operations be recognized in the period that the losses are incurred rather than as of the measurement date. This new standard had no impact on the Company's consolidated financial statements during the first nine months of 2002.

     In April 2002, the FASB issued SFAS No. 145, "Recission of FASB No. 4, 44, and 64, Amendments of FASB Statement No. 13 and Technical Corrections." SFAS No. 145 clarifies guidance related to the reporting of gains and losses from extinguishment of debt and resolves inconsistencies related to the required accounting treatment of certain lease modifications. SFAS No. 145 also amends other existing pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions relating to the reporting of gains and losses from extinguishment of debt become effective for the Company beginning January 1, 2003 with earlier adoption encouraged. All other provisions of this standard have been effective for the Company as of May 15, 2002 and did not have a significant impact on its financial condition or results of operations.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Cost Associated with Exit or Disposal Activities." SFAS No. 146 requires costs associated with exit of disposal activities to be recognized when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 is effective for the Company beginning January 1, 2003. The Company is currently evaluating the impact the standard will have on its results of operations and financial condition.

     The American Institute of Certified Public Accountants has issued an Exposure Draft for a Proposed Statement of Position, "Accounting for Certain Costs and Activities Related to Property, Plant and Equipment" which would require major maintenance activities to be expensed as costs are incurred. The Company is currently evaluating the impact on its results of operations and financial condition if this proposed Statement of Position is adopted in its current form.

NOTE 13.  SUBSEQUENT EVENT (UNAUDITED)

CANADIAN STOCK SALES AND EXCHANGE OFFER -  2003

     On January 23, 2003 the Company sold to a third party all of the outstanding capital stock of it's wholly owned subsidiaries, Canadian Abraxas and Grey Wolf, for approximately $138 million, subject to closing adjustments (certain assets were retained); repaid the Grey Wolf Facility indebtedness of approximately $46.3 million; redeemed the First Lien Notes, at 100% of the principal amount of the First Lien Notes, plus accrued and unpaid interest, for approximately $66.4 million; and entered into a new senior credit agreement providing for a revolving credit facility with an initial borrowing capacity of $50 million and a new term facility for $4.2 million.

     On January 23, 2003 the Company completed an exchange offer, pursuant to which it offered to exchange cash and securities for all of the outstanding Second Lien Notes and Old Notes. In connection with the exchange offer, the Company made cash payments of approximately $59.2 million, issued new 11.5% secured notes due 2007 and issued approximately 5.6 million shares of Common Stock. Such new secured notes are subordinate to the new senior credit agreement which includes provisions regarding the payment of interest on the new secured notes.

FINANCIAL STATEMENTS

GREY WOLF EXPLORATION INC.

DECEMBER 31, 2001, 2000 AND 1999

                                AUDITORS' REPORT

To the Directors of
Grey Wolf Exploration Inc.

We have audited the balance sheets of Grey Wolf Exploration Inc. as at December 31, 2001 and 2000 and the statements of earnings and retained earnings and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

With respect to the financial statements for each of the years in the two year period ended December 31, 2001, we conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

On February 23, 2001, we reported separately to the shareholders of the Company on financial statements for the year ended December 31, 2000, prepared in accordance with the Canadian generally accepted accounting principles, which excluded Note 10 on differences between Canadian and United States generally accepted accounting principles.

Calgary, Canada                                    /s/ Deloitte & Touche LLP
March 28, 2002 (except for Note 11                   Chartered Accountants
for which the date is January 23, 2003)

                    COMMENTS BY AUDITORS FOR U.S. READERS ON

                       CANADA - U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) outlining changes in accounting principles that have been implemented in the financial statements. As discussed in Note 7 to the financial statements, in 2001 the Company changed its method of computing diluted earnings per share to conform to the new Canadian Institute of Chartered Accountants Handbook recommendations section 3500. In addition, as discussed in Note 6 to the financial statements, in 2000 the Company changed its method of accounting for income taxes to conform to the new Canadian Institute of Chartered Accounts Handbook recommendations section 3465.

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) outlining significant subsequent events that have been disclosed in the financial statements. We have not audited any financial statements of the Company for any period subsequent to December 31, 2001. However, as discussed in Note 11, the Company sold various petroleum and natural gas assets in May 2002. Also as discussed in Note 11, the Company's parent company sold all of the outstanding common shares of the Company in January 2003.

Calgary, Canada                                    /s/ Deloitte & Touche LLP
March 28, 2002 (except for Note 11                   Chartered Accountants
for which the date is January 23, 2003)

                                AUDITORS' REPORT

To the Directors of
Grey Wolf Exploration Inc.

We have audited the statements of earnings and retained earnings and cash flows of Grey Wolf Exploration Inc. for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the results of the Company's operations and cash flows for the year ended December 31, 1999 in accordance with Canadian generally accepted accounting principles.

Calgary, Canada                                    /s/ Ernst & Young LLP
March 10, 2000                                     Chartered Accountants

GREY WOLF EXPLORATION INC.

BALANCE SHEETS
AS AT DECEMBER 31
(THOUSANDS OF DOLLARS)
                                                       2001          2000
                                                         $             $
                                                    -----------   -----------
ASSETS
CURRENT
Cash (Note 4)                                             4,405             -
Accounts receivable (Note 9)                              9,980         9,815
                                                    -----------   -----------
                                                         14,385         9,815

Long-term receivable (Note 9)                            10,000             -
Property and equipment (Note 3)                          71,879        54,782
Deferred financing fees (Note 4)                            170             -
                                                    -----------   -----------
                                                         96,434        64,597
                                                    ===========   ===========

LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Note 9)        15,183        15,764

Long-term debt (Note 4)                                  36,526        11,793
Future site restoration                                   1,050           898
Future income taxes (Note 6)                              6,359         3,297
                                                    -----------   -----------
                                                         59,118        31,752
                                                    -----------   -----------

SHAREHOLDERS' EQUITY
Share capital (Note 5)                                   27,891        27,555
Retained earnings                                         9,425         5,290
                                                    -----------   -----------
                                                         37,316        32,845
                                                    -----------   -----------
                                                         96,434        64,597
                                                    ===========   ===========

SEE ACCOMPANYING NOTES

GREY WOLF EXPLORATION INC.

STATEMENTS OF EARNINGS AND RETAINED EARNINGS
YEARS ENDED DECEMBER 31
(THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)
                                                       2001          2000          1999
                                                         $             $             $
                                                    -----------   -----------   -----------
REVENUE
Petroleum and natural gas sales                          30,268        26,009        15,427
Royalties, net of Alberta Royalty Tax Credit             (7,615)       (5,380)       (2,363)
                                                    -----------   -----------   -----------
                                                         22,653        20,629        13,064
                                                    -----------   -----------   -----------
EXPENSES
Operating                                                 3,844         3,462         3,236
General and administrative                                1,278         1,384           903
Interest and finance charges                              1,827         1,126           576
Depletion, depreciation and site restoration              8,364         7,924         6,663
                                                    -----------   -----------   -----------
                                                         15,313        13,896        11,378
                                                    -----------   -----------   -----------

Earnings before taxes                                     7,340         6,733         1,686
                                                    -----------   -----------   -----------
Provision for taxes (Note 6)
    Capital tax                                             144            61           110
    Income taxes                                          3,061         2,732           229
                                                    -----------   -----------   -----------
                                                          3,205         2,793           339
                                                    -----------   -----------   -----------

NET EARNINGS                                              4,135         3,940         1,347

Retained earnings, beginning of year                      5,290         1,912           565
Adoption of income tax accounting standard change
 (Note 6)                                                     -          (562)            -
                                                    -----------   -----------   -----------
RETAINED EARNINGS, END OF YEAR                            9,425         5,290         1,912
                                                    ===========   ===========   ===========

BASIC AND DILUTED EARNINGS PER SHARE (Note 7)              0.32          0.31          0.11
                                                    ===========   ===========   ===========

Weighted average number of shares
    Basic                                            12,776,407    12,660,528    12,695,313
    Diluted                                          12,776,407    12,732,251    12,707,805
                                                    ===========   ===========   ===========

SEE ACCOMPANYING NOTES

GREY WOLF EXPLORATION INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31
(THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)

                                                       2001          2000          1999
                                                         $             $             $
                                                    -----------   -----------   -----------
OPERATING ACTIVITIES
Net earnings                                              4,135         3,940         1,347
Depletion, depreciation and site restoration              8,364         7,924         6,663
Future income taxes                                       3,061         2,732           229
                                                    -----------   -----------   -----------
Cash flow from operations                                15,560        14,596         8,239
Changes in non-cash working capital items (Note 8)         (746)        1,936          (289)
                                                    -----------   -----------   -----------
                                                         14,814        16,532         7,950
                                                    -----------   -----------   -----------

FINANCING ACTIVITIES
Increase (decrease) in long-term debt                    28,334          (273)        2,094
Increase in long-term receivable                        (10,000)            -             -
Issue (repurchase) of common shares                         336             3           (78)
                                                    -----------   -----------   -----------
                                                         18,670          (270)        2,016
                                                    -----------   -----------   -----------
TOTAL CASH RESOURCES PROVIDED                            33,484        16,262         9,966
                                                    -----------   -----------   -----------

INVESTING ACTIVITIES
Property and equipment received under property
 swap agreement                                               -        10,779             -
Disposal of property and equipment under property
 swap agreement                                               -       (12,332)            -
                                                    -----------   -----------   -----------
Net cash proceeds                                             -        (1,553)            -
Other acquisitions (Note 9)                               1,071            13         3,662
Expenditures for property and equipment                  36,800        17,941        10,737
Sale of property and equipment                           (8,838)         (342)       (2,629)
Site restoration                                             46           203             -
                                                    -----------   -----------   -----------
                                                         29,079        16,262        11,770
                                                    -----------   -----------   -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          4,405             -        (1,804)
Cash and cash equivalents, beginning of year                  -             -         1,804
                                                    -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                    4,405             -             -
                                                    ===========   ===========   ===========

CASH FLOW FROM OPERATIONS PER SHARE (Note 7)
Basic and diluted                                          1.22          1.15          0.65
                                                    ===========   ===========   ===========

Cash interest paid                                        1,840         1,123           614
Cash taxes paid                                              82            72           104
                                                    ===========   ===========   ===========

SEE ACCOMPANYING NOTES

GREY WOLF EXPLORATION INC.

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001 AND 2000

(TABULAR AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS

--------------------------------------------------------------------------------

1.   DESCRIPTION OF BUSINESS

     Grey Wolf Exploration Inc. ("Grey Wolf" or "the Company") was incorporated under the laws of the Province of Alberta on December 23, 1986. The Company's primary business is the exploration, development and production of crude oil and natural gas in western Canada. As at December 31, 2001, the Company is a wholly-owned subsidiary of Abraxas Petroleum Corporation ("Abraxas").

2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements have been prepared in accordance with Canadian generally accepted accounting principles and are expressed in Canadian dollars. Differences between Canadian and U.S. GAAP are outlined in Note 10 to the financial statements.

     PETROLEUM AND NATURAL GAS PROPERTIES

     The Company follows the full cost method of accounting in accordance with the guideline issued by the Canadian Institute of Chartered Accountants ("CICA") whereby all costs associated with the exploration for and development of petroleum and natural gas reserves, whether productive or unproductive, are capitalized in a Canadian cost centre and charged to income as set out below. Such costs include acquisition, drilling, geological and geophysical costs related to exploration and development activities. Costs of acquiring and evaluating unproved properties are excluded from the depletion base until it is determined whether or not proved reserves are attributable to the properties or impairment occurs.

     Gains or losses are not recognized upon disposition of petroleum and natural gas properties unless crediting the proceeds against accumulated costs would result in a change in the rate of depletion of 20% or more.

     Depletion of petroleum and natural gas properties and depreciation of production equipment, except for gas plants and related facilities, is provided on accumulated costs using the unit-of-production method based on estimated proved petroleum and natural gas reserves, before royalties, as determined by independent engineers. For purposes of the depletion calculation, proven petroleum and natural gas reserves are converted to a common unit of measure on the basis of one barrel of oil or liquids being equal to six thousand cubic feet of natural gas. Depreciation of gas plants and related facilities is calculated on a straight-line basis over an average 18-year term.

     The depletion and depreciation cost base includes capitalized costs, less costs of unproved properties, plus provision for future development costs of proved undeveloped reserves.

     The net carrying value of the Company's petroleum and natural gas properties is limited to an ultimate recoverable amount. This amount is the aggregate of estimated future net revenues from proved reserves and the costs of unproved properties, net of impairment allowances, less future estimated production costs, general and administration costs, financing costs, site restoration and abandonment costs, and income taxes. Future net revenues are estimated using prices and costs without escalation or discounting, and the income tax and Alberta Royalty Tax Credit legislation in effect at year end.

     FUTURE ABANDONMENT AND SITE RESTORATION COSTS

     The estimated cost of future abandonment and site restoration is based on the current cost and the anticipated method and extent of site restoration in accordance with existing legislation and industry practice. The annual charge is provided for on a unit-of-production basis for all properties except for gas plants for which the annual charge is calculated on a straight-line basis over the estimated remaining life of the plants. Actual site restoration expenditures are charged to the accumulated liability account as incurred.

     OTHER ASSETS

     Furniture, leasehold improvements, computer hardware, software and office equipment are carried at cost and are depreciated over the estimated useful life of the assets at rates varying between 20 percent and 30 percent, on a declining-balance basis.

     USE OF ESTIMATES

     The amounts recorded for depletion and depreciation of property and equipment and the provision for abandonment and site restoration are based on estimates. The ceiling test calculation is based on estimates of proved reserves, production rates, oil and natural gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to uncertainty and the effect on the financial statements of changes in such estimates could be significant.

     JOINT OPERATIONS

     Substantially all of the Company's exploration and development activities are conducted jointly with others, and accordingly, the financial statements reflect only the Company's proportionate interest in such activities.

     REVENUE RECOGNITION

     Petroleum and natural gas sales are recognized when the commodities are delivered to purchasers.

     FUTURE INCOME TAXES

     The Company has adopted, on a retroactive basis without restatement of the 1999 financial statements, the CICA new accounting recommendation, "Income Taxes". Under this standard, future income tax assets and liabilities are measured based upon temporary differences between the carrying values of assets and liabilities and their tax basis. Income tax expense (recovery) is computed based on the change during the year in the future tax assets and liabilities. Effects of changes in tax laws and tax rates are recognized when substantially enacted.

     FINANCIAL INSTRUMENTS

     Financial instruments of the Company consist of accounts receivable, long-term receivable, accounts payable and accrued liabilities, and long-term debt. As at December 31, 2001 and 2000, there were no significant differences between the carrying amounts of these financial instruments reported on the balance sheets and their estimated fair values.

     The Company also from time to time employs financial instruments to manage its exposure to commodity prices. These instruments are not used for speculative trading purposes. Gains and losses on commodity price hedges are included in revenues upon the sale of the related production provided there is reasonable assurance that the hedge is and will continue to be effective.

     STOCK OPTIONS

     The Company has a stock option plan as described in Note 5. No compensation expense is recognized when the stock options are issued. Consideration received on exercise of stock options is credited to share capital.

     EARNINGS PER SHARE

     Basic earnings per share is calculated using the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated on the basis of the weighted average number of shares outstanding during the year plus the additional common shares that would have been outstanding if potentially dilutive common shares had been issued using the "treasury stock" method.

     Effective January 1, 2001, the Company retroactively adopted, with restatement of prior periods, the recommendations of new CICA Handbook
     Section 3500 for calculating earning per share. Under the revised standard, the treasury stock method is used for determining the dilutive effect of options issued. Prior to the adoption of the new recommendations, diluted per share amounts were determined using the imputed earnings method.

3.   PROPERTY AND EQUIPMENT

                                                                      2001
                                                    -----------------------------------------
                                                                   ACCUMULATED
                                                                  DEPLETION AND       NET
                                                       COST       DEPRECIATION     BOOKVALUE
                                                         $              $              $
                                                    -----------   -------------   -----------
     Petroleum and natural gas properties                89,516         (25,901)       63,615
     Gas plants and related production facilities        11,010          (2,845)        8,165
     Other assets                                           597            (498)           99
                                                    -----------   -------------   -----------
     Net property and equipment                         101,123         (29,244)       71,879
                                                    ===========   =============   ===========

                                                                      2000
                                                    -----------   -------------   -----------
                                                                   ACCUMULATED
                                                                  DEPLETION AND       NET
                                                       COST        DEPRECIATION    BOOKVALUE
                                                         $              $              $
                                                    -----------   -------------   -----------
     Petroleum and natural gas properties                69,543         (19,384)       50,159
     Gas plants and related production facilities         5,786          (1,326)        4,460
     Other assets                                           531            (368)          163
                                                    -----------   -------------   -----------
     Net property and equipment                          75,860         (21,078)       54,782
                                                    ===========   =============   ===========

     Undeveloped property costs of $6,065,907 at December 31, 2001 (2000 - $6,441,705, 1999 - $7,365,579) have been excluded from the depletion base.

4.   LONG-TERM DEBT

     At December 31, 2001, the Company had a credit facility with Mirant Canada Energy Capital Ltd., (the "Mirant Facility") with a maximum available limit of $150,000,000. At December 31, 2001, $40,127,000 was drawn down against this facility. Of the $40,127,000 drawn, $10,000,000 was advanced to Canaxas (Note 9). Under the Mirant Facility, the Company is required to pay an amount equal to monthly net cash flow from operations less interest payments, general and administrative expenses and approved capital expenditures. It is anticipated the Company will be a net borrower due to a number of planned capital projects over the next several years. Accordingly, the outstanding balance has been classified as long-term on the balance sheet. The facility matures in December 2007.

     Under the facility, loan advances bear interest at 9.5%, plus a 5% overriding royalty which will decrease to 2 1/2% when certain conditions are met. The overriding royalty granted to Mirant was treated as a disposition of petroleum and natural gas properties, with a corresponding deferred financing charge recorded of $3,600,000 based on the fair value at the date of disposition. This deferred charge was netted against the outstanding loan balance and will be amortized over a 6-year period ended in 2007. Loan advances are supported by a first charge demand debenture in the amount of $200,000,000 covering all the assets of the Company.

     The Mirant credit facility was used to extinguish the previous revolving term credit facility. As at December 31, 2001, all of the previous revolving term credit facility had been repaid except for a bankers acceptance for $5,000,000. As at December 31, 2001, equivalent cash had been placed in trust to cover the $5,000,000 repayment, and accordingly was netted against the loan for financial statement purposes. The remaining $5,000,000 was repaid in January 2002.

     At December 31, 2000, the Company had a revolving term credit facility with a Canadian chartered bank with a maximum limit of $20,000,000. At December 31, 2000, $11,792,690 was drawn down against this facility. Under the facility, loan advances bore interest at bank prime plus 1/8%, or if bankers acceptances were utilized, the then current bankers acceptances rate plus 1 1/8%. Loan advances were supported by a first floating charge demand debenture in the amount of $25,000,000 covering all the assets of the Company. During May 2001, the maximum limit under the revolving term credit facility was increased to $27,000,000 and remained at this level replaced by the Mirant Facility in December 2001.

5.   SHARE CAPITAL

     AUTHORIZED

     Unlimited number of common shares without nominal or par value.

     ISSUED
                                                     NUMBER OF       AMOUNT
                                                      SHARES            $
                                                    -----------   -------------

     BALANCE, DECEMBER 31, 1998                      12,704,341          27,630
     Issuer bid                                         (44,600)            (78)
                                                    -----------   -------------
     BALANCE, DECEMBER 31, 1999                      12,659,741          27,552
     Exercise of stock options                            1,800               3
                                                    -----------   -------------
     BALANCE, DECEMBER 31, 2000                      12,661,541          27,555
     Exercise of stock options                          179,786             336
                                                    -----------   -------------
     BALANCE, DECEMBER 31, 2001                      12,841,327          27,891
                                                    ===========   =============

     On May 20, 1999, the Company's shareholders approved the consolidation of the share capital of the Company on the basis of one common share for each ten common shares outstanding. All common share and per share amounts have been reflected on a post consolidation basis.

     STOCK OPTIONS

     A maximum of 1,270,000 options to purchase common shares have been authorized for issuance under the Company's stock option plan. The options were exercisable on a cumulative basis at 25% per year commencing one year after grant date and expire five years from the date of grant. During the year ended December 31, 2001, all options outstanding in the Company were cancelled and new options were issued by Abraxas.

                                                 NUMBER       WEIGHTED AVERAGE
                                               OF OPTIONS       OPTION PRICE
                                              -------------   ----------------
     BALANCE, DECEMBER 31, 1998                     897,816               3.20
     Issued                                         328,470               1.91
     Cancelled                                     (192,571)              2.83
                                              -------------   ----------------
     BALANCE, DECEMBER 31, 1999                   1,033,715               2.84
     Issued                                         398,376               1.60
     Exercised                                       (1,800)              1.60
     Cancelled                                     (420,262)              2.53
                                              -------------   ----------------
     BALANCE, DECEMBER 31, 2000                   1,010,029               2.30
                                              -------------   ----------------
     Cancelled                                    1,010,029               2.30
                                              -------------   ----------------
     BALANCE DECEMBER 31, 2001                            -                  -
                                              =============   ================

6.   PROVISION FOR TAXES

     The Company accounts for future income taxes using the liability method. Future income tax assets and liabilities are measured based upon temporary differences between the carrying values of assets and liabilities and their tax bases. Income tax expense (recovery) is computed based on the change during the year in the future tax assets and liabilities. Future income tax liabilities or assets are calculated using tax rates anticipated to apply in the periods that the temporary differences are expected to reverse. Effects of changes in tax laws and tax rates are recognized when substantially enacted.

     The provision for taxes recorded on the statements of earnings and retained earnings differs from the tax calculated by applying the combined statutory Canadian corporate and provincial income tax rate as follows:

                                                           2001         2000         1999
                                                            $            $            $
                                                        ----------   ----------   ----------
     Calculated income tax expense at 42.62%,
     (2000 and 1999 - 44.62%)                                3,128        3,004          752
     Increase (decrease) in tax resulting from:
     Non-deductible crown royalties and other charges        2,950        2,254        2,147
     Resource allowance and related items                   (2,757)      (2,066)      (1,174)
     Alberta Royalty Tax Credit                               (177)        (231)      (1,392)
     Non-deductible depletion and depreciation                   -            -           43
     Benefit of losses not previously recognized                 -            -         (147)
     Large Corporation Tax                                     144           61          110
     Tax rate adjustment                                      (151)           -            -
     Other                                                      68         (229)           -
                                                        ----------   ----------   ----------
     Provision for taxes                                     3,205        2,793          339
                                                        ==========   ==========   ==========

     The major components of future income tax liability at December 31, 2001 and 2000 are related to the following accounts:
                                                           2001         2000
                                                            $            $
                                                        ----------   ----------

     Property and equipment                                  7,672        4,767
     Future site restoration                                  (447)        (401)
     Share issue costs                                        (117)         (94)
     Non-capital losses carried forward                          -         (557)
     Attributed royalty income carried forward                (511)        (144)
     Resource allowance                                       (310)        (274)
     Deferred financing costs                                   72            -
                                                        ----------   ----------
     Balance, December 31                                    6,359        3,297
                                                        ==========   ==========

     Upon adoption of the new accounting recommendation of the CICA, the Company recorded a future income tax liability of $562,000 and decreased the Company's retained earnings by $562,000. Had the new method not been adopted, 2000 net earnings would have been increased by $88,000.

     As at December 31, 2001 and 2000, the Company has exploration and development costs, undepreciated capital costs, non-capital losses and unamortized share issue costs available for deduction against future taxable income in the following approximate amounts:

                                                           2001         2000
                                                            $            $
                                                        ----------   ----------
     Canadian oil and gas property expense                  14,816       21,158
     Canadian development expense                           18,526        9,838
     Canadian exploration expense                           11,245        5,735
     Undepreciated capital cost                              9,290        7,097
     Non-capital losses                                          -        1,249
     Unamortized share issue costs                             276          210
                                                        ----------   ----------
                                                            54,153       45,287
                                                        ==========   ==========

     The Company's non-capital losses are available to be carried forward to offset taxable income in future years and expire between 2002 and 2004.

7.   EARNINGS PER SHARE

     The treasury method of calculating earnings per share was adopted retroactively effective January 1, 2001, with restatement of prior periods.

     If the imputed earnings method was utilized for 2000, diluted net earnings per share would be $0.31 per share (1999 - $0.11) and diluted cash flow from operations per share would be $1.11 (1999 - $0.62).

     There is no impact on 2001 diluted per share figures as a result of adopting the new treasury method.

8.   SUPPLEMENTARY CASH FLOW INFORMATION

                                                           2001         2000         1999
                                                            $            $            $
                                                        ----------   ----------   ----------
     Accounts receivable                                      (165)      (5,712)      (1,390)
     Accounts payable and accrued liabilities                 (581)       7,648        1,101
                                                        ----------   ----------   ----------
     Changes in non-cash working capital items                (746)       1,936         (289)
                                                        ==========   ==========   ==========

9.   RELATED PARTY TRANSACTIONS

     The Company manages the assets and operations of Canadian Abraxas Petroleum Limited ("Canaxas") pursuant to a Management Agreement dated November 12, 1996. Canaxas is a wholly-owned subsidiary of Abraxas. As at December 31, 2001, Abraxas owned 97.3% (2000 - 46.0%) of the common shares of the Company and Canaxas owned 2.7% (2000 - 2.7%) of the common shares of the Company. The aggregate common costs of operations and administration of the Canaxas and Grey Wolf assets are shared on a pro-rata basis, based on revenue.

     Amounts due to and from these related parties with respect to the Management Agreement are $3,741,000 at December 31, 2001 (2000 - $3,823,000). Abraxas also charged the Company a corporate service charge of $849,000 in 2001 (2000 and 1999 - $Nil) of which $589,000 was charged out to Canaxas. The amounts are non-interest earning, are not collateralized and are due on demand. In addition, at December 31, 2001, the Company had a long-term receivable from Canaxas in the amount of $10,000,000 (Note 4) (2000 - $Nil). The balance bears interest at 9.65% and has no fixed terms of repayment.

                                                           2001         2000
                                                            $            $
                                                        ----------   ----------
     Receivable from Canaxas                                 4,330        3,823
     Long-term receivable from Canaxas                      10,000            -
     Payable to Abraxas                                        849            -

     In July 1999, the Company purchased undeveloped property from a wholly-owed subsidiary of Canaxas for a total cost of $3,421,000. As a result of this acquisition, the Company was committed to spend $6,000,000 prior to June 30, 2002 pursuant to the terms of a farm-in agreement between the Company and the wholly-owned subsidiary of Canaxas.

10. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     RECONCILIATION OF FINANCIAL STATEMENTS TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which in most respects, conform to accounting principles generally accepted in the United States of America ("U.S. GAAP"). Differences from U.S. GAAP having a significant effect on the Company's balance sheets and statements of earnings and retained earnings and of cash flows are described and quantified below for the years indicated:

     (a) Under U.S. GAAP, interest costs associated with certain capital expenditures are required to be capitalized as part of the historical cost of the oil and gas assets. Under Canadian GAAP, the calculation of interest costs eligible for capitalization differs from the calculation under U.S. GAAP in certain respects and is optional at the discretion of the entity. Accordingly, no amounts have been capitalized with respect to the Canadian GAAP financial statements. The impact of recording capitalized interest under U.S. GAAP would be to increase the carrying value of property and equipment by $119,000 in 2001 and $69,000 in 2000 with a corresponding decrease in interest expense in the respective periods.

     (b) Under U.S. GAAP, deferred taxes are recorded based upon the liability method. When a business combination occurs, deferred taxes are recognized for the tax effect of timing differences, with a corresponding increase in property and equipment. Under Canadian GAAP, prior to the adoption of the new CICA accounting recommendation, "Future Income Taxes" effective January 1, 2000, the Company followed the deferral method of accounting for income taxes. The impact of the difference in 1999 is an additional deferred tax expense under U.S. GAAP of $480,000. Upon adoption of the new recommendation for Canadian GAAP, companies were permitted to record the impact of differences in accounting and tax bases related to prior business combinations to retained earnings as a one-time transition adjustment. Accordingly, property and equipment is higher under U.S. GAAP by $682,000 for 2001 and 2000 before the impact of depletion. The impact of the additional depletion expense related to the increased property and equipment for U.S. GAAP purposes is to decrease net income by $62,000 in 2001, $88,000 in 2000, and $77,000 in 1999. The cumulative impact of the depletion expense relating to years prior to 1999 is $78,000.

     (c) In September 2001, Abraxas acquired the remaining non-controlling interest of the Company. Consideration was comprised of 0.6 common shares of Abraxas, in exchange for each common share of the Company. Under U.S. GAAP, the costs assigned to assets and liabilities by the acquiring company under a business combination are considered to constitute a new basis of accounting. Accordingly, the historical carrying values of assets and liabilities of the subsidiary are comprehensively revalued based on the purchase price assigned for consolidation purposes at the time it becomes wholly owned ("push down accounting"). Under Canadian GAAP, comprehensive revaluation of assets and liabilities in the financial statements of a subsidiary based on a purchase transaction involving acquisition of all of the equity interests is permitted, but not required. Had the consolidation entries of Abraxas related to the acquisition been applied in the Company's financial statements using "push down accounting", property and equipment and future income tax liability would be reduced by $4,074,000 and $1,736,000, respectively, accounts receivable would be increased and interest and finance charges decreased by $984,000 (relating to certain costs of the transaction paid by the Company), with the remaining amount of $2,338,000 recorded as a revaluation adjustment within shareholders'equity.

     (d) Prior to 2001, Canadian GAAP required the use of the imputed earnings method for purposes of the calculation of fully diluted earnings per share. For fiscal periods beginning on or after January 1, 2001, retroactive application of the treasury stock method with restatement of prior periods is required, which is substantially the same as No. SFAS 128 under U.S. GAAP. Accordingly, no adjustments are required to conform the diluted earnings per share figures to U.S. GAAP, except for the net income effect of the above-noted Canadian - U.S. GAAP differences identified.

     (Tabular amounts are in thousands of Canadian dollars, except per share amounts)

     STATEMENTS OF EARNINGS

     The application of U.S. GAAP would have the following effect on the Statements of Earnings:

                                                              YEARS ENDED DECEMBER 31,
                                                        ----------   ----------   ----------
                                                           2001         2000         1999
                                                            $            $            $
                                                        ----------   ----------   ----------
     Net earnings, as reported                               4,135        3,940        1,347

        Capitalized interest (a)                               119           69            -
        Depreciation, depletion and amortization (b)           (62)         (88)         (77)
        Deferred income tax expense benefit (b)                  -            -         (480)
        Interest and finance charges (c)                       984            -            -
                                                        ----------   ----------   ----------

     Net earnings, U.S. GAAP                                 5,176        3,921          790
                                                        ==========   ==========   ==========

     Basic earnings per share, as reported                    0.32         0.31         0.11
        Effect of increase (decrease) in net earnings
         under U.S. GAAP (d)                                  0.09            -        (0.05)
                                                        ----------   ----------   ----------
     Basic earnings per share, U.S. GAAP                      0.41         0.31         0.06
                                                        ==========   ==========   ==========

     Diluted earnings per share, as reported                  0.32         0.31         0.11
        Effect of increase (decrease) in net earnings
         under U.S. GAAP (d)                                  0.09            -        (0.05)
                                                        ----------   ----------   ----------
     Diluted earnings per share, U.S. GAAP                    0.41         0.31         0.06
                                                        ==========   ==========   ==========

          BALANCE SHEETS

          The application of U.S. GAAP would have the following effect on the Balance Sheets:

                                                    AS AT DECEMBER 31, 2001                       AS AT DECEMBER 31, 2000
                                            ----------------------------------------      ---------------------------------------
                                                                                                         CUMULATIVE
                                                AS           INCREASE         U.S.            AS          INCREASE         U.S.
                                             REPORTED       (DECREASE)        GAAP         REPORTED      (DECREASE)        GAAP
                                            ----------     ------------     --------      ----------     -----------     --------
ASSETS

Accounts receivable (c)                          9,980              984       10,964            9,815             -         9,815
Property and equipment (a) (b) (c)              71,879           (3,509)      68,370           54,782           510        55,292

LIABILITIES

Deferred income taxes (c)                        6,359           (1,736)       4,623            3,297             -         3,297

SHAREHOLDERS' EQUITY

Revaluation adjustment (c)                           -           (2,338)      (2,338)               -             -             -
Retained earnings (a) (b)                        9,425            1,549       10,974            5,290           510         5,800

     STATEMENTS OF CASH FLOWS

     The application of U.S. GAAP would have the following effect on the Statements of Cash Flows:

                                                                     YEARS ENDED DECEMBER 31,
                                                           --------------------------------------------
                                                               2001             2000           1999
                                                                $                $              $
                                                           ------------     -----------     -----------
     OPERATING ACTIVITIES

     Cash flow from operating activities, as reported            14,814        16,532           7,950

     Increase (decrease) in:
        Net earnings (loss)                                       1,041           (19)           (557)
        Depletion, depreciation and amortization (b)                 62            88              77
        Deferred income taxes (b)                                     -             -             480
        Changes in non-cash working capital items (c)              (984)            -               -
                                                           ------------     -----------     -----------
     Cash flow from operating activities, U.S. GAAP              14,933        16,601           7,950
                                                           ============     ===========     ===========

     INVESTING ACTIVITIES

     Net cash (used) provided by investing activities,
      as reported                                               (29,079)      (16,262)        (11,770)

        Increase in capital expenditures (a)                       (119)          (69)              -
                                                           ------------     -----------     -----------

     Net cash (used) provided by investing activities,
        U.S. GAAP                                               (29,198)      (16,331)        (11,770)
                                                           ============     ===========     ===========

     STATEMENTS OF CASH FLOWS

     The investing activities portion of the statement of cash flows for 2000 prepared under Canadian GAAP discloses the aggregate costs related to a property swap arrangement, with adjustments to arrive at the cash component of the transaction. Under U.S. GAAP only the net cash amount would be presented on the statement of cash flows.

     Under Canadian GAAP, corporations are permitted to present a sub-total prior to changes in non-cash working capital within operating activities. This information is perceived to be useful information for various users of the financial statements and is commonly presented by Canadian public corporations. Under U.S. GAAP, this sub-total is not permitted to be shown and would be removed in the statements of cash flows for all periods presented. In addition, cash flow from operations per share figures would not be presented under U.S. GAAP.

     RECENT DEVELOPMENTS IN U.S. ACCOUNTING

     The Financial Accounting Standards Board recently issued Statement No. 141, "Business Combinations" (FAS No. 141) and Statement No. 142 "Goodwill and Other Intangible Assets" (FAS No. 142). FAS No. 141 requires the purchase method of accounting to be used for all business combinations after July 1, 2001. FAS No. 142 requires that goodwill and intangible assets with an indefinite useful life no longer be amortized, but instead tested for impairment at least annually. Enterprises are required to adopt FAS No. 142 for fiscal years beginning after December 15, 2001. FAS No. 141 has been applied with respect to the acquisition by Abraxas of the remaining non-controlling interest in Grey Wolf. The Company currently has no goodwill or other intangible assets that will be impacted by the adoption of FAS No. 142.

     Statement No. 143, "Accounting for Asset Retirement Obligations" (FAS No.
     143) was released by the Financial Accounting Standards Board in June 2001. FAS No. 143 requires liability recognition for retirement obligations associated with tangible long-lived assets. The initial market of the asset retirement obligation is to be at fair value. The asset retirement cost equal to the fair value of the retirement obligation is to be capitalized as part of the cost of the related long-lived asset and amortized to expense over the useful life of the asset. Enterprises are required to adopt FAS No. 143 for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact that adoption of this standard would have on its financial position and results of operations.

     The Financial Accounting Standards Board also recently issued Statement No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets" (FAS No. 144). FAS No. 144 will replace previous Untied States generally accepted accounting principles regarding accounting for impairment of long-lived assets and accounting and reporting for discontinued operations. FAS No. 144 retains the fundamental provisions of the prior standard for recognizing and measuring impairment losses on long-lived assets. FAS No. 144 retains the basic provisions of the prior standard for presentation of discontinued operations in the income statement, but broadens that presentation to include a component of an entity rather than a segment of a business. Enterprises are required to adopt FAS No. 144 for fiscal years beginning after December 15, 2001. The Company has adopted the accounting standard effective January 1, 2002 which is not expected to have a significant impact on the Company's financial position and results of operations.

11.  SUBSEQUENT EVENTS

     In May 2002, the Company sold its non-operated interest in the Quirk Creek gas processing facilities and related petroleum and natural gas rights, and certain other producing properties in the Mahaska and Millarville areas for total gross proceeds of $3,617,000.

     In January 2003, Abraxas completed the sale of all of the outstanding common shares of the Company to an unrelated third party (the "Purchaser") for gross cash proceeds of approximately $110,790,000, subject to closing adjustments. Upon closing of the sale, the Company was required to repay the outstanding indebtedness under the Mirant Facility, totaling $72,847,000, including accrued interest. Prior to the sale, certain petroleum and natural gas assets of the Company were transferred to a newly-formed subsidiary of Abraxas, a portion of which will be developed jointly under farmout arrangements with the Purchaser.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Abraxas' Articles of Incorporation contain a provision that eliminates the personal monetary liability of directors and officers to Abraxas and its stockholders for a breach of fiduciary duties to the extent currently allowed under the Nevada General Corporation Law (the "Nevada Statute"). If a director or officer of Abraxas were to breach his fiduciary duties, neither Abraxas nor its stockholders could recover monetary damages, and the only course of action available to Abraxas' stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of Abraxas' Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Director's action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that the stockholders and Abraxas would have no effective remedy against the directors or officers.

         Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 78.300 of the Nevada Statute. The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.

         The Nevada Statute permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys' fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of his duty. The Bylaws of Abraxas provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada Statute.

         Nevada corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Alberta Business Corporation Act corporations are permitted to obtain such insurance also, except for liability relating to the failure to act honestly and in good faith with a view to the best interests of the corporation. Abraxas currently has a directors' and officers' liability insurance policy in effect providing $3.0 million in coverage and an additional $1.0 million in coverage for certain employment related claims.

         Abraxas has entered into indemnity agreements with each of its directors and officers. These agreements provide for indemnification to the extent permitted by the Nevada Statute.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  3.1 Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to Abraxas' Registration Statement on Form S-4, No. 33-36565).

  3.2 Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990 (Filed as Exhibit 3.3 to Abraxas' Registration Statement on Form S-4, No. 33-36565).

  3.3 Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990 (Filed as Exhibit 3.4 to Abraxas' Registration Statement on Form S-4, No. 33-36565).

  3.4 Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995 (Filed as Exhibit 3.4 to the Abraxas' Registration Statement on Form S-3, No. 333-00398 (the "1995 S-3 Registration Statement")).

  3.5 Articles of Amendment to the Articles of Incorporation of Abraxas dated as of August 12, 2000 (Filed as Exhibit 3.5 to Abraxas' Annual Report on Form 10-K filed April 2, 2001).

  3.6    Articles of Incorporation of Sandia Oil & Gas Corporation (Filed as
         Exhibit 3.7 to Abraxas and Canadian Abraxas' Registration Statement on Form S-4, No. 333-79349 (the "1999 Exchange Offer Registration Statement")).

  3.7    Articles of Incorporation of Sandia Operating Corp. (Filed as Exhibit
         3.7 to the Abraxas Registration Statement on Form S-1, filed February 7, 2003 (the "2003 Abraxas Registration Statement").

  3.8    Articles of Incorporation of Wamsutter Holdings, Inc. (Filed as
         Exhibit 3.7 to the Abraxas, Sandia Oil & Gas Corporation and New Cache Petroleums Ltd. Registration Statement on Form S-1, No. 333-95281 (the "2000 S-1 Registration Statement")).

  3.9 Articles of Incorporation of Western Associated Energy Corporation (Filed as Exhibit 3.9 to the 2003 Abraxas Registration Statement).

  3.10   Articles of Incorporation of Eastside Coal Company, Inc. (Filed as
         Exhibit 3.10 to the 2003 Abraxas Registration Statement).

  3.11   Certificate of Incorporation of Grey Wolf Exploration Inc. (Filed as
         Exhibit 3.11 to the 2003 Abraxas Registration Statement).

  3.12 Amended and Restated Bylaws of Abraxas (Filed as Exhibit 3.6 to Abraxas' Annual Report on Form 10-K filed April 5, 2002).

  3.13   Amended and Restated By-Laws of Sandia Oil & Gas Corporation (Filed as
         Exhibit 3.13 to the 2003 Abraxas Registration Statement).

  3.14 By-Laws of Sandia Operating Corp. (Filed as Exhibit 3.14 to the 2003 Abraxas Registration Statement).

  3.15 By-Laws of Wamsutter Holdings, Inc. (Filed as Exhibit 3.11 to the 2000 S-1 Registration Statement).

  3.16 By-Laws of Western Associated Energy Corporation (Filed as Exhibit 3.16 to the 2003 Abraxas Registration Statement).

  3.17 By-Laws of Eastside Coal Company, Inc. (Filed as Exhibit 3.17 to the 2003 Abraxas Registration Statement).

  3.18 By-Laws of Grey Wolf Exploration Inc. (Filed as Exhibit 3.18 to the 2003 Abraxas Registration Statement).

  4.1 Specimen Common Stock Certificate of Abraxas (Filed as Exhibit 4.1 to Abraxas' Registration Statement on Form S-4, No. 33-36565).

  4.2 Specimen Preferred Stock Certificate of Abraxas (Filed as Exhibit 4.2 to Abraxas' Annual Report on Form 10-K filed on March 31, 1995).

  4.3 Rights Agreement dated as of December 6, 1994 between Abraxas and First Union National Bank of North Carolina ("FUNB") (Filed as Exhibit 4.1 to Abraxas' Registration Statement on Form 8-A filed on December 6, 1994).

  4.4 Amendment to Rights Agreement dated as of July 14, 1997 by and between Abraxas and American Stock Transfer and Trust Company (Filed as Exhibit 1 to Amendment No. 1 to Abraxas' Registration Statement on Form 8-A filed on August 20, 1997).

  4.5 Second Amendment to Rights Agreement as of May 22, 1998, by and between Abraxas and American Stock Transfer & Trust Company (Filed as Exhibit 1 to Amendment No. 2 to Abraxas' Registration Statement on Form 8-A filed on August 24, 1998).

  4.6 Indenture dated as of January 23, 2003, among Abraxas, as Issuer, the Subsidiary Guarantors party thereto, and U.S. Bank, N.A., as Trustee, relating to Issuer's 11-1/2% Secured Notes due 2007 (the "Indenture") (Filed as Exhibit 4.1 to Abraxas' Current Report on Form 8-K filed February 6, 2003).

  4.7 Registration Rights Agreement dated as of January 23, 2003 by and among Abraxas, Sandia Oil & Gas Corp., Sandia Operating Corp., Wamsutter Holdings, Inc., Grey Wolf Exploration Inc. and Jefferies & Company, Inc. (Filed as Exhibit 10.4 to Abraxas' Current Report on Form 8-K filed February 6, 2003).

  4.8    Form of 11 1/2% Secured Note due 2007 (Filed as Exhibit A to the
         Indenture).

**4.9    Form of Letter of Transmittal.

**4.10   Form of Notice of Guaranteed Delivery.

 *5.1    Opinion of Cox & Smith Incorporated.

**5.2    Opinion of Osler, Hoskin & Harcourt LLP.

+10.1 Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan, as amended and restated (Filed as Exhibit 10.7 to Abraxas' Annual Report on Form 10-K filed April 14, 1993).

+10.2 Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, as amended and restated (Filed as Exhibit 10.8 to Abraxas' Annual Report on Form 10-K filed April 14, 1993).

+10.3 Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (Filed as Exhibit 10.9 to Abraxas' Annual Report on Form 10-K filed April 14, 1993).

+10.4    Abraxas Petroleum Corporation 401(k) Profit Sharing Plan (Filed as
         Exhibit 10.4 to Abraxas' Registration Statement on Form S-4, No. 333-18673 (the "1996 Exchange Offer Registration Statement)).

+10.5    Abraxas Petroleum Corporation Director Stock Option Plan. (Filed as
         Exhibit 10.5 to 1996 Exchange Offer Registration Statement).

+10.6 Abraxas Petroleum Corporation Restricted Share Plan for Directors (Filed as Exhibit 10.20 to Abraxas' Annual Report on Form 10-K filed on April 12, 1994).

+10.7    Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (Filed as
         Exhibit 10.21 to Abraxas' Annual Report on Form 10-K filed on April 12,
         1994).

+10.8 Abraxas Petroleum Corporation Incentive Performance Bonus Plan (Filed as Exhibit 10.24 to Abraxas' Annual Report on Form 10-K filed on April 12, 1994).

 10.9 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and Associated Energy Managers, Inc. (Filed as Exhibit 10.37 to Abraxas' and Canadian Abraxas' Registration Statement on Form S-1, Registration No. 33-66446).

 10.10 Form of Indemnity Agreement between Abraxas and each of its directors and officers (Filed as Exhibit 10.30 to Abraxas' and Canadian Abraxas' Registration Statement on Form S-1, Registration No. 33-66446).

+10.11   Employment Agreement between Abraxas and Robert L. G. Watson (Filed as
         Exhibit 10.19 to the 2000 S-1 Registration Statement).

+10.12   Employment Agreement between Abraxas and Chris E. Williford (Filed as
         Exhibit 10.20 to the 2000 S-1 Registration Statement).

+10.13   Employment Agreement between Abraxas and Stephen T. Wendel (Filed as
         Exhibit 10.26 to the 1995 S-3 Registration Statement).

+10.14 Employment Agreement between Abraxas and Robert W. Carington, Jr (Filed as Exhibit 10.22 to the 2000 S-1 Registration Statement).

 10.15 Common Stock Purchase Warrant dated August 1, 2000 between Abraxas and Basil Street Company (Filed as Exhibit 10.15 to Abraxas Annual Report on Form 10-K filed on April 2, 2001).

 10.16 Common Stock Purchase Warrant dated September 1, 2000 between Jessup & Lamont Holdings (Filed as Exhibit 10.16 to Abraxas Annual Report on Form 10-K filed on April 2, 2001).

 10.17 Common Stock Purchase Warrant dated August 1, 2000 between Abraxas and TNC, Inc. (Filed as Exhibit 10.17 to Abraxas Annual Report on Form 10-K filed on April 2, 2001).

 10.18 Common Stock Purchase Warrant dated August 1, 2000 between Abraxas and Charles K. Butler (Filed as Exhibit 10.17 to Abraxas Annual Report on Form 10-K filed on April 2, 2001).

 10.19 Agreement of Limited Partnership of Abraxas Wamsutter L.P. dated as of November 12, 1998 by and between Wamsutter Holdings, Inc. and TIFD III-X Inc. (Filed as Exhibit 10.2 to Abraxas' Current Report on Form 8-K filed November 30, 1998).

 10.20 Purchase Agreement for Dollar Denominated Production Payment dated as of October 6, 1999 by and between Abraxas and Southern Producer Services, L.P. (Filed as Exhibit 10.1 to Abraxas' Quarterly Report on Form 10-Q filed November 15, 1999).

 10.21 Conveyance of Dollar Denominated Production Payment dated as of October 6, 1999 by and between Abraxas and Southern Producer Services, L.P. (Filed as Exhibit 10.2 to Abraxas' Quarterly Report on Form 10-Q filed November 15, 1999).

 10.22 Purchase and Sale Agreement dated November 21, 2002, by and among Abraxas, as Seller, Primewest Gas Inc., as Purchaser, Primewest Energy Inc., as Guarantor, Canadian Abraxas and Grey Wolf Exploration Inc., as the Companies (Filed as Exhibit 10.1 to Abraxas' Current Report on Form 8-K/A filed December 9, 2002).

 10.23 Farmout Agreement between Grey Wolf Exploration Limited and PrimeWest Energy, Inc. (Previously filed as Exhibit 10.2 to Abraxas' Current Report on Form 8-K/A filed on December 9, 2002).

 10.24 Farmout Agreement between Grey Wolf Exploration Limited and PrimeWest Energy, Inc. (Previously filed as Exhibit 10.3 to Abraxas' Current Report on Form 8-K/A filed on December 9, 2002).

 10.25 Loan And Security Agreement dated as of January 22, 2003, by and among Abraxas, as Borrower, the Subsidiaries of Abraxas that are Signatories thereto, as Guarantors, the Lenders that are Signatories thereto, as Lenders, and Foothill Capital Corporation ("Foothill"), as the Arranger and Administrative Agent (the "Loan Agreement"). (Filed as Exhibit 10.5 to Abraxas' Current Report on Form 8-K filed February 6, 2003).

 10.26 Intercreditor and Subordination Agreement dated as of January 23, 2003, by and among Foothill, in its capacity as agent (in such capacity, together with any successor in such capacity, the "Senior Agent") for the lenders who are from time to time parties to the Loan Agreement (the "Senior Lenders"), U.S. Bank, N.A., a national banking association in its capacity as trustee (in such capacity, together with any successor in such capacity, the "Trustee") for the holders of the 11 1/2% Secured Notes Due 2007, issued under the Indenture. (Filed as
         Exhibit 10.6 to Abraxas' Current Report on Form 8-K filed February 6,
         2003).

 16.1 Letter addressing change in certifying accountant (Filed on Abraxas' Form 8-K filed on August 22, 2001).

*21.1    Subsidiaries of Abraxas.

*23.1    Consent of Deloitte & Touche LLP.

*23.2    Consent of Ernst & Young LLP.

*23.3    Consent of Deloitte & Touche LLP Chartered Accountants.

*23.4    Consent of Ernst & Young LLP Chartered Accountants.

*23.5    Consent of DeGolyer and MacNaughton.

*23.6    Consent of McDaniel & Associates Consultants, Ltd.

*23.7    Consent of Cox & Smith Incorporated (Included in Exhibit 5.1).

*23.8    Consent of Osler, Hoskin & Harcourt LLP.

 24.1 Power of Attorney of Craig S. Bartlett, Jr. (Filed as Exhibit 24.1 to the 2003 Abraxas Registration Statement).

 24.2 Power of Attorney of Franklin Burke (Filed as Exhibit 24.2 to the 2003 Abraxas Registration Statement).

 24.3 Power of Attorney of Frederick M. Pevow, Jr. (Filed as Exhibit 24.3 to the 2003 Abraxas Registration Statement).

 24.4 Power of Attorney of James C. Phelps (Filed as Exhibit 24.4 to the 2003 Abraxas Registration Statement).

 24.5 Power of Attorney of Joseph A. Wagda (Filed as Exhibit 24.5 to the 2003 Abraxas Registration Statement).

 25.1    Statement of eligibility of trustee for the Indenture (Filed as Exhibit
         25.1 to the 2003 Abraxas Registration Statement).

 27.1    Financial Data Schedule (Omitted pursuant to Regulation S-K, Item
         601(c)).

----------------
*      Filed herewith.

**     To be filed by amendment.

+      Management Compensatory Plan or Agreement.

ITEM 22.  UNDERTAKINGS

         A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by either of them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         B. Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         C. Each of the undersigned registrants undertakes that every prospectus (i) that is filed pursuant to paragraph B immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on February 7, 2003.


                                         ABRAXAS PETROLEUM CORPORATION


                                         By:  /s/ Robert L. G. Watson
                                              ----------------------------
                                              Chairman of the Board,
                                              Chief Executive  Officer and
                                              President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                           Name and Title                              Date
----------------------------------  ------------------------------------------  ----------------------
/s/ Robert L.G. Watson              Chairman of the Board,                      February 7,  2003
----------------------------        President, Chief Executive Officer
Robert L.G. Watson                  (Principal Executive Officer) and Director
                                    of Abraxas

/s/ Chris E. Williford              Executive Vice President,                   February 7, 2003
----------------------------        Treasurer, and Chief Financial
Chris E. Williford                  Officer (Principal
                                    Financial and Accounting Officer)
                                    of Abraxas

/s/ Robert W. Carington             Executive Vice President                    February 7, 2003
----------------------------        of Abraxas
Robert W. Carington, Jr.

            *                       Director of Abraxas                         February 7, 2003
----------------------------
Craig S. Bartlett, Jr.

            *                       Director of Abraxas                         February 7, 2003
----------------------------
Franklin A. Burke

                                    Director of Abraxas                         February 7, 2003
----------------------------
Ralph F. Cox

            *                       Director of Abraxas                         February 7, 2003
----------------------------
Frederick M. Pevow, Jr.

            *                       Director of Abraxas                         February 7, 2003
----------------------------
James C. Phelps

            *                       Director of Abraxas                         February 7, 2003
----------------------------
Joseph A. Wagda


*By: /s/ Chris E. Williford
----------------------------
Chris E. Williford
Attorney-in-Fact


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on February 7, 2003.


                                         SANDIA OIL & GAS CORPORATION


                                         By:  /s/ Robert L.G. Watson
                                              ------------------------
                                              President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                           Name and Title                              Date
----------------------------------  ------------------------------------------  ----------------------
/s/ Robert L.G. Watson              President (Principal Executive
----------------------------        Officer) and Director of                    February 7, 2003
Robert L.G. Watson                  Sandia Oil & Gas Corporation

/s/ Chris E. Williford              Vice President  (Principal                  February 7, 2003
----------------------------        Financial and Accounting
Chris E. Williford                  Officer) and Director of Sandia
                                    Oil & Gas Corporation

/s/ Robert W. Carington             Vice President and Director                 February 7, 2003
----------------------------        of Sandia Oil & Gas Corporation
Robert W. Carington, Jr.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on February 7, 2003.



                                         SANDIA OPERATING CORP.


                                         By:  /s/ Robert L.G. Watson
                                              ------------------------
                                              President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                           Name and Title                              Date
----------------------------------  ------------------------------------------  ----------------------
/s/ Robert L.G. Watson              President (Principal Executive              February 7, 2003
----------------------------        Officer) and Director of
Robert L.G. Watson                  Sandia Operating Corp.

/s/ Chris E. Williford              Vice President  (Principal                  February 7, 2003
----------------------------        Financial and Accounting
Chris E. Williford                  Officer) and Director of Sandia
                                    Operating Corp.

/S/ Robert W. Carington             Vice President and Director                 February 7, 2003
----------------------------        of Sandia Operating Corp.
Robert W. Carington, Jr.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on February 7, 2003.


                                    WAMSUTTER HOLDINGS, INC.


                                    By:  /s/ Robert L.G. Watson
                                         -------------------------
                                         President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                           Name and Title                              Date
----------------------------------  ------------------------------------------  ----------------------
/s/ Robert L.G. Watson              President (Principal Executive              February 7, 2003
----------------------------        Officer) and Director of
Robert L.G. Watson                  Wamsutter

/s/ Chris E. Williford              Vice President  (Principal                  February 7, 2003
----------------------------        Financial and Accounting
Chris E. Williford                  Officer) and Director of Wamsutter

/s/ Robert W. Carington             Vice President and Director                 February 7, 2003
----------------------------        of Wamsutter
Robert W. Carington, Jr.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on February 7, 2003.


                                         WESTERN ASSOCIATED ENERGY CORPORATION


                                         By:  /s/ Robert L.G. Watson
                                              ------------------------
                                              President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                           Name and Title                              Date
----------------------------------  ------------------------------------------  ----------------------
/s/ Robert L.G. Watson              President (Principal Executive              February 7, 2003
----------------------------        Officer) and Director of
Robert L.G. Watson                  Western Associated Energy
                                    Corporation

/s/ Chris E. Williford              Vice President (Principal                   February 7, 2003
----------------------------        Accounting Officer) and
Chris E. Williford                  Director of Western Associated
                                    Energy Corporation

/s/ Robert W. Carington             Vice President and                          February 7, 2003
----------------------------        Director of Western
Robert W. Carington, Jr.            Associated Energy Corporation

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on February 7, 2003.


                                         EASTSIDE COAL COMPANY, INC.


                                         By:  /s/ Robert L.G. Watson
                                              ------------------------
                                              President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                           Name and Title                              Date
----------------------------------  ------------------------------------------  ----------------------
/s/ Robert L.G. Watson              President (Principal Executive              February 7, 2003
----------------------------        Officer) and Director of
Robert L.G. Watson                  Eastside Coal Company, Inc.

/s/ Chris E. Williford              Vice President (Principal                   February 7, 2003
----------------------------        Accounting Officer) and
Chris E. Williford                  Director of Eastside Coal
                                    Company, Inc.

/s/ Robert W. Carington             Vice President and                          February 7, 2003
----------------------------        Director of Eastside Coal
Robert W. Carington, Jr.            Company, Inc.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on February 7, 2003.


                                         GREY WOLF EXPLORATION INC.


                                         By:  /s/ Robert L.G. Watson
                                              ------------------------
                                              President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                           Name and Title                              Date
----------------------------------  ------------------------------------------  ----------------------
/s/ Robert L.G. Watson              President (Principal Executive              February 7, 2003
----------------------------        Officer) and Director of
Robert L.G. Watson                  Grey Wolf Exploration Inc.

/s/ Chris E. Williford              Vice President  (Principal                  February 7, 2003
----------------------------        Financial and Accounting
Chris E. Williford                  Officer) of Grey Wolf
                                    Exploration Inc.

/s/ Vince Tkachick                  Vice President/COO and Director             February 7, 2003
----------------------------        of Grey Wolf Exploration Inc.
Vince Tkachick

                                  EXHIBIT INDEX


Exhibit Number:    Exhibit                                                        Page Number
---------------    ------------------------------------------------------------- -----------
5.1                Opinion of Cox & Smith Incorporated

21.1               Subsidiaries of Abraxas

23.1               Consent of Deloitte & Touche LLP

23.2               Consent of Ernst & Young LLP

23.3               Consent of Deloitte & Touche LLP Chartered Accountants

23.4               Consent of Ernst & Young LLP Chartered Accountants

23.5               Consent of DeGolyer and MacNaughton

23.6               Consent of McDaniel & Associates Consultants, Ltd.

23.7               Consent of Cox & Smith Incorporated (filed with Exhibit 5.1)

23.8               Consent of Osler, Hoskin & Harcourt LLP


                                        1